As filed with the Securities and Exchange Commission on August 7 , 2007
Registration No. 333-143549

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST FINANCIAL NORTHWEST, INC.

(Exact name of registrant as specified in its charter)

Washington	6036	26-0610707

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Wells Avenue South
Renton, Washington 98057
(425) 255-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John F. Breyer, Jr., Esquire
Breyer & Associates PC
8180 Greensboro Drive, Suite 785
McLean, Virginia 22102
(703) 883-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.01 par value	22,852,800	$10.00	$228,528,000	$24,453	(2)
401(k) Plan Participation Interests	(3)	—	$1,850,000	—	(4)

(1)

Estimated solely for purposes of calculating the registration fee.  As described in the prospectus, the actual number of shares to be issued and sold are subject to adjustment based upon the estimated pro forma market value of the registrant and market and financial conditions.

(2)	Previously paid $26,918 for registration of 25,156,250 shares on June 6, 2007 .
(3)

In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the First Savings Bank of Renton 401(k) Savings Plan.

(4)

The securities of First Financial Northwest, Inc. to be purchased by the First Savings Bank of Renton 401(k) Savings Plan are included in the amount shown for Common Stock. Accordingly, pursuant to Rule 457(h) of the Securities Act, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART I – INFORMATION REQUIRED IN PROSPECTUS

Cross Reference Sheet showing the location in the Prospectus of the Items of Form S-1

Item 1.	Forepart of the Registration Statement and Outside Front Cover of Prospectus	Forepart of the Registration Statement; Outside Front Cover Page

Item 2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front Cover Page; Outside Back Cover Page

Item 3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Summary; Risk Factors

Item 4.	Use of Proceeds	How We Intend to Use the Proceeds From this Offering; Capitalization

Item 5.	Determination of Offering Price	The Conversion and Stock Offering – How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering

Item 6.	Dilution	*

Item 7.	Selling Security Holders	*

Item 8.	Plan of Distribution	The Conversion and Stock Offering

Item 9.	Description of Securities to be Registered	Description of Capital Stock of First Financial Northwest, Inc.

Item 10.	Interests of Named Experts and Counsel	Legal and Tax Opinions; Experts

Item 11.	Information with Respect to the Registrant

(a) Description of Business		Business of First Financial of Renton, Inc. and First Financial Northwest, Inc.; Business of First Savings Bank

(b) Description of Property		Business of First Savings Bank – Properties

(c) Legal Proceedings		Business of First Savings Bank – Legal Proceedings

(d) Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters		Outside Front Cover Page; Market for the Common Stock; Our Policy Regarding Dividends

(e) Financial Statements		Consolidated Financial Statements; Pro Forma Data

(f) Selected Financial Data		Selected Financial and Other Data

(g) Supplementary Financial Information		*

I - 1

	(h) Management’s Discussion and Analysis of Financial Condition and Results of Operations	Management’s Discussion and Analysis of Financial Condition and Results of Operations

	(i) Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

	(j) Quantitative and Qualitative Disclosures About Market Risk	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Asset and Liability Management and Market Risk

	(k) Directors, Executive Officers, Promoters and Control Persons	Management

	(l) Executive Compensation	Management – Executive Compensation; Management – Benefits

	(m) Security Ownership of Certain Beneficial Owners and Management	*

	(n) Certain Relationships and Related Transactions	Management – Loans and Other Transactions with Officers and Directors

Item 12.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Part II, Item 17

*Item is omitted because answer is negative or item inapplicable.

I - 2

PROSPECTUS SUPPLEMENT

FIRST FINANCIAL NORTHWEST, INC.

FIRST SAVINGS BANK OF RENTON
SAVINGS PLAN

          This prospectus supplement relates to the election by participants in First Savings Bank of Renton’s Savings Plan to direct the plan trustee to invest all or a portion of their funds in the plan in the common stock of First Financial Northwest, Inc.  The First Savings Bank of Renton Savings Plan is referred to in this prospectus supplement as the 401(k) Plan.

          The common stock may be purchased through an additional investment option referred to herein as the Employer Stock Fund.  (The formal name of this fund is the Qualified Employer Securities Fund).  The interests offered under this prospectus supplement are conditioned on the completion of the initial public offering of the common stock of First Financial Northwest, Inc.   Your investment in the Employer Stock Fund in connection with the stock offering (the “Stock Offering”) is also governed by the purchase priorities contained in the First Financial Northwest, Inc.  stock issuance plan.  The 401(k) Plan permits you, as a participant, to direct the trustee of the Employer Stock Fund to purchase First Financial Northwest, Inc.  common stock with amounts in the 401(k) Plan attributable to your accounts.  This prospectus supplement relates solely to the initial election of a participant to direct the purchase of First Financial Northwest, Inc.  common stock in the Stock Offering and not to any future purchases under the 401(k) Plan or otherwise.

          The prospectus dated ____________, 2007 of First Financial Northwest, Inc., which is being delivered with this prospectus supplement, includes detailed information with respect to First Financial Northwest, Inc. , the stock issuance plan, First Financial Northwest, Inc.  common stock and the financial condition, results of operations and business of First Savings Bank of Renton.  This prospectus supplement, which provides detailed information with respect to the 401(k) Plan, should be read only in conjunction with the prospectus.

          In connection with the stock issuance plan, First Savings Bank of Renton is changing its name to First Savings Bank Northwest.

For a discussion of certain factors that you should consider before investing,
See “Restrictions on Resale” on page ____ of this prospectus supplement.
and “Risk Factors” beginning on page ____ of the prospectus.

The securities offered hereby are not deposits or accounts and are not federally insured or guaranteed.

          The securities offered hereby have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any state securities commission or agency, nor have these agencies passed upon the accuracy or adequacy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is ____________, 2007.

          This prospectus supplement contains information you should consider when making your investment decision.  You should rely only on the information provided in this prospectus supplement.  First Financial Northwest, Inc.  has not authorized anyone else to provide you with different information.  First Financial Northwest, Inc.  is not making an offer of its common stock in any state where an offer is not permitted.  The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of First Financial Northwest, Inc. common stock.

THE OFFERING

Election to Purchase First Financial Northwest, Inc. Common Stock in the Stock Offering

          In connection with the First Financial Northwest, Inc. Stock Offering, the 401(k) Plan has been amended to permit each participant to direct that all or part of the funds in his or her accounts under the 401(k) Plan be transferred to the Employer Stock Fund thereunder, which will be used to purchase First Financial Northwest, Inc. common stock in the Stock Offering.  The trustee of the Employer Stock Fund will follow the participants’ directions and exercise subscription rights to purchase the common stock in the Stock Offering to the extent provided in our stock issuance plan.  Funds in the 401(k) Plan that you do not want to be used to purchase First Financial Northwest, Inc. common stock will remain invested in accordance with your investment instructions in effect at the time.

          Respective purchases by the 401(k) Plan in the Stock Offering will be counted as purchases by the individual participants at whose election they are made, and will be subject to the purchase limitations applicable to the individual, rather than being counted in determining the maximum amount that the First Financial Northwest, Inc. tax-qualified employee plans (as defined in the prospectus) may purchase in the aggregate.  See “The Stock Offering - Subscription Offering and Subscription Rights” on page _____ of the prospectus.

          All plan participants are eligible to direct a transfer of funds to the Employer Stock Fund. However, these directions are subject to the purchase priorities in the stock issuance plan.  Your order will be filled based on your status as an eligible account holder, supplemental eligible account holder or other member in the Stock Offering.  An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on June 30, 2005.  A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on June 30, 2007. An other member is a depositor whose deposit accounts totaled $50.00 or more on July 31 , 2007, and borrowers as of July 31 , 2007.  If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of First Financial Northwest, Inc.  common stock in the subscription offering and you may use funds in the 401(k) Plan account to pay for the shares of First Financial Northwest, Inc. common stock that you are eligible to purchase.

          If we receive subscriptions for more shares than are to be sold in the offering, shares will be allocated to subscribers in the order of the priorities established in the First Financial Northwest, Inc. stock issuance plan under a formula outlined within the stock issuance plan.  In that case, as a result of the allocation, the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested in the Stock Offering.  The trustee would purchase in the Stock Offering as many shares as it is able and would pro-rate those shares to each participant’s account based on the purchase priorities contained in the First Financial Northwest, Inc. stock issuance plan and outlined above.

Securities Offered

          The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan.  Up to 18,400,000 shares of our common stock are being offered of which up to 185,000 shares may be acquired by the 401(k) Plan trustee for the accounts of employees participating in the 401(k) Plan.  First Financial Northwest, Inc. is the issuer of the common stock and only the employees of First Financial Northwest, Inc. and First Savings Bank of Renton may participate in the 401(k) Plan.  Information relating to the 401(k) Plan is contained in this prospectus supplement.  Information relating to First Financial Northwest, Inc., the Stock Offering and the financial condition, results of operations and business of First Financial Northwest, Inc. and First Savings Bank of Renton is contained in the prospectus delivered with this prospectus supplement.  The address of our principal executive office is 201 Wells Avenue South, Renton, Washington 98057, and our telephone number is (425) 255-4400.  As of May 28, 2007, the market value of the assets of the 401(k) Plan equaled approximately $1,841,700.  The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of March 31, 2007. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

          Included with this prospectus supplement is an election and investment form.  If you wish to direct some or all of your beneficial interest in the assets of the 401(k) Plan into the Employer Stock Fund to purchase First Financial Northwest, Inc.  common stock in the Stock Offering, you should indicate that decision by checking the appropriate box of the election form and completing this part of the election form.  If you do not wish to make an election at this time, you do not need to take any action.

Time for Directing Transfer

          The deadline for submitting a direction to transfer amounts to the Employer Stock Fund in order to purchase First Financial Northwest, Inc. common stock in the Stock Offering is ____________, 2007, unless extended.  Your completed election form must be returned to the Stock Information Center, 208 Williams Avenue South, Renton, Washington 98057, by 12:00 Noon, Pacific time on that date.  If you have any questions about this offering, please call (425) 254-2094.

Irrevocability of Transfer Direction

          Once received in proper form, your executed election form may not be modified, amended or revoked without our consent unless the Stock Offering has not been completed by                              , 2007.   See also “Investment of Contributions - First Financial Northwest, Inc. Common Stock Investment Election Procedures” on page 8 of this prospectus supplement.

Subsequent Elections

          After the offering, you will continue to be able to direct the investment of past balances and current contributions in the investment options available under the 401(k) Plan, including the Employer Stock Fund (the percentage invested in any option must be a whole percent).  The allocation of your interest in the various investment options offered under the 401(k) Plan may be changed daily.  Special restrictions may apply to transfers directed to or from the Employer Stock Fund by those participants who are our executive officers and principal shareholders and are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.  In addition, executive officers of First Financial Northwest, Inc. and First Savings Bank of Renton will not be able to transfer their initial investment out of the Employer Stock Fund for a period of one year following consummation of the Stock Offering.

Purchase Price of First Financial Northwest, Inc. Common Stock

          The funds transferred to the Employer Stock Fund for the purchase of First Financial Northwest, Inc. common stock in the Stock Offering will be used by the trustee to purchase shares of the common stock.  The price paid for the shares of First Financial Northwest, Inc. common stock will be $10.00 per share, the same price as is paid by all other persons who purchase our common stock in the Stock Offering.

Nature of a Participant’s Interest in First Financial Northwest, Inc. Common Stock

          First Financial Northwest, Inc. common stock will be held in the name of the trustee of the Employer Stock Fund, in its capacity as trustee of the 401(k) Plan.  Because the 401(k) Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly.  The trustee will maintain individual accounts reflecting each participant’s individual interest in the Employer Stock Fund.

Voting and Tender Rights of First Financial Northwest, Inc. Common Stock

          The plan administrator generally will exercise voting rights attributable to all of the common stock held by the Employer Stock Fund.  First Savings Bank of Renton acts as the plan administrator.  With respect to matters involving tender offers for First Financial Northwest, Inc., the plan administrator will vote shares allocated to participants in the 401(k) Plan, as directed by participants with interests in the Employer Stock Fund.  The trustee will provide to you voting instruction rights reflecting your proportional interest in the Employer Stock Fund.  The number of shares of common stock held in the Employer Stock Fund that the trustee votes in the affirmative and negative on each matter will be proportionate to the voting instructions given by the participants.  Where no voting or tender offer instructions are given by the participant, those shares shall be voted or tendered in the same proportion as those shares for which proper direction was provided.

DESCRIPTION OF THE 401(k) PLAN

Introduction

          The 401(k) Plan was adopted by First Savings Bank of Renton. This profit sharing plan contains a cash-or-deferred feature described at Section 401(k) of the Internal Revenue Code of 1986, as amended, to encourage employee savings and to allow eligible employees to supplement their income upon retirement.

          Reference to Full Text of 401(k) Plan.  The following statements are summaries of certain provisions of the 401(k) Plan.  They are not meant to be a complete description of these provisions and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees.  You should submit your request to the plan administrator, First Savings Bank of Renton, 208 Williams Avenue South, Renton, Washington 98057.  We encourage you to read carefully the full text of the 401(k) Plan and the related summary plan description to understand your rights and obligations under the plan.

          Tax and Securities Laws.  Participants should consult with legal counsel regarding the tax and securities laws implications of participation in the 401(k) Plan.  Any officers or beneficial owners of more than 10% of the outstanding shares of common stock should consider the applicability of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, to his or her participation in the 401(k) Plan.  See “Securities and Exchange Commission Reporting and Short-Swing Profit Liability” on page 12 of this prospectus supplement.

Eligibility and Participation

          All employees of First Savings Bank of Renton who have completed three months of service are immediately eligible to participate in the Plan.   As of March 31, 2007, there were approximately 60 employees eligible to participate in the cash or deferred portion of the 401(k) Plan, and 49 employees had elected to participate in the cash or deferred portion of the 401(k) Plan.

Contributions Under the 401(k) Plan

          401(k) Contributions.  The 401(k) Plan permits each participant to defer receipt of amounts ranging from 1% to 100% of their annual compensation, not to exceed $15,500 (for 2007), and to have that compensation contributed to the 401(k) Plan.  The plan describes a participant’s annual compensation as total compensation subject to income tax, plus pre-tax elective deferrals.  However, no more than $225,000 of compensation may be taken into account for purposes of determining 401(k) contributions (and a participant’s allocable share of matching and profit sharing contributions) for 2007.  You may modify the rate of your future 401(k) contributions by filing a new deferral agreement with the plan administrator.  Modifications to your rate of 401(k) contributions may take effect at the beginning of each calendar quarter.  You may cease making 401(k) contributions as soon as your next pay period.

          Catch-Up 401(k) Contributions.  The 401(k) Plan permits each participant who has attained age 50 to defer up to an additional $5,000 (for 2007) into the 401(k) Plan.  Catch-up 401(k) contributions are not subject to any limitations other than the $5,000 dollar limitation.

          Matching Contributions.  The 401(k) Plan currently provides for matching contributions to the 401(k) Plan equal to 100% on the first 6% of the participant’s 401(k) deferrals for the year.  First Savings Bank of Renton may amend the amount of matching contributions it will make at any time, by an amendment to the 401(k) Plan.

          Profit Sharing Contributions.  The 401(k) Plan currently permits First Savings Bank of Renton to make discretionary profit sharing contributions to the Plan.  To be eligible for a profit sharing contribution in any year, you must have completed at least 1,000 Hours of Service during the Plan Year.  Profit sharing contributions are allocated on a pro rata basis based on participant compensation.

          Rollover Contributions.  You also may rollover or directly transfer accounts from another qualified plan or an IRA, provided the rollover or direct transfer complies with applicable law.  If you want to make a rollover contribution or direct transfer, you should contact the plan administrator.

Limitations on Contributions

          Limitations on 401(k) Contributions.  Although the 401(k) Plan allows you to defer receipt of up to 100% of your compensation each year as a 401(k) contribution, federal law limits your total 401(k) contributions under the 401(k) Plan, and any similar plans, to $15,500 for 2007.  For years after 2007, the $15,500 limit will be adjusted to reflect increases in the cost of living.  Any 401(k) contributions in excess of this limitation are considered excess deferrals and will be included in an affected participant’s gross income for federal income tax purposes in the year the 401(k) contribution is made.  In addition, any excess deferral will be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral, together with any income earned on the excess deferral, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made.  Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

          Limitations on Annual Additions and Benefits.  Pursuant to the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of all contributions and forfeitures (annual additions) allocated to participants during any plan year may not exceed the lesser of 100% of the participant’s compensation for the plan year, or $45,000 (for 2007).  The $45,000 limit will be increased from time to time to reflect increases in the cost of living.  Annual additions for this purpose generally include 401(k) deferrals, matching contributions and employer contributions to any other qualified plan. Annual additions do not include rollover contributions.

          Limitation on 401(k) and Matching Contributions for Highly Compensated Employees.  Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of 401(k) contributions and matching contributions that may be made to the 401(k) Plan in any plan year on behalf of highly compensated employees (defined below) in relation to the amount of 401(k) contributions and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan.  Specifically, the percentage of 401(k) contributions made on behalf of a participant who is a highly compensated employee shall be limited so that the average actual deferral percentage for the group of highly compensated employees for the plan year does not exceed the greater of (i) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year multiplied by 1.25; or (ii) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year, multiplied by two (2); provided that the difference in the average actual deferral percentage for eligible non-highly compensated employees does not exceed 2%.  Similar discrimination rules apply to matching contributions.

          In general, a highly compensated employee includes any employee who was a 5% owner of the employer at any time during the year or preceding year, or had compensation for the preceding year in excess of $100,000.  The dollar amount in the foregoing sentence is for 2007 and is adjusted annually to reflect increases in the cost of living.

          Contributions allocated to highly compensated employees that exceed the average deferral limitation in any plan year are referred to as excess contributions.  In order to prevent the disqualification of the 401(k) Plan, any excess contributions, together with any income earned on these excess contributions, must be distributed to the highly compensated employees before the close of the following plan year.  However, the employer will be subject to a 10% excise tax on any excess contributions unless the excess contributions, together with any income earned on these excess contributions, are distributed before the close of the first 2-1/2 months following the plan year to which the excess contributions relate.  Matching contributions that relate to the returned deferral contributions will be forfeited (if not vested) or distributed (if vested) at the same time as the excess deferral contributions are returned to you.   Similar rules apply to the return of matching contributions that do not satisfy the limitation tests described above.  Excess matching contributions, plus income allocable thereto, will be forfeited (if not vested) or distributed (if vested).  There are specific rules for determining which highly compensated employees will be affected by the excess contribution return rules, and the amount of excess 401(k) contributions and matching contributions that must be returned to the affected employees.

          Deduction Limits.   Matching and profit sharing contributions are subject to and limited by Internal Revenue Code deduction rules.  Contributions will not be made to the extent they would be considered nondeductible.   Theses 401(k) contributions are neither subject to nor limited by the Internal Revenue Code deduction rules.

          Top-Heavy Plan Requirements.  If for any plan year, the 401(k) Plan is a top-heavy plan, then minimum contributions may be required to be made to the 401(k) Plan on behalf of non-key employees.  Contributions otherwise being made under the Plan may apply to satisfy these requirements.

          In general, the 401(k) Plan will be regarded as a “top-heavy plan” for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants.  Key employees generally include any employee who, at any time during the plan year, is (1) an officer (with administrative or policy-making authority) having annual compensation in excess of $145,000, (2) a 5% owner, i.e., anyone who owns directly or indirectly more than 5% of the stock of First Savings Bank of Renton, or stock possessing more than 5% of the total combined voting power of all stock of First Savings Bank of Renton, or (3) a 1% owner of First Savings Bank of Renton having annual compensation in excess of $150,000.  The $145,000 dollar amount in the foregoing sentence is for 2007 and will adjusted in the future for cost of living increases.

Investment of Contributions

          Investment Options.  All amounts credited to participants’ accounts under the 401(k) Plan are held in trust.  The trust is administered by the trustees appointed by the First Savings Bank of Renton board of directors.

          You must instruct the trustee as to how funds held in your account are to be invested. In addition to the Employer Stock Fund, participants may elect to instruct the trustee to invest such funds in any or all of the following investment options (references to “Principal” mean Principal Financial Group, which provides the Plan investment options):

Large-Cap Value I Separate Account

The investment seeks long-term capital growth.  The fund invests primarily in common stock and other equity securities of large-capitalization companies.  It normally invests at least 80% of net assets in securities of companies with large market capitalizations (with market capitalizations similar to companies in the Russell 1000 Value index) at the time of purchase.  The fund may invest up to 25% of assets in securities of foreign companies.

Large-Cap Blend I Separate Account

The investment seeks capital growth and invests primarily in common stocks of large capitalization companies.  It normally invests the majority of assets in companies with market capitalizations similar to those of companies in the S&P 500 Index.  Fund management focuses its stock selection on established companies that it believes have a sustainable competitive advantage.  It may invest up to 25% of assets in securities of foreign securities.

Large-Cap Stock Index Separate Account

The investment option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index.  Fund management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index.  Over the long-term, Fund management seeks a very close correlation between the performance of the Fund before expenses and that of the S&P 500 Index.

Large Company Growth Separate Account

The investment option primarily invests in common stocks of large capitalization companies with strong earnings growth potential.  It normally invests the majority of assets in companies with large market capitalizations at the time of purchase. Fund management places strong emphasis on companies it believes are guided by high quality management teams. It also attempts to identify those companies that are market leaders possessing the ability to control pricing and margins in their respective industries.  It may invest up to 25% of assets in foreign securities.

Mid-Cap Value I Separate Account

The investment seeks long-term growth of capital.  The fund invests at least 80% of assets in a diversified portfolio of equity investment in mid-cap issuers with a medium market capitalization (those with market capitalizations similar to companies in the Russell MidCap Value index) at the time of purchase.  It may invest up to 25% of net assets in securities of foreign companies, including securities of issuers in emerging countries and securities quoted in foreign currencies.

Mid-Cap Stock Index Separate Account

The investment option normally invests the majority of assets in common stocks of companies that compose the S&P MidCap 400 Index.  Fund management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P Index.  Over the long-term, management seeks a very close correlation between the performance of the Fund before expenses and that of the S&P 400 Index.

Mid-Cap Growth II Separate Account

The investment seeks long-term growth of capital.  The fund invests at least 80% of assets in securities of companies with medium market capitalization (those with market capitalizations similar to the market capitalizations of companies in the Russell MidCap Growth index and the Standard & Poor’s MidCap 400 Index) at the time of purchase.  It may invest the assets companies with smaller or larger market capitalizations.

Small-Cap Value I Separate Account

The investment seeks long-term capital appreciation.  The fund normally invests at least 80% of assets in a diversified group of equity securities of U.S. companies with small market capitalizations (those with market capitalizations similar to companies in the Russell 2000 Value Index or $2 billion) at the time of purchase.  It may also invest up to 25% of assets in foreign securities.

Small-Cap Stock Index Separate Account

The investment seeks long-term growth of capital and normally invests the majority of assets in common stocks of companies that compose the S&P SmallCap 600 Index.  Fund management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 600 Index.  Over the long-term, Fund management seeks a very close correlation between the performance of the Fund before expenses and the S&P 600 Index.

Small Company Growth Separate Account

The investment seeks long-term growth of capital and invests primarily in common stocks of companies of small capitalization companies. It normally invests the majority of assets in companies with market capitalizations similar to those companies in the Russell 2000 Growth Index.  Fund management uses a bottom-up approach in its selection of individual securities that it believes have an above average potential for earnings growth.  It may invest up to 25% of assets in foreign securities.

Diversified International Separate Account

The investment option normally invests the majority of assets in companies in at lest three different countries.  It invests in securities of companies with their principal place of business or principal office outside of the United States; companies for which the principal securities trade on a foreign exchange; and companies, regardless of where their securities are traded, that drive 50% or more of their total revenue from goods or services produced or sold outside of the United States.  The Fund may invest securities of companies with small to medium market capitalizations.

International Small Company Separate Account

The investment seeks long-term growth of capital by investing primarily in stocks of non-US companies with relatively small capitalizations.  it invests in securities of companies with their principal place of business or principal office outside the US; companies for which the principal securities market is outside the US; or companies, regardless of where their securities are traded, that derive 50% of their total revenue outside of the US.  Under normal market conditions, it invests at least 80% in companies similar in size to companies included in the Citigroup Extended Market Index (EMI) World ex US.

Bond Emphasis Balanced Separate Account	The investment option primarily invests in other funds offered by Principal. It usually maintains at least 50% of assets in fixed-income securities and real estate.

Russell LifePoints Conservative Strategy Separate Account

The investment seeks high levels of current income and low long term capital appreciation.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds. Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints Moderate Strategy Separate Account

The investment seeks high current income and moderate long term capital appreciation.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds.  Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints Balanced Strategy Separate Account

The investment seeks to provide above average capital appreciation and a moderate level of current income.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds.  Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints Growth Strategy Separate Account

The investment seeks high long term capital appreciation and low current income.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds.  Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints Equity Growth Strategy Separate Account

The investment seeks high long term capital appreciation.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds.  It normally invests at least 80% of assets in shares of equity underlying funds.  Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Stock Emphasis Balanced Separate Account	The investment option primarily invests in other Separate Accounts offered by Principal. The Fund usually maintains at least 50% of assets in common stocks.

Guaranteed Interest Account 3 year

The Guaranteed Interest Investment provides a guaranteed interest rate for set period of time.  It invests in private-market bonds, commercial mortgages and mortgage-backed securities as part of the general account assets of the Principal Life Insurance Company.

Money Market Separate Account

The investment seeks a high a level of current income consistent with preservation of principal and maintenance of liquidity.  It invests in a portfolio of high quality, short-term money market instruments.  The investments are U.S. dollar denominated securities which the sub-advisor believes present minimal credit risks.  The sub-advisor maintains a dollar weighted average portfolio maturity of 90 days or less.

Bond and Mortgage Separate Account

The investment option invests primarily in intermediate-term, fixed-income investments such as public and private corporate bonds, commercial and residential mortgages, asset-backed securities and US government and agency-backed securities.  Value is added primarily through sector allocation and security selection.  The Fund may enter into reverse repurchase agreements to attempt to enhance portfolio return and income.

High Quality Intermediate-Term Bond Separate Account

This investment seeks current income by investing primarily in intermediate-term fixed income securities rated A or higher.  It normally invests the majority of assets in U.S. government debt, U.S. dollar-denominated Canadian or British government debt, mortgage-backed securities, and taxable municipal obligations and other debt rated BBB or higher.  The average portfolio duration of the Fund normally varies between three and six years.  The Fund may enter into reverse repurchase agreements to attempt to enhance portfolio return and income.

U.S. Property Separate Account

The investment invests the majority of assets on commercial real estate holdings.  It focuses on properties that return both lease income and appreciation of the buildings’ marketable value.  The property holdings contain real estate from the multi-family, office, industrial, hotel and retail sectors.

          A brief description of the Employer Stock Fund is set forth below.  For descriptions of these other investment options available to 401(k) Plan participants, you may request a prospectus for each of the investment options from the plan administrator.  If no investment direction is given, all contributions to a participant’s account will be invested in the Money Market Fund.

          The investment in First Financial Northwest, Inc. common stock involves certain risks.  No assurance can be given that shares of First Financial Northwest, Inc. common stock purchased pursuant to the 401(k) Plan will thereafter be able to be sold at a price equal to or in excess of the purchase price.  See also “Risk Factors” beginning on page ____ of the prospectus.

          First Financial Northwest, Inc. Common Stock Investment Election Procedures.  You may instruct the trustee to purchase First Financial Northwest, Inc. common stock by redirecting funds from your existing accounts into the Employer Stock Fund by filing an election form with the plan administrator on or prior to the election deadline.  The total amount of funds redirected into the Employer Stock Fund must represent whole share amounts (i.e., must be divisible by the $10.00 per share purchase price) and must be allocated in 1% increments from investment options containing the participant’s 401(k) Plan funds.  When you instruct the trustee to redirect the funds in your existing accounts into the Employer Stock Fund in order to purchase First Financial Northwest, Inc. common stock, the trustee will liquidate funds from the appropriate investment option(s) and apply such redirected funds as requested, in order to effect the new allocation.

          For example, you may fund an election to purchase 100 shares of First Financial Northwest, Inc. common stock by redirecting the aggregate purchase price of $1,000 for the shares from the following investment options (provided the necessary funds are available in such Investment Options): (i) 10% from the Money Market Fund, (ii) 30% from the Large-Cap Value I Separate Account, and (iii) 60% from the Small Company Growth Separate Account.  In such case, the trustee would liquidate $100 of the participant’s funds from the Money Market Fund, $300 from funds in the Large-Cap Value I Separate Account and $600 from funds in the Small Company Growth Separate Account to raise the $1,000 aggregate purchase price.  If your instructions cannot be fulfilled because you do not have the required funds in one or more of the investment options to purchase the shares of First Financial Northwest, Inc. common stock subscribed for, you will be required to file a revised election form with the plan administrator by the election deadline.  Once received in proper form, an executed election form may not be modified, amended or rescinded without our consent unless the Stock Offering has not been completed by                              , 2007.

          Adjusting Your Investment Strategy.  Until changed in accordance with the terms of the 401(k) Plan, future allocations of your contributions would remain unaffected by the election to purchase First Financial Northwest, Inc. common stock through the 401(k) Plan in the Stock Offering.  You may modify a prior investment allocation election or request the transfer of funds to another investment vehicle by filing a written notice, with such modification or request taking effect after the valuation of accounts, which occurs daily.  After the Stock Offering, modifications and fund transfers relating to the Employer Stock Fund will be permitted on a daily basis.

          Valuation of Accounts.  The 401(k) Plan uses a unit system for valuing each investment fund.  Under this system your share in any investment fund is represented by units.  The unit value is determined as of the close of business each regular business day.  The total dollar value of your share in any investment fund as of any valuation date is determined by multiplying the number of units held by you by the unit value of the fund on that date.  The sum of the values of the funds you select represents the total value of your 401(k) Plan account.

Financial Data

          Employer Contributions.  For the year ended December 31, 2006, we made matching contributions totaling approximately $118,182 into the 401(k) Plan.  We made no discretionary contributions to the 401(k) Plan for the fiscal year ended December 31, 2006.

          If we adopt other stock-based benefit plans, such as an employee stock ownership plan, stock option plan or a restricted stock plan, then we may decide to reduce our matching contribution and/or our discretionary contribution under the 401(k) Plan in order to reduce overall expenses.  We are currently planning to adopt an employee stock ownership plan and propose to adopt a stock option plan and restricted stock plan.  If we adopt a stock option plan or a restricted stock plan, the plan would not be submitted for stockholder approval for at least six months following completion of the Stock Offering.

          Performance of First Financial Northwest, Inc. Common Stock.  As of the date of this prospectus supplement, no shares of First Financial Northwest, Inc. common stock have been issued or are outstanding and there is no established market for our common stock. Accordingly, there is no record of the historical performance of First Financial Northwest, Inc. common stock.

          Performance of Investment Options.  The following table provides performance data with respect to the investment options available under the 401(k) Plan, based on information provided to First Financial Northwest, Inc. by Principal.

          The information set forth below with respect to the investment options has been reproduced from materials supplied by the Principal Group.  First Financial Northwest, Inc.  and First Savings Bank Northwest take no responsibility for the accuracy of such information.

          Additional information regarding the investment options may be available from the Principal Group or First Savings Bank Northwest.  Participants should review any available additional information regarding these investments before making an investment decision under the 401(k) Plan.

          The total percentage return for the prior three years is provided for each of the following funds.

NET INVESTMENT PERFORMANCE

	2006	2005	2004

Large-Cap Value I Separate Account	18.01%	—	—
Large-Cap Blend I Separate Account	14.60%	6.51%	12.12%
Large-Cap Stock Index Separate Account	15.46%	4.58%	10.49%
Large Company Growth Separate Account	9.67%	—	—
Mid-Cap Value I Separate Account	15.63%	—	—
Mid-Cap Stock Index Separate Account	10.04%	—	—
Mid-Cap Growth II Separate Account	8.07%	—	—
Small-Cap Value I Separate Account	18.19%	—	—
Small-Cap Stock Index Separate Account	14.84%	—	—
Small Company Growth Separate Account	12.48%	4.35%	15.09%
Diversified International Separate Account	27.99%	24.14%	20.99%
International Small Company Separate Account	29.87%	29.20%	30.47%
Bond Emphasis Balanced Separate Account	11.56%	8.76%	9.73%
Russell LifePoints Conservative Strategy Separate Account	6.17%	2.56%	4.18%
Russell LifePoints Moderate Strategy Separate Account	9.28%	4.26%	7.16%
Russell LifePoints Balanced Strategy Separate Account	12.66%	6.55%	10.63%
Russell LifePoints Growth Strategy Separate Account	15.27%	—	—
Stock Emphasis Balanced Separate Account	14.59%	10.20%	11.92%
Russell LifePoints Equity Growth Strategy Separate Account	18.27%	—	—
Guaranteed Interest Account 3 year	3.99%	3.25%	2.13%
Money Market Separate Account	4.55%	2.72%	0.87%
Bond and Mortgage Separate Account	4.56%	2.48%	4.85%
High Quality Intermediate-Term Bond Separate Account	4.13%	—	—
U.S. Property Separate Account	15.14%	18.61%	12.52%

Each participant should note that past performance is not necessarily an indicator of future results.

Administration of the 401(k) Plan

          Trustees.  The trustees are appointed by the board of directors of First Savings Bank of Renton to serve at its pleasure. Currently, Victor Karpiak and Robert Gagnier are trustees of the Plan.

          The trustees receive and hold contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the provisions of the 401(k) Plan.  The trustees are responsible for following participant direction, effectuating the investment of the assets of the trust in First Financial Northwest, Inc. common stock and the other investment options.

Benefits Under the 401(k) Plan

          Plan Benefits.  Your 401(k) Plan benefit is based on the value of the vested portion of your 401(k) Plan accounts as of the valuation date next preceding the date of distribution to you.

          Vesting.  You will always have a fully vested (nonforfeitable) interest in your 401(k) contribution account and rollover account.  Your matching contribution account and profit sharing contribution account will vest at a rate of 20 percent for each year of service.  Generally, a year of service is a plan year (January 1 to December 31) during which you perform at least 1,000 hours of service for First Savings Bank of Renton or an affiliated employer.  You also will become 100 percent vested in your matching contribution account and profit sharing contribution account if you are actively employed on your retirement date, death or disability.

Withdrawals and Distributions from the 401(k) Plan

          Withdrawals Prior to Termination of Employment.  You may make withdrawals from your rollover contribution account at any time, twice a year.  You may make withdrawals of your 401(k) contributions (but not the earnings thereon), your vested matching contribution account, and vested discretionary contribution account, to the extent necessary to satisfy a financial hardship.  You also may make withdrawals from any account under the 401(k) Plan upon attaining age 592.

          Distribution Upon Retirement or Disability.  Upon your retirement or disability, you may elect to receive a lump sum payment or installments from the 401(k) Plan.

          Distribution Upon Death.  If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary either in a lump sum payment or installments.

          Distribution Upon Termination for any Other Reason.  If you terminate employment for any reason other than retirement, disability or death and your vested 401(k) Plan account balances exceed $5,000, the trustee will make your distribution on your normal retirement date, unless you request otherwise.  You may elect to receive your vested 401(k) Plan accounts in a lump sum payment or installments.  If your vested account balances do not exceed $5,000 , the trustee will generally distribute your benefits to you as soon as administratively practicable in a lump sum following termination of employment.  If your vested account balances are between $1,000 and $5,000, and you do not indicate how your account should be distributed to you (as either cash or to an IRA), your vested account balances will be transferred to an IRA that is set up for you.

          Form of Distribution. Distributions from the 401(k) Plan will generally be in the form of cash. However, you have the right to request that your distribution be in the form of First Financial Northwest, Inc. common stock.

          Cash distributions may be made in one of the following forms, as you elect:

-	a monthly annuity for your life
-

a life annuity with a term certain of 5, 10 or 15 years (which means that if you die before the end of the term period, monthly payments will continue to be made to your beneficiary for the balance of the term)

-	a life annuity with cash refund feature (which means that if you die before the amount used to purchase an annuity is paid, the balance of the annuity purchase price will be paid to your beneficiary)

-

a joint and survivor annuity (which means that if you die before your beneficiary, your beneficiary will receive monthly payments equal to 50%, 66 2/3% or 100% of the monthly benefit you were receiving during your life - you elect the percentage)

-	a fixed term
-	a lump sum
-	flexible payments

          There are special rules regarding how you elect the form of benefit, the necessary consents, and who may be your beneficiary.

          Nonalienation of Benefits.  Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

Reports to 401(k) Plan Participants

          As soon as practicable after the end of each calendar quarter, the plan administrator will furnish to each participant a statement showing (i) balances in the participant’s accounts as of the end of that period, (ii) the amount of contributions allocated to his or her accounts for that period, and (iii) the number of units in each of the funds.  Participants also may access information regarding their 401(k) Plan Accounts by using internet access made available by Principal.

Amendment and Termination

          We intend to continue sponsor the 401(k) Plan.  Nevertheless, we may amend or terminate the 401(k) Plan at any time.  If the 401(k) Plan is terminated in whole or in part, then, regardless of other provisions in the 401(k) Plan, each participant affected by the termination shall become fully vested in all of his or her accounts.

Federal Income Tax Consequences

          The following is a brief summary of the material federal income tax aspects of the 401(k) Plan.  You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan.  Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances.  Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.  Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the plan.

          As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

(a)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

(b)	participants pay no current income tax on amounts contributed by the employer on their behalf (or that they contribute to the 401(k) Plan as a 401(k) contribution);

(c)	earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments; and

(d)	Plan distributions in many cases may be distributed or transferred to an IRA or other tax-qualified plan, providing further tax-deferral opportunities.

          We will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

          Taxation of Distributions.  Generally, except as discussed below, 401(k) Plan distributions are taxable as ordinary income for federal income tax purposes.

          Common Stock Included in a Lump Sum Distribution.  If a lump sum distribution includes First Financial Northwest, Inc.  stock (the common stock), the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to the common stock.   Net unrealized appreciation is the excess of the value of the common stock at the time of the distribution over its cost or other basis to the trust.  The tax basis of the common stock for purposes of computing gain or loss on its subsequent sale equals the value of the common stock at the time of distribution less the amount of net unrealized appreciation.  Any gain on a subsequent sale or other taxable disposition of the common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of the holding period of the common stock.  Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain depending upon the length of the holding period of the common stock.  The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution to the extent allowed by the regulations issued by the Internal Revenue Service.

          Rollovers and Direct Transfers to Another Qualified Plan or to an Individual Retirement Account; Mandatory Tax Withholding.  You may roll over virtually all distributions from the 401(k) Plan to another tax-favored plan or to a standard individual retirement account without regard to whether the distribution is a lump sum distribution or a partial distribution.  You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified retirement plan (subject to the provisions of the recipient qualified plan) or to an individual retirement account.  If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to an Individual Retirement Account, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution paid in cash.  Your state also may impose tax withholding on your taxable distribution.  An “eligible rollover distribution” means any amount distributed from the plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.  If you elect to rollover or directly transfer common stock, you may not take advantage of the favorable net unrealized appreciation that applies to common stock, discussed above.

          Ten-Year Averaging Rules.   Under a special grandfather rule, if you have completed at least five years of participation in the 401(k) Plan before the taxable year in which the distribution is made, and you turned age 50 by 1986, you may elect to have your lump sum distribution taxed using a “ten-year averaging” rule.  The election of the special averaging rule applies only to one lump sum distribution you or your beneficiary receive, provided such amount is received on or after you attain age 59½ and you elect to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the ten-year averaging rule or receive a lump sum distribution on account of your death.

          Additional Tax on Early Distributions.  A participant who receives a distribution from the 401(k) Plan prior to attaining age 59½ will be subject to an additional income tax equal to 10% of the amount of the distribution.  The 10% additional income tax will not apply, however, in certain cases, including (but not limited to) distributions rolled over or directly transferred into an IRA or another qualified plan, or the distribution is (i) made to a beneficiary (or to the estate of a participant) on or after the death of the participant, (ii) attributable to the participant’s being disabled within the meaning of Section 72(m)(7) of the Internal Revenue Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his beneficiary, (iv) made to the participant after separation from service under the 401(k) Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

           This is a brief description of federal income tax aspects of the 401(k) Plan that are of general application under the Internal Revenue Code.  It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan.  Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences that may be particular to you of participating in and receiving distributions from the 401(k) Plan.

ERISA and Other Qualification

          As noted above, the 401(k) Plan is subject to certain provisions of ERISA, the primary federal law governing retirement plans, and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

          Any person receiving shares of First Financial Northwest, Inc.  common stock under the 401(k) Plan who is an “affiliate” of First Financial Northwest, Inc. or First Savings Bank of Renton as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933 (e.g., directors, officers and substantial shareholders of First Financial Northwest, Inc. and First Savings Bank of Renton) may re-offer or resell such shares only pursuant to a registration statement or, assuming the availability thereof, pursuant to Rule 144 or some other exemption from the registration requirements of the Securities Act of 1933.  Any person who may be an “affiliate” of First Financial Northwest, Inc. may wish to consult with counsel before transferring any First Financial Northwest, Inc. common stock owned by him or her.  In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, which may restrict the sale of First Financial Northwest, Inc. common stock acquired under the 401(k) Plan or other sales of First Financial Northwest, Inc. common stock.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

          Section 16 of the Exchange Act imposes reports and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as First Financial Northwest, Inc.  Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership.  Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission.  Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs or annually on a Form 5 within 45 days after the close of our fiscal year.  Participation in the Employer Stock Fund of the 401(k) Plan by our officers, directors and persons beneficially owning more than 10% of the outstanding First Financial Northwest, Inc. common stock must be reported to the Securities and Exchange Commission at least annually on a Form 4 or Form 5 by such individuals.

          Section 16(b) of the Exchange Act provides for the recovery by us of any profits realized by an officer, director or any person beneficially owning more than 10% of the First Financial Northwest, Inc. common stock (“Section 16(b) Persons”) resulting from the purchase and sale or sale and purchase of First Financial Northwest, Inc. common stock within any six-month period.  The Securities and Exchange Commission rules provide an exemption from the profit recovery provisions of Section 16(b) for certain transactions within an employee benefit plan, such as the 401(k) Plan, provided certain requirements are met.  If you are subject to Section 16, you should consult with counsel regarding the applicability of Section 16 to specific transactions involving the 401(k) Plan.

LEGAL OPINIONS

          The validity of the issuance of First Financial Northwest, Inc. common stock will be passed upon by Breyer & Associates PC, 8180 Greensboro Drive, Suite 785, McLean, Virginia 22102, which firm acted as special counsel for First Financial Northwest, Inc. and First Savings Bank of Renton in connection with the First Financial Northwest, Inc. Stock Offering.

PROSPECTUS
Up to 18,400,000 Shares of Common Stock
(Subject to increase to up to 21,160,000 shares)

FIRST FINANCIAL NORTHWEST, INC.
(Proposed Holding Company for First Savings Bank of Renton)

          We are offering up to 18,400,000 shares of our common stock for sale in connection with our conversion from a mutual holding company structure to a stock holding company structure.  As part of the conversion, First Savings Bank will become our wholly-owned subsidiary.  We may increase the maximum number of shares that we sell in the offering by up to 15%, to 21,160,000 shares, as a result of the demand for shares or changes in market and financial conditions.  The shares of our common stock are being offered for sale at a price of $10.00 per share.  We expect our common stock will be listed on the Nasdaq Global Market under the symbol “FFNW.”  In connection with the conversion, we will establish a charitable foundation funded solely with authorized but unissued shares that will equal 8% of the common stock to be sold in the offering.  The shares issued to the foundation are in addition to the shares being sold in the offering.

          We are offering these shares for sale first to our depositors and other eligible subscribers in a subscription offering.  Concurrently with or immediately after the subscription offering, any shares not subscribed for in the subscription offering will be offered to the general public in a direct community offering and/or a syndicated community offering (collectively referred to as the “offering”).  In order to complete the offering, we must sell, in the aggregate, at least 13,600,000 shares.  The minimum purchase is 25 shares.  The subscription offering is scheduled to end at 12:00 Noon, Pacific time, on __________ __, 2007.  However, we may extend this expiration date to up to ________ __, 2007 without notice to you until ________ __, 2007, unless the Office of Thrift Supervision approves a later date, which may not be extended beyond _________ __, 2009.  Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _________ __, 2007.  If the offering is extended beyond _________ __, 2007, subscribers will have the right to modify or rescind their purchase orders.  First Financial Northwest, Inc. will hold all subscribers’ funds received before the completion of the conversion in a segregated account at First Savings Bank of Renton or, at our discretion, at an independent insured depository institution until the conversion is completed or terminated.  We will pay interest on all funds received at a rate equal to First Savings Bank of Renton’s passbook rate, which is currently ___% per annum.  Funds will be returned promptly with interest if the conversion is terminated.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 1.

TERMS OF THE OFFERING
Price Per Share: $10.00; Minimum Subscription: 25 shares or $250

	Minimum	Maximum	Maximum, as adjusted (1)

Number of Shares	13,600,000	18,400,000	21,160,000
Gross offering proceeds	$136,000,000	$184,000,000	$211,600,000
Underwriting Commission	$1,201,700	$1,643,300	$1,897,220
Other expenses	$1,481,110	$1,481,110	$1,481,110
Net Proceeds to First Financial Northwest, Inc.	$133,317,190	$180,875,590	$208,221,670
Net Proceeds Per Share	$9.80	$9.83	$9.84

(1)

For information regarding underwriting compensation to be paid to Keefe, Bruyette & Woods, including the assumptions regarding the number of shares sold in the offering that we used to determine the estimated offering expenses, see “Pro Forma Data” and “The Conversion and Stock Offering – Marketing Arrangements.”

          Keefe, Bruyette & Woods will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale.  Subscribers will not pay any commissions to purchase shares of common stock in the offering

          These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

          Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Washington Department of Financial Institutions, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

          For information on how to subscribe, call the stock information center at (425) 254-2094.

KEEFE, BRUYETTE & WOODS

__________ ___, 2007

TABLE OF CONTENTS

          You should rely only on the information contained in this prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.  The affairs of First Financial Northwest and its subsidiaries may change after the date of this prospectus.  Delivery of this prospectus and the sales of shares made hereunder does not mean otherwise.

SUMMARY

           This summary provides an overview of the key aspects of the stock offering as described in more detail elsewhere in this prospectus and may not contain all the information that is important to you.  To completely understand the stock offering, you should read the entire prospectus carefully, including the sections entitled “Risk Factors” and “The Conversion and Stock Offering” and the consolidated financial statements and the notes to the consolidated financial statements beginning on page F-1, before making a decision to invest in our common stock.

Overview

          As part of the conversion to stock ownership, First Financial Northwest, Inc. is conducting this offering of between 13,600,000 and 18,400,000 shares of common stock to raise additional capital to support operational growth.  We may increase the maximum number of shares that we sell in the offering by up to 15% to 21,160,000 shares, as a result of the demand for shares or changes in market and financial conditions. The offering includes a subscription offering in which certain persons, including depositors of First Savings Bank of Renton, have prioritized subscription rights.  There are limitations on how many shares a person may purchase.  The amount of capital being raised is based on an appraisal of First Financial Northwest and decision by management to offer all of our shares of common stock to the public.  Most of the terms and requirements of this offering are required by regulations of the Office of Thrift Supervision.  The same directors and certain officers who manage First Savings Bank of Renton will manage First Financial Northwest.

           The following tables show how many shares of common stock that may be issued in the offering, contributed to our charitable foundation and subsequently issued if our proposed stock benefit plans are adopted.

	Shares to be sold to the public in this offering		Shares to be sold to the Employee Stock Ownership Plan (2)		Shares proposed to be sold to directors and officers		Shares to be issued to the foundation (3)		Total shares of common stock to be outstanding after the offering

	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	%

Minimum	12,017,000	81.8%	1,088,000	7.4%	495,000	3.4%	1,088,000	7.4%	14,688,000	100.0%
Midpoint	14,225,000	82.3	1,280,000	7.4	495,000	2.9	1,280,000	7.4	17,280,000	100.0
Maximum	16,433,000	82.7	1,472,000	7.4	495,000	2.5	1,472,000	7.4	19,872,000	100.0
Maximum, as adjusted	18,972,200	83.0	1,692,800	7.4	495,000	2.2	1,692,800	7.4	22,852,800	100.0

	Shares that may be awarded under a restricted stock plan		Shares that may be issued under a stock option plan

	Amount	%	Amount	%

Minimum	587,520	4.0%	1,468,800	10.0%
Midpoint	691,200	4.0	1,728,000	10.0
Maximum	794,880	4.0	1,987,200	10.0
Maximum, as adjusted	914,112	4.0	2,285,280	10.0

(1) As a percentage of total shares outstanding after the offering.
(2) Assumes 8% of the shares sold in the conversion are sold to the employee stock ownership plan in the offering.
(3) Assume 8% of the common stock outstanding sold in the offering are contributed to the foundation.

          Dollar amounts in this prospectus are consolidated and refer to First Financial Holdings, MHC and subsidiary unless otherwise indicated.

i

The Companies:

First Financial Northwest, Inc.
201 Wells Avenue South
Renton, Washington  98057
(425) 255-4400

          First Financial Northwest is a newly formed Washington corporation that will hold all of the outstanding shares of First Savings Bank following the conversion to stock ownership.  First Financial Northwest is conducting the stock offering in connection with the conversion of First Financial Holdings MHC from the mutual to the stock form of organization.  Following the completion of the offering, First Financial Northwest will be a savings and loan holding company and its primary regulator will be the Office of Thrift Supervision.

First Financial of Renton, Inc.
201 Wells Avenue South
Renton, Washington  98057
(425) 255-4400

          First Financial of Renton is a Washington corporation and a mid-tier holding company that owns 100% of First Savings Bank of Renton.   It was formed in 2002 in connection with the reorganization of First Savings Bank into the mutual holding company form of organization.  Effective with the reorganization, it became a stock holding company and the wholly-owned subsidiary of First Financial Holdings, MHC, a Washington chartered mutual holding company.

          First Financial of Renton conducts its business as a savings and loan holding company and has no significant liabilities.  Its primary business consists of directing, planning and coordinating the business activities of First Savings Bank.

First Savings Bank of Renton
201 Wells Avenue South
Renton, Washington  98057
(425) 255-4400

          First Savings Bank is a Washington chartered stock savings bank and is the wholly-owned subsidiary of First Financial of Renton.  Upon completion of the conversion, First Savings Bank will be the wholly-owned subsidiary of First Financial Northwest. First Savings Bank was organized in 1923 as a Washington state chartered savings and loan association, converted to a federal mutual savings and loan association in 1935, and converted to a Washington state chartered mutual savings bank  in 1992.  In 2002, First Savings Bank reorganized into a two-tier mutual holding company structure, became a stock savings bank and became the wholly-owned subsidiary of First Financial of Renton.  In connection with the conversion, First Savings Bank is changing its name to “First Savings Bank Northwest.”

           First Savings Bank is a community-based savings bank primarily serving King and to a lesser extent, Pierce and Snohomish counties, Washington through our full-service banking office and automated teller machine.  We are in the business of attracting deposits from the public through our branch and utilizing those deposits to originate loans.  Our recent business strategy has included an increased emphasis on the expansion of construction/land development and commercial real estate lending. Consistent with this strategy on December 30, 2005, we completed our acquisition of Executive House, Inc. in a cash acquisition for approximately $15 million.  Executive House is a mortgage banking company. Prior to the acquisition, in the normal course of business, we purchased loans from Executive House for which Executive House maintained the servicing rights.  At the time of the acquisition, Executive House had total assets of $71.9 million, net outstanding loans of $70.3 million and was servicing $297.0 million of loans, including $234.2 million owned by First Savings Bank.  A large percentage of our loans consist of construction/land development loans and to a lesser extent, commercial and multi-family loans which were originated by our subsidiary, Executive House. At March 31, 2007, $175.5 million or 21.84% of our total loan portfolio consisted of construction/land development loans and $164.0 million or 20.42% of our total loan portfolio consisted of commercial real estate loans, including commercial real estate construction loans of $15.7 million. At that date, $82.0 million or 10.21% of our total loan portfolio consisted of multi-family residential real estate loans, including multi-family construction loans of $5.1 million. Through Executive House we have established lending relationships with real estate builders representing $150.6 million, or 85.80% of our total construction/land development loan portfolio at March 31, 2007. Of this amount, $92.6 million or 61.49% in total, or $68.1 million or 63.94%, net of loans in process, are in construction/land development loans with three builders.  See “Risk Factors – Risks Related to Our Business – Our business is subject to various lending risks which could adversely impact our results of operations and financial condition.” Because the acquisition was consummated on December 30, 2005, the assets and liabilities of Executive House are included in our consolidated statements of condition at December 31, 2005.  However, the results of operations of Executive House have not been included in our consolidated financial statements for the periods before the completion of the acquisition.

First Financial Holdings, MHC
201 Wells Avenue South
Renton, Washington  98057
(425) 255-4400

          First Financial Holdings, MHC is a Washington-chartered mutual holding company that owns 100% of the outstanding common stock of First Financial Northwest.  First Financial Holdings, MHC was formed in 2002 in connection with the reorganization of First Savings Bank into the mutual holding company form of organization.  First Financial Holdings, MHC is a savings and loan holding company and its business is to own all of First Financial Northwest’s outstanding shares of common stock.  Following the conversion First Financial Holdings, MHC will cease to exist as a separate entity, it will be replaced by First Financial Northwest, Inc.

          On a consolidated basis, at March 31, 2007, First Financial Holdings, MHC had total assets of $1.0 billion, net loans of $733.6 million, deposits of $761.2  million, and equity of $106.3 million.

          We also originate mortgage loans secured by one- to four-family residential real estate and  consumer loans.  At March 31, 2007, our total loan portfolio was comprised of 47.00% one- to four-family loans, 10.21% multi-family loans, 20.42% commercial real estate loans, 21.84% construction/land development loans and 0.53% consumer loans.

          We offer a variety of deposit accounts; however, time deposit certificates and money market accounts are our primary source of funds for our lending and investing activities.  We are subject to comprehensive regulation and examination by the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation.  Our goal is to continue to increase our assets by increasing our originations of construction/land development, residential and commercial real estate loans.  See “Risk Factors – Risks Related to Our Business – Our business is subject to various lending risks which could adversely impact our results of operations and financial condition.”

The First Financial Northwest Foundation, Inc.
201 Wells Avenue South
Renton, Washington  98057
(425) 255-4400

          To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the First Financial Northwest Foundation, Inc., as a non-stock Washington corporation in connection with the conversion.  We will fund the charitable foundation with an amount of stock equal to 8% of the shares of First Financial Northwest common stock sold in the offering.  Based on the purchase price of $10.00 per share, we would fund the charitable foundation with 1,280,000 shares of our common stock at the midpoint of the offering range.  Our contribution to the charitable foundation would reduce net earnings by $8.4 million, after tax, in 2007, the year in which the charitable foundation is established.  The First Financial Northwest

Foundation will make grants and donations to non-profit and community groups and projects located within our market areas.  It is anticipated that the First Financial Northwest Foundation will distribute at least 5% of its net investment assets each year.

          Currently, there are no plans to make additional contributions to the charitable foundation in the future.  First Financial Northwest will review additional contribution considerations from time to time.  The amount of common stock that we would offer for sale in the offering would be greater if the offering were to be completed without the contribution to the First Financial Northwest Foundation.  The establishment of the charitable foundation requires the affirmative vote of a majority of the votes eligible to be cast by First Savings Bank of Renton’s depositors.  For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” on page 28 .

Operating Strategy

          Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers and businesses in our market area.  After the conversion and offering, we plan to continue our strategy of:

•	Capitalizing on our intimate knowledge of our local communities to serve the convenience and needs of customers, delivering a consistent and high-quality level of professional service;

•	Offering competitive rates and developing customer relationships to attract new consumer and transaction-based accounts;

•	Growing our loan portfolio with an emphasis on construction/land development, commercial real estate, and residential home lending;

•	Managing credit risk to maintain a low level of nonperforming assets, and interest rate risk to optimize our net interest margin; and

•	Improving our overall efficiency and profitability.

For a more detailed description of our products and services, as well as our business strategy, see “Business of First Savings Bank” beginning on page 70 .

The Conversion and Stock Offering

          We do not have public shareholders in our current mutual form of ownership.  Our depositors currently have the right to vote on certain matters, such as the conversion.  The conversion is a series of transactions by which we are reorganizing from a mutual holding company structure, where the mid-tier holding company is 100% owned by a mutual holding company, First Financial Holdings, MHC, as of March 31, 2007, to a stock holding company which will be 100% owned by public shareholders.  As part of the reorganization, First Financial Holdings, MHC and First Financial of Renton will cease to exist as separate entities, and First Savings Bank will be owned directly by First Financial Northwest.  Voting rights in First Financial Northwest will be vested solely in the public shareholders following the conversion.

          As a result of the conversion and reorganization of First Financial Holdings, MHC into First Financial Northwest, the shares of common stock of First Financial of Renton owned by First Financial Holdings, MHC will be cancelled and new shares of common stock representing the ownership interest of First Financial Holdings, MHC will be offered for sale by First Financial Northwest in the offering.

          This chart shows our structure before the conversion and offering as of March 31, 2007:

          This chart shows our structure after the conversion and offering:

Terms of the Offering

          We are offering between 13,600,000 and 18,400,000 shares of common stock, excluding the contribution of shares to the First Financial Northwest Foundation, to those with subscription rights in the following order of priority:

(1)	Depositors who held at least $50 with us on June 30, 2005.

(2)	The First Financial Northwest employee stock ownership plan.

(3)	Depositors who held at least $50 with us on June 30, 2007.

(4)	Depositors and borrowers with us as of July 31 , 2007 to the extent not already included in a prior category.

v

          In addition, we intend to contribute shares of our authorized but unissued common stock to the First Financial Northwest Foundation, Inc., a new charitable foundation to be established, in an amount equal to 8% of the number of shares sold in the offering.

          We may increase the maximum number of shares that we sell in the offering by up to 15% to 21,160,000 shares as a result of market demand, regulatory considerations or changes in financial markets with the approval of the Office of Thrift Supervision and without any notice to you.  If we increase the offering, you will not have the opportunity to change or cancel your stock order.  The offering price is $10.00 per share.  All purchasers will pay the same purchase price per share.  No commission will be charged to purchasers in the offering.

          If we receive subscriptions for more shares than are to be sold in the subscription offering, shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion.  If we increase the number of shares to be sold above 18,400,000 , the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled.  Any shares remaining will be allocated in the order of priorities described above.  Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering with a preference to natural persons residing in King County, Washington and, if necessary, a syndicated community offering.  The direct community offering, if any, shall begin at the same time as, during or promptly after the subscription offering.  See “The Conversion and Stock Offering – Subscription Offering and Subscription Rights,” “– Direct Community Offering” and “– Syndicated Community Offering.”

          Keefe, Bruyette & Woods, our financial advisor and selling agent in connection with the offering, will use its best efforts to assist us in selling our common stock in the offering.  Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock in the offering.  For further information about the role of Keefe, Bruyette & Woods in the offering, see “The Conversion and Stock Offering – Marketing Arrangements.”

Reasons for the Conversion and Offering

          The primary reasons for the conversion and our decision to conduct the offering are to:

•	increase our capital to support future growth; and

•	provide us with greater operating flexibility and allow us to better compete with other financial institutions.

          The conversion and the capital raised in the offering are expected to:

•	give us the financial strength to continue to grow our bank;

•	better enable us to serve our customers in our market area;

•	enable us to repay our Federal Home Loan Bank borrowings;

•	enable us to increase lending limits and support our emphasis on construction/land development, commercial real estate, and residential home lending and the development of new products and services;

•	help us retain and attract qualified management through stock-based compensation plans;

•	enable us to form a charitable foundation to benefit the communities in which we do business; and

•	structure our business in a form that will enable us to access the capital markets.

We do not have any specific plans or arrangements for expanding our branch network and/or any specific acquisition plans.

How We Determined the Offering Range and the $10.00 Price Per Share

          The offering range is based on an independent appraisal of the market value of the common stock to be issued  in the offering.  RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions, has advised us that, as of July 26 , 2007, the estimated pro forma market value of our common stock, including offering shares and shares issued to the charitable foundation, ranges from a minimum of $146.9 million to a maximum of $198.7 million, with a midpoint of $172.8 million. Based on this valuation range, the percentage of First Savings Bank’s common stock owned by First Financial of Renton, the shares issued to the charitable foundation and the $10.00 price per share, the respective Boards of Directors of First Savings Bank, First Financial Holdings, MHC and First Financial of Renton determined to offer shares of First Financial Northwest’s common stock ranging from a minimum of 13,600,000 shares to a maximum of 18,400,000 shares, with a midpoint of 16,000,000 shares. The pro forma market value can be adjusted upward by us subsequent to the expiration date of the offering and prior to closing to reflect the demand for shares in the offering or changes in market and financial conditions without the resolicitation of subscribers if supported by an appropriate change in our independent appraisal and the approval of the Office of Thrift Supervision. At the adjusted maximum, the estimated pro forma market value of First Financial Northwest’s common stock would be $228.5 million and the number of shares offered would equal 22,852,800 shares (including shares issued to our foundation).

          The independent appraisal was based in part on our financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of common stock in the offering, and an analysis of a peer group of companies that RP Financial considered comparable to us. The peer group shown below , consists of nine publicly traded thrift institutions, includes companies that range in asset size from $618.0 million to $9.9 billion, have market capitalizations that range from $97.1 million to $2.0 billion, and have been in fully converted form for more than one year.

Peer Group	State	Assets

	(In Millions)
BankFinancial Corp.	Illinois	$1,567
Berkshire Hills Bancorp, Inc.	Massachusetts	2,175
Brookline Bancorp, Inc.	Massachusetts	2,351
First PacTrust Bancorp, Inc.	California	788
Rainier Pacific Financial Group, Inc.	Washington	903
Riverview Bancorp, Inc.	Washington	820
Timberland Bancorp, Inc.	Washington	618
Washington Federal, Inc.	Washington	9,878
Willow Financial Bancorp, Inc.	Pennsylvania	1,533

           As indicated in the table, a majority of the peer group companies are located in the State of Washington or other Western states. One peer group member, Washington Federal Inc., was included in the peer group partially as a result of its location in the same geographic region as First Savings Bank, notwithstanding Washington Federal’s larger asset base of $9.9 billion. All other peer group members had assets of less than $2.4 billion.

           The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in this prospectus, including the consolidated financial statements of First Financial Holdings, MHC. RP Financial, LC also considered the following factors, among others:

•	the present results and financial condition of First Savings Bank, and the projected results and financial condition of First Financial Northwest, a Washington corporation;

•	the economic and demographic conditions in First Savings Bank’s existing market area;

•	certain historical, financial and other information relating to First Savings Bank;

•

a comparative evaluation of the operating and financial characteristics of First Savings Bank with the peer group companies, which are headquartered in the states of Washington (four companies), California (one company), Illinois (one company), Massachusetts (two companies), and Pennsylvania (one company) ;

•	the impact of the conversion and the offering on First Financial Northwest’s shareholders’ equity and earnings potential;

•	the proposed dividend policy of First Financial Northwest; and

•	the trading market for the securities of the peer group institutions and general conditions in the stock market for the peer group institutions and all publicly traded thrift institutions .

           RP Financial also considered that we intend to issue shares of First Financial Northwest common stock to the First Financial Northwest Foundation, a charitable foundation that will be established in connection with the conversion. The intended contribution of shares of common stock to the charitable foundation has the effect of reducing the number of shares that may be offered in the offering. The foundation will be issued shares of common stock from authorized but unissued shares in an amount equal to 8.0% of the common stock outstanding after the offering. We will not receive any conversion proceeds in connection with the issuance of these shares, and thus, our pro forma book value and earnings will be lower, resulting in a lower pro forma value for First Financial Northwest. See “First Financial Northwest has Established a Charitable Foundation” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.” RP Financial’s independent valuation will be updated before we complete our offering.

          The following table presents a summary of selected pricing ratios for the companies comprising the peer group used by RP Financial in its independent appraisal report dated July 26 , 2007 and the pro forma pricing ratios for us, as calculated in the table on page 19 in the section of this prospectus entitled “Pro Forma Data.” Compared to the median pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 20.4% on a price-to-earnings basis and discounts of 40.3% on a price-to-book value basis and 53.0% on a price-to-tangible book value basis. The estimated appraised value and the resulting premiums and discounts took into consideration the potential financial impact of the conversion and offering and RP Financial’s analysis of the results of operations and financial condition of First Financial Northwest compared to the peer group.

	Price-to- earnings multiple(1)		Price-to-book value ratio	Price-to-tangible book value ratio

First Financial Northwest
Minimum of offering range	14.71	x	64.81%	69.16%
Midpoint of offering range	16.67	x	69.69%	73.91%
Maximum of offering range	17.86	x	73.75%	77.82%
Maximum of offering range, as adjusted	20.83	x	77.70%	81.63%
Valuation of peer group companies using stock market prices as of July 26 , 2007(2)
Average	22.97	x	120.72%	152.74%
Median	20.93	x	116.73%	157.24%

(1)	Reflects our pro forma price-to-earnings multiples based on unaudited pro forma net income for the three months ended March 31, 2007, annualized basis.

(2)

Reflects earnings for the most recent 12-month period for which data were publicly available (March 31, 2007 for all peer group members, except Rainier Pacific Financial Group, Inc. whose data was for the 12 months ended December 31, 2006) .

          The independent appraisal is not necessarily indicative of post-offering trading value. You should not assume or expect that the valuation of First Financial Northwest as indicated above means that the common stock will trade at or above the $10.00 purchase price after the offering is completed.

          The independent appraisal will be updated before we complete the conversion.  Any changes in the appraisal would be subject to the approval of the Office of Thrift Supervision  The estimated pro forma market value of First Financial Northwest may be increased by up to 15%, up to $228.5 million, including shares issued to the charitable foundation. See “Pro Forma Data.”

After-Market Performance Information Provided by the Independent Appraiser

          The following table, prepared by our independent appraiser, presents for all conversions that began trading from July 2006 to July 26 , 2007, the percentage change in the trading price from the initial trading date of the offering to the dates shown in the table. The table also presents the average and median trading prices and percentage change in trading prices for the same dates. This information relates to stock performance experienced by other companies that may have no similarities to us with regard to market capitalization, offering size, earnings quality and growth potential, among other factors.

          The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not indicative of general stock market performance trends or of price performance trends of companies that undergo conversions. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. There can be no assurance that our stock price will appreciate or that our stock price will not trade below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, please carefully read this prospectus, including “Risk Factors.”

After Market Trading Activity
Initial Stock Offerings - Standard Conversions
Completed Closing Dates between June 30, 2006 and July 26 , 2007

		Appreciation from Initial Trading Date(1)

Transaction	Conversion Date	1 Day	1 Week	1 Month	Through July 26 , 2007

Louisiana Bancorp, Inc.	07/10/07	9.5%	4.0%	7.2%	7.2%
Quaint Oak Bancorp, Inc.	07/05/07	(2.0)	(7.0)	(10.0)	(10.0)
ESSA Bancorp, Inc.	04/04/2007	17.8%	20.2	14.8	7.0
CMS Bancorp, Inc.	04/04/2007	5.7	4.7	3.0	5.0
Hampden Bancorp, Inc.	01/17/2007	28.2	25.0	23.4	2.0
Chicopee Bancorp, Inc.	07/20/2006	44.6	42.5	45.2	42.9
Newport Bancorp, Inc.	07/07/2006	28.0	28.8	31.0	22.8

Average:		18.8%	16.9%	16.4%	11.0%
Median:		17.8%	20.2%	14.8%	7.0%

(1)	The offering price for each transaction was $10.00 per share.

Termination of the Offering

          The subscription offering will end at 12:00 Noon, Pacific time, on __________ __, 2007, unless extended.  The direct community offering and syndicated community offering, if any, will also end at _____ _.m., Pacific Time, on ___________ __, 2007.  If fewer than the minimum number of shares are subscribed for in the subscription offering and we do not get orders for at least the minimum number of shares by __________ __, 2007, we will either:

(1)	promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

(2)

extend the offering, if allowed, and give you notice of the extension and of your rights to cancel, change or confirm your order.  If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us.  We must complete or terminate the offering by _______ __, 2009.

How We Will Use the Proceeds Raised From the Sale of Common Stock

          We intend to use the net proceeds received from the stock offering as follows:

	minimum	maximum	maximum as adjusted

	(in thousands)
Gross proceeds	$136,000	$184,000	$211,600
Less: estimated underwriting commission and other offering commissions	(2,683)	(3,124)	(3,378)
Less: pay off Bank-level borrowings	(110,000)	(140,000)	(140,000)
Less: loan to our employee stock ownership plan	10,880	14,720	16,928

Net investable cash proceeds	$12,437	$26,156	$51,294

          The net proceeds retained by First Financial Northwest will initially be deposited with First Savings Bank and may ultimately be used to support lending and investment activities, future expansion of operations through the establishment or acquisition of banking offices or other financial service providers, to pay dividends or for other general corporate purposes, including repurchasing shares of its common stock.  No such acquisitions are specifically being considered at this time.  First Savings Bank intends to use its proceeds received as well as the amount deposited by First Financial Northwest to continue to manage its interest rate risk, which would include the repayment of substantially all of the borrowings from the Federal Home Loan Bank, and the balance, if any, for future lending and investment activities, in addition to general and other corporate purposes.  See “Risk Factors” and “How We Intend to Use the Proceeds From This Offering.”

We Currently Intend to Pay a Cash Dividend in the Future

          We currently plan to pay cash dividends in the future, however, the amount and timing of any dividends has not yet been determined.  Although future dividends are not guaranteed, based on our pro forma net income and shareholders’ equity, we believe First Financial Northwest will be capable of paying a dividend after completion of this offering.  We will not pay or take any steps to pay a dividend which qualifies as a return of capital for at least one year following the stock offering.

Plans to List the Common Stock for Trading on the Nasdaq Global Market

          We plan to list our common stock for trading on the Nasdaq Global Market under the symbol “FFNW.”  Our application to list our stock on the Nasdaq Global Market has been conditionally approved and is currently pending subject to the satisfaction of certain conditions.  Keefe, Bruyette & Woods currently intends to become a

x

market maker in the common stock, but it is under no obligation to do so.  We cannot assure that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained.  After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.  Due to the unpredictability of the stock market and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00.

Limitations on the Purchase of Common Stock in the Conversion

          The minimum purchase is 25 shares.

          The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $250,000 of common stock, which equals 25,000 shares.

          The maximum purchase by any person in the community offering is $250,000 of common stock, which equals 25,000 shares.

          The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $500,000 of common stock, which equals 50,000 shares.

          If any of the following persons purchase common stock, their purchases when combined with your purchases cannot exceed 50,000 shares:

(1)	your spouse, or your relatives or your spouse’s relatives living in your house;

(2)	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

(3)	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

(4)

other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission, persons living at the same address or persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related).

          Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time.  Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering plus shares to be issued to our charitable foundation without regard to these purchase limitations.  See “The Conversion and Stock Offering – Limitations on Stock Purchases.”

How to Purchase Common Stock

          Note: Once we receive your order, you cannot cancel or change it without our consent.  If First Financial Northwest intends to sell fewer than 13,600,000 shares or more than 21,160,000 shares, all subscribers will be notified and given the opportunity to change or cancel their orders.  If you do not respond to this notice, we will return your funds promptly with interest or cancel your withdrawal authorization.

          If you want to subscribe for shares, you must complete an original stock order form and drop it off at First Savings Bank or send it, together with full payment or withdrawal authorization, to First Savings Bank in the postage-paid envelope provided.  You must sign the certification that is part of the stock order form.  We must receive your stock order form before the end of the offering period.

          You may pay for shares in any of the following ways:

•	By check or money order made payable to First Financial Northwest, Inc.

•

By authorizing a withdrawal from an account at First Savings Bank, including certificates of deposit, designated on the stock order form.  To use funds in an individual retirement account at First Savings Bank, you must transfer your account to an unaffiliated institution or broker.  Please contact the stock information center as soon as possible for assistance.

•	In cash, if delivered in person to the First Savings Bank Stock Information Center.

          We will pay interest on your subscription funds at the rate First Savings Bank pays on passbook savings accounts from the date it receives your funds until the conversion is completed or terminated. All funds received before the completion of the conversion will be held in a segregated account at First Savings Bank or, at our discretion, at an independent insured depository institution. All funds authorized for withdrawal from deposit accounts with First Savings Bank will earn interest at the applicable account rate until the conversion is completed.  There will be no early withdrawal penalty for withdrawals from certificates of deposit at First Savings Bank used to pay for stock.

          You may subscribe for shares of common stock using funds in your individual retirement account (“IRA”) at First Savings Bank or elsewhere.  However, common stock must be held in a self-directed retirement account.  First Savings Bank’s IRAs are not self-directed, so they cannot be invested in common stock.  If you wish to use some or all of the funds in your First Savings Bank IRA, the applicable funds must be transferred to a self-directed account reinvested by an independent trustee, such as a brokerage firm.  If you do not have such an account, you will need to establish one before placing your stock order.  An annual administrative fee may be payable to the independent trustee.  Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your IRA or other retirement account that you may have.  Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and possible limitations imposed by the institution where the funds are held.

Purchases of Common Stock by Our Officers and Directors

          Collectively, our directors and executive officers intend to subscribe for 495,000 shares regardless of the number of shares sold in the offering.  This number equals 2.49% of the 19,872,000 shares that would be issued at the maximum of the offering range, including shares issued to the First Financial Northwest Foundation.  If fewer shares are issued in the conversion, then officers and directors will own a greater percentage of First Financial Northwest.  These shares do not include any shares that may be awarded or issued in the future under any stock option plan or restricted stock plan we intend to adopt. Directors and executive officers will pay the same $10.00 per share price for these shares as everyone else who purchases shares in the conversion.

           These proposed purchases of common stock by our directors and executive officers (2.69% of the aggregate shares sold in the offering) , together with the purchase by the employee stock ownership plan ( 8% of the aggregate shares sold in the offering ) , as well as the potential acquisition of common stock through the proposed stock option plan (10% of the aggregate shares sold in the offering) and restricted stock plan (4% of the aggregate shares sold in the offering) will result in ownership by insiders of First Financial Northwest in excess of 24% of the total shares issued in the offering at the maximum of the offering range. As a result, it could be more difficult to obtain majority support for shareholder proposals opposed by the Board and management. See “Risk Factors-Risks Related to This Offering — The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of First Financial Northwest.” In addition, we intend to issue to our charitable foundation, 8% of the shares of common stock sold in the offering. Although the Trustees of our charitable foundation include four of our directors, Federal regulations impose a pro-rata voting limitation on the common stock held by the charitable foundation. This limitation provides that these shares must be voted in the same ratio as all other shares voting on all proposals considered by our shareholders.

Tax Consequences of the Conversion

          As a general matter, the conversion and offering will not be taxable transactions for federal or state income tax purposes to First Financial Holdings, MHC, First Financial Northwest, First Savings Bank or persons eligible to subscribe in the subscription offering.  Silver Freedman & Taff, L.L.P. has issued an opinion to us to the effect that consummation of transactions contemplated by the conversion and offering qualifies as a tax-free transaction for federal income tax purposes and will not result in any adverse federal tax consequences to First Financial Holdings, MHC, First Financial Northwest, First Financial of Renton, First Savings Bank or persons eligible to subscribe in the subscription offering before or after the conversion.  Blado Kiger, P.S. has issued an opinion to us to the effect that consummation of transactions contemplated by the conversion and offering should qualify as a tax-free transaction for Washington State income tax purposes and should not result in any adverse Washington State tax consequences to First Financial Holdings, MHC, First Financial Northwest, First Financial of Renton, First Savings Bank or persons eligible to subscribe in the subscription offering before or after the conversion.  See “The Conversion and Stock Offering – Effects of the Conversion – Tax Effects of the Conversion.”

Benefits to Management from the Offering

          We intend to establish an employee stock ownership plan, which will purchase in the offering 8% of the aggregate shares sold in the offering, or if shares are not available, in the open market after the conversion.  A loan from First Financial Northwest to the employee stock ownership plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares.  The loan will accrue interest at an appropriate interest rate in effect at the time the employee stock ownership loan is entered into.  The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

          We also intend to adopt, within one year after completion of the offering, a stock option plan and a restricted stock plan for the benefit of directors, officers and employees, subject to shareholder approval.  If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them.  As a result, both the employee stock ownership plan and the restricted stock plan will increase the voting control of management without a cash outlay by the recipient.

          The number of options granted or shares awarded under the proposed stock option plan and restricted stock plan may not, pursuant to Federal regulations, exceed 10% and 4%, respectively, of our total outstanding shares, (including shares sold to our employee stock ownership plan and issued to our charitable foundation).

          The employee stock ownership plan and our stock-based incentive plans  will increase our future compensation costs, thereby reducing our earnings.  We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. We estimate, once these plans are adopted, the increase in compensation expense will be approximately $3.1 million on an after-tax basis, based on the maximum of the valuation range. Additionally, shareholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and restricted stock awards.  In the event newly issued shares of our common stock are used to fund stock options and restricted stock option awards in an amount equal to 10% and 4%, respectively, of our total outstanding shares, including shares to be issued to our charitable foundation, shareholders would experience dilution in their ownership interest of 9.1% and 3.9%, respectively, or 13.0% in the aggregate. See “Risk Factors – Risks Related to this Offering – After this Offering, our compensation expenses will increase and our return on equity will be low compared to other companies.  These factors could negatively impact the price of our stock” and “ – Benefits to Be Considered Following Completion of the Conversion and Reorganization.”

          The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the maximum of the offering range.  It assumes that the proposed stock option plan is approved by shareholders within one year after completion of the offering to permit the granting of options to purchase a number of shares equal to 10% of the shares outstanding after the offering (including shares issued to the First Financial Northwest Foundation) and the proposed restricted stock plan is approved by shareholders within one year after completion of the offering to permit the awarding of a number of shares of common stock equal to 4% of the shares outstanding after the offering (including shares to be issued to the First Financial Northwest Foundation).  It further assumes that, at the maximum of the offering range, a total of 19,872,000 shares will be sold to the public and issued to the charitable foundation and that our tangible regulatory capital is 10% or more following the proposed stock issuance.

Number of Shares Based on Minimum of Offering	Number of Shares Based on Maximum of Offering	Plan	As a% of Outstanding Shares Issued in the Conversion (including shares to be issued to the charitable foundation)	Individuals Eligible to Receive Awards	As % of Total Shares Sold in the Offering	Value of Benefits Based on Minimum of Offering Range (1)	Value of Benefits Based on Maximum of Offering Range (1)

11,088,000	11,472,000	Employee stock ownership plan	7.41%	Employees	8.00%	$10,880,000	$14,720,000
587,520	794,880	Restricted stock awards	4.00	Directors/	4.32	5,875,200	7,948,800
1,468,800	1,987,200	Stock options	10.00	Directors/ Employees	10.80	5,684,256	7,690,464

3,144,320	4,254,080		21.41%		23.12%	$22,439,456	$30,359,264

(1)          The actual value of the restricted stock awards will be determined based on their fair value as of the date the grants are made.  For purposes of this table, fair value is assumed to be the offering price of $10.00 per share.  The fair value of stock options has been estimated at $3.87 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.0%; expected option life of 10 years; risk free interest rate of 4.90% (based on the ten-year Treasury Note rate); and a volatility rate of 11.75% based on an index of publicly traded mutual holding company institutions.  The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

          The value of the restricted stock awards will be based on the price of First Financial Northwest’s common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.  The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the shares for the plan are issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	587,520 Shares Awarded at Minimum of Range	691,200 Shares Awarded at Midpoint of Range	794,880 Shares Awarded at Maximum of Range	914,112 Shares Awarded at Maximum of Range, as adjusted

	(In thousands, except per share amounts)
$ 8.00	$4,700	$5,530	$6,359	$7,313
$ 10.00	5,875	6,912	7,949	9,141
$ 12.00	7,050	8,294	9,539	10,969
$ 14.00	8,225	9,677	11,128	12,798

          The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of First Financial Northwest’s common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.  The value also will depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model.  The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal, with a range of market prices for the shares from $8.00 per share to $14.00 per share.

Market/Exercise Price	Grant-Date Fair Value Per Option	1,468,800 Options at Minimum of Range	1,728,000 Options at Midpoint of Range	1,987,200 Options at Maximum of Range	2,285,280 Options at Maximum of Range, as adjusted

	(In thousands, except per share amounts)
$ 8.00	$3.10	$4,553	$5,357	$6,160	$7,084
$ 10.00	3.87	5,684	6,687	7,690	8,844
$ 12.00	4.64	6,815	8,018	9,221	10,604
$ 14.00	5.42	7,961	9,366	10,771	12,386

          We also will enter into an employment agreement with our chief executive officer, and change in control severance agreements with two other officers.  For a further discussion of benefits to management, see “Management.”

Conditions to Completing the Conversion and Offering

          We are conducting the conversion and offering under the terms of our plan of conversion.  We cannot complete the conversion and offering unless:

•	our plan of conversion is approved by at least a majority of votes eligible to be cast by depositors and borrowers of First Savings Bank;

•

our plan of conversion is approved by a majority of the outstanding shares of our common stock entitled to vote at a meeting of shareholders of First Financial of Renton (because First Financial Holdings, MHC owns 100% of First Financial of Renton’s outstanding shares, First Financial Holdings, MHC will control the outcome of this vote);

•	we sell at least the minimum number of shares of common stock offered; and

•	we receive approval from the Office of Thrift Supervision and the Washington Department of Financial Institutions to complete the conversion and offering.

          First Financial Holdings, MHC, First Financial Northwest and certain wholly owned subsidiaries of First Savings Bank held deposits as of the record date for the special meeting that entitles these entities to cast a total of _________ votes, or ____% of the votes entitled to be cast, at the special meeting.  Each of these entities has indicated that they intend to vote “FOR” the approval of the plan of conversion.

Stock Information Center

          If you have any questions regarding the offering or our conversion to stock form, please call the stock information center at (425) 254-2094 from 9:00 a.m. to 4:00 p.m., Pacific Time, Monday through Friday.  The Stock Information Center is closed on weekends and bank holidays.  The Stock Information Center is located at our office, 208 Williams Avenue South, Renton, Washington.  The banking operations portion of our office is separate and apart from the Stock Information Center and will not have offering materials and cannot accept completed order forms or proxy cards.

          To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver any prospectus later than two days prior to the date.  Stock order forms may only be distributed with or preceded by a prospectus.

          By signing the stock order form, you are acknowledging your receipt of a prospectus and your understanding that the shares are not a deposit account and are not insured or guaranteed by First Financial Holdings, MHC, First Financial Northwest, First Financial of Renton, First Savings Bank, the FDIC or any other federal or state governmental agency.

          We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights.  The subscription offering and all subscription rights will expire at _:00 p.m., Pacific Time, on ________ __, 2007, whether or not we have been able to locate each person entitled to subscription rights.

          First Savings Bank has a website (http://www.fsbrenton.com).  Upon completion of the subscription offering on __________ __, 2007, the website will provide an update on the status of the offering.

Delivery of Stock Certificates

          Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled to receive these certificates at the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals.  Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Subscription Rights

          Subscription rights are not allowed to be transferred, and we will act to ensure that you do not do so.  We will not accept any stock orders that we believe involve the transfer of subscription rights.

First Financial Northwest Has Established a Charitable Foundation

          In connection with the conversion, First Financial Northwest has established a charitable foundation, the First Financial Northwest Foundation, in order to further its commitment to the local community.  The foundation is anticipated to distribute at least 5% of its assets each year to support charitable organizations and activities that enhance the quality of life for residents within its market area.  The First Financial Northwest Foundation will allow the local communities to share in the anticipated future success of First Financial Northwest through cash dividends payable on the common stock and potential appreciation of the value of the common stock, as well as enable First Financial Northwest and its related entities to develop a unified charitable donation strategy.  Trustees of the foundation will be charged with the specific development of a donation strategy consistent with the regulations set forth in Section 501(c)(3) of the Internal Revenue Code.

           First Financial Northwest will fund the foundation with a contribution of stock equal in value to 8% of the shares to be sold in the offering.  It is intended that 100% of the foundation funding will be made by means of a stock contribution.  Accordingly, based on the minimum and maximum of the offering range, respectively, a minimum of 1,088,000 shares to a maximum of 1,472,000 shares, will be contributed.  There are no plans by First Financial Northwest to provide additional funding beyond this initial funding to the foundation over the next three years.  As a result of the foundation’s establishment and funding, the appraisal will be reduced and First Financial Northwest will sell fewer shares of common stock than if the conversion were completed without the foundation.  The foundation will be issued shares of common stock from authorized but unissued shares. We will not receive any proceeds in connection with the issuance of these shares, and thus our pro forma book value and earnings will be lower, resulting in a lower pro forma value for First Financial Northwest. See “Taxation – The First Financial Northwest Foundation.”

           Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution, offset in part by a corresponding tax benefit.

           We have selected Gary F. Kohlwes, Harry A. Blencoe, Joann E. Lee and Gary F. Faull, who currently serve as directors of First Savings Bank, to serve as the Trustees of the charitable foundation. As required by Federal regulations, we also will select one additional person to serve on the Board of Trustees of the charitable foundation who will not be one of our officers, directors or employees and who will have experience with local charitable organizations and grant making. This person has not been selected. Federal regulations impose a pro-rata voting limitation on the common stock held by the charitable foundation. This limitation provides that these shares must be voted in the same ratio as all other shares voting on all proposals considered by our shareholders.

          See “Risk Factors – Risks Related to the Formation of Our Charitable Foundation – The contribution to the First Financial Northwest Foundation will hurt our profits for fiscal year 2007 and dilute your ownership interest,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Business of First Savings Bank – Charitable Foundation.”

Restrictions on the Acquisition of First Financial Northwest, Inc.

          Federal regulations, as well as provisions contained in the charter, restrict the ability of any person, firm or entity to acquire First Financial Northwest or its capital stock.  These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the voting stock of First Financial Northwest.  Additionally, Office of Thrift Supervision regulations prohibit anyone from acquiring First Financial Northwest for a period of three years following the offering, unless this prohibition is waived by the Office of Thrift Supervision.  See “Risk Factors  – Risks Related to the Offering – The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of First Financial Northwest.”

Important Risks in Owning First Financial Northwest’s Common Stock

          Before you decide to purchase stock, you should read the “Risk Factors” section on pages 1 to 10 of this prospectus.

RISK FACTORS

          You should consider these risk factors, in addition to the other information in this prospectus, in deciding how to vote on the conversion and before deciding whether to make an investment in First Financial Northwest’s stock.

Risks Related to Our Business

           The lack of diversification in our loan portfolio may hurt both our asset quality and profits

           With substantially all of our loans secured by real property and concentrated in the State of Washington, and specifically, 59.20%, 25.40%, 5.71 and 4.52% of our total loan portfolio concentrated in King, Pierce, Kitsap and Snohomish Counties, Washington, respectively, a decline in local economic conditions could adversely affect the values of our real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

           While one- to four-family first mortgages remain the largest portion of our loan portfolio, our recent operating strategy has included an increased emphasis on the expansion of construction/land development, and commercial real estate and multi-family lending and a decrease in the overall percentage of one- to four- family loans in our loan portfolio. In addition, although these loans are intended to enhance the average yield of our earning assets, they do involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks because, among other factors, these loans involve larger balances to a single borrower or groups of related borrowers. In this regard, at March 31, 2007, approximately $106.8 million or 14.6% of our total loan portfolio, net consisted of loans to four real estate builders and their affiliates. As a result of this lending concentration, and since construction/land development loans generally have large balances, if we make any errors in judgment in the collectibility of these loans, we may need to significantly increase our provision for loan losses since any resulting charge-offs will be larger on a per loan basis. Consequently this could materially adversely affect our future earnings. Further, if we lost our relationship with one or more of these large borrowers our liquidity would substantially increase and our future earnings could be adversely affected.

Our business strategy may result in increased volatility of earnings.

          Our business strategy is focused on the expansion of construction/land development, and commercial real estate lending.  These types of lending activities, while potentially more profitable than single-family lending, are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict.  Collateral evaluation and financial statement analysis in these types of loans requires a more detailed analysis at the time of loan underwriting and on an ongoing basis.  While economic trends in Western Washington State have been relatively positive, a decline in real estate values, would reduce the value of the real estate collateral securing our loans and increase the risk that we would incur losses if borrowers defaulted on their loans.  In addition, the repayment of commercial real estate loans and apartment loans generally is dependent, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan.  Also, loan balances for commercial real estate and residential construction tract loans are typically larger than those for permanent single-family and consumer loans.  Accordingly, when there are defaults and losses on these types of loans, they are often larger on a per loan basis than those for permanent single-family and consumer loans.  A secondary market for most types of commercial real estate and construction loans is not readily liquid, so we have less opportunity to mitigate credit risk by selling part or all of our interest in these loans.

Our business strategy includes significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

          We expect to experience growth in the amount of our assets, the level of our deposits and the scale of our operations.  Achieving our growth targets requires us to attract customers that currently bank with other financial institutions in our market, thereby increasing our share of the market.  In addition, to the extent we expand our lending beyond our current market area, we could incur additional risk related to those new market areas. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market area and our ability to manage our growth.  While we believe we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth.  If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business and prospects could be harmed.

We need to add additional executive officers and integrate these executive officers into our current operations.

          Historically, as a result of operating a traditional thrift institution from one office, we had very few officers and employees.  As a result of our growth and more complex operations, we now need to add a chief financial officer and additional lending and credit administrative officers.  Because of the many management positions currently filled by Mr. Karpiak, any management personnel recruited by us will need to interact successfully with him. It may be difficult to find qualified personnel willing to work within our organizational structure knowing that Mr. Karpiak, who has previously served in their capacity, is now supervising the position. These employees will be important to our operations and our inability to fill these positions could make continued growth difficult.  Furthermore, these employees must be successfully integrated with our other personnel, which involves combining individuals with different business backgrounds, corporate cultures, management styles, while retaining other key employees. The process of hiring these executive officers and integrating them into our organization could cause an interruption of, or loss of momentum in, our operations, including the loss of customers and key personnel.

The loss of our current Chairman, President, Chief Executive Officer and Chief Financial Officer may hurt First Financial Northwest’s and First Savings Bank’s operations because it may be difficult to hire qualified replacements.

          The loss of our Chairman, President, and Chief Executive Officer and Chief Financial Officer, Victor Karpiak, could have a material adverse impact on the operations of First Savings Bank since he has been instrumental in managing the business affairs of First Savings Bank.  Other officers within First Savings Bank do not have the experience and expertise to readily replace Mr. Karpiak.  If First Savings Bank were to lose Mr. Karpiak, the board of directors would most likely have to search outside of First Savings Bank for a qualified, permanent replacement.  This search may be prolonged and we cannot assure you that First Savings Bank would be able to locate and hire a qualified replacement without interruption of, or loss of momentum in, our operations.

           Mr. Karpiak has a significant amount of responsibility for the operations of First Savings Bank and performs a number of different roles, including those of chief financial officer. As a result we face unique operational and internal control challenges as a result of our reliance on him. Because of our reliance on Mr. Karpiak, risk management and general supervisory oversight is more difficult. We believe we have adequate risk management procedures and internal control systems in place, however, there can be no assurance that errors will not occur or that we will be able to maintain effective internal controls in the future. Any future failure to maintain effective internal controls could impair the reliability of our financial statements which in turn could harm our business, impair investor confidence and subject us to regulatory penalties. For a discussion of First Savings Bank’s management, see “Management.”

Our business is subject to various lending risks which could adversely impact our results of operations and financial condition.

          Our business strategy centers on the continued transition to commercial banking activities in order to expand our net interest margin.  Consistent with this strategy, we acquired Executive House and are working to further reduce the percentage of our assets that are lower-yielding residential loans and mortgage-backed securities and to increase the percentage of our assets consisting of construction/land development loans and commercial real estate and multi-family loans that have higher risk- adjusted returns.  Since December 31, 2002 we have increased the amount of our construction/land development loans from 2.42 % to 21.84% of our total loan portfolio at March 31, 2007 while reducing our one-to four-family residential loans from 64.36% to 47.0% of our total loan portfolio over the same period. Our increasing focus on these types of lending will continue to increase our risk profile relative to traditional thrift institutions as we continue to implement our business strategy for the following reasons:

          Construction Loans.  We make land purchase, lot development and real estate construction loans to individuals and builders, primarily for the construction of residential properties.  We will originate these loans whether or not the collateral property underlying the loan is under contract for sale.  Residential real estate construction loans include single-family tract construction loans for the construction of entry level residential homes.  Over the last two years, we have significantly increased the amount of construction/land development loans in our loan portfolio, both in dollar amounts and as a percentage of our total loans.  At March 31, 2007, $175.5 million or 21.84% of our total loan portfolio consisted of construction/land development loans primarily to builders of residential properties.  Of this amount, $92.6 million in total, or $68.1 million, net of loans in process, are loans with three builders.  At March 31, 2007, we had an additional $15.3 million, or 1.91% of our total loan portfolio in construction loans for one- to four-family properties that convert to permanent loans.  Also at that date, we had an additional $20.8 million, or 2.59% of our total loan portfolio in construction loans on multi-family and commercial real estate loans that convert to permanent loans.

          Our construction/land development loans are based upon estimates of costs and value associated with the completed project.  These estimates may be inaccurate.  Construction/land development lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion.  Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio.  This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders.  In addition, generally during the term of a construction/land development loan, no payment from the borrower is generally required since the accumulated interest is added to the principal of the loan through an interest reserve.  These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest.  If our appraisal of the value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.  Our ability to continue to originate a significant amount of construction loans is dependent on the continued strength of the housing market in King, Pierce and Snohomish counties, Washington. Further, if we lost our relationship with one or more of our larger borrowers building in these counties or there is a decline in the demand for new housing in these counties, it is expected that the demand for construction loans would decline, our liquidity would substantially increase and our net income would be adversely affected.

          Commercial Real Estate Loans.  We originate commercial real estate loans for individuals and businesses for various purposes which are secured by commercial real estate.  At March 31, 2007, $164.0 million or 20.42% of our total loan portfolio consisted of commercial real estate loans, including commercial real estate construction loans of $15.7 million.

          The credit risk related to commercial real estate loans is considered to be greater than the risk related to one- to four-family residential or consumer loans because the repayment of commercial real estate loans typically is dependent on the income stream of the real estate securing the loan as collateral and the successful operation of the borrower’s business, which can be significantly affected by conditions in the real estate markets or in the economy.  For example, if the cash flow from the borrower’s project is reduced due to leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired.  In addition, many of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity.  These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment.

          If we foreclose on a commercial real estate loan, our holding period for the collateral typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral.

Additionally, as a result of our increasing emphasis on this type of lending, a large portion of our commercial real estate loan portfolio is relatively unseasoned and has not been subjected to unfavorable economic conditions.  As a result we may not have enough payment history with which to judge future collectibility or to predict the future performance of this part of our loan portfolio.  These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.  Further, commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers.  Accordingly, if we make any errors in judgment in the collectibility of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.  See “Business of First Savings Bank – Lending Activities – Multi-family and Commercial Real Estate Lending.”

          Multi-family Residential Real Estate Loans.  Our multi-family loans are subject to collateral risk similar to other real estate secured products.  While our primary lending markets have experienced strong demand for affordable housing, valuations have increased significantly over the past several years and could be negatively impacted by a decrease in investor demand.  At March 31, 2007, $82.0 million or 10.21% of our total loan portfolio consisted of multi-family residential real estate loans, including multi-family construction loans of $5.1 million.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could be reduced.

          We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and evaluate economic conditions.  Management recognizes that significant new growth in loan portfolios, new loan products and the refinancing of existing loans can result in portfolios comprised of unseasoned loans that may not perform in a historical or projected manner.  If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover actual losses, resulting in additions to our allowance.  Material additions to our allowance could materially decrease our net income.  The peer group used by RP Financial in its appraisal had an average allowance for loan losses of 1.01% of total loans at March 31, 2007. Our allowance for loan losses was 0.32% of total loans, and 914.95% of non-performing loans at March 31, 2007. Our allowance compared to total loans is significantly below our peers. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize additional loan charge-offs.  Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our financial condition and results of operations.

We may be unable to successfully integrate and grow the operations of Executive House.

          In December 31, 2005, we acquired Executive House as a subsidiary of First Savings Bank.  Executive House has always operated previously as an unregulated mortgage originator primarily of commercial real estate and construction loans.  As part of the acquisition, the owner of Executive House, John P. Mills, continued his employment with Executive House as President. In February 2006, First Savings Bank hired David G. Kroeger, formerly with the Washington Division of Financial Institutions, as Executive Vice President to work with Mr. Mills.  The difficulties in hiring and training new personnel for this type of business include integrating personnel with different business backgrounds, combining different corporate cultures, while retaining other key employees.  The process of integrating personnel could cause an interruption of, or loss of momentum in, the operations of Executive House and the loss of customers and key personnel.  During the three months ended March 31, 2007 and the year ended December 31, 2006, Executive House originated construction/land development loans of $48.4 million and $111.5 million, respectively. These originations included $32.6 million and $76.3 million of one- to four-family construction loans to builders, and $0 and $3.6 million of multi-family real estate construction loans, and $15.8 million and $31.6 million of land development loans, for the respective periods.

          In addition, we may not realize expected revenue increases, cost savings and other projected benefits from the acquisition.  Any delays or difficulties encountered in connection with integrating and growing the operations of

Executive House could have an adverse effect on our business and results of operations or otherwise adversely affect our ability to achieve the anticipated benefits of the acquisition.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

          Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings.  We expect that we will periodically experience imbalances in the interest rate sensitivities of our assets and liabilities and the relationships of various interest rates to each other. Over any defined period of time, our interest-earning assets may be more sensitive to changes in market interest rates than our interest-bearing liabilities, or vice versa. In addition, the individual market interest rates underlying our loan and deposit products (e.g., prime) may not change to the same degree over a given time period. In any event, if market interest rates should move contrary to our position, our earnings may be negatively affected.  In addition, loan volume and quality and deposit volume and mix can be affected by market interest rates. Changes in levels of market interest rates could materially affect our net interest spread, asset quality, origination volume, and overall profitability.

           Interest rates have recently been at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 17 times, from 1.00% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans such as one- to four-family residential mortgages) have not. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin to date. If short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

           We principally manage interest rate risk by managing our volume and mix of our earning assets and funding liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed.

           Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. At March 31, 2007, we had $583.4 million in loans due after one year with fixed rates of interest, representing 79.62% of our total loan portfolio and 57.09% of our total assets. Our most recent “rate shock” analysis indicates that our net portfolio value would be more adversely affected by an increase in interest rates than by a decrease. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Asset and Liability Management and Market Risk.”

           Our single branch location limits our ability to attract retail deposits and as a result a large portion of our deposits are certificates of deposit, including “Jumbo” certificates which may not be as stable as other types of deposits.

           Our single branch location limits our ability to compete with larger institutions for non-interest bearing deposits as these institutions have a larger branch network providing greater convenience to customers. As a result we are dependent on more interest rate sensitive deposits. At March 31, 2007, $527.0 million, or 69.2%, of our total deposits were certificates of deposit, and of that amount $325.9 million, or 61.8%, of the certificates of deposit were “jumbo” certificates of $100,000 or more. In addition, at that date our high yield money market accounts totaled $205.1 million or 26.9% of our total deposits. Deposit inflows are significantly influenced by general interest rates. Our money market accounts and jumbo certificates of deposit and the retention of these deposits are particularly sensitive to general interest rates, making these deposits traditionally a more volatile source of funding than other deposit accounts. In order to retain our money market accounts and jumbo certificates of deposit, we may have to pay a higher rate, resulting in an increase in our cost of funds. In a rising rate environment, we may be unwilling or unable to pay a competitive rate because of the resulting compression in our interest rate spread. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings or other deposits which could increase our cost of funds and negatively impact our interest rate spread and our financial condition.

Our business is subject to general economic risks that could adversely impact our results of operations and financial condition.

          Changes in economic conditions, particularly an economic slowdown in Washington, could hurt our business.  Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control.  Deterioration in economic conditions, in particular an economic slowdown within Washington, could result in the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•

collateral for loans made by us, especially real estate, may decline in value, in turn reducing a client’s borrowing power, and reducing the value of assets and collateral associated with our loans held for investment.

          A downturn in the regional real estate market could hurt our business.  Our business activities and credit exposure are concentrated in Washington.  A downturn in the Washington real estate market could hurt our business because many of our loans are secured by real estate located within the state of Washington, especially King, Pierce and Snohomish Counties, Washington.  As of March 31, 2007, almost all of our real estate loan portfolio, including home equity loans, consisted of loans secured by real estate located in Washington.  In recent years, there has been a significant increase in real estate values in our market area.  As a result of this concentration, if there is a significant decline in real estate values in these geographic areas, the collateral for our loans will provide less security and we may experience increases in nonperforming loans.  As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans which would hurt our net income.  Additionally, a decline in real estate values could likewise adversely impact our portfolio of real estate loans and could result in a decline in the origination of such loans.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to those offered by us, which could limit our growth and profitability.

          We face direct competition from a significant number of financial institutions, many with a state-wide or regional presence, and in some cases a national presence, in both originating loans and attracting deposits.  Competition in originating loans comes primarily from other banks, mortgage companies and consumer finance institutions that make loans in our primary market areas.  We also face substantial competition in attracting deposits from other banking institutions, money market and mutual funds, credit unions and other investment vehicles.

          In addition, banks with larger capitalization and non-bank financial institutions that are not governed by bank regulatory restrictions have large lending limits and are better able to serve the needs of larger customers.  Many of these financial institutions are also significantly larger and have greater financial resources than us, have been in business for a long period of time and have established customer bases and name recognition.

          We compete for loans principally on the basis of interest rates and loan fees, the types of loans we originate and the quality of service we provide to borrowers.  Our ability to attract and retain deposits requires that we provide customers with competitive investment opportunities with respect to rate of return, liquidity, risk and other factors.  To effectively compete, we may have to pay higher rates of interest to attract deposits, resulting in reduced profitability.  If we are not able to effectively compete in our market area, our profitability may be negatively affected, potentially limiting our ability to pay dividends.  The greater resources and deposit and loan products offered by some of our competitors may also limit our ability to increase our interest-earning assets.  See “Business of First Savings Bank – Competition.”

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

          The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services.  The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs.  Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations.  Many of our competitors have substantially greater resources to invest in technological improvements.  We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We are subject to extensive regulation which could adversely affect our business.

          Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations.  Because our business is highly regulated, the laws, rules and regulations applicable to it are subject to regular modification and change.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations or otherwise materially and adversely affect our business, financial condition, prospects or profitability.  See “How We Are Regulated – Regulation and Supervision of First Savings Bank.”

Earthquakes in our primary market area may result in material losses because of damage to collateral properties and our borrowers’ inability to repay loans.

          The Puget Sound region, where substantially all of the real and personal property securing our loans is located, is an earthquake-prone region.  A major earthquake could result in material losses to us, although we have not experienced any losses in the past ten years as a result of earthquake damage to collateral securing loans. Earthquake insurance is generally not required by other lenders in the market area, and as a result in order to remain competitive in the marketplace, we do not require earthquake insurance as a condition of making a loan.  Earthquake insurance is also not always available at a reasonable coverage level and cost because of changing insurance underwriting practices in our market area resulting from past earthquake activity and the likelihood of future earthquake activity in the region.  Additionally, if the collateralized properties are only damaged and not destroyed to the point of total insurable loss, borrowers may suffer sustained job interruption or job loss, which may materially impair their ability to meet the terms of their loan obligations.  We cannot assure you that a major earthquake in our primary market area will not result in material losses to us.  See “Business of First Savings Bank – Natural Disasters.”

Risks Related to this Offering

After this offering, our compensation expenses will increase and our return on equity will be low compared to other companies.  These factors could negatively impact the price of our stock.

          The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully deploy those proceeds in our business operations.  Our compensation expense will increase because of the costs associated with the employee stock ownership and stock-based incentive plans.  These additional expenses will adversely affect our net income.  We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant.  We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients.  We estimate, once these plans are adopted, the increase in compensation expense will be approximately $4.7 million on pre-tax basis, based on the adjusted maximum of the offering range.  On an after-tax basis, this expense will be approximately $3.6 million, or approximately 28.0% of First Savings Bank’s pro forma net income for the twelve months ended March 31, 2007, assuming the adjusted maximum of the offering.   Expenses also are expected to increase as a result of the costs of being a public company.  Therefore, we expect our return on equity to be below our historical level and less than many of our regional and national peers.  For the three months ended March 31, 2007 and for the year ended December 31, 2006, our return on equity was 6.65% and 6.86%, respectively. Although we expect that our net income will increase following the offering we expect that our return on equity will also be reduced as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the three months ended March 31, 2007 and the year ended December 31, 2006 was 3.63% and 3.68% , respectively, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 6.38% and 6.44% for the three months ended March 31, 2007 and year ended December 31, 2006, respectively. If our return on equity remains below the industry average following the stock offering, this could hurt our stock price.  We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers.  For further information regarding pro forma income and expenses, see “Pro Forma Data.”

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

          As a result of the completion of this offering, we will become a public reporting company.  We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002, particularly Section 404 of the Sarbanes-Oxley Act regarding required internal controls and procedures, and the related rules and regulations of the Securities and Exchange Commission will require us to assess our internal controls and procedures and evaluate our accounting systems.  In addition, we have hired, and may need to hire further additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion.  As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired.  These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Your subscription funds could be held for an extended time period and will be unavailable to you for other investments if completion of the conversion is delayed.

          Your subscription funds could be held for an extended time period if the conversion is not completed by _________ __, 2007 and the regulators give First Financial Northwest more time to complete the conversion.  If this occurs, your funds would not be available to use for other purposes.  If the regulators give First Financial Northwest more time to complete the conversion, First Financial Northwest will contact everyone who subscribed for shares to see if they still want to purchase stock.  A material change in the independent appraisal of First Savings Bank would be the most likely, but not necessarily the only, reason for a delay in completing the conversion.  The conversion requirements permit the regulators to grant one or more time extensions, none of which may exceed 90 days.  Extensions may not go beyond ___________ __, 2009.

Management and the board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

          We expect that a significant amount of capital will be raised in this offering.  The board of directors and management of First Financial Northwest will have discretion in the investment of this additional capital.  We will use a portion of the net proceeds retained to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to shareholders, repurchase shares of common stock, purchase securities, deposit funds in First Savings Bank or other financial institutions, acquire other financial services companies or for other general corporate purposes.  First Savings Bank may use the proceeds it receives to fund new loans, repay Federal Home Loan Bank advances, establish or acquire new branches or loan production offices, purchase securities, or for general corporate purposes.  We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications.  Our failure to utilize these funds effectively could reduce our profitability.  We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long we will require to effectively deploy the proceeds.  Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

Holders of First Financial Northwest common stock may not be able to sell their shares when desired if a liquid trading market does not develop, or for $10.00 or more per share even if a liquid trading market develops.

          We have never issued common stock to the public.  Consequently, there is no established market for the common stock.  We expect our common stock to be listed for trading on the Nasdaq Global Market under the symbol “FFNW.”  We cannot predict whether a liquid trading market in shares of First Financial Northwest’s  common stock will develop or how liquid that market might become.  Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop and may not be able to sell them at a price equal to or above $10.00 per share even if a liquid trading market develops.  The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal.  The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.  After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of First Financial Northwest and the outlook for the financial institutions industry in general.  See “The Conversion and Stock Offering – How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering.”

The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of First Financial Northwest.

          Our board of directors and executive officers intend to purchase approximately 3.37% and 2.49% of our common stock at the minimum and maximum of the offering range, respectively.  These purchases, together with the purchase by the employee stock ownership plan of 8% of the aggregate shares sold in the offering, as well as the potential acquisition of common stock through the proposed stock option plan and restricted stock plan will result in ownership by insiders of First Financial Northwest in excess of 24% of the total shares issued in the offering at the maximum of the offering range.  This inside ownership and provisions in our articles of incorporation and bylaws may discourage attempts to acquire First Financial Northwest, pursue a proxy contest for control of First Financial Northwest, assume control of First Financial Northwest by a holder of a large block of common stock, and remove First Financial Northwest’s management, all of which shareholders might think are in their best interests.  These provisions include a prohibition on any holder of common stock voting more than 10% of the outstanding common stock.  See “Restrictions on Acquisition of First Financial Northwest and First Savings Bank – Anti-takeover Provisions in First Financial Northwest’s Articles of Incorporation and Bylaws.”

          In addition, the business corporation law of Washington, the state where First Financial Northwest is incorporated, provides for certain restrictions on acquisition of First Financial Northwest.  Furthermore, federal law restricts acquisitions of control of bank holding companies such as First Financial Northwest.

We intend to grant stock options and restricted stock to the board of directors and certain employees  following the conversion which will likely reduce your ownership interest.

          If approved by a vote of the shareholders following the conversion, we intend to establish a stock option plan with a number of shares equal to 10% of the shares issued in the conversion (including shares contributed to the First Financial Northwest Foundation) and a restricted stock plan with a number of shares equal to 4% of the shares issued in the conversion (including shares contributed to the First Financial Northwest Foundation).  These stock benefit plans are being established for the benefit of selected directors, officers and employees of First Financial Northwest and First Savings Bank and are worth a total of $27.8 million at the purchase price, based on the maximum of the estimated offering range (plus shares contributed to the First Financial Northwest Foundation).  Awards under these plans will likely reduce the ownership interest of all shareholders by increasing the number of shares outstanding.  The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under the stock option plan and the restricted stock plan would dilute the voting interests of existing shareholders, by up to 9.1% and 3.9%, respectively.  For further discussion regarding these plans, see “Pro Forma Data” and “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization.”

Risks Related to the Formation of Our Charitable Foundation

          The contribution to the First Financial Northwest Foundation, Inc. will hurt our profits for fiscal year 2007 and dilute your ownership interest.

          We intend to contribute 8% of the shares of our common stock to be sold in the offering to the First Financial Northwest Foundation.  This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be this year.  Based on the pro forma assumptions, the contribution to the First Financial Northwest Foundation would reduce net earnings by $8.4 million at the midpoint of the offering, after tax, in fiscal year 2007.  In addition, purchasers of shares in the offering will have their ownership and voting interests diluted by up to 7.4% at the close of the offering when we contribute the shares of our common stock to the First Financial Northwest Foundation.  For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

          Our contribution to the First Financial Northwest Foundation, Inc. may not be tax deductible, which could hurt our profits.

          We believe that our contribution to the First Financial Northwest Foundation, valued at $12.8 million at the midpoint of the offering, pre-tax, will be deductible for federal income tax purposes.  However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation.  If the contribution is not deductible, we would not receive any tax benefit from the contribution.  In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to immediately use the deduction.  However, the nondeductible portion of the contribution may be carried over to future years in accordance with federal tax laws.

SELECTED FINANCIAL AND OTHER DATA

          The Financial Condition Data as of December 31, 2006 and 2005 and the Operating Data for the years ended December 31, 2006, 2005 and 2004 are derived from the audited consolidated financial statements and related notes included elsewhere in the prospectus.  The Financial Condition Data as of December 31, 2004, 2003 and 2002 and the Operating Data for the years ended December 31, 2003 and 2002 are derived from audited consolidated financial statements, not included in this prospectus.  The Financial Condition Data as of March 31, 2007 and the Operating Data for the three months ended March 31, 2007 and 2006 are derived from unaudited consolidated financial statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the data for the unaudited periods.  Historical results are not necessarily indicative of results to be expected in any future period, and results for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ended December 31, 2007.  The following information is only a summary and you should read it in conjunction with our consolidated financial statements and related notes beginning on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At March 31, 2007	At December 31,

FINANCIAL CONDITION DATA:		2006	2005	2004	2003	2002

	(Unaudited)	(In Thousands)
Total assets	$1,021,887	$1,004,711	$879,650	$776,363	$726,876	$653,664
Investment securities available for sale	142,039	149,051	184,279	265,557	291,391	243,128
Investment securities held to maturity	86,682	86,786	86,663	88,512	60,942	57,704
Loans receivable, net (1)	733,592	700,328	540,695	384,128	343,945	313,787
Goodwill	14,206	14,206	13,754	—	—	—
Deposits	761,235	750,710	689,502	666,271	634,973	568,054
Advances from Federal Home Loan Bank	150,000	147,000	90,000	17,000	7,000	7,000
Equity	106,275	104,042	96,353	90,238	81,456	74,537

	Three Months Ended March 31,		Year Ended December 31,

OPERATING DATA:	2007	2006	2006	2005	2004	2003	2002

	(Unaudited)		(In Thousands)
Interest income	$15,474	$13,149	$55,260	$40,285	$36,464	$33,904	$34,589
Interest expense	10,774	7,920	37,248	23,668	19,335	20,762	20,900

Net interest income	4,700	5,229	18,012	16,617	17,129	13,142	13,689
Provision for loan losses	600	160	320	137	—	305	59

Net interest income after provision for loan losses	4,100	5,069	17,692	16,480	17,129	12,837	13,630
Noninterest income (expense)	30	(37)	(92)	354	400	611	218
Noninterest expense	1,824	1,758	8,384	4,739	3,782	3,235	3,208

Income before federal income taxes	2,306	3,274	9,216	12,095	13,747	10,213	10,640
Federal income tax expense	548	989	2,128	3,021	3,692	2,760	3,172

Net income	$1,758	$2,285	$7,088	$9,074	$10,055	$7,453	$7,468

(1)	Net of allowances for loan losses, loans in process and deferred loan fees.

		At December 31,
	At March 31, 2007
OTHER DATA:		2006	2005	2004	2003	2002

Number of:
Loans outstanding	2,599	2,558	2,209	1,886	1,820	1,837
Deposit accounts	15,917	15,836	14,522	13,668	13,085	12,280
Full-service offices	1	1	1	1	1	1

	At or For the Three Months Ended March 31, (1)
			At or For the Year Ended December 31,
KEY FINANCIAL RATIOS:
	2007	2006	2006	2005	2004	2003	2002

Performance Ratios:
Return on assets (2)	0.69%	1.01%	0.75%	1.14%	1.35%	1.07%	1.33%
Return on equity (3)	6.65	9.14	6.86	9.55	11.82	9.78	10.60
Equity to asset ratio (4)	10.37	11.08	10.89	11.94	11.40	10.91	12.52
Interest rate spread (5)	1.60	2.14	1.76	1.87	2.05	1.56	1.91
Net interest margin (6)	1.93	2.43	2.01	2.18	2.34	1.90	2.42
Tangible equity to tangible assets (7)	9.14	9.39	9.07	9.54	11.62	11.21	11.40
Average interest-earning assets to average interest-bearing liabilities	107.45	107.79	106.05	109.94	111.38	111.28	113.74
Efficiency ratio (8)	38.56	33.86	46.79	27.92	21.58	23.52	23.07
Noninterest expense as a percent of average total assets	0.72	0.78	0.88	0.60	0.51	0.46	0.57
Capital Ratios:
Tier I leverage	9.35	9.87	9.52	10.60	11.77	11.13	10.96
Tier I risk-based	15.16	16.70	15.57	17.29	25.43	25.96	25.30
Total risk-based	15.57	17.05	15.90	17.63	25.71	26.28	25.55
Asset Quality Ratios:
Non-accrual and 90 days or more past due loans as a percent of total loans	0.03	0.02	0.02	0.05	0.07	0.19	0.22
Non-performing assets as a percent of total assets	0.03	0.01	0.02	0.03	0.03	0.09	0.11
Allowance for loan losses as a percent of total loans	0.32	0.29	0.26	0.27	0.24	0.28	0.22
Allowance for loan losses as a percent of non-performing loans	914.95	1692.52	1279.87	550.33	375.47	146.32	97.87
Net charge-offs to average loans receivable, net	—	—	—	0.01	—	—	—

(1)	Ratios have been annualized.
(2)	Net income divided by average total assets.
(3)	Net income divided by average equity.
(4)	Average equity divided by average total assets.
(5)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(6)	Net interest margin, otherwise known as net yield on interest-earning assets, is calculated as net interest income divided by average interest-earning assets.
(7)	Tangible equity is equity less goodwill and other intangible assets.
(8)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income (expense).

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

          These forward-looking statements are subject to significant risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	our ability to successfully manage our growth;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board.

          Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee.  Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

FIRST FINANCIAL NORTHWEST

          We are a newly formed Washington corporation.  We are conducting the stock offering in connection with the conversion of First Financial Holdings from the mutual to the stock form or organization.  Following the completion of the offering, we will be a savings and loan holding company and our primary regulator will be the Office of Thrift Supervision.  See “How We Are Regulated – Regulation and Supervision of First Financial Northwest.”

          Following the conversion we will have no significant assets other than all of the outstanding shares of common stock of First Savings Bank, the net proceeds we keep from the offering and a loan to the First Financial Northwest employee stock ownership plan.  We will have no significant liabilities.  See “How We Intend to Use the Proceeds From this Offering.”  Our management, and the management of First Savings Bank, is substantially the same.  We utilize the support staff and offices of First Savings Bank and pay First Savings Bank for these services.  If we expand or change our business in the future, we may hire our own employees.

FIRST SAVINGS BANK OF RENTON

          First Savings Bank is a Washington chartered stock savings bank.  Upon completion of the conversion, First Savings Bank will be the wholly-owned subsidiary of First Financial Northwest and will be known as First Savings Bank Northwest.

          First Savings Bank is a community-based savings bank primarily serving King County, Washington through our full-service banking office and automated teller machine.  We are in the business of attracting deposits from the public through our office and utilizing these deposits to originate loans.  A large percentage of our loans consists of one- to four-family loans, and construction/land development and commercial real estate loans, most of which were originated by our subsidiary, Executive House.  Executive House specializes in construction and development and commercial real estate lending.  For more information regarding the business and operations of First Savings Bank, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of First Savings Bank.”

          First Savings Bank was organized in 1923 as a Washington state chartered savings and loan association, converted to a federal mutual savings and loan association in 1935, and converted to a Washington state chartered mutual savings bank 1992.  Effective October 1, 2002, First Savings Bank reorganized into a two-tier mutual holding company structure, became a stock savings bank and became the wholly-owned subsidiary of First Financial of Renton.

          First Savings Bank is examined and regulated by the Washington Department of Financial Institutions, its primary regulator, and by the FDIC.  First Savings Bank is required to have certain reserves set by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank of Seattle, which is one of the 12 regional banks in the Federal Home Loan Bank System.

          The principal executive offices of First Savings Bank are located at 201 Wells Avenue South, Renton, Washington, 98057 and its telephone number is (425) 255-4400.

HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

          Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion is completed, we presently anticipate that the net proceeds will be between $133.3 million at the minimum of the offering range and $180.9 million at the maximum of the offering range and may be up to $208.2 million assuming an increase in the estimated offering range by 15%.  See “Pro Forma Data” and “The Conversion and Stock Offering – How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering” as to the assumptions used to arrive at these amounts.

          We intend to use the net proceeds received from the stock offering as follows:

	Minimum	Maximum	Maximum, as adjusted

	(In Thousands)
Gross proceeds	$136,000	$184,000	$211,600
Less: estimated underwriting commission and other offering expenses	(2,683)	(3,124)	(3,378)
Less: pay off Bank-level borrowings	(110,000)	(140,000)	(140,000)
Less: loan to our employee stock ownership plan	10,880	14,720	16,928

Net investable cash proceeds	$12,437	$26,156	$51,294

          First Financial Northwest will retain 50% of the net conversion proceeds and will purchase all of the capital stock of First Savings Bank to be issued in the conversion in exchange for the remaining 50% of the net conversion proceeds.  The net proceeds retained by First Financial Northwest will initially be deposited with First Savings Bank and may ultimately be used to support lending and investment activities, future expansion of operations through the establishment or acquisition of banking offices or other financial service providers, to pay dividends or for other general corporate purposes, including repurchasing shares of its common stock.  No such acquisitions are specifically being considered at this time.  First Savings Bank intends to use the proceeds received from First Financial Northwest to continue to manage its interest rate risk, which would include the repayment of substantially all of the borrowings from the Federal Home Loan Bank, and the balance, if any, for future lending and investment activities, in addition to general and other corporate purposes.  For the three months ended March 31, 2007, the weighted average interest rate of our borrowings from the Federal Home Loan Bank was 5.43%.  However, First Savings Bank may, as needed, borrow additional funds from the Federal Home Loan Bank of Seattle.   See “Risk Factors.”

          First Financial Northwest intends to use a portion of the net proceeds to make a loan directly to the employee stock ownership plan to enable it to purchase up to 8% of the aggregate shares of common stock sold in the offering; or if shares are not available, in the open market after the conversion.  Based upon the sale of 13,600,000 shares of common stock in the offering and the contribution of 1,088,000 shares of common stock to the foundation, and the sale of 18,400,000 shares of common stock in the offering and the contribution of 1,472,000 shares of common stock to the foundation, at the minimum and maximum of the estimated offering range, respectively, the loan to the First Financial Northwest employee stock ownership plan would be $10.9 million and $14.7 million, respectively.  See “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization – Employee Stock Ownership Plan.”

          First Financial Northwest will contribute to the First Financial Northwest Foundation an amount of stock equal to 8% of the shares to be sold in the offering.  In addition, First Financial Northwest intends to adopt a restricted stock plan, subject to shareholder approval, and will use a portion of its proceeds to fund the purchase of shares in the open market for the plan.  The restricted stock plan intends to purchase in the open market 4% of the aggregate shares sold in the offering and contributed to the foundation, or $5.9 million and $7.9 million at the minimum and maximum of the estimated offering range, respectively.

          The net proceeds may vary because total expenses of the conversion may be more or less than those estimated.  The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of First Savings Bank.  Payments for shares made through withdrawals from existing deposit accounts at First Savings Bank will not result in the receipt of new funds for investment by First Savings Bank but will result in a reduction of First Savings Bank’s interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

OUR POLICY REGARDING DIVIDENDS

          The board of directors of First Financial Northwest currently intends to pay cash dividends on the common stock in the future.  However, the amount and timing of any dividends has not yet been determined.  The payment of dividends will depend upon a number of factors, including capital requirements, First Financial Northwest’s and First Savings Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurances can be given that any dividends will be paid or that, if paid, dividends will not be reduced or eliminated in future periods.  First Financial Northwest may file consolidated tax returns with First Savings Bank.  Accordingly, it is anticipated that any cash distributions made by First Financial Northwest to its shareholders would be treated as cash dividends and not as a return of capital for federal and state tax purposes.

          Dividends from First Financial Northwest will depend, in large part, upon receipt of dividends from First Savings Bank, because First Financial Northwest initially will have limited sources of income other than dividends from First Savings Bank, earnings from the investment of proceeds retained by First Financial Northwest from the sale of shares of common stock and interest payments with respect to First Financial Northwest’s loan to the First Financial Northwest employee stock ownership plan.  Under Washington law, First Financial Northwest is prohibited from paying a dividend if, as a result of its payment, it would be unable to pay its debts as they become due in the normal course of business, or if its total liabilities would exceed its total assets.  In addition, as a savings and loan holding company, regulations of the Office of Thrift Supervision prohibit a return of capital during the three-year term of the business plan submitted by First Financial Northwest in connection with the stock offering.  See “How We Are Regulated – Regulation and Supervision of First Savings Bank - Dividends.”

MARKET FOR THE COMMON STOCK

          First Financial Northwest has never issued capital stock, and, consequently, there is no established market for the common stock at this time.  First Financial Northwest has applied to have its common stock listed on the Nasdaq Global Market under the symbol “FFNW.”  There can be no assurance, however, that First Financial Northwest will meet Nasdaq’s listing requirements.  The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of First Financial Northwest, First Savings Bank or any market maker.  Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited.  First Financial Northwest intends to meet the requirements for listing on the Nasdaq Global Market.  There can be no assurance, however, that purchasers will be able to sell their shares at or above the initial purchase price of $10.00 per share.

CAPITALIZATION

          The following table presents the capitalization of First Financial Holdings, MHC at March 31, 2007, and the pro forma consolidated capitalization of First Financial Northwest after giving effect to the conversion, excluding assumed earnings on the net proceeds, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.”

	First Financial Holdings, MHC Capitalization At March 31, 2007	First Financial Northwest, Inc. - Pro Forma Based Upon Sale at $10.00 Per Share

		13,600,000 Shares (Minimum of Range)	16,000,000 Shares (Midpoint of Range)	18,400,000 Shares (Maximum of Range)	21,160,000 Shares (1) (Maximum of Range, as Adjusted)

	(Dollars in Thousands)
Deposits (2)	$761,235	$761,235	$761,235	$761,235	$761,235
Borrowings (2)	150,000	40,000	20,000	10,000	10,000

Total deposits and borrowings	$911,235	$801,235	$781,235	$771,235	$771,235

Shareholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—	—	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; shares to be issued as reflected (3)	—	147	173	199	229
Additional paid-in capital	—	144,050	169,723	195,397	224,921
Retained earnings (4)	108,512	108,512	108,512	108,512	108,512
Less:
Expense of stock contribution to the First Financial Northwest Foundation	—	(10,880)	(12,800)	(14,720)	(16,928)
Plus:
Tax benefit of contribution to the First Financial Northwest Foundation	—	3,699	4,352	5,005	5,756
Accumulated other comprehensive income	(2,237)	(2,237)	(2,237)	(2,237)	(2,237)
Less:
Common stock to be acquired by the employee stock ownership plan (5)	—	(10,880)	(12,800)	(14,720)	(16,928)
Common stock to be acquired by the restricted stock plan (6)	—	(5,875)	(6,912)	(7,949)	(9,141)

Total shareholders’ equity	$106,275	$226,536	$248,011	$269,487	$294,184

Total shareholders’ equity as a percentage of total assets	10.40%	21.95%	23.99%	25.79%	27.50%
Pro forma shares outstanding shares issued to foundation	—	1,088,000	1,28,000	1,42,000	1,692,800
Shares offered for sale in offering	—	13,600,000	16,000,000	18,400,000	21,160,000

Total shares outstanding	—	14,688,000	17,280,000	19,872,000	22,852,800

(footnotes on following page)

(1)

As adjusted to give effect to an increase in the number of shares of common stock which would be offered due to a 15% increase in the estimated offering range to reflect demand for shares, changes in market and general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion.  These withdrawals would reduce pro forma deposits by the amount of the withdrawals.  Assumes that Federal Home Loan Bank advances are paid off with conversion proceeds in the amount of $110.0 million at the minimum, $130.0 million at the midpoint and $140.0 million at the maximum and adjusted maximum of the offering range, respectively.

(3)

No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan.  If this plan is implemented, an amount up to 10% of the shares of First Financial Northwest common stock sold in the offering and contributed to the First Financial Foundation will be reserved for issuance upon the exercise of options under the stock option plan. See “Management – Benefits to be Considered Following Completion of the Conversion and Reorganization.”

(4)

The retained earnings of First Savings Bank will be substantially restricted after the conversion.  Additionally, First Savings Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount required for the liquidation account that will be set up in connection with the conversion.  See “The Conversion and Stock Offering – Effects of the Conversion - Depositors’ Rights if We Liquidate.”

(5)

Assumes that 8% of the shares sold in the offering will be purchased by the employee stock ownership plan financed by a loan from First Financial Northwest. The loan will be repaid principally from First Savings Bank’s contributions to the employee stock ownership plan. Since First Financial Northwest will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on First Financial Northwest’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

(6)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering and contributed to the First Financial Northwest Foundation.  The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As First Financial Northwest accrues compensation expense to reflect the vesting of shares pursuant to the restricted stock plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the restricted stock plan will require shareholder approval. The funds to be used by the restricted stock plan to purchase the shares will be provided by First Financial Northwest. See “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization – Restricted Stock Plan.”

FIRST SAVINGS BANK
EXCEEDS ALL REGULATORY CAPITAL REQUIREMENTS

          At March 31, 2007, First Savings Bank exceeded all of its applicable regulatory capital requirements.  The table on the following page sets forth the regulatory capital of First Savings Bank at March 31, 2007 and the pro forma regulatory capital of First Savings Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table.  The pro forma regulatory capital amounts reflect the receipt by First Savings Bank of 50% of the net stock proceeds, after expenses along with repayment of Federal Home Loan Bank advances in the amount of $110.0 million at the minimum of the valuation range , $130.0 million at the midpoint and $140.0 million at the maximum and the adjusted maximum of the valuation range, respectively.  The pro forma risk-based capital amounts assume the investment of the net proceeds received by First Savings Bank in assets that have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 2007.

			Pro Forma at March 31, 2007

	At March 31, 2007		13,600,00 Shares Sold at $10.00 per Share (Minimum of Range)		16,000,00 Shares Sold at $10.00 per Share (Midpoint of Range)		18,400,00 Shares Sold at $10.00 per Share (Maximum of Range)		21,160,000 Shares Sold at $10.00 per Share (Maximum of Range, as Adjusted)

	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in Thousands)
Equity capital under generally accepted accounting principles (“GAAP”)	$106,275	10.40%	$162,054	16.03%	$172,023	17.05%	$181,993	18.07%	$193,458	19.25%

Tier I leverage	$85,073	8.52%	$140,852	14.25%	$150,821	15.29%	$160,179	16.34%	$172,256	17.54%
Requirement	39,962	4.00	35,527	4.00	39,450	4.00	39,373	4.00	39,285	4.00

Excess	$45,111	4.52%	$101,325	10.25%	$111,371	11.29%	$121,418	12.34%	$132,971	13.54%

Tier I risk based	$85,073	13.91%	$140,852	23.11%	$150,821	24.76%	$160,791	26.41%	$172,256	28.32%
Requirement	24,466	4.00	24,379	4.00	24,364	4.00	24,349	4.00	24,331	4.00

Excess	$60,607	9.91%	$116,473	19.11%	$126,457	20.76%	$136,442	22.41%	$147,925	24.32%

Total risk based	$87,614	14.32%	$143,393	23.53%	$153,362	25.18%	$163,332	26.83%	$174,797	28.74%
Risk based requirement	48,933	8.00	48,759	8.00	48,728	8.00	48,697	8.00	48,662	8.00

Excess	$38,681	6.32%	$94,634	15.53%	$104,634	17.18%	$114,635	18.83%	$126,135	20.74%

Reconciliation of capital infused into First Savings Bank:
Net proceeds infused			$66,659		$78,548		$90,438		$104,111
Less:
Common stock acquired by employee stock ownership plan			(10,880)		(12,800)		(14,720)		(16,928)

Pro forma increase in GAAP and regulatory capital			$55,779		$65,748		$75,718		$87,183

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

PRO FORMA DATA

          We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed.  However, we estimate that net proceeds will be between $129.1 million and $175.2 million, or $201.7 million if the estimated offering range is increased by 15%, based upon the following assumptions:

•	all shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to:

	•	eligible account holders, who are depositors of First Savings Bank with account balances of at least $50.00 as of the close of business on June 30, 2005,

	•	the proposed employee stock ownership plan, which will purchase 8% of the shares of common stock sold in the offering,

	•	supplemental eligible account holders, who are depositors of First Savings Bank with account balances of at least $50.00 as of the close of business on June 30, 2007, and

•

other members, who are depositors of First Savings Bank and borrowers of First Savings Bank as of the close of business on July 31 , 2007, other than eligible account holders or supplemental eligible account holders.

•

Keefe, Bruyette & Woods will receive a success fee equal to 1% of the gross proceeds from the offering, excluding shares of common stock sold to directors, officers, employees and the employee stock ownership plan and the contribution to the First Financial Northwest Foundation;

•	total expenses, excluding the success fee paid to Keefe, Bruyette & Woods, are estimated to be approximately $1.4 million. Actual expenses may vary from those estimated; and

•

that Federal Home Loan Bank advances are paid off with conversion proceeds in the amount of $110.0 million at the minimum, $130.0 million at the midpoint and $140.0 million at the maximum and adjusted maximum of the offering range, respectively.

          Pro forma consolidated net income and shareholders’ equity of First Financial Northwest have been calculated for the year ended December 31, 2006 and for the three months ended March 31, 2007 as if the common stock to be issued in the conversion had been sold at the beginning of the period and the net proceeds had been invested at 5.00% and 4.90%, which represent the yields on one-year U.S. Government securities at December 31, 2006 and at March 31, 2007.  We believe that this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods.  The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected.  A tax rate of 34% has been assumed for periods resulting in an after-tax yields of 3.30% and 3.23% for the year ended December 31, 2006 and for the three months ended March 31, 2007, respectively.  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan.  See Note 2 to the following tables.  As discussed under “How We Intend to Use the Proceeds From this Offering,” First Financial Northwest intends to make a loan to fund the purchase of 8% of the common stock sold in the offering by the employee stock ownership plan and intends to retain 50% of the net proceeds from the conversion.

          No effect has been given in the tables to the issuance of additional shares of common stock pursuant to the proposed stock option plan.  See “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization – Stock Option Plan.”  The table below gives effect to the restricted stock plan, which is expected to be adopted by First Financial Northwest following the conversion and presented along with the stock option plan to shareholders for approval at an annual or special meeting of shareholders to be held at least six months following the completion of the conversion.  If the restricted stock plan is approved by shareholders, the restricted stock plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion (including shares contributed to the First Financial Northwest Foundation), either through open market purchases or from authorized but unissued shares of common stock, if permissible.  The following tables assume that shareholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at $10.00 per share.  No effect has been given to First Financial Northwest’s results of operations after the conversion, the market price of the common stock after the conversion or a less than 4% purchase by the restricted stock plan.

          The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations.  Pro forma shareholders’ equity represents the difference between the stated amount of assets and liabilities of First Financial Northwest computed in accordance with GAAP.  Shareholders’ equity does not give effect to intangible assets in the event of a liquidation, to First Savings Bank’s bad debt reserve or to the liquidation account to be maintained by First Savings Bank.  The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

          The tables on the following pages summarize historical consolidated data of First Financial of Renton and First Financial Northwest’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the reorganization and the offering.

At or For the Three Months Ended March 31, 2007

13,600,000 Shares Sold at $10.00 Per Share (Minimum of Range)	16,000,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	18,400,000 Shares Sold at $10.00 Per Share (Maximum of Range)	21,160,000 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted) (1)

(Dollars in Thousands)
Gross proceeds of offering	$136,000	$160,000	$184,000	$211,600
Plus: Value of shares issued to the First Financial Northwest Foundation	10,880	12,800	14,720	16,928

Pro forma market capitalization	$146,880	$172,800	$198,720	$228,528

Gross proceeds of offering	$136,000	$160,000	$184,000	$211,600
Less Expenses	(2,683)	(2,904)	(3,124)	(3,378)
Less: Pay off Bank-level borrowings	(110,000)	(130,000)	(140,000)	(140,000)

Estimated net proceeds	23,317	27,096	40,876	68,222
Less: Common stock purchased by employee stock ownership plan (2)	(10,880)	(12,800)	(14,720)	(16,928)
Less: Common stock purchased by the restricted stock plan (3)	(5,875)	(6,912)	(7,949)	(9,141)

Estimated investable net proceeds	$6,562	$7,384	$18,207	$42,154

For the Three Months ended March 31, 2007:
Consolidated net income:
Historical	$1,758	$1,758	$1,758	$1,758
Pro forma income on net proceeds	53	60	147	341
Reduction in Bank-level borrowings interest expense	1,033	1,221	1,314	1,314
Pro forma employee stock ownership plan adjustment (2)	(120)	(141)	(162)	(186)
Pro forma restricted stock award adjustment (3)	(194)	(229)	(262)	(302)
Pro forma stock option adjustment (4)	(260)	(306)	(352)	(405)

Pro forma net income	$2,270	$2,363	$2,443	$2,520

Per share net income:
Historical	$0.13	$0.11	$0.09	$0.08
Pro forma income on net proceeds, as adjusted	—	—	0.01	0.02
Reduction in Bank-level borrowings interest expense	0.08	0.08	0.07	0.06
Pro forma employee stock ownership plan adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma restricted stock award adjustment (3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option adjustment (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (5)	$0.17	$0.15	$0.14	$0.12

Offering price as a multiple of pro forma net earnings per share	14.71	x	16.67	x	17.86	x	20.83	x
Number of shares outstanding for pro forma income per share calculations	13,618,133	16,021,333	18,424,533	21,188,213

(table continued on following page)                     (Footnotes on page 26)

		At or For the Three Months Ended March 31, 2007

		13,600,000 Shares Sold at $10.00 Per Share (Minimum of Range)	16,000,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	18,400,000 Shares Sold at $10.00 Per Share (Maximum of Range)	21,160,000 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted) (1)

		(Dollars in Thousands)
At March 31, 2007:
Shareholders’ equity:
Historical		$106,275	$106,275	$106,275	$106,275
Estimated net proceeds		133,317	157,096	180,876	208,222
Plus:	Shares issued to the First Financial Northwest Foundation	10,880	12,800	14,720	16,928
Less:	Shares contributed to the First Financial Northwest Foundation	(10,880)	(12,800)	(14,720)	(16,928)
Plus:	Tax benefit of contribution to the First Financial Northwest Foundation	3,699	4,352	5,005	5,756

Less: Common stock acquired by the employee stock ownership plan (2)		(10,880)	(12,800)	(14,720)	(16,928)
Less: Common stock acquired by the restricted stock plan (3)(4)		(5,875)	(6,912)	(7,949)	(9,141)

Pro forma shareholders’ equity		$226,536	$248,011	$269,487	$294,184
Less:	Intangibles	(14,206)	(14,206)	(14,206)	(14,206)

Pro forma tangible stockholders’ equity		$212,330	$233,805	$255,281	$279,978

Shareholders’ equity per share:
Historical		$7.24	$6.15	$5.35	$4.65
Estimated net proceeds		9.08	9.09	9.10	9.11
Plus:	Shares issued to the First Financial Northwest Foundation	0.74	0.74	0.74	0.74
Less:	Shares contributed to the First Financial Northwest Foundation	(0.74)	(0.74)	(0.74)	(0.74)
Plus:	Tax benefit of contribution to the First Financial Northwest Foundation	0.25	0.25	0.25	0.25
Less: Common stock acquired by the employee stock ownership plan (2)		(0.74)	(0.74)	(0.74)	(0.74)
Less: Common stock acquired by the restricted stock plan (3)(4)		(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share (6)		$15.43	$14.35	$13.56	$12.87
Less: Intangibles per share		(0.97)	(0.82)	(0.71)	(0.62)

Pro forma tangible shareholders equity per share		$14.46	$13.53	$12.85	$12.25

Offering price as a percentage of pro forma shareholders’ equity (5)		64.81%	69.69%	73.75%	77.70%
Offering price as a percentage of pro forma tangible shareholders’ equity per share		69.16%	73.91%	77.82%	81.63%

Number of shares outstanding for pro forma book value per share calculations		14,688,000	17,280,000	19,872,000	22,852,000

(Footnotes on page 26)

At or For the Year Ended December 31, 2006

13,600,000 Shares Sold at $10.00 Per Share (Minimum of Range)	16,000,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	18,400,000 Shares Sold at $10.00 Per Share (Maximum of Range)	21,160,000 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted) (1)

(Dollars in Thousands)
Gross proceeds of offering	$136,000	$160,000	$184,000	$211,600
Plus: Value of shares issued to the First Financial Northwest Foundation	10,880	12,800	14,720	16,928

Pro forma market capitalization	$146,880	$172,800	$198,720	$228,528

Gross proceeds of offering	$136,000	$160,000	$184,000	$211,600
Less Expenses	(2,683)	(2,904)	(3,124)	(3,378)
Less: Pay off of Bank-level borrowings	(110,000)	(130,000)	(140,000)	(140,000)

Estimated net proceeds	23,317	27,096	40,876	68,222
Less: Common stock purchased by employee stock ownership plan (2)	(10,880)	(12,800)	(14,720)	(16,928)
Less: Common stock purchased by the restricted stock plan (3)	(5,875)	(6,912)	(7,949)	(9,141)

Estimated investable net proceeds	$6,562	$7,384	$18,207	$42,153

For the Year Ended December 31, 2006:
Consolidated net income:
Historical	$7,088	$7,088	$7,088	$7,088
Pro forma income on net proceeds	217	244	601	1,391
Reduction in Bank-level borrowings interest expense	4,131	4,882	5,258	5,258
Pro forma employee stock ownership plan adjustment (2)	(479)	(563)	(648)	(745)
Pro forma restricted stock award adjustment (3)	(776)	(912)	(1,049)	(1,207)
Pro forma stock option adjustment (4)	(1,040)	(1,224)	(1,407)	(1,618)

Pro forma net income	$9,141	$9,515	$9,843	$10,167

Per share net income:
Historical	$0.52	$0.44	$0.38	$0.33
Pro forma income on net proceeds, as adjusted	0.02	0.02	0.03	0.07
Reduction in Bank-level borrowings interest expense	0.30	0.30	0.29	0.25
Pro forma employee stock ownership plan adjustment (2)	(0.04)	(0.04)	(0.04)	(0.04)
Pro forma restricted stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma net income per share (5)	$0.66	$0.58	$0.52	$0.47

Offering price as a multiple of pro forma net earnings per share	15.15	x	17.24	x	19.23	x	21.28	x
Number of shares outstanding for pro forma income per share calculations	13,672,533	16,085,333	18,498,133	21,272,853

(table continued on following page)              (Footnotes on page 26)

		At or For the Year Ended December 31, 2006

At December 31, 2006:		13,600,000 Shares Sold at $10.00 Per Share (Minimum of Range)	16,000,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	18,400,000 Shares Sold at $10.00 Per Share (Maximum of Range)	21,160,000 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted) (1)

		(Dollars in Thousands)
Shareholders’ equity:
Historical		$104,042	$104,042	$104,042	$104,042
Estimated net proceeds		133,317	157,096	180,876	208,222
Plus:	Shares issued to the First Financial Northwest Foundation	10,880	12,800	14,720	16,928
Less:	Shares contributed to the First Financial Northwest Foundation	(10,880)	(12,800)	(14,720)	(16,928)
Plus:	Tax benefit of contribution to the First Financial Northwest Foundation	3,699	4,352	5,005	5,756
Less: Common stock acquired by the employee stock ownership plan (2)		(10,880)	(12,800)	(14,720)	(16,928)
Less: Common stock acquired by the restricted stock plan (3)(4)		(5,875)	(6,912)	(7,949)	(9,141)

Pro forma shareholders’ equity		$224,303	$245,778	$267,254	$291,951
Less:	Intangibles	(14,206)	(14,206)	(14,206)	(14,206)

Pro forma tangible stockholders’ equity		$210,097	$231,572	$253,048	$277,745

Shareholders’ equity per share:
Historical		$7.08	$6.02	$5.24	$4.551
Estimated net proceeds		9.08	9.09	9.10	9.11
Plus:	Shares issued to the First Financial Northwest Foundation	0.74	0.74	0.74	0.74
Less:	Shares contributed to the First Financial Northwest Foundation	(0.74)	(0.74)	(0.74)	(0.74)
Plus:	Tax benefit of contribution to the First Financial Northwest Foundation	0.25	0.25	0.25	0.25
Less: Common stock acquired by the employee stock ownership plan (2)		(0.74)	(0.74)	(0.74)	(0.74)
Less: Common stock acquired by the restricted stock plan (3)(4)		(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share (6)		$15.27	$14.22	$13.45	$12.77
Less: Intangibles per share		(0.97)	(0.82)	(0.71)	(0.62)

Pro forma tangible shareholders equity per share		$14.30	$13.40	$12.74	$12.15

Offering price as a percentage of pro forma shareholders’ equity (5)		65.49%	70.32%	74.35%	78.31%
Offering price as a percentage of pro forma tangible shareholders’ equity per share		69.93%	74.63%	78.49%	82.30%

Number of shares outstanding for pro forma book value per share calculations		14,688,000	17,280,000	19,872,000	22,852,800

(footnotes on following page)

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.

(2)

Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from First Financial Northwest.  First Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. First Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 15 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by First Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 18,133, 21,333, 24,533 and 28,213 shares were committed to be released during the three-month period ending March 31, 2007; and 72,533, 85,333, 98,133 and 112,853 shares were committed to be released during the 12-month period ending December 31, 2006, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.  See “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization – Employee Stock Ownership Plan.”

(3)

If approved by First Financial Northwest’s shareholders, the restricted stock plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and contributed to the First Financial Northwest Foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Shareholder approval of the restricted stock plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from First Financial Northwest or through open market purchases. The funds to be used by the restricted stock plan to purchase the shares will be provided by First Financial Northwest. The table assumes that (i) the restricted stock plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% and 20% of the amount contributed to the restricted stock plan is amortized as an expense during the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, and (iii) the restricted stock plan expense reflects an effective combined federal and state tax rate of 34%. Assuming shareholder approval of the restricted stock plan and that shares of common stock (equal to 4% of the shares sold in the offering and contributed to the First Financial Northwest Foundation) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.9%.  See “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization – Restricted Stock Plan.”

(4)

If approved by First Financial Northwest’s shareholders, the stock option plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and contributed to the First Financial Northwest Foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Shareholder approval of the stock option plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.87 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34%. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan are obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share will decrease. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing shareholders’ ownership and voting interests by approximately 9.1%.

(5)

Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with Statement of Position 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above.

(6)	The retained earnings of First Savings Bank will be substantially restricted after the conversion. See “The Conversion - Liquidation Rights.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT CHARITABLE FOUNDATION

         If First Financial Northwest does not establish or fund the charitable foundation as part of the conversion, RP Financial has estimated that the pro forma aggregate market value of First Financial Northwest would be approximately $185.0 million at the midpoint of the estimated valuation range.  This is approximately $25.0 million greater than the pro forma aggregate market capitalization of First Financial Northwest, including the foundation, and would result in a 2,500,000 share increase in the amount of common stock offered for sale in the conversion.  The pro forma book value ratio would be similar, assuming the midpoint, under both the current appraisal and the estimate of the value of First Financial Northwest without the foundation.  The pro forma shareholders’ equity per share would also be similar with or without the foundation.  First Financial Northwest cannot assure that, in the event the foundation is not formed, the appraisal prepared at that time would have concluded that the pro forma market value of First Financial Northwest would be the same as was estimated.

	At the Minimum of Estimated Valuation Range				At the Midpoint of Estimated Valuation Range				At the Maximum of Estimated Valuation Range				At the Maximum, As Adjusted, of Estimated Valuation Range

	With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation

	(Dollars in Thousands)
Estimated offering amount	$136,000		$157,250		$160,000		$185,000		$184,000		$212,750		$211,600		$244,663
Pro forma market capitalization	146,880		157,250		172,800		185,000		198,720		212,750		228,528		244,663
Total assets	1,032,148		1,047,389		1,033,623		1,051,553		1,045,099		1,065,718		1,069,718		1,093,508
Total liabilities	790,612		805,612		785,612		775,612		775,612		775,612		775,612		775,612
Pro forma shareholders’ equity	226,536		241,777		248,011		265,941		269,487		290,106		294,184		317,896
Pro forma consolidated net income (three months ended March 31, 2007)	2,270		2,373		2,363		2,484		2,443		2,581		2,520		2,679
Pro forma shareholders’ equity per share	15.43		15.38		14.35		14.38		13.56		13.64		12.87		12.99
Pro forma consolidated net income per share (three months ended March 31, 2007)	0.17		0.16		0.15		0.14		0.14		0.14		0.12		0.13
Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	64.81%		65.02%		69.69%		69.59%		73.75%		73.31%		77.70%		76.98%
Offering price to pro forma net income per share	14.71	x	15.63	x	16.67	x	17.8	x	17.86	x	17.86	x	20.83	x	19.23	x
Pro forma financial ratios:
Return on assets (annualized)	0.88%		0.91%		0.91%		0.94%		0.94%		0.97%		0.94%		0.98%
Return on shareholders’ equity (annualized)	4.01%		3.93%		3.81%		3.74%		3.63%		3.56%		3.43%		3.37%
Shareholders’ equity to assets	21.95%		23.08%		23.99%		25.29%		25.79%		27.22%		27.50%		29.07%
Total shares issued	14,688,000		15,725,000		17,280,000		18,500,000		19,872,000		21,275,000		22,852,800		24,466,250

PROPOSED PURCHASES BY MANAGEMENT

         The following table sets forth, for each of First Financial Northwest’s directors and executive officers and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions.  The amounts include shares that may be purchased through individual retirement accounts and by associates.  These purchases are intended for investment purposes only, and not for resale.  Directors, officers, their associates and employees will pay the same price as all other subscribers for the shares for which they subscribe.

		At the Minimum of the Estimated Offering Range (1)		At the Maximum of Estimated Offering Range (1)

Name	Amount	Number of Shares	As a Percent of Shares Offered	Number of Shares	As a Percent of Shares Offered

Directors:
Victor Karpiak (2)	$500,000	50,000	0.37%	50,000	0.27%
Harry A. Blencoe	500,000	50,000	0.37	50,000	0.27
Gary F. Kohlwes	500,000	50,000	0.37	50,000	0.27
Robert L. Anderson	500,000	50,000	0.37	50,000	0.27
Gerald Edlund	500,000	50,000	0.37	50,000	0.27
Robert W. McLendon	250,000	25,000	0.18	25,000	0.14
Gary F. Faull	500,000	50,000	0.37	50,000	0.27
Joann E. Lee	250,000	25,000	0.18	25,000	0.14
Executive Officers:
Robert H. Gagnier	50,000	5,000	0.04	5,000	0.03
Roger Elmore	400,000	40,000	0.29	40,000	0.22
John P. Mills	500,000	50,000	0.37	50,000	0.27
David G. Kroeger	500,000	50,000	0.37	50,000	0.27

All directors and executive officers as a group (12 persons)	$4,950,000	495,000	3.65%	495,000	2.69%

(1)	Includes shares sold in the offering.
(2)	Mr. Karpiak is also an executive officer of First Financial Northwest.

RECENT DEVELOPMENTS

          The following tables set forth certain information concerning our consolidated financial position and results of operations at the dates and for the periods indicated. Information at June 30, 2007 and March 31, 2007 and the three and six months ended June 30, 2007 and 2006 are unaudited, but, in the opinion of management, contain all normal recurring adjustments necessary for a fair presentation of the results of these periods. The results of operations for the three and six month periods ended June 30, 2007 are not necessarily indicative of the results of operations which may be expected for the year ending December 31, 2007. This information should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1 of this prospectus.

	At June 30, 2007	At March 31, 2007	At December 31, 2006

	(In Thousands)
FINANCIAL CONDITION DATA:
Total assets	$1,087,597	$1,021,887	$1,004,711
Investment securities available for sale	131,910	142,039	149,051
Investment securities, held to maturity	86,376	86,682	86,786
Loans receivable, net (1)	790,540	733,592	700,328
Goodwill	14,206	14,206	14,206
Deposits	866,542	761,235	750,710
Advances from Federal Home Loan Bank	110,000	150,000	147,000
Equity	107,061	106,275	104,042

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

	(In Thousands)
OPERATING DATA:
Interest income	$16,100	$13,581	$31,574	$26,730
Interest expense	11,170	8,936	21,944	16,856

Net interest income	4,930	4,645	9,630	9,874
Provision for loan losses	375	160	975	320

Net interest income after provision for loan losses	4,555	4,485	8,655	9,554
Noninterest income (expense)	59	38	89	1

Noninterest expense	2,014	1,856	3,838	3,614
Income before federal income taxes	2,600	2,667	4,906	5,941

Federal income tax expense	638	504	1,186	1,493
Net income	$1,962	$2,163	$3,720	$4,448

(1)	Net of allowance for loan losses, loans in process and deferred fees.

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,

	2007(1)(9)	2006(1)	2007(1)	2006(1)

KEY FINANCIAL RATIOS:
Performance Ratios:
Return on assets (2)	0.75%	0.92%	0.72%	0.97%
Return on equity (3)	7.20	8.44	6.93	8.78
Equity-to-assets ratio (4)	10.45	10.91	10.41	10.99
Interest rate spread (5)	1.63	1.83	1.61	1.97
Net interest margin (6)	1.98	2.10	1.95	2.26
Tangible equity to tangible assets (7)	8.65	9.08	8.65	9.08
Average interest-earning assets to average interest-bearing liabilities	107.67	106.72	107.56	107.52
Efficiency ratio (8)	40.36	39.63	39.49	36.60
Noninterest expense as a percent of average total assets	0.77	0.79	0.74	0.78

Asset Quality Ratios:
Non-accrual and 90 days or more past due loans as a percent of total loans	0.01	0.01	0.01	0.01
Non-performing assets as a percent of total assets	0.01	0.01	0.01	0.01
Allowance for losses as a percent of total loans receivable	0.33	0.27	0.33	0.27
Allowance for losses as a percent of non-performing loans	4,829.51	2,119.35	4,829.51	2,119.35
Net charge-offs to average loans receivable, net	—	—	—	—

(1)	Ratios have been annualized.
(2)	Net income divided by average total assets.
(3)	Net income divided by average equity.
(4)	Average equity divided by average total assets.
(5)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(6)	Net interest margin, otherwise known as net yield on interest-earning assets, is calculated as net interest income divided by average interest-earning assets.
(7)	Tangible equity is equity less goodwill and other intangible assets.
(8)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income (expense).
(9)

As a result of the influence of large deposits received at the June 2007 month end, management calculated averages on a weekly, instead of a monthly, basis for interest-bearing deposits, passbook savings, NOW and money market accounts to more accurately reflect the average balances for the three months ended June 30, 2007.

Regulatory Capital

          The table below sets forth First Savings Bank’s capital position relative to its capital requirements at June 30, 2007 and June 30, 20067. The definitions used in the table are those provided in the capital regulations issued by the FDIC. See “How We Are Regulated Regulation and Supervision of First Savings Bank   Capital Requirements.”

	At June 30,

	2007		2006

	Amount	Percent of Assets (1)	Amount	Percent of Assets (1)

	(Dollars in Thousands)
Equity capital under generally accepted accounting principles (“GAAP”)	$107,061		$99,019

Tier 1 risk-based capital	$96,019	9.34%	$89,996	9.72%
Requirement	41,127	4.00	37,045	4.00

Excess	$54,892	5.34%	$52,951	5.72%

Tier 1 (core) capital	$96,019	13.53%	$89,996	16.17%
Requirement	28,388	4.00	22,262	4.00

Excess	$67,631	9.53%	$67,734	12.17%

Total risk-based capital	$98,965	13.94%	$91,967	16.52%
Risk-based requirement	56,776	8.00	44,523	8.00

Excess	$42,189	5.94%	$47,444	8.52%

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

          General.  Our total assets increased $82.9 million, or 8.25% to $1.1 billion at June 30, 2007 from $1.0 billion at December 31, 2006. The asset growth resulted primarily from an increase in loans receivable, net of $90.2 million. This increase, along with a $37.0 million decrease in Federal Home Loan Bank advances, were funded by a decrease in investments available for sale of $17.1 million, an increase in deposits of $115.8 million and net income for the six month period of $3.7 million.

          Assets.  Total assets increased $82.9 million or 8.25% during the six months ended June 30, 2007. The following table details the changes in the composition of our assets from December 31, 2006 to June 30, 2007.

	Balance at June 30, 2007	Increase/(Decrease) from December 31, 2006	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Cash on hand and in banks	$21,341	$9,206	75.86%
Interest-bearing deposits	604	(6,634)	(91.66)
Federal funds sold	13,515	6,225	85.39
Mortgage servicing rights	1,343	(217)	(13.91)
Investment securities available for sale	131,910	(17,141)	(11.50)
Investment securities held to maturity	86,376	(410)	(0.47)
Loans receivable, net	790,540	90,212	12.88
Premises and equipment, net	13,668	(69)	(0.50)
Federal Home Loan Bank stock, at cost	4,671	—	—
Accrued interest receivable	5,034	324	6.88
Prepaid expenses and other assets	3,249	886	37.49
Income tax receivable	150	(486)	(76.42)
Deferred tax assets, net	990	990	100.00
Goodwill	14,206	—	—

Total assets	$1,087,597	$82,886	8.25%

          Cash on hand and in banks increased $9.2 million from December 31, 2006, this as a result of the excess liquidity created by the increase in deposits.

          Loans receivable, net increased $90.2 million to $790.5 million at June 30, 2007 from $700.3 million at December 31, 2006. During the six months ended June 30, 2007, we originated $62.0 million in one-to four-family mortgage loans. We also originated $26.0 million and $4.6 million in commercial real estate and multi-family mortgages, respectively, $127.2 million in construction/land development loans and $3.0 million in consumer loans. The loan growth during the six months ended June 30, 2007 was partially offset by $95.0 million in principal repayments during the year, an increase in loans in process of $30.5 million and loans sold during the period of $5.8 million.

          Investment securities available for sale decreased $17.1 million or 11.5% to $131.9 million at June 30, 2007 from $149.1 million at December 31, 2006. This decrease was the result of our using the liquidity generated by principal repayments to fund loan originations.

          Deposits. During the six months ended June 30, 2007, deposits increased $115.8 million to $866.5 million. The increase in deposits was the result of increases in certificate accounts of $6.6 million, money market accounts of $34.4 million, NOW accounts of $53.6 million and savings accounts of $21.5 million, offset by a decrease in noninterest-bearing accounts of $255,000.  Management believes that the increase in deposits primarily resulted from depositors increasing balances in anticipation of our public stock offering.

          Advances. Total advances at June 30, 2007 were $110.0 million, a decrease of $37.0 million or 25.2% from December 31, 2006. A portion of the liquidity generated from the increase in deposits was used to lower the principal balance of the advances.

          Equity. Total equity increased $3.0 million, or 2.90% to $107.1 million at June 30, 2007 from $104.0 million at December 31, 2006 primarily as a result of a $3.7 million of net income for the six month period ended

June 30, 2007, partially offset by an increase of $700,000 in unrealized loss on investment securities available for sale, net of tax.

Comparison of Operating Results for the Three Months Ended June 30, 2007 and June 30, 2006

          General.  Our net income for the three months ended June 30, 2007 was $1.9 million, a decrease of $201,000 from the comparable period in the prior year. The change in the net income was the result of an increase of $285,000 in net interest income, a $215,000 increase in the provision for loan losses, an increase in noninterest income of $21,000, an increase in noninterest expense of $158,000 and an increase of $134,000 in federal income tax expenses.  The recent interest rate environment, which has caused short-term market interest rates to rise, while longer term interest rates have not, has had a negative impact on our interest rate spread and net interest margin, which has reduced profitability and caused a decrease in our return on average assets and return on average equity.

          Net Interest Income.  Our net interest income increased $285,000 for the three months ended June 30, 2007 to $4.9 million, compared to $4.7 million for the comparable period in the prior year. Average total interest-earning assets increased $112.7 million from the same quarter in 2006, while average total interest-bearing liabilities increased $97.4 million from the three months ended June 30, 2006. During the same period our yield on interest-earning assets increased 31 basis points while our cost on interest-bearing liabilities increased 51 basis points narrowing our interest rate spread for the quarter ended June 30, 2007 by 20 basis points to 1.63% from 1.83% during the same quarter in 2006.

          Interest Income.  Total interest income for the three months ended June 30, 2007 increased $2.5 million to $16.1 million from the quarter ended June 30, 2006. The following table compares detailed average earning asset balances, associated yields and resulting changes in interest income for the three months ended June 30, 2007 and 2006:

	Three Months Ended June 30,

					Increase/ (Decrease) in Interest and Dividend Income
	2007		2006

	Average Balance	Yield	Average Balance	Yield

	(Dollars in Thousands)
Loans receivable, net	$757,820	7.10%	$608,681	6.96%	$2,851
Investment securities available for sale	135,653	4.47	171,504	4.37	(356)
Investment securities held to maturity	86,715	4.40	86,893	4.38	2
Federal Home Loan Bank stock	4,671	0.60	4,671	—	7
Federal funds sold and interest bearing deposits	13,250	5.40	13,658	4.80	15

Total interest-earning assets	$998,109	6.45%	$885,407	6.14%	$2,519

          Average total interest-earning assets increased $112.7 million during the three months ended June 30, 2007 compared to the three months ended June 30, 2006 as a result of the increase in our loan portfolio. Our 31 basis point increase in the average yield on total interest-earning assets resulted in an increase of $2.5 million in total interest income. These results were attributable to using available liquidity to fund higher yielding construction/land development and commercial real estate loans.

          Interest Expense.  Total interest expense for the three months ended June 30, 2007 was $11.2 million, an increase of $2.2 million from the quarter ended June 30, 2006. The following table details average balances cost of funds and the resulting increase in interest expense for the three months ended June 30, 2007 and 2006:

	Three Months Ended June 30,

	2007		2006		Increase/ (Decrease) in Interest Expense

	Average Balance	Cost	Average Balance	Cost

	(Dollars in Thousands)
NOW accounts	$16,476	0.51%	$14,099	0.60%	$—
Passbook savings accounts	14,193	1.75	16,515	1.77	(11)
Money market accounts	200,756	4.34	204,223	4.22	22
Time deposit certificates	525,966	5.01	479,793	4.36	1,356
Advances from Federal Home Loan Bank	169,615	5.48	115,000	5.07	867

Total interest-bearing liabilities	$927,006	4.82%	$829,630	4.31%	$2,234

          The average balance of total interest-bearing liabilities increased $97.4 million for the three months ended  June 30, 2007 compared to the three months ended June 30, 2006. Our total interest expense increased $2.2 million primarily as a result of a 51 basis point increase in our average total cost of funds and increases in the average balance of our deposits. The average balance of time deposit certificates increased $46.2 million compared to the same period last year. The average cost of time deposit certificates increased 65 basis points. The growth in our time deposit certificates was the result of higher interest rates available relative to other investment products in the current interest rate environment. The average balance of advances from the Federal Home Loan Bank increased $54.6 million for the three months ended June 30, 2007 from the same period in 2006, the average cost of advances increased 41 basis points and the related interest expense increased $867,000. The liquidity generated from the increase in advances was used to fund the growth in the loan portfolio.

          Provision for Loan Losses.  We recorded a $375,000 provision for loan losses for the three months ended June 30, 2007, an increase of $215,000 from the three months ended June 30, 2006. This increase was a direct result of the methodology we utilized to compute the balance required for our allowances for loan loss account.

          We used a consistent methodology in assessing the allowance for both 2007 and 2006 periods.  For 2007, however, our assumptions placed greater emphasis on our increasing construction/land development loan portfolio and the incremental risks associated with the increased lending activities not previously included in our analysis.  We also reviewed the national trend of declining home sales with potential housing market value depreciation and our expanded position in construction/land development and commercial real estate lending. The allowance for loan losses was $2.9 million or 0.33% of total loans outstanding at June 30, 2007 as compared to $2.0 million or 0.27% of total loans outstanding at June 30, 2006. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

          Although we believe that we used the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors.  Any increase or decrease in the provision for loan losses has a corresponding negative or positive effect on net income.

	At or For the Three Months Ended June 30,

	2007	2006

	(Dollars in Thousands)
Provision for loan losses	$375	$160
Net charge-offs	—	—
Allowance for loan losses	$2,946	$1,971
Allowance for losses as a percentage of total loans outstanding at a the end of the period	0.33%	0.27%
Allowance for loan losses as a percentage of nonperforming loans at end of period	4829.51%	2119.35%
Total nonaccrual and 90 days or more past due loans	$61	$93
Nonaccrual and 90 days or more past due loans as a percentage of total loans	0.01%	0.01%
Total loans receivable	$885,841	$721,324
Total loans originated	$136,679	$94,339
Total loans purchased	$25	$—
Total loans sold	$5,796	$200

          Noninterest Income.  Noninterest income increased $21,000 or 55.26% to $59,000 for the three months ended June 30, 2007 from the comparable quarter in 2006. The following table provides a detailed analysis of the changes in the components of noninterest income:

	Three Months Ended June 30, 2007	Increase/(Decrease) from June 30, 2006	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Service fees and charges on deposit accounts	$29	$2	7.41%
Loan service fees and charges	101	(55)	(35.26)
Mortgage servicing rights, net	(84)	78	48.15
Other	13	(4)	(23.53)

Total noninterest income (expense)	$59	$21	55.26%

          Loan service fees and charges decreased $55,000 to $101,000 for the three months ended June 30, 2007 compared to the same quarter in 2006 primarily reflecting a decrease of $40,000 in escrow and broker fees at First Financial Diversified, a subsidiary of First Financial of Renton that provides escrow services to First Savings Bank.

          Mortgage servicing rights, net increased $78,000 during the quarter ended June 30, 2007 compared to the same period in 2006. The difference was due to the reduction of the amortization expense for the period.

          Noninterest Expense.   Noninterest expense increased $158,000 during the three months ended June 30, 2007 to $2.0 million, compared to $1.9 million for the quarter ended June 30, 2006. The following table provides an analysis of the charges in the components of noninterest expense:

	Three Months Ended June 30, 2007	Increase/(Decrease) from June 30, 2006	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Compensation and benefits	$1,273	$191	17.65%
Occupancy and equipment	276	(47)	(14.55)
Data processing	87	(4)	(4.40)
Professional fees	37	(7)	(15.91)
Marketing	53	3	6.00
Office supplies and postage	40	(19)	(32.20)
Regulatory fees and deposit insurance premiums	23	(14)	(37.84)
Bank and ATM charges	48	18	60.00
Other	177	37	26.43

Total noninterest expense	$2,014	$158	8.51%

          Major components of the increase in noninterest expense include:

          Compensation and benefits increased $191,000 for the three months ended June 30, 2007 from the comparable period in 2006. This increase was attributable to the increased staffing levels at First Savings Bank and Executive House.

          Occupancy and equipment decreased $47,000 during the three months ended June 30, 2007 from the comparable period in 2006. The decrease was primarily attributable to expenses incurred in the renovation of the Executive House facilities in 2006 offset by increased depreciation in 2007.

          Noninterest expense will increase going forward as a result of the accounting, legal, and various other additional noninterest expenses associated with operating a public company, particularly as a result of the requirements of  Sarbanes-Oxley of 2002. In addition, noninterest expense will increase going forward as a result of the implementation of the stock benefit plans proposed in connection with the conversion and reorganization.  See “Management - Benefits to Be Considered Following Completion of the Conversion and Reorganization.”

          Federal Income Tax Expense.  Federal income tax expense increased $134,000 for the three months ended June 30, 2007 to $638,000 from $504,000 for the three months ended June 30, 2006. The effective federal income tax rate for the three months ended June 30, 2007 was 24.54%. There is no State of Washington income tax.

Comparison of Operating Results for the Six Months Ended June 30, 2007 and June 30, 2006

          General.  Our net income for the six months ended June 30, 2007 was $3.7 million, a decrease of $728,000 from the comparable period in 2006. The decrease in net income was the result of a $244,000 decrease in net interest income, a $655,000 increase in the provision for loan losses, an $88,000 increase in total noninterest income, a $224,000 increase in noninterest expense and a $307,000 decrease in federal income tax expense.

          Net Interest Income.  Our net interest income decreased $244,000 for the six months ended June 30, 2007 to $9.6 million, compared to $9.9 million for the comparable period in the prior year. Average total interest-earning assets increased $112.8 million for the six months ended June 30, 2007 from the six months ended June 30, 2006 with the related yield on these assets increasing 28 basis points. During that same period, our average cost of funds increased 64 basis points resulting in a 36 basis point decrease in our interest rate spread.

          Interest Income.  Total interest income for the six months ended June 30, 2007 increased $4.8 million to $31.6 million from the six months ended June 30, 2006. The following table compares detailed average earning asset balances, associated yields and resulting changes in interest income for the six months ended June 30, 2007 and 2006:

	Six Months Ended June 30,

					Increase/ (Decrease) in Interest and Dividend Income
	2007		2006

	Average Balance	Yield	Average Balance	Yield

	(Dollars in Thousands)
Loans receivable, net	$741,196	7.05%	$587,665	7.02%	$5,505
Investment securities available for sale	139,828	4.46	174,851	4.29	(630)
Investment securities held to maturity	86,716	4.40	87,054	4.36	10
Federal Home Loan Bank stock	4,671	0.51	4,671	—	12
Federal funds sold and interest bearing deposits	13,959	5.59	19,291	4.59	(53)

Total interest-earning assets	$986,369	6.40%	$873,531	6.12%	$4,844

          Average total interest-earning assets increased $112.8 million during the six months ended June 30, 2007 compared to the same period in 2006 as a result of the increase in our loan portfolio. Our 28 basis point increase in the average yield on total interest-earning assets resulted in an increase of $4.8 million in total interest income. These results were attributable to our redeploying proceeds received from the maturation of and interest received on investment securities and using the increase in deposits and Federal Home Loan Bank advances to fund higher yielding construction/land development and commercial real estate loans.

          Interest Expense.  Total interest expense for the six months ended June 30, 2007 was $21.9 million, an increase of $5.1 million from the same period in the prior year. The following table details average balances, cost of funds and the resulting increase in interest expense for the six months ended June 30, 2007 and 2006:

	Six Months Ended June 30,

	2007		2006		Increase/ (Decrease) in Interest Expense

	Average Balance	Cost	Average Balance	Cost

	(Dollars in Thousands)
NOW accounts	$15,399	0.48%	$13,845	0.58%	$(3)
Passbook savings accounts	14,101	1.74	17,613	1.74	(30)
Money market accounts	201,527	4.37	200,720	4.01	378
Time deposit certificates	525,096	4.95	477,716	4.25	2,843
Advances from Federal Home Loan Bank	160,923	5.46	102,509	4.86	1,900

Total interest-bearing liabilities	$917,046	4.79%	$812,402	4.15%	$5,088

          The average balance of total interest-bearing liabilities increased $104.6 million for the six months ended June 30, 2007 compared to the six months ended June 30, 2006. Our total interest expense increased $5.1 million primarily as a result of a 64 basis point increase in our average total cost of funds and increases in the average balance of our advances from the Federal Home Loan Bank and time deposit certificate accounts. The average balance of time deposit certificates increased $47.4 million compared to the same period last year. The average cost of funds for the time deposit certificates increased 70 basis points. The growth in our time deposit certificates was the result of higher interest rates available relative to other investment products in the current interest rate environment.  The average balance of advances from the Federal Home Loan Bank increased $58.4 million for the six months ended June 30, 2007 from the same period in 2006, the average cost of advances increased 60 basis points and the related interest expense increased $1.9 million. The liquidity generated from the increase in advances was used to fund the growth in the loan portfolio.

          Provision for Loan Losses.  We recorded a $975,000 provision for loan losses for the six months ended June 30, 2007, an increase of $655,000 from the six months ended June 30, 2006. This increase was a direct result of the methodology we utilized to compute the balance required for our allowance for loan loss account.

          We used a consistent methodology in assessing the allowance for both 2007 and 2006.  For 2007 however, our assumptions placed greater emphasis on our increasing construction/land development loan portfolio and the incremental risks associated with the increased lending activities not previously included in our analysis.  We also reviewed the national trend of declining home sales with potential housing market value depreciation and our expanded position in construction/land development and commercial real estate lending. The allowance for loan losses was $2.9 million or 0.33% of total loans outstanding at June 30, 2007 as compared to $2.0 million, or 0.27% of total loans outstanding at June 30, 2006. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimate.

	At or For the Six Months Ended June 30,

	2007	2006

	(Dollars in Thousands)
Provision for loan losses	$975	$320
Net charge-offs	—	—
Allowance for loan losses	$2,946	$1,971
Allowance for losses as a percentage of total loans outstanding at a the end of the period	0.33%	0.27%
Allowance for loan losses as a percentage of nonperforming loans at end of period	4829.51%	2119.35%
Total nonaccrual and 90 days or more past due loans	$61	$93
Nonaccrual and 90 days or more past due loans as a percentage of total loans	0.01%	0.01%
Total loans receivable	$885,841	$721,324
Total loans originated	$222,830	$136,000
Total loans purchased	$25	$—
Total loans sold	$5,796	$200

          Noninterest Income.   Noninterest income increased $88,000 to $89,000 for the six months ended June 30, 2007 from the comparable period in 2006. The following table provides a detailed analysis of the changes in the components of non-interest income:

	Six Months Ended June 30, 2007	Increase/(Decrease) from June 30, 2006	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Service fees and charges on deposit accounts	$44	$1	2.33%
Loan service fees and charges	161	(89)	(35.60)
Mortgage servicing rights, net	(167)	154	47.98
Other	51	22	75.86

Total noninterest income (expense)	$89	$88	8800.00%

          Loan service fees and charges decreased $89,000 to $161,000 for the six months ended June 30, 2007 compared to the six months ended June 30, 2006, primarily the result of a decrease of $61,000 in escrow and broker fees at First Financial Diversified due to decreased loan demand

          Mortgage servicing rights, net increased $154,000 during the six months ended June 30, 2007. The difference was the result of the reduction of the amortization expense for the period.

          Noninterest Expense.  Noninterest expense increased $224,000 during the six months ended June 30, 2007 to $3.8 million, compared to $3.6 million for the six months ended June 30, 2006. The following table provides an analysis of the changes in the components of noninterest expense:

	Six Months Ended June 30, 2007	Increase/(Decrease) from June 30, 2006	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Compensation and benefits	$2,245	$328	17.11%
Occupancy and equipment	525	(89)	(14.50)
Data processing	223	30	15.54
Professional fees	167	11	7.05
Marketing	105	(57)	(35.19)
Office supplies and postage	91	(13)	(12.50)
Regulatory fees and deposit insurance premiums	61	(74)	(54.81)
Bank and ATM charges	90	32	55.17
Other	331	56	20.36

Total noninterest expense	$3,838	$224	6.20%

          Major components of the increase in noninterest expense include:

          Compensation and benefits increased $328,000 for the six months ended June 30, 2007 from the comparable period in 2006. This increase was attributable to our increase in staffing levels at First Savings Bank and Executive House.

          Occupancy and equipment decreased $89,000 for the six months ended June 30, 2007 from the comparable period in 2006. The decrease was primarily attributable to expenses incurred in the renovation of the Executive House facilities in 2006 offset by increased depreciation in 2007.

          Marketing expense decreased $57,000 for the six months ended June 30, 2007 from the six months ended June 30, 2006. The decrease was primarily attributable to costs incurred in 2006 to enhance our corporate image and the costs associated with the grand opening of our new bank facility.

          Regulatory fees and deposit insurance premiums decreased $74,000 for the six months ended June 30, 2007 from the same period in 2006. The decrease was attributable to the cost of the state examination conducted in the first six months of 2006. This examination is performed every two years.

          Other expenses increased $56,000 for the six months ended June 30, 2007 from the same period in 2006. This increase was primarily attributable to increases in employee hiring fees and Washington Department of Revenue business tax expenses.

          Federal Income Tax Expense.  Federal income tax expense decreased $307,000 for the six months ended June 30, 2007 to $1.2 million from $1.5 million for the six months ended June 30, 2006. The effective federal income tax rate for the six months ended June 30, 2007 was 24.17%. There is no State of Washington income tax.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          This discussion and analysis reviews our consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial conditions and results of operations. The information in this section has been derived from the consolidated financial statements and footnotes thereto, which appear beginning on page F-1 of this prospectus.  You should read the information in this section in conjunction with the business and financial information regarding First Savings Bank as provided in this prospectus.  Unless otherwise indicated, the financial information presented in this section reflects the consolidated financial condition and results of operations of First Financial Holdings, MHC and its subsidiary.

Overview

          First Savings Bank is a community-based savings bank primarily serving King and to a lesser extent, Pierce and Snohomish counties, Washington through our full-service banking office and automated teller machine.  The local economy and housing market has remained relatively strong as compared to other parts of the country. We are in the business of attracting deposits from the public through our office and utilizing those deposits to originate loans. Historically, we have been a traditional fixed rate portfolio lender originating residential home loans. We do not participate in the subprime mortgage market. Our business strategy centers on the continued transition to commercial banking activities in order to expand our net interest margin. Since December 31, 2002 we have increased the amount of our construction/land development loans from 2.42 % to 21.84% of our total loan portfolio at March 31, 2007 while reducing our one-to four-family residential loans from 64.36% to 47.0% over the same period. At March 31, 2007 our construction/land development loans totaled $175.5 million or 21.84% of our loan portfolio, substantially all which are short-term adjustable rate loans. In contrast, our residential mortgage loans, commercial real estate and multi-family loans that comprise almost all of the balance of our loan portfolio are generally long term fixed rate loans. We have not actively participated in traditional one- to four-family adjustable rate mortgages, which portfolio comprises 1.44% of the total loan portfolio. Included in this portfolio are construction permanent loans which adjust based on prime during the construction phase but convert to a fixed rate loan upon completion, along with a limited number of seasoned residential loans.  We consider this an insignificant portion of our loan portfolio and do not promote this type of loan product, nor do we offer “teaser” rates or sub-prime lending.  Our loss history for tyis type of lending has been immaterial.

           In recent years, national real estate and home values have increased substantially, as a result of the generally strong national economy, speculative investing, and aggressive lending practices that provided loans to marginal borrowers (generally termed as “subprime” loans).  The strong economy also resulted in strong increases in commercial real estate values and commercial construction.  The national residential lending market has experienced a noted slowdown in recent months, as loan delinquencies and foreclosure rates have risen. The national home loan 30 days or more delinquency rate was 4.84% and the home foreclosure rate was 1.28% for the first quarter of 2007 according to the National Delinquency Survey published by the Mortgage Bankers Association.  In addition, according to the Survey the national percentage of subprime adjustable rate mortgage loans in foreclosure was 3.23%.  Nationally, foreclosures and delinquencies are also being driven by investor speculation in the states of Arizona, California, Florida and Nevada, while job losses and depressed economic conditions in Indiana, Michigan and Ohio have resulted in the highest level of seriously delinquent loans. Louisiana and Mississippi also have high residential loan delinquencies as a result of Katrina-related economic factors.

          To date, the Seattle-Puget Sound area has not experienced the same level of residential or commercial loan delinquencies, as other parts of the United States, because the market area did not experience a high level of speculative development for either residential or commercial development.  In addition, the generally steady growth of the regional economy limited the pace of residential and commercial development.  While Seattle-Puget Sound real estate prices increased notably in the past few years, such prices did not increase as rapidly as the rates experienced in other areas of the United States.  For the first quarter of 2007, the delinquency rate of prime borrowers in Washington State was one-half of the national average according to the Mortgage Bankers Association Survey.  A contributing factor is that the subprime loan market in the Seattle-Puget Sound region is a very small portion of the loans originated in the market.  First Savings Bank does not originate “subprime” mortgage loans and currently holds no such loans in its portfolio.

          Our primary source of pre-tax income is net interest  income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. The recent interest rate environment, which has caused short-term market interest rates to rise, while longer term interest rates have not, has had a negative impact on our interest rate spread and net interest margin, which has reduced profitability and caused a decrease in our return on average assets and return on average equity. To offset the negative impact the current interest rate environment is having on our profitability, we are seeking to find means of increasing interest income while controlling expenses. Consistent with this strategy, we acquired Executive House and are working to further reduce the percentage of our assets that are lower-yielding residential loans and mortgage-backed securities and to increase the percentage of our assets consisting of construction/land development loans, commercial real estate and multi-family loans that have higher risk-adjusted returns. Although historically our loan losses have been low, we expect to increase our allowance for loan losses and allocate more of our allowance to non-residential loans consistent with any increase in the percentage of our loan portfolio mix these loans represent.

          Our operating expenses consist primarily of compensation and benefits, occupancy and equipment, data processing, marketing postage and supplies, professional services and deposit insurance premiums.

Compensation and benefits consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits. Occupancy and equipment expenses, which are the fixed and variable costs of building and equipment, consist primarily of real estate taxes, depreciation charges, maintenance and costs of utilities.

          Following the completion of the offering, we anticipate that our operating expense will increase as a result of the increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the proposed implementation, within one year following the offering , of our stock-based incentive plans. While these additional expenses will negatively impact earnings, we do not expect them to offset the additional income we expect to receive by leveraging the proceeds from this offering.

          Assuming that the adjusted maximum number of shares is sold in the offering:

•

our employee stock ownership plan will acquire 1,692,800 shares of common stock with a $16.9 million loan from First Financial Northwest, Inc. that is expected to be repaid over 15 years, resulting in an annual pre-tax expense of approximately $1.1 million (assuming that the common stock maintains a value of $10.00 per share);

•

our stock-based incentive plan would grant options to purchase shares up to 10% of our total outstanding shares to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is zero; the risk free interest rate is 4.90%; and the volatility rate on the common stock is 11.75%, the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.87 per option granted. Assuming this value is amortized over the five year vesting period, the corresponding annual pre-tax expense associated with the stock option plan would be approximately $1.8 million; and

•

our stock-based incentive plan would award a number of shares equal to up to 4% of our total outstanding shares issued in the offering to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded at a price of $10.00 per share, and that the awards vest over a five year period, the corresponding annual pre-tax expense would be approximately $1.8 million.

          The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term allowing for an acceleration in the release of shares held as collateral for the loan. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan along with an accelerated release of shares will increase the annual employee stock ownership plan expense. Additionally, the actual expense of the restricted shares will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of the stock options will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model. For more information of expenses associated with new equity based benefit plans, see “Pro Forma Data.”

           In addition to the operating expenses we will experience from the implementation of our proposed stock benefit plans as described above, we also will likely have an increase in compensation in connection with the hiring of additional officers and employees.  Following the offering, we intend to hire a chief financial officer, additional lending and credit administrative officers, and accounting staff, which we estimate will increase our annual pre-tax compensation expenses by $600,000.

          Following the offering our operating expenses are likely to also increase as a result of operating as a public company. These additional expenses will be primarily legal and accounting fees, expenses necessary to comply with the internal control over financial reporting provisions of The Sarbanes-Oxley Act of 2002 and expenses related to shareholder communications and meetings. We estimate that we will have an additional operating expenses as a public company during the first year following conversion of approximately $400,000, net of taxes.

          In addition, our contribution to the charitable foundation, assuming that the adjusted maximum number of shares is sold in the offering, will be an additional operating expense during the first quarter following the conversion estimated at $11.2 million, net of taxes.

           In summary, following the conversion we will have additional annual pre-tax operating expenses as a result of increased compensation costs with respect to the implementation of our employee stock ownership plan, stock option plan and restricted stock plan of $1.1 million, $1.8 million and $1.8 million, respectively.  We also anticipate that in connection with the hiring of new employees that we will have increased annual pre-tax compensation expenses of $600,000.  In addition to these items, we also will have an additional operating expense of $400,000, net of taxes, during our first year as a public company, and an additional operating expense attributable to the foundation of approximately $11.2 million, net of taxes, during the first quarter following the conversion.

Business Strategy

          We are a community-oriented mutual savings bank whose focus for the past several years has been primarily to gather low-cost checking and saving deposits to fund a diversified mix of residential mortgage loans, commercial and multi-family real estate loans and construction loans.  Going forward, we intend to place greater emphasis on commercial real estate and construction lending to improve our profitability.

          Our business strategy is to operate and grow First Savings Bank as a well-capitalized and profitable community bank, offering primarily one- to four-family mortgage loans, commercial and multi-family real estate loans and construction loans along with a diversified array of deposits and other products and services to individuals and businesses in our market areas.  We intend to accomplish this strategy by leveraging our established name and franchise, capital strength and mortgage production capability by:

•	Capitalizing on our intimate knowledge of our local communities to serve the convenience and needs of customers, delivering a consistent and high-quality level of professional service;

•	Offering competitive rates and developing customer relationships to attract new consumer and transaction-based accounts;

•	Growing our loan portfolio with an emphasis on construction/land development, commercial real estate, and residential home lending;

•	Managing credit risk to maintain a low level of nonperforming assets, and interest rate risk to optimize our net interest margin; and

•	Improving our overall efficiency and profitability.

Critical Accounting Policies

          Critical accounting policies are those that involve significant judgements and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets.  Our critical accounting policies are those related to our allowance for loan losses, mortgage servicing rights and accounting for deferred income taxes.

          Allowance for Loan Losses.  Management recognizes that loan losses may occur over the life of a loan and that the allowance for loan losses must be maintained at a level necessary to absorb specific losses on impaired loans and probable losses inherent in the loan portfolio.   Our Asset Liability Management Committee assesses the allowance for loan losses on a quarterly basis.  The committee analyzes several different factors, including delinquency, charge-off rates and the changing risk profile of our loan portfolio, as well as local economic conditions such as unemployment rates, bankruptcies and vacancy rates of business and residential properties.

          We believe that the accounting estimate related to the allowance for loan losses is a critical accounting estimate because it is highly susceptible to change from period to period requiring management to make assumptions about probable losses inherent in the loan portfolio; and the impact of a sudden large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings.

          Our methodology for analyzing the allowance for loan losses consists of two components: formula and specific allowances.  The formula allowance is determined by applying an estimated loss percentage to various groups of loans.  The loss percentages are generally based on various historical measures such as the amount and type of classified loans, past due ratios and loss experience, which could affect the collectibility of the respective loan types.

          The specific allowance component is created when management believes that the collectibility of a specific large loan, such as a real estate, multi-family or commercial real estate loan, has been impaired and a loss is probable.

          The allowance is increased by the provision for loan losses, which is charged against current period earnings and decreased by the amount of actual loan charge-offs, net of recoveries.

          Mortgage Servicing Rights.  Mortgage servicing rights represent the present value of the future servicing fees from the right to service loans in the portfolio.  This accounting policy is considered critical as the methodology used to determine the fair value of capitalized mortgage servicing rights requires the development of a number of estimates, the most critical of which is the mortgage loan prepayment speeds assumption.  The mortgage loan prepayment speeds assumption is significantly impacted by interest rates.  In general, during periods of falling interest rates, mortgage loans prepay faster and the value of our mortgage servicing asset declines.  Conversely, during periods of rising rates, the value of mortgage servicing rights generally increases as a result of slower rates of prepayments.  Mortgage servicing rights are amortized in proportion to, and over, the estimated period the net servicing income will be collected.  In addition, on an annual basis, we perform an independent valuation review of mortgage servicing rights for potential declines in value.  Based on the significance of any changes in assumptions since the preceding independent appraisal, this valuation may include an independent appraisal of the fair value of our servicing portfolio.  This annual valuation review entails applying current assumptions to the portfolio stratified by predominant risk characteristics such as loan type, interest rate and loan term.

Comparison of Financial Condition at March 31, 2007 and December 31, 2006

          General.  Our total assets increased $17.2 million, or 1.71%, and remained at $1.0 billion for March 31, 2007 and December 31, 2006.  The asset growth resulted mainly from an increase in loans receivable, net of $33.3 million.  This loan growth was funded primarily by a combined net decrease in cash on hand and in banks, interest-bearing deposits and Federal funds sold of $9.7 million, a decrease in investments available for sale of $7.0 million, a $10.5 million increase in deposits, a $3.0 million increase in advances from the Federal Home Loan Bank of Seattle and $1.8 million in net income.

          Assets.  Total assets increased $17.2 million or 1.71% during the three months ended March 31, 2007.  The following table details the changes in the composition of our assets from December 31, 2006 to March 31, 2007.

	Balance at March 31, 2007	Increase/(Decrease) from December 31, 2006	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Cash on hand and in banks	$4,552	$(7,583)	(62.49)%
Interest-bearing deposits	4,217	(3,021)	(41.74)
Federal funds sold	8,190	900	12.35
Mortgage servicing rights	1,451	(109)	(6.99)
Investment securities available for sale	142,039	(7,012)	(4.70)
Investment securities held to maturity	86,682	(104)	(0.12)
Loans receivable, net	733,592	33,264	4.75
Premises and equipment, net	13,806	69	0.50
Federal Home Loan Bank stock, at cost	4,671	—	—
Accrued interest receivable	5,520	810	17.20
Prepaid expenses and other assets	2,576	213	9.01
Income tax receivable	—	(636)	(100.00)
Deferred tax assets, net	385	385	100.00
Goodwill	14,206	—	—

Total assets	$1,021,887	$17,176	1.71%

          Cash on hand and in banks, and interest-bearing deposits decreased $7.6 million and $3.0 million, respectively, from December 31, 2006, as these funds were used to fund the loan growth during the quarter.  These decreases were offset by a $900,000 increase in Federal funds sold during the quarter.

          Loans receivable, net increased $33.3 million to $733.6 million at March 31, 2007 from $700.3 million at December 31, 2006.  During the three months ended March 31, 2007, we originated $19.3 million in one- to four-family mortgage loans. We also originated $13.9 million and $3.2 million in commercial real estate and multi-family mortgages, respectively, $48.4 million in construction/land development loans, and $1.3 million in consumer loans. The loan growth during the three months ended March 31, 2007 was partially offset by $46.6 million in principal repayments received during the period.

          The 4.75% increase in loans receivable, net from December 31, 2006 was primarily the result of an increase in Executive House’s loans receivable, net of $38.3 million and a decrease at First Savings Bank of $5.1 million.

          Securities available for sale decreased $7.0 million or 4.70% to $142.0 million at March 31, 2007 from $149.1 million at December 31, 2006.  This decrease was the result of our using the liquidity generated by principal repayments to fund increased commercial real estate and construction/land development loan demand.

          Deposits.  During the three months ended March 31, 2007, deposits increased $10.5 million to $761.2 million at March 31, 2007.   The increase in deposits was the result of increases in certificate accounts of $2.6 million, money market accounts of $6.9 million, noninterest-bearing accounts of $929,000 and NOW accounts of $346,000, partially offset by a decrease in savings accounts of $260,000.  The growth in our certificates of deposit was the result of our increasing rates available on those products relative to other deposit products or other investments in the current interest rate environment.

          Advances.  We use advances from the Federal Home Loan Bank of Seattle as an alternative funding source to deposits to manage funding costs and reduce interest rate risk and to leverage our balance sheet.  The net effect was to fund increases in total interest-earning assets, thereby incrementally increasing our net interest income.   Total advances at March 31, 2007 were $150.0 million, an increase of $3.0 million, or 2.04%, from December 31, 2006.  This increase was attributable to our utilization of advances from the Federal Home Loan Bank of Seattle to fund loan originations generated by Executive House.

          Equity.  Total equity increased $2.2 million, or 2.15%, to $106.3 million at March 31, 2007 from $104.0 million at December 31, 2006 primarily due to $1.8 million of net income for the three months ended March 31, 2007.

Comparison of Operating Results for the Three Months Ended March 31, 2007 and March 31, 2006

          General.  Our net income for the three months ended March 31, 2007 was $1.8 million, a decrease of $527,000 from the comparable period in the prior year.  The decrease in net income was the result of a $529,000 decrease in net interest income, a $440,000 increase in the provision for loan losses, a $67,000 increase in total noninterest income (expense), an increase of $66,000 in noninterest expense and a decrease of $441,000 in federal income tax expense.

          Net Interest Income.  Our net interest income decreased $529,000 for the three months ended March 31, 2007 to $4.7 million, compared to $5.2 million for the comparable period in the prior year.  Average total interest-earning assets increased $113.0 million from the same quarter in the prior year.  During that same period, our average cost of funds increased 79 basis points resulting in a 54 basis point reduction in our interest rate spread as the yield on our assets did not increase to the same extent as the cost of our liabilities.

          Interest Income.  Total interest income for the three months ended March 31, 2007 increased $2.3 million to $15.5 million from the quarter ended March 31, 2006.  The following table compares detailed average earning asset balances, associated yields and resulting changes in interest income for the three months ended March 31, 2007 and 2006:

	Three Months Ended March 31,

					Increase/ (Decrease) in Interest and Dividend Income
	2007		2006

	Average Balance	Yield	Average Balance	Yield

	(Dollars in Thousands)
Loans receivable, net	$724,570	7.01%	$566,648	7.09%	$2,654
Investment securities available for sale	144,002	4.46	178,198	4.22	(274)
Investment securities held to maturity	86,717	4.41	87,214	4.34	8
Federal Home Loan Bank stock	4,671	0.43	4,671	—	5
Federal funds sold and interest bearing deposits	14,667	5.75	24,923	4.48	(68)

Total interest-earning assets	$974,627	6.35%	$861,654	6.10%	$2,325

          Average total interest-earning assets increased $113.0 million during the three months ended March 31, 2007 compared to the three months ended March 31, 2006 as a result of the increase in our loan portfolio. Our 25 basis point increase in the average yield on total interest-earning assets resulted in an increase of $2.3 million in total interest income.  These results were attributable to our redeploying proceeds received from the maturation of and interest received on investment securities and using increased deposits and Federal Home Loan Bank advances to fund higher yielding commercial real estate and construction/land development loans.

          Interest Expense.  Total interest expense for the three months ended March 31, 2007 was $10.8 million, an increase of $2.9 million from the prior year.  The following table details average balances, cost of funds and the resulting decrease in interest expense for the three months ended March 31, 2007 and 2006:

	Three Months Ended March 31,

	2007		2006		Increase/ (Decrease) in Interest Expense

	Average Balance	Cost	Average Balance	Cost

	(Dollars in Thousands)
NOW accounts	$14,322	0.45%	$13,812	0.55%	$(3)
Passbook savings accounts	14,009	1.74	18,710	1.71	(19)
Money market accounts	202,297	4.41	201,116	3.72	356
Time deposit certificates	524,226	4.89	475,692	4.13	1,487
Advances from Federal Home Loan Bank	152,231	5.43	90,018	4.59	1,033

Total interest-bearing liabilities	$907,085	4.75%	$799,348	3.96%	$2,854

          The average balance of total interest-bearing liabilities increased $107.7million for the three months ended March 31, 2007 compared to March 31, 2006.  Our total interest expense increased $2.9 million primarily as a result of a 79 basis point increase in our average total cost of funds and increases in the average balance of our deposits.  The average balance of time deposit certificates increased $48.5 million compared to the same period last year, the average cost of funds for these certificates increased 76 basis points reflecting the higher interest rate environment during the period and related interest expense increased $1.5 million.  The average balance of advances from the Federal Home Loan Bank increased $62.2 million for the three months ended March 31, 2007 from the same period in 2006, the average cost of advances increased 84 basis points and related interest expense increased $1.0 million.

          Provision for Loan Losses.  We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements.  In evaluating the level of the allowance for loan losses management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available or as future events differ from predictions.

          We recorded a $600,000 provision for loan losses for the three months ended March 31, 2007, an increase of $440,000 from the three months ended March 31, 2006.  This increase was a result of growth in the portfolio and the peer group analysis incorporated as part of the methodology we utilized to compute the balance required for our allowance for loan loss account as a result of our lack of any historical loss experience .

          We used a consistent methodology in assessing the allowance for both 2007 and 2006.  However, for 2007 our assumptions were modified to place greater emphasis on our increasing construction/land development loan portfolio and the incremental risks associated with the increased lending activities not previously included in our analysis. We also reviewed the national trend of declining home sales with potential housing market value depreciation and our expanded position in construction/land development and commercial real estate lending.  The allowance for loan losses was $2.6 million or 0.32% of total loans at March 31, 2007 as compared to $1.8 million, or 0.29% of total loans outstanding at March 31, 2006.  The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

          Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.  Management reviews the level of the allowance at least on a quarterly basis, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio.  We have allocated the allowance amount categories of loan types as well as classification status at each period-end date.  Assumptions and allocated percentages based on loan types and classification status have been consistently applied.   Non-performing loans are assigned a higher percentage of allowance allocation.

          Although we believe that we used the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors.  Any increase or decrease in the provision for loan losses has a corresponding negative or positive effect on net income.

	At or For the Three Months Ended March 31,

	2007	2006

	(Dollars in Thousands)
Provision for loan losses	$600	$160
Net charge-offs	—	—
Allowance for loan losses	2,571	1,811
Allowance for losses as a percentage of total loans outstanding at a the end of the period	0.32%	0.29%
Allowance for loan losses as a percentage of nonperforming loans at end of period	914.95	1692.52
Total nonaccrual and 90 days or more past due loans	281	107
Nonaccrual and 90 days or more past due loans as a percentage of total loans	0.03	0.02
Total loans receivable	803,283	635,341
Total loans originated	86,150	41,661
Total loans purchased	—	—
Total loans sold	—	—

          Noninterest Income (Expense).  Noninterest income (expense) increased $67,000, or 181.08% to $30,000 for the three months ended March 31, 2007 from the comparable quarter in 2006.  The following table provides a detailed analysis of the changes in the components of noninterest income:

	Three Months Ended March 31, 2007	Increase/(Decrease) from March 31, 2006	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Service fees and charges on deposit accounts	$15	$—	—%
Loan service fees and charges	60	(35)	(36.84)
Gain (loss) on sale of investments	—	—	—
Mortgage servicing rights, net	(83)	76	47.80
Other	38	26	216.67

Total noninterest income (expense)	$30	$67	181.08%

          Loan service fees and charges decreased $35,000 to $60,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006 primarily reflecting a decrease in escrow and broker fees at First Financial Diversified, a subsidiary of First Financial of Renton, that primarily provides escrow services to First Savings Bank.

          Mortgage servicing rights, net increased $76,000 during 2007 from the comparable quarter in 2006.  The difference was the result of a decrease of $80,000 in mortgage servicing amortization partially offset by a decrease of $4,000 in mortgage servicing fees.

          Noninterest Expense.  Noninterest expense increased $66,000 during the three months ended March 31, 2007 to $1.8 million, compared to $1.8 million for the quarter ended March 31, 2006.  The following table provides an analysis of the changes in the components of noninterest expense:

	Three Months Ended March 31, 2007	Increase/(Decrease) from March 31, 2006	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Compensation and benefits	$972	$137	16.41%
Occupancy and equipment	248	(44)	(15.07)
Data processing	137	35	34.31
Professional fees	129	17	15.18
Marketing	52	(60)	(53.57)
Office supplies and postage	51	6	13.33
Regulatory fees and deposit insurance premiums	38	(59)	(60.82)
Bank and ATM charges	42	15	55.56
Other	155	19	13.97

Total noninterest expense	$1,824	$66	3.75%

          Major components of the increase in noninterest expense include:

          Compensation and benefits increased $137,000 for the three months ended March 31, 2007 from the comparable period in 2006.  This increase was attributable to our increase in staffing levels at First Savings Bank and Executive House.

          Occupancy and equipment decreased $44,000 during the three months ended March 31, 2007 from 2006.  The decrease was primarily attributable to expenses incurred in the renovation of the Executive House facilities in 2006 offset by increased depreciation in 2007.

          Marketing expense decreased $60,000 for the three months ended March 31, 2007 from the same period in 2006.  The decrease was primarily attributable to costs incurred in 2006 to enhance our corporate image and the costs associated with the grand opening of our new bank facility.

          Regulatory fees and deposit insurance premiums decreased $59,000 for the quarter ended March 31, 2007 from the same period in 2006.  The decrease was attributable to the cost of a state examination recorded in 2006; this examination is performed every two years.

          Noninterest expense will increase going forward as a result of the accounting, legal, and various other additional noninterest expenses associated with operating as a public company, particularly as a result of the requirements of the Sarbanes-Oxley of 2002.  In addition, noninterest expense will increase going forward as a result of the implementation of the stock benefit plans proposed in connection with the conversion and reorganization.

          Federal Income Tax Expense.  Federal income tax expense decreased $441,000 for the three months ended March 31, 2007 to $548,000 from $989,000 for the three months ended March 31, 2006. The effective federal income tax rate for the three months ended March 31, 2007 was 23.76%.  There is no State of Washington income tax.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

          General.  Our total assets increased $125.1 million, or 14.22%, to $1.0 billion at December 31, 2006 from $879.7 million at December 31, 2005.  The asset growth resulted mainly from an increase in loans receivable, net of $159.6 million.  This loan growth was funded primarily by a decrease in investments available for sale of $35.2 million, a $61.2 million increase in deposits, a $57.0 million increase in advances from the Federal Home Loan Bank of Seattle and $7.1 million in net income.

          Assets.  Total assets increased $125.1 million or 14.22% during the year ended December 31, 2006.  The following table details the changes in the composition of our assets from December 31, 2005 to December 31, 2006.

	Balance at December 31, 2006	Increase/(Decrease) from December 31, 2005	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Cash on hand and in banks	$12,135	$7,566	165.59%
Interest-bearing deposits	7,238	(5,066)	(41.17)
Federal funds sold	7,290	(2,020)	(21.70)
Mortgage servicing rights	1,560	(1,440)	(48.00)
Investment securities available for sale	149,051	(35,228)	(19.12)
Investment securities held to maturity	86,786	123	0.14
Loans receivable, net	700,328	159,633	29.52
Premises and equipment, net	13,737	(45)	(0.33)
Federal Home Loan Bank stock, at cost	4,671	—	—
Accrued interest receivable	4,710	292	6.61
Prepaid expenses and other assets	2,363	158	7.17
Income tax receivable	636	636	100.00
Goodwill	14,206	452	3.29

Total assets	$1,004,711	$125,061	14.22%

          Mortgage servicing rights decreased $1.4 million from the prior year based on a combination of a purchase accounting adjustment and principal amortization on loans contained in the servicing portfolio during the year.  Goodwill increased $452,000 during 2006 as a result of adjustments made to the account for the acquisition of Executive House.  This acquisition was made on December 30, 2005.

          Securities available for sale decreased $35.2 million or 19.12% to $149.1 million at December 31, 2006 from $184.2 million at December 31, 2005.  This decrease was the result of our using the liquidity generated by investment sales and maturities to fund increased commercial real estate and construction/land development loan demand.

          Loans receivable, net increased $159.6 million, or 29.52%, to $700.3 million at December 31, 2006 from $540.7 million at December 31, 2005.  During the year ended December 31, 2006 we originated $126.2 million in one- to four-family mortgage loans. We also originated $51.9 million and $12.7 million in commercial real estate and multi-family mortgages, respectively, $118.4 million in construction/land development loans, and $3.9 million in consumer loans. Loan purchases amounted to $6.1 million during the year ended December 31, 2006 compared to $218.2 million during the year ended December 31, 2005. During 2005, prior to, and in connection with the acquisition of Executive House, we purchased $14.9 million in one- to four-family loans, $9.5 million in multi-family loans, $29.3 million in commercial real estate loans, and $164.5 million in construction/land development loans.  Our loan growth during the year ended December 31, 2006 was partially offset by $167.3 million in principal repayments received during the year. Principal repayments received during the year ended December 31, 2005 were $99.7 million.

          Deposits.  During the year ended December 31, 2006, deposits increased $61.2 million to $750.7 million at December 31, 2006.   The increase in deposits was the result of an increase in certificate accounts of $47.9 million, money market accounts of $18.7 million and noninterest-bearing accounts of $2.5 million that was partially offset by a decrease in savings and NOW accounts of $7.9 million.  The shift towards higher-rate certificates of deposit was a result of the increased rates available on those products relative to other deposit products or other investments in the interest rate environment experienced in 2006.

          Advances.  We use advances from the Federal Home Loan Bank of Seattle as an alternative funding source to deposits to manage funding costs and reduce interest rate risk and to leverage our balance sheet.  The net effect was to fund increases in total interest-earning assets, thereby incrementally increasing our net interest income.   Total advances at December 31, 2006 were $147.0 million, an increase of $57.0 million, or 63.33%, from December 31, 2005.  This increase was attributable to our utilization of advances from the Federal Home Loan Bank of Seattle to fund loan originations generated by Executive House.

          Equity.  Total equity increased $7.7 million, or 7.98%, to $104.0 million at December 31, 2006 from $96.4 million at December 31, 2005 primarily due to $7.1 million of net income for the year ended December 31, 2006.

Comparison of Operating Results for the Years Ended December 31, 2006 and December 31, 2005

          General.  Our net income for the year ended December 31, 2006 was $7.1 million, a decrease of $2.0 million from the comparable period in the prior year.  The decrease in net income was the result of a $1.4 million increase in net interest income, offset by a $183,000 increase in the provision for loan losses, a $446,000 decrease in total noninterest income (expense), an increase of $3.6 million in noninterest expense and a decrease of $893,000 in federal income tax expense.

          Net Interest Income.  Our net interest income increased $1.4 million for the year ended December 31, 2006 to $18.0 million, compared to $16.6 million for the comparable period in the prior year.  Average total interest-earning assets increased $132.5 million from the prior year.  During that same period, our average cost of funds increased 100 basis points resulting in an 11 basis point reduction in our interest rate spread.

          Interest Income.  Total interest income for the year ended December 31, 2006 increased $15.0 million to $55.3 million from the prior year.  The following table compares detailed average earning asset balances, associated yields and resulting changes in interest income for the years ended December 31, 2006 and 2005:

	Year Ended December 31,

					Increase/ (Decrease) in Interest and Dividend Income from 2005
	2006		2005

	Average Balance	Yield	Average Balance	Yield

	(Dollars in Thousands)
Loans receivable, net	$622,183	6.98%	$415,457	6.28%	$17,341
Investment securities available for sale	165,668	4.37	231,590	4.13	(2,334)
Investment securities held to maturity	86,854	4.40	87,159	4.41	(22)
Federal Home Loan Bank stock	4,671	0.11	4,671	0.41	(14)
Federal funds sold and interest bearing deposits	15,129	5.20	23,092	3.39	4

Total interest-earning assets	$894,505	6.18%	$761,969	5.29%	$14,975

          Average total interest-earning assets increased $132.5 million during the year ended December 31, 2006 compared to the year ended December 31, 2005 as a result of the increase in our loan portfolio. Our 89 basis point increase in the average yield on total interest-earning assets resulted in an increase of $15.0 million in total interest income.  These results were attributable to our redeploying proceeds received from the maturation of and interest received on investment securities and using increased deposits and Federal Home Loan Bank advances to fund higher yielding commercial real estate and construction/land development loans.

          Interest Expense.  Total interest expense for the year ended December 31, 2006 was $37.2 million, an increase of $13.6 million from the prior year.  The following table details average balances, cost of funds and the resulting decrease in interest expense for the year ended December 31, 2006 and 2005:

	Year Ended December 31,

					Increase/ (Decrease) in Interest Expense from 2005
	2006		2005

	Average Balance	Cost	Average Balance	Cost

	(Dollars in Thousands)
NOW accounts	$14,596	0.54%	$14,734	0.58%	$(6)
Passbook savings accounts	16,139	1.76	23,415	1.77	(130)
Money market accounts	201,109	4.16	186,026	2.70	3,337
Time deposit certificates	491,657	4.53	456,262	3.85	4,685
Advances from Federal Home Loan Bank	119,966	5.22	12,616	4.53	5,694

Total interest-bearing liabilities	$843,467	4.42%	$693,053	3.42%	$13,580

          The average balance of total interest-bearing liabilities increased $150.4 million for the year ended December 31, 2006 compared to the year ended December 31, 2005.  Our total interest expense increased $13.6 million primarily as a result of a 100 basis point increase in our average total cost of funds and to a lesser extent, increases in the average balance of our deposits.  The average balance of time deposit certificates increased $35.4 million during the same period, the average cost of funds for these certificates increased 68 basis points and interest expense increased $4.7 million.  This increase was primarily the result of a higher interest rate environment during the year and a special promotion in connection with the grand opening of our new bank facility. The average balance of advances from the Federal Home Loan Bank increased $107.4 million for the year ended December 31, 2006 from the same period in 2005, the average cost of funds increased 69 basis points and interest expense increased $5.7 million.

          Provision for Loan Losses.  We recorded a provision for loan losses for the year ended December 31, 2006, of $320,000, an increase of $183,000 compared to the year ended December 31, 2005 in connection with the continuing change in the portfolio mix of our loans.  This increase was a direct result of the methodology we utilized to compute the balance required for our allowance for loan loss account.

          We used a consistent methodology in assessing the allowance for loan losses for both 2006 and 2005.  The allowance for loan losses was $2.0 million or 0.26% of total loans at December 31, 2006 as compared to $1.7 million, or 0.27% of total loans outstanding at December 31, 2005.  The level of the allowance is based on estimates, and our ultimate losses may vary from the estimates.  In addition, during 2005, the allowance increased by $546,000 as a result of the acquisition of Executive House.

          Although we believe that we used the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors.  Any increase or decrease in the provision for loan losses has a corresponding negative or positive effect on net income.  The following table details activity and information related to the allowance for loan losses for the years ended December 31, 2006 and 2005:

	At or For the Year Ended December 31,

	2006	2005

	(Dollars in Thousands)
Provision for loan losses	$320	$137
Acquisition of Executive House	—	546
Net charge-offs	—	27
Allowance for loan losses	1,971	1,651
Allowance for losses as a percentage of total loans outstanding at a the end of the period	0.26%	0.27%
Allowance for loan losses as a percentage of nonperforming loans at end of period	1279.87%	550.33%
Total nonaccrual and 90 days or more past due loans	154	300
Nonaccrual and 90 days or more past due loans as a percentage of total loans	0.02%	0.05%
Total loans receivable	$763,755	$616,235
Total loans originated	$312,922	$91,333
Total loans purchased	$6,130	$218,230
Total loans sold	$4,245	$—

          Noninterest Income (Expense).  Noninterest income (expense) decreased $446,000, or 125.99% to an expense of $92,000 for the year ended December 31, 2006 from the prior year.  The following table provides a detailed analysis of the changes in the components of noninterest income:

	Year Ended December 31, 2006	Increase/(Decrease) from December 31, 2005	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Service fees and charges on deposit accounts	$73	$7	10.61%
Loan service fees and charges	420	100	31.25
Gain (loss) on sale of investments	(3)	82	96.47
Mortgage servicing rights, net	(647)	(647)	(100.00)
Other	65	12	22.64

Total noninterest income (expense)	$(92)	$(446)	(125.99)%

          Loan service fees and charges increased $100,000 to $420,000 for the year ended December 31, 2006 compared to the year ended December 31, 2005 primarily reflecting our increased loan origination as a result of our acquisition of Executive House.

          Mortgage servicing rights, net decreased $647,000 during 2006 from the prior year.  This decrease was the result of amortization during the year of $755,000, offset by mortgage servicing fees of $108,000.

          Noninterest Expense.  Noninterest expense increased $3.6 million during the year ended December 31, 2006 to $8.4 million, compared to $4.7 million for the prior year.  The following table provides an analysis of the changes in the components of noninterest expense:

	Year Ended December 31, 2006	Increase/(Decrease) from December 31, 2005	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Compensation and benefits	$5,331	$2,454	85.30%
Occupancy and equipment	1,092	620	131.36
Data processing	357	58	19.40
Professional fees	237	53	28.80
Marketing	237	94	65.73
Office supplies and postage	201	72	55.81
Regulatory fees and deposit insurance premiums	179	61	51.69
Bank and ATM charges	118	14	13.46
Other	632	219	53.03

Total noninterest expense	$8,384	$3,645	76.91%

          Major components of the increase in noninterest expense include:

          Compensation and benefits increased $2.5 million for the year ended December 31, 2006 from the comparable period in 2005.  This increase was attributable in part to our acquisition of Executive House and reflects a full year of operations in 2006 which contributed $1.2 million to the increase in compensation and benefits.  The remaining $1.3 million increase was attributable to $168,000 in employee benefits, $370,000 in deferred compensation expense, and $750,000 in salary adjustments, annual salary increases and the creation of 15 full time equivalent positions.  These positions were created in the Information Technology Department,  Compliance Department, and our deposit, loan and administrative support areas to accommodate our acquisition of Executive House and our continued growth.

          Occupancy and equipment increased $620,000 during the year ended December 31, 2006 from 2005.  These increases were primarily attributable to the opening and operation of our new bank facility in 2006.

          Marketing expense increased $94,000 for the year ended December 31, 2006 primarily as a result of the costs associated with the grand opening of our new bank facility in 2006 and a time deposit certificate promotion which was run during 2006.

          Other expenses increased $219,000 during the year ended December 31, 2006 from the prior year.  This increase was primarily attributable to $206,000 of other expense generated by Executive House and an increase in other expenses at First Savings Bank of $13,000.

          Federal Income Tax Expense.  Federal income tax expense decreased $893,000 for the year ended December 31, 2006 to $2.1 million from $3.0 million for the year ended December 31, 2005.  The effective tax rate for the year ended December 31, 2006 was 23.09%, compared to 24.98% for the year ended December 31, 2005.  The decrease was a result of the tax effect on the increase of other nontaxable income of $176,000 offset by the tax effect on the decrease in tax exempt interest of $263,000.

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

          General.  Total assets increased $103.3 million, or 13.30%, during the year ended December 31, 2005. Loans receivable, net provided $156.6 million of this increase.  The acquisition of Executive House during 2005 provided $70.3 million of the increase in our loan portfolio.  Increases in loan production during the year coupled with a slow down in prepayments within the loan portfolio accounted for the remaining $86.3 million increase in the loan portfolio.  Premises and equipment, net increased $9.3 million as we moved to our new branch location during 2005.  Buildings and improvements increased $8.5 million from 2004 while furniture, fixtures and equipment increased $1.2 million, offset by a decrease in construction in progress of $399,000.

          Asset growth was funded by proceeds received from the decrease in investments available for sale of $81.3 million, an increase of $23.2 million in deposits and $73.0 million in advances from the Federal Home Loan Bank of Seattle.

          Assets.  The following table details the changes in the composition of our assets from December 31, 2005 to December 31, 2004.

	Balance at December 31, 2005	Increase/(Decrease) from December 31, 2004	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Cash on hand and in banks	$4,569	$1,894	70.80%
Interest-bearing deposits	12,304	(1,990)	(13.92)
Federal funds sold	9,310	2,960	46.61
Mortgage servicing rights	3,000	3,000	100.00
Investment securities available for sale	184,279	(81,278)	(30.61)
Investment securities held to maturity	86,663	(1,848)	(2.09)
Loans receivable, net	540,695	156,567	40.76
Premises and equipment, net	13,783	9,344	210.53
Federal Home Loan Bank stock	4,671	19	0.41
Accrued interest receivable	4,418	1,070	31.96
Prepaid expenses and other assets	2,204	95	4.56
Income tax receivable	—	(301)	(100.00)
Goodwill	13,754	13,754	100.00

Total assets	$879,650	$103,287	13.30%

          Loans receivable, net increased $156.6 million to $540.7 million at December 31, 2005 from $384.1 million at December 31, 2004.  The 40.76% increase from the prior year was primarily the result of our acquisition of Executive House.  During the year ended December 31, 2005, we originated $68.0 million in one- to four-family mortgage loans.  We also originated $11.9 million and $7.4 million in commercial real estate and multi-family mortgages, respectively, $3.6 million in construction/land development loans, and $424,000 in consumer loans.  Loan purchases amounted to $218.2 million in 2005 compared to $59.2 million in 2004.  Our loan growth during 2005 was partially offset by $99.7 million in principal repayments received during the year.

          Securities available for sale decreased $81.3 million or 30.61% to $184.3 million at December 31, 2005 from $265.6 million at December 31, 2004.  This decrease was the result of our using the liquidity generated by investment sales and maturities to fund increased loan demand.

          We recorded goodwill of $13.8 million and mortgage servicing rights of $3.0 million as a result of the acquisition of Executive House.  This acquisition was made on December 30, 2005.

          Deposits.  During the year ended December 31, 2005, deposits increased $23.2 million to $689.5 million.  Time deposit certificates increased $40.0 million while money market accounts and passbook savings accounts decreased $8.8 million and $8.6 million, respectively, from the prior year.  The shift towards higher-rate certificates of deposit was a result of the increased rates available on those products relative to other deposit products or other investments in the increasing interest rate environment experienced in 2005.

          Advances.  In connection with out acquisition of Executive House, we borrowed an additional $80.0 million in Federal Home Loan Bank of Seattle advances and $7.0 million matured during the year.  We took advantage of the more favorable interest rates being offered by the Federal Home Loan Bank of Seattle to restructure the debt held at Executive House which we acquired in December 2005.

          Equity. Equity increased $6.1 million for the year ended December 31, 2005 as a result of net income for the year of $9.1 million partially offset by a $3.0 million decrease related to the change in the market value of available for sale securities.

Comparison of Operating Results for the Years Ended December 31, 2005 and December 31, 2004

          General.  Net income for the year ended December 31, 2005 was $9.1 million, a $981,000 or 9.76% decrease from the prior year.  The primary factors that contributed to the decrease in net income were a decrease of $512,000 in net interest income, a $137,000 increase in provision for loan losses, a decrease in noninterest income of $46,000 and an increase of $957,000 in noninterest expense.  These fluctuations were offset by a decrease in Federal income tax expense of $671,000.

          Net Interest Income.  Net interest income for the year ended December 31, 2005 was $16.6 million, a $512,000 decrease from the prior year.  Total interest income increased $3.8 million from the prior year while total interest expense increased $4.3 million.  Interest rates continued to increase during the year ended December 31, 2005.  During this period, our balance sheet was liability sensitive so the increase in interest rates resulted in a more rapid repricing of our liabilities as compared to the asset side of the balance sheet.  In a rising rate environment as we experienced during the year ended December 31, 2005, our interest expense increased more rapidly than interest income.

          Interest Income.   Total interest income for the year ended December 31, 2005 increased $3.8 million from the previous year.  The following table compares detailed average interest-earning asset balances, associated yields and resulting change in interest income for the years ended December 31, 2005 and 2004:

	Year Ended December 31,

					Increase/ (Decrease) in Interest and Dividend Income from 2004

	2005		2004

	Average Balance	Yield	Average Balance	Yield

	(Dollars in Thousands)
Loans receivable, net	$415,457	6.28%	$357,209	6.29%	$3,610
Investment securities available for sale	231,590	4.13	268,404	3.82	(675)
Investment securities held to maturity	87,159	4.41	74,844	4.38	562
Federal Home Loan Bank stock	4,671	0.41	4,620	2.84	(112)
Federal funds sold and interest earning deposits	23,092	3.39	26,314	1.32	436

Total interest-earning assets	$761,969	5.29%	$731,391	4.99%	$3,821

          The primary reason for the change was a $3.6 million increase in interest income on loans for the year ended December 31, 2005.  The average balance in the loan portfolio increased $58.2 million during 2005 due to strong loan demand in our market area.  The average yield earned on our loan portfolio remained relatively unchanged at 6.28% at December 31, 2005 as compare to 6.29% at December 31, 2004.  We were able to maintain our yield as we increased the level of higher yielding commercial real estate and construction/land development  loans in our loan portfolio as compared to our predominantly fixed rate residential loan portfolio.

          Interest Expense.  Total interest expense for the year ended December 31, 2005 was $23.7 million, an increase of $4.3 million from the prior year.  The following table details average balances, cost of funds and resulting change in interest expense for the years ended December 31, 2005 and 2004:

	Year Ended December 31,

	2005		2004		Increase/ (Decrease) in Interest Expense from 2004

	Average Balance	Cost	Average Balance	Cost

	(Dollars in Thousands)
NOW accounts	$14,734	0.58%	$12,614	0.58%	$12
Passbook savings accounts	23,415	1.77	27,907	1.75	(73)
Money market accounts	186,026	2.70	192,207	1.94	1,307
Time deposit certificates	456,262	3.85	415,762	3.52	2,945
Advances from Federal Home Loan Bank	12,616	4.53	8,154	5.27	142

Total interest-bearing liabilities	$693,053	3.42%	$656,644	2.94%	$4,333

          The increase in interest expense resulted from an increase in the average cost of interest bearing liabilities to 3.42% from 2.94% in 2004, reflecting higher market interest rates during 2005.  In addition, the average balance of interest bearing liabilities increased $36.4 million during 2005.  The average balance of money market accounts decreased $6.2 million or 3.23% during 2005 offset by an increase in average cost of funds for this product of 76 basis points accounting for $1.3 million of the increase in interest expense during 2005.  The average balance for time deposit certificates during 2005 increased $40.5 million or 9.74% along with an increase in the related cost of funds for this product of 33 basis points which contributed $2.9 million to the total increase in interest expense for 2005.  These increases reflected the higher interest rate environment that existed during 2005 and First Savings Bank’s intention to keep adequate liquidity to fund increasing loan originations.

          Provision for Loan Losses.  We increased our provision for loan losses for the year ended December 31, 2005 to $137,000 compared to none for the prior year in connection with the change in the portfolio mix of our loans.  We began emphasizing construction/land development and commercial real estate loans in 2005.

          We used consistent methodology in assessing the allowance for both 2005 and 2004. The allowance for loan losses was $1.7 million, or 0.27% of total loans outstanding at December 31, 2005, as compared to $995,000, or 0.24% of total loans outstanding at December 31, 2004.  The level of the allowance is based on estimates, and our ultimate losses may vary from the estimate.   In addition, the allowance increase by $546,000 as a result of the acquisition of Executive House.

          The following table details activity and information related to the allowance for loan losses for the years ended December 31, 2005 and 2004:

	At or For the Year Ended December 31,

	2005	2004

	(Dollars in Thousands)
Provision for loan losses	$137	$—
Acquisition of Executive House	546	—
Net charge-offs	27	—
Allowance for loan losses	1,651	995
Allowance for loan losses as a percentage of total loans outstanding at the end of period	0.27%	0.24%
Allowance for loan losses as a percentage of nonperforming loans at end of period	550.33%	375.47%
Total nonaccrual and 90 days or more past due loans	300	265
Nonaccrual and 90 days or more past due loans as a percentage of total loans	0.05%	0.07%
Total loans receivable	$616,235	$407,193
Total loans originated	$91,333	$67,332
Total loans purchased	$218,230	$59,215
Total loans sold	$—	$—

          Noninterest Income.  Noninterest income decreased $46,000, or 11.50%, during the year ended December 31, 2005 from the prior year.  The following table provides a detailed analysis of the changes in components of noninterest income:

	Year Ended December 31, 2005	Increase/(Decrease) from December 31, 2004	Percentage Increase/(Decrease)

	(Dollars in Thousands)
Service fees and charges on deposit accounts	$66	$11	20.00%
Loan service fees and charges	320	78	32.23
Gain (loss) on sale of investments	(85)	(141)	(251.79)
Other	53	6	12.77

Total noninterest income	$354	$(46)	(11.50)%

          Loan service fees and charges increased by $78,000 during the year ended December 31, 2005 compared to fiscal 2004.  The increase resulted primarily from increases in broker fees of $28,000, loan fees of $17,000 and escrow fees of $33,000, the result of the increase in our loan portfolio.

          Gain/(loss) on sale of investments decreased $141,000 in fiscal 2005 as a result of the decision to sell investment securities to fund the increase in loan originations during fiscal 2005.

          Noninterest Expense.  Noninterest expense increased $957,000 during the year ended December 31, 2005 from the prior fiscal year.  The following table provides a detailed breakdown of the components of noninterest expense for fiscal 2005 and the increases or decreases from the prior year:

	Year Ended December 31, 2005	Increase (Decrease) from December 31, 2004	Percentage Increase (Decrease)

	(Dollars in Thousands)
Compensation and benefits	$2,878	$393	15.81%
Occupancy and equipment	472	279	144.56
Data processing	299	78	35.29
Professional fees	184	69	60.00
Marketing	143	(2)	(1.39)
Office supplies and postage	129	15	13.16
Regulatory fees and deposit insurance premiums	118	(1)	(0.84)
Bank and ATM charges	104	9	9.47
Other	412	117	39.66

Total noninterest expense	$4,739	$957	25.30%

          Major components of the increase in noninterest expense include:

          Compensation and benefits increased $393,000 for the year ended December 31, 2005 compared to the prior year.  Compensation for directors, officers and employees increased $313,000 as a result of increased staffing requirements and performance increases.  Medical, retirement and other benefits for the year increased $80,000 from 2004.

          Occupancy and equipment increased $279,000 during fiscal 2005 primarily as a result of a $131,000 increase in depreciation related to building and equipment, an increase in utilities of $34,000, the expensing of $104,000 of non-capitalizable costs, and an increase of $10,000 in other related expenses all pertaining to the construction and furnishing of our new bank building.

          Federal Income Tax Expense.  Federal income tax expense decreased $671,000 during the year ended December 31, 2005 compared to fiscal 2004.  The effective tax rate for the year ended December 31, 2005 was 24.98% compared to 26.86% for the year ended December 31, 2004.  This decrease was a result of the tax effect on the increase in tax exempt interest for the year of $175,000, offset by the tax effect of a decrease in other nontaxable income of $66,000.

Impact of Benefit Plans

          Following the completion of the stock offering, we will have an employee stock ownership plan.  We also intend to adopt, subject to approval by a majority of the total votes eligible to be cast at a duly called meeting by shareholders, a restricted stock plan and a stock option plan.  The implementation of the employee stock ownership plan and the restricted stock plan will affect our results of operations as a component of employee compensation expense.  The employee stock ownership plan will result in employee compensation expense equal to the current market price of the shares being released and allocated to the participants in the plan for that year.  The effect the restricted stock plan will have on employee compensation expense will be equal to the current market price of the shares being awarded to the employees receiving the shares recognized as compensation expense over the vesting period of the shares. We will account for stock option awards issued to employees under Financial Accounting Standards Board Statements of Financial Accounting Standards No . 123R, which requires recognition of compensation expense based on the fair value of the award at the measurement date, which is generally the date of grant.

Average Balances, Interest and Average Yields/Cost

          The following table sets forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities.  Average balances have been calculated using either the average of the weekly or monthly balances during the period depending on the availability of the applicable balances.  Management believes this method is not materially different from other methods of calculating average balances.  Interest and dividends are not reported on a tax-equivalent basis.

	Three Months Ended March 31,

	2007			2006

	Average Balance (1)	Interest and Dividends	Yield/ Cost	Average Balance (1)	Interest and Dividends	Yield/ Cost

Interest-earning assets:
Loans receivable, net (1)(2)	$724,571	$12,699	7.01%	$566,648	$10,045	7.09%
Investment securities available for sale (3)	144,002	1,604	4.46	178,198	1,878	4.22
Investment securities held to maturity (3)	86,717	955	4.41	87,214	947	4.34
Federal Home Loan Bank stock	4,671	5	0.43	4,671	—	—
Federal funds sold and interest-bearing deposits (2)	14,667	211	5.75	24,923	279	4.48

Total interest-earning assets	974,628	15,474	6.35	861,654	13,149	6.10
Noninterest earning assets	45,635			41,382

Total average assets	$1,020,263			$903,036

	Year Ended December 31,

	2006			2005			2004

	Average Balance (1)	Interest and Dividends	Yield/ Cost	Average Balance (1)	Interest and Dividends	Yield/ Cost	Average Balance (1)	Interest and Dividends	Yield/ Cost

	(Dollars in Thousands)
Interest-earning assets:
Loans receivable, net (1)(2)	$622,183	$43,416	6.98%	$415,457	$26,075	6.28%	$357,209	$22,465	6.29%
Investment securities available for sale (3)	165,668	7,234	4.37	231,590	9,568	4.13	268,404	10,243	3.82
Investment securities held to maturity (3)	86,854	3,818	4.40	87,159	3,840	4.41	74,844	3,278	4.38
Federal Home Loan Bank stock	4,671	5	0.11	4,671	19	0.41	4,620	131	2.84
Federal funds sold and interest-bearing deposits (2)	15,129	787	5.20	23,092	783	3.39	26,314	347	1.32

Total interest-earning assets	894,505	55,260	6.18	761,969	40,285	5.29	731,391	36,464	4.99
Noninterest earning assets	54,574			33,439			14,835

Total average assets	$949,079			$795,408			$746,226

(table continued on following page)

	Three Months Ended March 31,

	2007			2006

	Average Balance (1)	Interest and Dividends	Yield/ Cost	Average Balance (1)	Interest and Dividends	Yield/ Cost

Interest-bearing liabilities:
NOW accounts (3)	$14,322	16	0.45%	$13,812	19	0.55%
Passbook savings accounts (3)	14,009	61	1.74	18,710	80	1.71
Money market accounts (3)	202,297	2,228	4.41	201,116	1,872	3.72
Time deposit certificates (2)	524,226	6,403	4.89	475,692	4,916	4.13

Total deposits	754,854	8,708	4.61	709,330	6,887	3.88
Advances from Federal Home Loan Bank (2)	152,231	2,066	5.43	90,018	1,033	4.59

Total interest-bearing liabilities	907,085	10,774	4.75	799,348	7,920	3.96
Noninterest-bearing liabilities	7,368			3,666
Average net worth (2)	105,810			100,022

Total liabilities and equity	$1,020,263			$903,036

Net interest income		4,700			5,229
Interest rate spread			1.60%			2.14%
Net interest margin (4)			1.93%			2.43%
Ratio of average interest-earning assets to average interest-bearing liabilities		107.45%			107.79%

	Year Ended December 31,

	2006			2005			2004

	Average Balance (1)	Interest and Dividends	Yield/ Cost	Average Balance (1)	Interest and Dividends	Yield/ Cost	Average Balance (1)	Interest and Dividends	Yield/ Cost

	(Dollars in Thousands)
Interest-bearing liabilities:
NOW accounts (3)	$14,596	79	0.54%	$14,734	85	0.58%	$12,614	73	0.58%
Passbook savings accounts (3)	16,139	284	1.76	23,415	414	1.77	27,907	487	1.75
Money market accounts (3)	201,109	8,367	4.16	186,026	5,031	2.70	192,207	3,724	1.94
Time deposit certificates (2)	491,657	22,252	4.53	456,262	17,566	3.85	415,762	14,621	3.52

Total deposits	723,501	30,982	4.28	680,437	23,096	3.39	648,490	18,905	2.92
Advances from Federal Home Loan Bank (2)	119,966	6,266	5.22	12,616	572	4.53	8,154	430	5.27

Total interest-bearing liabilities	843,467	37,248	4.42	693,053	23,668	3.42	656,644	19,335	2.94
Noninterest-bearing liabilities	2,287			7,389			4,506
Average net worth (2)	103,325			94,966			85,076

Total liabilities and equity	$949,079			$795,408			$746,226

Net interest income		$18,012			$16,617			$17,129
Interest rate spread			1.76%			1.87%			2.05%
Net interest margin (4)			2.01%			2.18%			2.34%
Ratio of average interest-earning assets to average interest-bearing liabilities		106.05%			109.94%			111.38%

(1)	The average loans receivable, net balances include non-accruing loans.
(2)	Average balances calculated on a weekly basis. Management does not believe the differences in calculations will cause a material difference in the results.
(3)	Average balances calculated on a monthly basis. Management does not believe the differences in calculations will cause a material difference in the results.
(4)	Net interest margin, otherwise known as yield on interest-earning assets, is calculated as net interest income divided by average interest-earning assets.

Yields Earned and Rates Paid

          The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on our assets, the weighted average interest rates paid on our liabilities, together with the net yield on interest-earning assets.

	At March 31, 2007	Three Months Ended March 31,		Year Ended December 31,

		2007	2006	2006	2005	2004

Weighted average yield on:
Loans receivable, net	6.75%	7.01%	7.09%	6.98%	6.28%	6.29%
Investment securities available for for sale	5.05	4.46	4.22	4.37	4.13	3.82
Investment securities held to maturity	4.67	4.41	4.34	4.40	4.41	4.38
Federal Home Loan Bank stock	0.40	0.43	—	0.11	0.41	2.84
Federal funds sold and interest- bearing deposits	5.11	5.75	4.48	5.20	3.39	1.32

Total interest-earning assets	6.27	6.35	6.10	6.18	5.29	4.99
Weighted average rate paid on:
NOW accounts	0.46	0.45	0.55	0.54	0.58	0.58
Passbook savings accounts	1.75	1.74	1.71	1.76	1.77	1.75
Money market accounts	4.46	4.41	3.72	4.16	2.70	1.94
Time deposit certificates	4.92	4.89	4.13	4.53	3.85	3.52

Total average deposits	4.65	4.61	3.88	4.28	3.39	2.92
Advances from Federal Home Loan Bank	5.58	5.43	4.59	5.22	4.53	5.27

Total interest-bearing liabilities	4.65	4.75	3.96	4.42	3.42	2.94
Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	1.62	1.60	2.14	1.76	1.87	2.05
Net interest margin (net interest income (expense) as a percentage of average interest-earning assets)	NA	1.93	2.43	2.01	2.18	2.34

Rate/Volume Analysis

          The following table sets forth the effects of changing rates and volumes on our net interest income.  Information is provided with respect to: (1) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and (2) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume).  Changes in rate/volume are allocated proportionately to the changes in rate and volume.

	Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006 Increase (Decrease) Due to			Year Ended December 31, 2006 Compared to December 31, 2005 Increase (Decrease) Due to			Year Ended December 31, 2005 Compared to December 31, 2004 Increase (Decrease) Due to

	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total

	(In Thousands)
Interest-earning assets:
Loans receivable, net	$(145)	$2,799	$2,654	$4,356	$12,985	$17,341	$(41)	$3,651	$3,610
Investment securities available for sale	86	(360)	(274)	399	(2,733)	(2,334)	704	(1,379)	(675)
Investment securities held to maturity	12	(4)	8	(9)	(13)	(22)	26	536	562
Interest-bearing deposits	46	(114)	(68)	282	(278)	4	479	(43)	436
Federal Home Loan Bank stock	5	—	5	(14)	—	(14)	(114)	2	(112)

Total net change in income on interest-earning assets	4	2,321	2,325	5,014	9,961	14,975	1,054	2,767	3,821
Interest-bearing liabilities:
NOW accounts	(4)	1	(3)	(5)	(1)	(6)	—	12	12
Passbook savings accounts	1	(20)	(19)	(2)	(128)	(130)	5	(78)	(73)
Money market accounts	345	11	356	2,930	406	3,336	1,428	(121)	1,307
Time deposit certificates	989	498	1,487	3,329	1,357	4,686	1,513	1,432	2,945
Advances from Federal Home Loan Bank	319	714	1,033	828	4,866	5,694	(93)	235	142

Total net change in expense on interest-bearing liabilities	1,650	1,204	2,854	7,080	6,500	13,580	2,853	1,480	4,333

Net change in net interest income	$(1,646)	$1,117	$(529)	$(2,066)	$3,461	$1,395	$(1,799)	$1,287	$(512)

Asset and Liability Management and Market Risk

          General.  Our board of directors has established an asset and liability management policy to guide management in maximizing net interest rate spread by managing the differences in terms between interest-earning assets and interest-bearing liabilities while maintaining acceptable levels of liquidity, capital adequacy, interest rate sensitivity, credit risk and profitability.  The policy includes the use of an Asset Liability Management Committee whose members include certain members of senior management.  The committee’s purpose is to communicate, coordinate and manage our asset/liability positions consistent with our business plan and board-approved policies, as well as to price savings and lending products, and to develop new products.  The Asset Liability Management Committee meets quarterly to review various areas including:

•	economic conditions;

•	interest rate outlook;

•	asset/liability mix;

•	interest rate risk sensitivity;

•	current market opportunities to promote specific products;

•	historical financial results;

•	projected financial results; and

•	capital position.

          The committee also reviews current and projected liquidity needs, although not necessarily on a quarterly basis.  As part of its procedures, the Asset Liability Management Committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential change in market value of portfolio equity that is authorized by the board of directors.

          Our Risk When Interest Rates Change.  The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time.  Market interest rates change over time.  Our loans generally have longer maturities than our deposits.  Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities.  The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

          In recent years, we primarily have utilized the following strategies in our efforts to manage interest rate risk:

•	we have increased our originations of shorter term loans and particularly, construction/land development loans and consumer loans;

•	we have structured our borrowings with relatively short-terms to maturity to match fund our short-term construction/land development loans;

•	we have attempted, where possible, to extend the maturities of our deposits which typically fund our long-term assets; and

•	we have invested in securities with relatively short anticipated lives, generally three to five years.

          How We Measure the Risk of Interest Rate Changes. We monitor First Savings Bank’s interest rate sensitivity on a quarterly basis using proprietary software as supported by The Baker Group, a third party provider, which measures the change in net interest income as a percentage of net income in varying rate environments.  Management uses various assumptions to evaluate the sensitivity of our operations to changes in interest rates.  Although management believes these assumptions are reasonable, the interest rate sensitivity of our assets and liabilities on net interest income and the market value of portfolio equity could vary substantially if different assumptions were used or actual experience differs from these assumptions.  Although certain assets and liabilities may have similar maturities or periods of repricing, they may react differently to changes in market interest rates.  The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities lag behind changes in market interest rates.  Non-uniform changes and fluctuations in market interest rates across various maturities will also affect the results presented.  In addition, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset.  In the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed.  Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.  We consider all these factors in monitoring our interest rate exposure.

          The assumptions we use are based upon a combination of proprietary and market data that reflect historical results and current market conditions.  These assumptions relate to interest rates, prepayments, deposit decay rates and the market value of certain assets under the various interest rate scenarios.  We use market data as provided by the Baker Group to determine prepayments and maturities of loans, investments and borrowings, and use our own assumptions on deposit decay rates except for time deposits.  Time deposits are modeled to reprice to market rates upon their stated maturities.  We also assume that non-maturity deposits can be maintained with rate adjustments not directly proportionate to the change in market interest rates, based upon our historical deposit decay rates which are substantially lower than market decay rates.  We have demonstrated in the past that the tiering structure of our deposit accounts during changing rate environments results in relatively lower volatility and less than market rate changes in our interest expense for deposits.  We tier our deposit accounts by balance and rate, whereby higher balances within an account earn higher rates of interest.  Therefore, deposits that are not very rate sensitive (generally, lower balance tiers) are separated from deposits that are rate sensitive (generally, higher balance tiers). When interest rates rise, we do not have to raise interest rates proportionately on less rate sensitive accounts to retain these deposits.  These assumptions are based upon our analysis of our customer base, competitive factors and historical experience.

          The following table illustrates the change in the net portfolio value at March 31, 2007 that would occur in the event of an immediate change in interest rates equally across all maturities, with no effect given to any steps that we might take to counter the effect of that interest movement.

Basis Point Change in Rates	Net Portfolio Value (1)			Net Portfolio as % of Portfolio Value of Assets		Market Value of Assets(5)

	Amount	$ Change (2)	% Change	NPV Ratio (3)	% Change (4)

	(Dollars in Thousands)
300	$48,516	$(53,303)	(52.35)%	5.19%	(5.26)%	$935,077
200	65,316	(36,503)	(35.85)	6.80	(3.60)	959,885
100	83,212	(18,606)	(18.27)	8.44	(1.84)	986,046
0	101,819	—	—	10.05	—	1,013,203
(100)	116,882	15,063	14.79	11.27	1.49	1,037,031
(200)	126,453	24,634	24.19	11.98	2.43	1,055,718
(300)	130,523	28,704	28.19	12.21	2.83	1,069,178

(footnotes on following page)

(1)

The net portfolio value is calculated based upon the present value of the discounted cash flows from assets and liabilities.  The difference between the present value of assets and liabilities is the net portfolio value and represents the market value of equity for the given interest rate scenario.  Net portfolio value is useful for determining, on a market value basis, how much equity changes in response to various interest rate scenarios.  Large changes in net portfolio value reflect increased interest rate sensitivity and generally more volatile earnings streams.

(2)	Represents the increase (decrease) in the estimated net portfolio value at the indicated change in interest rates compared to the net portfolio value assuming no change in interest rates.
(3)	Calculated as the net portfolio value divided by the market value of assets (“net portfolio value ratio”).
(4)

Calculated as the increase (decrease) in the net portfolio value ratio assuming the indicated change in interest rates over the estimated portfolio value of assets assuming no change in interest rates.

(5)

Calculated based on the present value of the discounted cash flows from assets.  The market value of assets represents the value of assets under the various interest rate scenarios and reflects the sensitivity of those assets to interest rate changes.

          When interest rates decline by 100, 200, or 300 basis points, our net interest income gradually increases because our earning assets are primarily long term fixed rate loans and the rate we earn decreases at a slower pace than the rate we pay on our interest-bearing liabilities (primarily borrowed funds).  Interest income would decrease on our interest-earning assets primarily because of increased prepayment risks that would emerge.  We expect that our interest expense would decrease proportionally to the decline in interest income because of the sensitivity of our short term borrowings from the Federal Home Loan Bank of Seattle which re-price daily and our money market liabilities which are tied to the 90 day U. S. Treasury bill rate.  Furthermore, the rate we pay on the majority of our deposits and on some borrowed funds cannot decline 100, 200, or 300 basis points in the event of an immediate change in market interest rates, since most of our interest-bearing liabilities possess some term structures.

          When interest rates rise by 100, 200 or 300 basis points, our net interest income and the net portfolio value decreases because the rate we earn on our interest-earning assets does not increase as rapidly as the rates we would pay on our interest-bearing liabilities.  Our interest-earning assets primarily consist of intermediate-term and longer-term loans that do not reprice quickly and investments with primarily intermediate-term structures.  Our interest-bearing liabilities generally consist of short-term deposits (savings, money market, and certificates of deposits) and short- to intermediate-term borrowings from the Federal Home Loan Bank of Seattle that would reprice more quickly than our interest-earning assets.

          The net interest income and net portfolio value tables presented above are predicated upon a stable balance sheet with no growth or change in asset or liability mix.  In addition, the net portfolio value is based upon the present value of discounted cash flows using the Baker Group’s market analysis and our estimates of current replacement rates to discount the cash flows.  The effects of changes in interest rates in the net interest income table are based upon a cash flow simulation of our existing assets and liabilities and, for purposes of simplifying the analysis, assumes that delinquency rates would not change as a result of changes in interest rates, although there can be no assurance that this will be the case.  Delinquency rates may change when interest rates change; as a result of changes in the loan portfolio mix, underwriting conditions, loan terms, or changes in economic conditions that have a delayed effect on the portfolio.  The model we use that is administered by the Baker Group does not change the delinquency rate for the various interest rate scenarios.  Even if interest rates change in the designated amounts, there can be no assurance that our assets and liabilities would perform as set forth above.  Also, a change in the U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause changes to the net portfolio value and net interest income other than those indicated above.

Liquidity

          We are required to have enough cash flow in order to maintain sufficient liquidity to ensure a safe and sound operation.  Historically, we have maintained cash flow above the minimum level believed to be adequate to meet the requirements of normal operations, including potential deposit outflows.  On a weekly basis, we review and update cash flow projections to ensure that adequate liquidity is maintained.

          Our primary sources of funds are from customer deposits, loan repayments, maturing investment securities and advances from the Federal Home Loan Bank of Seattle.  These funds, together with equity, are used to make loans, acquire investment securities and other assets, and fund continuing operations.  While maturities and the scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by the level of interest rates, economic conditions and competition.  We believe that our current liquidity position, and our forecasted operating results are sufficient to fund all of our existing commitments.

          Liquidity management is both a daily and long-term function of business management.  Excess liquidity is generally invested in short-term investments such as overnight deposits or mortgage-backed securities.  On a longer term basis, we maintain a strategy of investing in various lending products as described in greater detail under “Business of First Savings Bank – Lending Activities.”  At March 31, 2007, the total approved loan origination commitments outstanding amounted to $53.4 million.  At the same date, unused lines of credit were $2.1 million.  We use our sources of funds primarily to meet ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed securities and investment securities.  Time deposit certificates scheduled to mature in one year or less at March 31, 2007 totaled $387.7 million.  Although interest rates remained stable throughout 2006 and through the first quarter of 2007, management’s policy is to maintain deposit rates at levels that are competitive with other local financial institutions.  Based on historical experience, we believe that a significant portion of maturing deposits will remain with First Savings Bank.  In addition, we had the ability at March 31, 2007 to borrow an additional $199.2 million from the Federal Home Loan Bank of Seattle as a funding source to meet commitments and for liquidity purposes.  In addition, First Savings Bank has a line of credit of $10.0 million with another financial institution which could be used for liquidity.

          We measure our liquidity based on our ability to fund our assets and to meet liability obligations when they come due.  Liquidity (and funding) risk occurs when funds cannot be raised at reasonable prices, or in a reasonable time frame, to meet our normal or unanticipated obligations.  We regularly monitor the mix between our assets and our liabilities to manage effectively our liquidity and funding requirements.

          Our primary source of funds is our deposits.  When deposits are not available to provide the funds for our assets, we use alternative funding sources.  These sources include, but are not limited to: cash management from the Federal Home Loan Bank of Seattle, wholesale funding, brokered deposits, federal funds purchased and dealer repurchase agreements, as well as other short-term alternatives.  Alternatively, we may also liquidate assets to meet our funding needs.

          On a quarterly basis, we estimate our liquidity sources and needs for the coming three-month, six-month, and one-year time periods.  Also, we determine funding concentrations and our need for sources of funds other than deposits.  This information is used by our Asset Liability Management Committee in forecasting funding needs and investing opportunities.

Capital

          Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well capitalized” institution in accordance with regulatory standards.  Total equity was $106.3 million at March 31, 2007, or 10.40%, of total assets on that date. As of March 31, 2007, we exceeded all regulatory capital requirements. On a consolidated basis our regulatory capital ratios at March 31, 2007 were as follows: Tier 1 capital 9.35%; Tier 1 (core) risk-based capital 15.16%; and total risk-based capital 15.57%.  At March 31, 2007, First Bank’s regulatory capital ratios were as follows: Tier 1 capital 8.52%; Tier 1 (core) risk-based capital 13.91%; and total risk-based capital 14.32%.  The regulatory capital requirements to be considered well capitalized are 5%, 6% and 10%, respectively.  See “How We Are Regulated – Regulation and Supervision of First Savings Bank – Capital Requirements.”

Commitments and Off-Balance Sheet Arrangements

          We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers.  These financial instruments include commitments to extend credit and the unused portions of lines of credit.  These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.  Commitments to extend credit and lines of credit are not recorded as an asset or liability by us until the instrument is exercised.  At March 31, 2007 and 2006, we had no commitments to originate loans for sale.
          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  We evaluate each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the customer.  The amount and type of collateral required varies, but may include real estate and income-producing commercial properties.  At March 31, 2007, commitments to originate loans, commitments under unused lines of credit, and undisbursed portions of construction loans in process, for which we were obligated amounted to approximately $53.4 million, $2.1 million and $64.2 million, respectively.

          First Financial Holdings, MHC and its subsidiary from time to time are involved in various claims and legal actions arising in the ordinary course of business.  There are currently no matters that in the opinion of management, would have material adverse effect on First Financial Holdings, MHC’s consolidated financial position, results of operation, or liquidity.

          Among our contingent liabilities are exposures to limited recourse arrangements with respect to sales of whole loans and participation interests.

          We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

          The following tables summarize our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and under our construction loans at March 31, 2007.

		Amount of Commitment Expiration - Per Period

	Total Amounts Committed	Through One Year	After One Through Three Years	After Three Through Five Years	After Five Years

			(In Thousands)
Commitments to originate loans	$53,371	$53,371	$—	$—	$—
Unused portion of home equity lines of credit	2,056	—	—	—	2,056
Undisbursed portion of construction loans in process	64,204	64,204	—	—	—

Total commitments	$119,631	$117,575	—	—	$2,056

Impact of Inflation

          The consolidated financial statements and related financial data presented in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America.  These principles generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

          Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature.  The primary impact of inflation is reflected in the increased cost of our operations.  As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.  In a period of rapidly rising interest rates, the liquidity and maturity structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

          The principal effect of inflation on earnings, as distinct from levels of interest rates, is in the area of noninterest expense.  Expense items such as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation.  An additional effect of inflation is the possible increase in dollar value of the collateral securing loans that we have made.  Our management is unable to determine the extent, if any, to which properties securing loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

          Effective January 1, 2007, we adopted Financial Accounting Standards Board  Interpretation No. 48, “Accounting for Uncertainties in Income Taxes, an Interpretation of FASB Statement No. 109 (FIN 48).”  This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As of March 31, 2007 and January 1, 2007, we had an insignificant amount of unrecognized tax benefits.  Our policy is to recognize interest and penalties on unrecognized tax benefits in Federal income tax expense in the consolidated statements of income.  The amount of interest and penalties for the three months ended March 31, 2007 was immaterial.  The tax years subject to examination by the taxing authorities are the years ended December 31, 2006, 2005, 2004 and 2003.

          On February 15, 2007, the Financial Accounting Standards Board  issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.  Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur.  This statement further establishes certain additional disclosure requirements.  This statement is effective for our financial statements for the year beginning on January 1, 2008, with earlier adoption permitted.  Management is currently evaluating the impact and timing of the adoption of this statement on our financial condition and results of operations.

          On September 15, 2006, the Financial Accounting Standards Board  issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.”   This statement defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements.  This statement defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This statement is effective for our financial statements issued for the year beginning on January 1, 2008, with earlier adoption permitted.  Management is currently evaluating the impact and timing of the adoption of this statement on our financial condition and results of operations.

          On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No.108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current year

Financial Statements.” This bulletin expresses the Securities and Exchange Commission’s staff’s views regarding the process of quantifying the financial statement misstatements.  The bulletin states that in evaluating the materiality of financial statement misstatements, a company must quantify the impact of correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements.  This bulletin is effective for the year ended December 31, 2006.  The application of this bulletin did not have an impact on our financial condition and results of operations.

          On March 17, 2006, the Financial Accounting Standards Board  issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140,” which permits, but does not require, an entity to account for one or more classes or servicing rights (i.e., mortgage servicing rights) at fair value, with the changes in fair value recorded in the consolidated statement of income.  We elected early adoption of the statement and to account for consumer-related mortgage servicing rights using the amortized cost method on January 1, 2006.  The adoption of this statement did not have a material impact on our financial condition and results of operations.

BUSINESS OF FIRST FINANCIAL OF RENTON, INC. AND
FIRST FINANCIAL NORTHWEST, INC.

Business of First Financial of Renton

          We are a Washington corporation and the mid-tier holding company that owns 100% of First Savings Bank of Renton.   We were formed in 2002 in connection with the reorganization of First Savings Bank into the mutual holding company form of organization.  Effective with the reorganization on October 1, 2002, we became a stock holding company and the wholly-owned subsidiary of First Financial Holdings, MHC, a Washington chartered mutual holding company.

          We conduct our business as a savings and loan holding company and have no significant liabilities.  Our primary business consists of directing, planning and coordinating the business activities of our wholly-owned subsidiaries First Savings Bank and First Financial Diversified.

          An expense sharing agreement exists between First Financial of Renton and First Savings Bank so that First Savings Bank is reimbursed for compensation and related costs associated with First Savings Bank officers and staff who spend time on First Financial of Renton business activities.

Business of First Financial Northwest

          We have not engaged in any significant business operations other than our primary business activity of directing, planning and coordinating the business activities of First Savings Bank and First Financial Diversified.  Upon completion of the conversion, First Financial Northwest will continue with this primary business activity.  In connection with the offering, we plan to retain up to 50% of the net proceeds from the offering and invest 100% of the remaining net proceeds in First Savings Bank as additional capital in exchange for 100% of the outstanding common stock of First Savings Bank.  We will use a portion of the net proceeds to make a loan to the employee stock ownership plan and will invest our initial capital as discussed in “How We Intend to Use the Proceeds From this Offering.”  At a later date, we may use the net proceeds to pay dividends to shareholders and to repurchase shares of common stock, subject to regulatory limitations.

          In the future, as the holding company of First Savings Bank, we will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies.  See “How We Are Regulated – Regulation and Supervision of First Financial Northwest” for a discussion of the activities that are permitted for savings and loan holding companies.  We currently have no plans regarding any specific acquisition transaction.

          We do not plan to own any property.  We will use the premises, equipment and furniture of First Savings Bank for the payment of appropriate rental fees, as required by applicable law.  We will employ only officers, who also serve as officers of First Savings Bank, and we will use the support staff of First Savings Bank from time to time, but will not separately compensate these individuals.  It is anticipated that an expense sharing agreement will be entered into between First Financial Northwest and First Savings Bank so that First Savings Bank will be reimbursed for compensation and related costs associated with First Savings Bank officers and staff who spend time on First Financial Northwest business activities.

          As the holding company for First Savings Bank, the competitive conditions applicable to First Savings Bank are the same as those confronting First Savings Bank.  See “Business of First Savings Bank – Competition.”

BUSINESS OF FIRST SAVINGS BANK

General

          We are a well-established financial institution with a 83 year history of meeting the financial needs of our customers, who are primarily located in our local market.  We offer consumers a broad array of deposit and loan services through First Savings Bank and mortgage services through our wholly-owned subsidiary, Executive House, Inc.  First Savings Bank was organized in 1923 as a Washington state chartered savings and loan association, converted to a federal mutual savings and loan association in 1935, and converted to a Washington state chartered mutual savings bank under Title 32 of the Revised Code of Washington in 1992.  Effective October 1, 2002, First Savings Bank reorganized into a two-tier mutual holding company structure, converted to stock form and became the wholly-owned subsidiary of First Financial of Renton.  In connection with the conversion, we are changing our name to “First Savings Bank Northwest.”

Market Area

          We consider our primary market area to be the Puget Sound Region, which consists primarily of King, Snohomish and Pierce counties. The economy of the King, Snohomish and Pierce counties has performed well over the last few years, spurred on by strong growth despite the downsizing of one of its major employers, the Boeing Company during the past decade.  A reduction in growth in any of these markets can adversely affect the level of our construction and commercial real estate lending.

          King County has the largest population of any county in the State of Washington, covers approximately 2,134 square miles, and is located on the Puget Sound.  It has approximately 1.8 million residences and a median household income of approximately $50,139.  King County has a diversified economic base with many industries including shipping and transportation, aerospace (Boeing) and computer technology and biotech industries. According to the Washington State Employment Security Department, the unemployment rate for King County decreased to 4.1% at December 31, 2006 from 4.8% at December 31, 2005.  Residential housing values appreciated in the King County market by 16.3% in the second quarter of 2006, with a median home price of $429,000.

          Pierce County has the second largest population of any county in the State of Washington, covers approximately 1,790 square miles and is located along western Puget Sound.  It has approximately 744,000 residences and a median household income of approximately $61,000.  The Pierce County economy is diversified with the presence of military related government employment (Fort Lewis Army Base and McChord Air Force Base), transportation and shipping employment (Port of Tacoma), and aerospace related employment (Boeing).  According to the Washington State Employment Security Department the unemployment rate for Pierce County remained unchanged at 4.9% at December 2006 from 4.9% December 2005.  Residential housing values appreciated in the Pierce County market by 14.9% in the second quarter 2006 with a median home price of $270,000.

          Snohomish County has the third largest population of any county in the State of Washington, covers approximately 2,090 square miles and is located on Puget Sound touching the northern boarder of King County.  It has approximately 671,800 residences and a median household income of approximately $41,000.   The economy of

Snohomish County is diversified with the presence of military related government employment (Everett Homeport Naval Base), aerospace related employment (Boeing) and retail trade. The unemployment rate for Snohomish County decreased to 4.4% at December 2006 from 5.1% at December 2005. Residential housing values appreciated in the Snohomish County market by 17.3% in the second quarter 2006 with a median home price of $340,000.

          For a discussion regarding the competition in our primary market area, see “-- Competition.”

Lending Activities

          General.  We focus our lending activities primarily on the origination of loans secured by first mortgages on owner-occupied one- to four-family residences, commercial real estate, multi-family real estate, and real-estate construction/land development loans.  We offer a limited variety of consumer secured loans, including savings account loans and home equity loans, which includes lines of credit and second mortgage loans.   As of March 31, 2007, the net loan portfolio totaled $733.6 million and represented 71.79% of our total assets.   As of March 31, 2007, our total loan portfolio was comprised of: 47.00% one- to four-family residential loans, 10.21% multi-family residential loans, 20.42% commercial real estate loans, 21.84% construction/land development loans, and 0.53% consumer loans.

          Our loan policy limits the maximum amount of loans we can make to one borrower to 20% of First Savings Bank’s capital.  Exceptions may be made to this policy with the prior approval of the board of directors if the borrower exhibits financial strength or compensating factors to sufficiently offset any weaknesses based on the loan-to-value ratio, borrower’s financial condition, net worth, credit history, earnings capacity, installment obligations, and current payment habits.  As of March 31, 2007, the maximum amount which we could lend to any one borrower was $19.3 million based on our policy.  The five largest borrowing relationships as of March 31, 2007 in descending order are:

Borrower	Aggregate Amount of Loans (1)	Collateral	Number of Loans

Real estate builder	$37.2 million	residential properties	95
Real estate builder	$32.0 million	residential properties	88
Real estate builder	$19.4 million	residential properties	96
Real estate builder	$18.2 million	residential properties	37
Small business investor	$13.8 million	commercial properties	6

(1)	Net of loans in process at March 31, 2007.

          All of these loans have personal guarantees in place as an additional source of repayment including those made to partnerships and corporations.  All of the properties securing these loans were in our geographic market area.  Management plans to continue to originate real estate and consumer loans primarily within the market area we serve.

          Loan Portfolio Analysis. The following table sets forth the composition of First Savings Bank’s loan portfolio by type of loan at the dates indicated.

	At March 31, 2007		At December 31,

			2006		2005

	Amount	Percent	Amount	Percent	Amount	Percent

			(Dollars in Thousands)
Real Estate:
One- to four-family residential	$377,554	47.00%	$373,192	48.86%	$266,081	43.18%
Multi-family residential	81,993	10.21	79,701	10.44	68,267	11.08
Commercial	164,028	20.42	153,924	20.15	109,300	17.73
Construction/land development.	175,468	21.84	153,401	20.08	171,246	27.79

Total real estate	799,043	99.47	760,218	99.53	614,894	99.78

Consumer:
Home equity	3,782	0.47	3,038	0.40	915	0.15
Savings account	259	0.03	296	0.04	209	0.03
Other	199	0.03	203	0.03	217	0.04

Total consumer	4,240	0.53	3,537	0.47	1,341	0.22

Total loans	803,283	100.00%	763,755	100.00%	616,235	100.00%

Less:
Loans in process	64,204		58,731		71,532
Deferred loan fees	2,916		2,725		2,357
Allowance for loan losses	2,571		1,971		1,651

Loans receivable, net	$733,592		$700,328		$540,695

	At December 31,

	2004		2003		2002

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
Real Estate:
One- to four-family residential	$231,553	56.87%	$216,259	60.81%	$205,983	64.36%
Multi-family residential	61,913	15.20	55,472	15.60	44,068	13.77
Commercial	86,558	21.26	68,300	19.20	61,488	19.21
Construction/land development.	25,265	6.20	13,880	3.90	7,743	2.42

Total real estate	405,289	99.53	353,911	99.51	319,282	99.76

Consumer:
Home equity	932	0.23	1,074	0.30	225	0.07
Savings account	553	0.14	326	0.09	435	0.14
Other	419	0.10	353	0.10	94	0.03

Total consumer	1,904	0.47	1,753	0.49	754	0.24

Total loans	407,193	100.00%	355,664	100.00%	320,036	100.00%

Less:
Loans in process	19,762		8,362		3,308
Deferred loan fees	2,308		2,362		2,251
Allowance for loan losses	995		995		690

Loans receivable, net	$384,128		$343,945		$313,787

          The following table shows the composition of First Savings Bank’s loan portfolio by fixed- and adjustable-rate loans at the dates indicated.

	At March 31, 2007		At December 31,

			2006		2005

	Amount	Percent	Amount	Percent	Amount	Percent

			(Dollars in Thousands)
FIXED-RATE LOANS
Real estate:
One- to four-family residential	$365,948	45.56%	$365,868	47.90%	$264,790	42.97%
Multi-family residential	80,625	10.04	78,331	10.26	63,093	10.24
Commercial	146,790	18.27	151,557	19.84	100,730	16.34
Construction/ land development	11,466	1.43	11,892	1.56	125,287	20.33

Total real estate	604,829	75.30	607,648	79.56	553,900	89.88
Consumer:
Home equity	2,006	0.24	2,151	0.28	915	0.15
Savings account	—	—	—	—	209	0.03
Other	199	0.03	203	0.03	217	0.04

Total consumer	2,205	0.27	2,354	0.31	1,341	0.22
Total fixed-rate loans	607,034	75.57	610,002	79.87	555,241	90.10
ADJUSTABLE-RATE LOANS
Real estate:
One- to four-family residential	11,606	1.44	7,324	0.96	1,291	0.21
Multi-family residential	1,368	0.17	1,370	0.18	5,174	0.84
Commercial	17,238	2.15	2,367	0.31	8,570	1.39
Construction/land development	164,002	20.42	141,509	18.53	45,959	7.46

Total real estate	194,214	24.18	152,570	19.98	60,994	9.90
Consumer:
Home equity	1,776	0.22	887	0.11	—	—
Savings Account	259	0.03	296	0.04	—	—
Other	—	—	—	—	—	—

Total consumer	2,035	0.25	1,183	0.15	—	—

	At December 31,

	2004		2003		2002

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
FIXED-RATE LOANS
Real estate:
One- to four-family residential	$230,222	56.54%	$214,710	60.37%	$204,099	63.77%
Multi-family residential	61,401	15.08	54,466	15.31	39,906	12.47
Commercial	83,857	20.59	64,816	18.23	53,359	16.67
Construction/ land development	15,072	3.70	6,577	1.85	3,945	1.23

Total real estate	390,552	95.91	340,569	95.76	301,309	94.14
Consumer:
Home equity	932	0.23	1,074	0.30	225	0.07
Savings account	553	0.14	326	0.09	435	0.14
Other	419	0.10	353	0.10	94	0.03

Total consumer	1,904	0.47	1,753	0.49	754	0.24
Total fixed-rate loans	392,456	96.38	342,322	96.25	302,063	94.38
ADJUSTABLE-RATE LOANS
Real estate:
One- to four-family residential	1,332	0.33	1,549	0.44	1,884	0.59
Multi-family residential	512	0.13	1,006	0.28	4,162	1.30
Commercial	2,701	0.66	3,484	0.98	8,129	2.54
Construction/land development	10,192	2.50	7,303	2.05	3,798	1.19

Total real estate	14,737	3.62	13,342	3.75	17,973	5.62
Consumer:
Home equity	—	—	—	—	—	—
Savings Account	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total consumer	—	—	—	—	—	—

	At March 31, 2007		At December 31,

			2006		2005

	Amount	Percent	Amount	Percent	Amount	Percent

			(Dollars in Thousands)
Total adjustable rate loans	196,249	24.43	153,753	20.13	60,994	9.90

Total loans	803,283	100.00%	763,755	100.00%	616,235	100.00%

Less:
Loans in process	64,204		58,731		71,532
Deferred loan fees	2,916		2,725		2,357
Allowance for loan losses	2,571		1,971		1,651

Loans receivable, net	$733,592		$700,328		$540,695

	At December 31,

	2004		2003		2002

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
Total adjustable rate loans	14,737	3.62	13,342	3.75	17,973	5.62

Total loans	407,193	100.00%	355,664	100.00%	320,036	100.00%

Less:
Loans in process	19,762		8,362		3,308
Deferred loan fees	2,308		2,362		2,251
Allowance for loan losses	995		995		690

Loans receivable, net	$384,128		$343,945		$313,787

          One- to Four-Family Residential Real Estate Lending.  As of March 31, 2007, $377.6 million, or 47.00%, of our total loan portfolio consisted of permanent loans secured by one- to four-family residences, of which $129.6 million were originated by or previously purchased from Executive House.

          First Savings Bank is a traditional fixed rate portfolio lender when it comes to financing residential home loans.  In 2006, we originated $126.2 million in one- to four-family residential loans, most of which had fixed rates and fixed terms.  Most of our residential loan originations are in connection with the refinance of an existing loan rather than the purchase of a home.  Residential mortgage loans are primarily made on owner-occupied properties within King and Pierce Counties of Washington State.  As of March 31, 2007, $365.9 million, or 45.56%, of our one- to four-family residential mortgage loan portfolio consisted of fixed rate loans.  All of our one- to four-family residential mortgage loans require both monthly principal and interest payments.

          We also originate a limited number of jumbo fixed rate loans that we retain for our portfolio.  Jumbo loans have balances that are greater than $417,000.  The jumbo loan portfolio, comprised of 130 loans, totaled $86.5 million as of March 31, 2007.  The loans in this portfolio have been priced at rates 0.125% to 0.25% higher than the standard rates quoted on conventional loans.  As of March 31, 2007, all loans in the jumbo loan portfolio were performing in accordance with their loan repayment terms.

          Our fixed-rate, single family residential mortgage loans are normally originated with 15 to 30 year terms, although such loans typically remain outstanding for substantially shorter periods, particularly in a declining interest rate environment.  In addition, substantially all residential mortgage loans in our loan portfolio contain due-on-sale clauses providing that we declare the unpaid amount due and payable upon the sale of the property securing the loan.  Typically, we enforce these due-on-sale clauses to the extent permitted by law and as a standard course of business.  The average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

          Our lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or the purchase price.  We usually obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the secured property.  The maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties is generally 80% on purchases and refinances.  Properties securing our one- to four-family loans are appraised by independent fee appraisers approved by us.  We require the borrowers to obtain title, hazard, and, if necessary, flood insurance.  We generally do not require earthquake insurance because of competitive market factors.

          Our construction loans to individuals to build their personal residences typically are structured as construction/permanent loans whereby there is one closing for both the construction loan and the permanent financing.  During the construction phase, which typically lasts for eight months, our designated loan officer or an approved fee inspector makes periodic inspections of the construction site and loan proceeds are disbursed directly to the contractor or borrower as construction progresses.  Typically, disbursements are made in seven draws during the construction period.  Construction loans require payment of interest only during the construction phase and are structured to be converted to fixed rate permanent loans at the end of the construction phase.  Prior to making a commitment to fund a construction loan, we require an appraisal of the property by an independent fee appraiser.  Our designated loan officer or an approved fee inspector also reviews and inspects each project prior to every disbursement of funds during the term of the construction loan.  Loan proceeds are disbursed based on a percentage of completion.  At March 31, 2007, our construction loans to individuals amounted to $15.3 million or 4.06% of the one- to four-family residential loan balance.

          Residential mortgage loans up to $1.5 million are approved by the loan committee which consists of the Chief Executive Officer, the Chief Lending Officer, and two senior loan officers.  Loans in excess of $1.5 million and up to $3.0 million are approved by the Executive Committee which is comprised of the Chief Executive Officer and two outside directors.  Loans in excess of $3.0 million require the approval of the full board of directors.  At March 31, 2007, $281,000 of our one- to four-family residential were delinquent in excess of 90 days or in nonaccrual status.  No one- to four-family residential loans were charged-off during the years ended December 31, 2006 and 2005.

           Multi-Family and Commercial Real Estate Lending.  We have originated multi-family and commercial real estate loans for over 35 years and recently enhanced this lending sector with the acquisition of Executive House, a commercial lender for over 30 years, which now serves as our primary loan originator for these types of loans.  Executive House’s multi-family and commercial real estate loan originations are underwritten by its President and Executive Vice President while at First Savings Bank these loans are also underwritten by its Chief Lending Officer with further review by its Chief Executive Officer.  As of March 31, 2007, $82.0 million, or 10.21% of our total loan portfolio was secured by multi-family real estate, and $164.0 million, or 20.42% or our loan portfolio was secured by commercial real estate property.  Of these balances, $44.6 million of multi-family real estate loans and $122.2 million of commercial real estate property loans were originated by or previously purchased from Executive House.  Our commercial real estate loans are typically secured by office and medical buildings, retail shopping centers, mini-storage facilities, industrial use buildings, and warehouses.  Substantially all of our multi-family and commercial real estate loans are secured by properties located in our market area.

          We actively pursue multi-family and commercial real estate loans.  These loans generally are priced at a higher rate of interest than one- to four-family residential loans.  Typically, these loans have higher loan balances, are more difficult to evaluate and monitor, and involve a greater degree of risk than one- to four-family residential loans.  Often payments on loans secured by multi-family or commercial properties are dependent on the successful operation and management of the property; therefore, repayment of these loans may be affected by adverse conditions in the real estate market or the economy.  We generally require and obtain loan guarantees from financially capable parties based upon the review of personal financial statements.  If the borrower is a corporation, we generally require and obtain personal guarantees from the corporate principals based upon a review of their personal financial statements and individual credit reports.

          The average size loan in our multi-family and commercial real estate loan portfolios was $788,000 and $846,000, respectively as of March 31, 2007.  We also target individual multi-family and commercial real estate loans between $1.0 million and $5.0 million; however, we can by policy originate loans to one borrower up to 20% of our total capital.  The largest multi-family loan as of March 31, 2007 was a 72 unit apartment complex with a net outstanding principal balance at March 31, 2007 of $5.3 million located in Pierce County.  As of March 31, 2007, the largest single commercial real estate loan had a net outstanding balance of $6.7 million and was secured by an office building located in Pierce County.  These loans were performing according to their respective loan repayment terms, as were all of our multi-family and commercial real estate loans as of March 31, 2007.

          We also make construction loans to owners for commercial development projects.  The projects include multi-family, apartment, retail, office/warehouse and office buildings.  These loans generally have an interest-only phase during construction, and generally convert to permanent financing when construction is completed.  Disbursement of funds is at our sole discretion and is based on the progress of construction.  The maximum loan-to-value limit applicable to these loans is 75% of the appraised post-construction value.  At March 31, 2007, construction loans amounted to $20.8 million or 8.45% of the combined multi-family and commercial real estate loan portfolio.

          Multi-family and commercial real estate loans up to $1.5 million can be approved by the senior members of the loan committee who are the Chief Executive Officer and the Chief Lending Officer.  At Executive House, the approvals up to this limit are made by the President and Executive Vice President.  Loans in excess of $1.5 million and up to $3.0 million are approved by the Executive Committee, which consists of the Chief Executive Officer and two outside directors.  Loans in excess of this amount are approved by the board of directors.

          These loans are originated on a fixed rate basis with terms up to ten years, with amortization terms up to 30 years.   Interest rates on fixed-rate loans are generally established by considering internal cost of funds, applicable margins, market demand and competitive pricing.

          The credit risk related to multi-family and commercial real estate loans is considered to be greater than the risk related to one- to four-family residential or consumer loans because the repayment of multi-family and commercial real estate loans typically is dependent on the income stream of the real estate securing the loan as collateral and the successful operation of the borrower’s business, which can be significantly affected by conditions in the real estate markets or in the economy generally. For example, if the cash flow from the borrower’s project is reduced due to leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, many of our multi-family and commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment.

          If we foreclose on a multi-family or commercial real estate loan, our holding period for the collateral typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Additionally, as a result of our increasing emphasis on this type of lending, a large portion of our multi-family and commercial real estate loan portfolio is relatively unseasoned and has not been subjected to unfavorable economic conditions. As a result we may not have enough payment history with which to judge future collectibility or to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance. Further, our multi-family and commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectibility of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. At March 31, 2007, no multi-family or commercial real estate loans were delinquent in excess of 90 days or in nonaccrual status.  No multi-family or commercial real estate loans were charged-off during the three months ended March 31, 2007 and during the years ended December 31, 2006 and 2005.

          Construction/Land Development Loans.  Since we initially established a lending relationship in 1977 with Executive House we have been an active originator of construction and land development loans to residential builders for the construction of single-family residences, condominiums, townhouses and residential developments located in our market area.  Beginning in 2005 we significantly increased this lending portfolio through loans purchased from Executive House as part of our strategy to diversify our loan portfolio, ultimately leading to our decision to acquire Executive House later that year.  At March 31, 2007, our construction/land development loans amounted to $175.5 million, or 21.84%, of our total loan portfolio, substantially all of which were originated by Executive House.  At March 31, 2007, our residential construction lending and land development loans to builders amounted to approximately $100.7 million, and $67.6 million, respectively.  Our land development loans are generally made to builders intending to develop lots for their own use at a later date.  The remaining $7.2 million balance of our construction/land development loans consisted of multi-family residential and commercial real estate construction loans.  Loan commitment amounts for residential construction loans typically range from $150,000 to $500,000 with an average loan commitment at March 31, 2007 of $477,000. At March 31, 2007, the unadvanced portion of residential construction loans in process amounted to $35.3 million.

          At the dates indicated, the composition of our construction/land development loan portfolio was as follows:

		At December 31,
	At March 31, 2007
		2006	2005

	(In Thousands)
One- to four-family residential:
Construction speculative	$100,694	$90,381	$139,194
Multi-family residential:
Construction speculative	5,870	5,995	—
Non-residential speculative	1,324	—	—
Land development loans	67,580	57,025	32,052

Total construction/land development (1)(2)	$175,468	$153,401	$171,246

(1)

At March 31, 2007, we had an additional $15.3 million, or 1.91% of our total loan portfolio in construction loans on one- to four-family properties that convert to permanent loans.  Also at that date, we had an additional $20.8 million, or 2.59% of our total loan portfolio in construction loans on multi-family and commercial real estate loans that convert to permanent loans.

(2)	Loans in process for these loans at March 31, 2007 and December 31, 2006 and 2005 were $48,331, $39,734 and $59,959, respectively.

          We originate construction and site development loans to contractors and builders primarily to finance the construction of single-family homes and subdivisions, which homes typically have an average price ranging from $300,000 to $350,000.  Loans to finance the construction of single-family homes and subdivisions are generally offered to experienced builders and builders in our primary market areas.  The maximum loan-to-value limit applicable to these loans is generally 75% to 80% of the appraised market value upon completion of the project.  We do not require any cash equity from the borrower if there is sufficient equity in the land being used as collateral.  Development plans are required from builders prior to making the loan. Our loan officers are required to personally visit the proposed site of the development and the sites of competing developments.  We require that builders maintain adequate insurance coverage. While maturity dates for residential construction loans are largely a function of the estimated construction period of the project, and generally do not exceed one year, land development loans generally are for 18 to 24 months. Substantially all of our residential construction loans have adjustable rates of interest based on The Wall Street Journal Prime Rate and during the term of construction, the accumulated interest is added to the principal of the loan through an interest reserve.  Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved inspectors warrant.  Loan commitment amounts for site development loans typically range from $500,000 to $5.0 million with an average individual loan commitment at March 31, 2007 of $1.9 million.  At March 31, 2007, our largest construction and site development loan had a net outstanding principal balance of $8.3 million and was secured by a first mortgage lien.  This loan was performing according to its original terms at March 31, 2007.  At March 31, 2007, our three largest borrowing relationships for construction/land development loans had aggregate net outstanding loan balances of $29.1 million, $23.6 million and $15.4 million. We did not have any individual construction/land development loans at March 31, 2007 that had balances in excess of $10.0 million.

          Our construction/land development loans are based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction/land development lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Further, our ability to continue to originate a significant amount of construction loans is dependent on the continued strength of the housing market in King, Pierce and Snohomish counties, Washington. If we lost our relationship with one or more of our larger borrowers building in these counties or there is a decline in the demand for new housing in these counties, it is expected that the demand for construction loans would decline, our liquidity would substantially increase and our net income would be adversely affected. We have attempted to minimize these risks by generally concentrating on residential construction loans in our market area to contractors with whom we have established relationships. At March 31, 2007, no construction/land development loans were delinquent in excess of 90 days or in nonaccrual status. No construction/land development loans were charged-off during the years ended December 31, 2006 and December 31, 2005, or during the three months ended March 31, 2007.

          Consumer Lending.  We offer a limited variety of consumer loans to our customers, consisting primarily of home equity and savings account loans.  Generally, consumer loans have shorter terms to maturity and higher interest rates than mortgage loans.  Consumer loans are made with both fixed and variable interest rates and with varying terms.  At March 31, 2007, consumer loans amounted to $4.2 million, or 0.53%, of the total loan portfolio.

          At March 31, 2007, the largest component of the consumer loan portfolio consisted of home equity loans, which totaled $3.8 million, or 0.47%, of the total loan portfolio.  Home equity loans are made for purposes such as the improvement of residential properties, debt consolidation and education expenses.  The majority of these loans are secured by a first or second mortgage on residential property.  The maximum loan-to-value ratio is 95% or less, when taking into account both the balance of the home equity loans and the first mortgage loan.  Home equity loans allow for a ten-year draw period, and the interest rate is tied to the prime rate as published in The Wall Street Journal, and may include a margin.

          Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles.  In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation.  The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment.  In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.  These risks are not as prevalent with respect to our consumer loan portfolio because a large percentage of the portfolio consists of home equity lines of credit that are underwritten in a manner such that they result in credit risk that is substantially similar to one- to four-family residential mortgage loans.  Nevertheless, home equity lines of credit have greater credit risk than one- to four-family residential mortgage loans because they are secured by mortgages subordinated to the existing first mortgage on the property, which we may or may not hold and do not have private mortgage insurance coverage.  At March 31, 2007, no consumer loans were delinquent in excess of 90 days or in nonaccrual status.  No consumer loans were charged-off during the first quarter of 2007 or during the year ended December 31, 2006.

          Loan Maturity and Repricing.  The following table sets forth certain information at March 31, 2007 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments.  Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

	Within One Year	After One Year Through 3 Years	After 3 Years Through 5 Years	After 5 Years Through 10 Years	Beyond 10 Years	Total

	(In Thousands)
Real Estate:
One- to four-family residential	$16,450	$4,233	$14,125	$158,763	$183,983	$377,554
Multi-family residential	3,389	4,830	8,327	64,364	1,083	81,993
Commercial	16,687	1,412	6,432	134,906	4,591	164,028
Construction/land development	174,375	1,093	—	—	—	175,468

Total real estate	210,901	11,568	28,884	358,033	189,657	799,043
Consumer:
Home equity	1,676	768	33	1,155	150	3,782
Savings account	259	—	—	—	—	259
Other	98	77	24	—	—	199

Total consumer	2,033	845	57	1,155	150	4,240

Total	$212,934	$12,413	$28,941	$359,188	$189,807	$803,283

          The following table sets forth the dollar amount of all loans due after March 31, 2008, which have fixed interest rates and have floating or adjustable interest rates.

	Fixed Rates	Floating or Adjustable Rates	Total

	(In Thousands)
Real Estate:
One- to four-family residential	$358,826	$2,278	$361,104
Multi-family residential	78,306	298	78,604
Commercial	143,977	3,364	147,341
Construction/land development	195	898	1,093

Total real estate	581,304	6,838	588,142
Consumer:
Home equity	2,006	100	2,106
Savings account	—	—	—
Other	101	—	101

Total consumer	2,107	100	2,207

Total	$583,411	$6,938	$590,349

          Loan Solicitation and Processing.  The majority of the consumer and residential mortgage loan originations are generated through First Savings Bank and from time to time through outside brokers.  We originate multi-family and commercial real estate loans primarily using an income property officer employed by First Savings Bank.  Construction/land development loans are originated through Executive House by its President and Executive Vice President primarily through referrals from builders who have a borrowing relationship with Executive House.  During the three months ended March 31, 2007 and the year ended December 31, 2006, Executive House originated construction/land development loans of $48.4 million and $111.5 million, respectively. These originations included $32.6 million and $76.3 million of one- to four-family construction loans to builders, $0 and $3.6 million of multi-family construction loans, and $15.8 million and $31.6 million of land development loans, for the respective periods.  The balance of the Executive House loan originations consist primarily of one-to four family loans to individual borrowers.  Business loans have been made on an accommodative basis to current customers, generally originated by our personal bankers, and approved by designated underwriters for this type of business.

          Upon receipt of a loan application from a prospective borrower, we obtain a credit report and other data to verify specific information relating to the loan applicant’s employment, income, and credit standing.  All real estate loans requiring an appraisal are done by an independent third-party fee appraiser.  All appraisers are approved by us, and their credentials are reviewed annually, as is the quality of their appraisals.

          We use a multi-tier lending matrix depending on the type and size of the consumer credit to be approved.  We also allow for individual lending authorities, joint lending authorities, a management loan committee approval, and a loan and investment committee (comprised of directors) approval.

          We require title insurance on all real estate loans, and fire and casualty insurance on all secured loans and on home equity loans where the property serves as collateral.

          Loan Originations, Servicing, Purchases and Sales.  For the three months ended March 31, 2007 and for the year ended December 31, 2006, our total loan originations were $86.2 million and $312.9 million, respectively.

          One- to four-family home loans are generally originated in accordance with the guidelines established by Freddie Mac and Fannie Mae, with the exception of our special community development loans under the Community Reinvestment Act.  We originate residential first mortgages and service them using an in-house mortgage system.  Our loans are underwritten by designated real estate loan underwriters internally in accordance with standards as provided by our board-approved loan policy.

          Fixed-rate residential mortgage loans with terms of 30 years or less and adjustable rate mortgage loans are generally held in our portfolio.  During the three months ended March 31, 2007 and 2006 there were no loan sales.  Loan sales were $4.2 million for the year ended December 31, 2006 with no loan sales in the years ended December 31, 2005 and 2004, respectively.  Loans are generally sold on a non-recourse basis.  As of March 31, 2007, our loan servicing portfolio was $52.1 million.

          Multi-family and commercial real estate loans are underwritten by designated lending staff or our Management Loan Committee depending on the size of the loan and are serviced by the commercial loan department.

          Prior to its acquisition in 2005, Executive House represented approximately $218.1 million and $58.7 million, or 71% and 47% of First Savings Bank’s loan production volume at December 31, 2005 and 2004, respectively, and serviced approximately $351.4 million and $188.8 million, or 57% and 47% of First Savings Bank’s loan portfolio at December 31, 2005 and 2004, respectively. At March 31, 2007, Executive House represented approximately $67.8 million, or 79% of First Savings Bank’s loan production volume and was servicing approximately $216.7 million, or 39% of First Savings Bank’s loan portfolio.

          The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,

	2007	2006	2006	2005	2004

	(In Thousands)
Loans Originated:
Real estate:
One- to four-family residential	$19,256	$27,047	$126,179	$68,012	$40,530
Multi-family residential	3,225	2,248	12,666	7,434	4,495
Commercial	13,937	1,718	51,855	11,880	19,247
Construction/land development	48,411	10,368	118,367	3,583	1,636

Total real estate	84,829	41,381	309,067	90,909	65,908
Consumer:
Home equity	1,315	119	3,099	24	301
Savings account	6	112	721	180	929
Other	—	49	35	220	194

Total consumer	1,321	280	3,855	424	1,424
Total Loans Originated	86,150	41,661	312,922	91,333	67,332
Loans Purchased	—	—	6,130	218,230	59,215
Total whole loans sold	—	—	4,245	—	—
Principal repayments	46,622	22,555	167,287	99,733	75,017
Change in other items, net	(6,264)	25,575	12,113	(53,263)	(11,347)

Net increase in loans, net	$33,264	$44,681	$159,633	$156,567	$40,183

          Loan Origination and Other Fees.  In some instances, we receive loan origination fees on real estate related products.  Loan fees generally represent a percentage of the principal amount of the loan that is paid by the borrower.  The amount of fees charged to the borrower on one- to four-family residential loans and on multi-family and commercial real estate loans can range up to 1.5%.  Generally accepted accounting standards require that certain fees received, net of certain origination costs, be deferred and amortized over the contractual life of the loan.  Net deferred fees or costs associated with loans that are prepaid or sold are recognized as income at the time of prepayment.  We had $2.9 million of net deferred mortgage loan fees as of March 31, 2007.

          One- to four-family loans are generally originated without a prepayment penalty.  The majority of multi-family and commercial real estate loans, however, have prepayment penalties associated with the loans.  We offer two types of prepayment penalty options depending upon the loan type and rate selected by the borrower.  The majority of the recent multi-family and commercial real estate loan originations have a 3%, 2%, 1% prepayment penalty (3% in year one, 2% in year two, 1% in year three, and no fees after year three).

Asset Quality

          As of March 31, 2007, we had an aggregate of $937,000, or 0.12%, of total loans 61 days or more delinquent consisting entirely of five one- to four-family residential loans.  We generally assess late fees or penalty charges on delinquent loans of up to 5.00% of the monthly payment.  The borrower is given up to a 15 day grace period to make the loan payment.

          We generally send delinquent borrowers three consecutive written notices when the loan becomes ten, 15 and 45 days past due.  Late charges are incurred when the loan becomes ten to 15 days past due depending upon the loan product.  Our collection department actively attempts to collect on delinquent loans when they become 61 days past due.  If the loan is not brought current, we continually try to contact the borrower in writing until the account is brought current.  When the loan is 90 days past due, collectors will attempt to interview the borrower to determine the cause of the delinquency, and to obtain a mutually satisfactory arrangement to bring the loan current.

          If the borrower is chronically delinquent and all reasonable means of obtaining payments have been exercised, we will seek to recover the collateral securing the loan according to the terms of the security instrument and applicable law.  The following table shows our delinquent loans by the type of loan and number of days delinquent as of March 31, 2007:

	Loans Delinquent For:				Total Delinquent Loans

	61-90 Days		Over 90 Days

	Number of Loans	Principal Balance Loans	Number of Loans	Principal Balance Loans	Number of Loans	Principal Balance Loans

(Dollars in Thousands)
Real estate:
One- to four-family residential	2	$656	3	$281	5	$937
Multi-family residential	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction/land development	—	—	—	—	—	—

Total real estate	2	656	3	281	5	937
Consumer:
Home equity	—	—	—	—	—	—
Savings account	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total consumer	—	—	—	—	—	—

Total	2	$656	3	$281	5	937

          When a loan becomes 90 days delinquent, we generally place the loan on non-accrual status unless the credit is well secured and in the process of collection.  As of March 31, 2007, non-accrual loans and loans 90 days or more past due as a percentage of total loans was 0.03%, and as a percentage of total assets it was 0.03%.  Non-performing assets as a percentage of total assets were 0.03% as of March 31, 2007.

          Non-performing Assets.  The following table sets forth information with respect to our non-performing assets and restructured loans within the meaning of Statement of Financial Accounting Standards No. 15 for the periods indicated.

	At March 31, 2007	At December 31,

		2006	2005	2004	2003	2002

	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis:
Real estate:
One- to four-family residential	$281	$154	$300	$265	$680	$705
Accruing loans which are contractually due 90 days or more:
One- to four-family residential	—	—	—	—	—	—

Total	$281	$154	$300	$265	$680	$705

Total of nonaccrual and 90 days past due loans	$281	$154	$300	$265	$680	$705
Repossessed assets	—	—	—	—	—	—
Real estate owned	—	—	—	—	—	—

Total nonperforming assets	$281	$154	$300	$265	$680	$705

Restructured loans	—	—	—	—	—	—
Nonaccrual and 90 days or more past due loans as a percentage of total loans	0.03%	0.02%	0.05%	0.07%	0.19%	0.22%
Nonaccrual and 90 days or more past due loans as a percentage of total assets	0.03%	0.02%	0.03%	0.03%	0.09%	0.11%
Nonperforming assets as a percentage of total assets	0.03%	0.02%	0.03%	0.03%	0.09%	0.11%
Total loans	$803,283	$763,755	$616,235	$407,193	$355,664	$320,036
Non-accrued interest (1)	$10	$4	$4	$11	$12	$15
Total assets	$1,021,887	$1,004,711	$879,650	$776,363	$726,876	$653,664

(1)	Represents foregone interest on nonaccural loans.

          Real Estate Owned and Other Repossessed Assets.  Real estate acquired by us as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When the property is acquired, it is recorded at the lower of its cost, which is the unpaid principal balance of the related loan plus foreclosure costs, or the fair market value of the property less selling costs.  We had no real estate owned or repossessed assets as of March 31, 2007.

          Restructured Loans.  According to generally accepted accounting principles, we are required to account for certain loan modifications or restructuring as a “troubled debt restructuring.”  In general, the modification or restructuring of a debt is considered a troubled debt restructuring if we, for economic or legal reasons related to the borrower’s financial difficulties, grant a concession to the borrowers that we would not otherwise consider.  We had no restructured loans as of March 31, 2007.

          Classified Assets.  Federal regulations provide for the classification of lower quality loans and other assets, such as debt and equity securities, as substandard, doubtful or loss.  An asset is considered substandard if it is inadequately protected by the current net worth and pay capacity of the borrower or of any collateral pledged.  Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  Assets classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions and values.  Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

          When we classify problem assets as either substandard or doubtful, we may establish a specific allowance in an amount we deem prudent and approved by the asset liability management committee to address the risk specifically or we may allow the loss to be addressed in the general allowance.  General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been specifically allocated to particular problem assets.  When an insured institution classifies problem assets as a loss, it is required to charge off those assets in the period in which they are deemed uncollectible.  Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the FDIC and the Washington Department of Financial Institutions, which can order the establishment of additional loss allowances. Assets which do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated as special mention.

          In connection with the filing of periodic reports with the FDIC and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations.  On the basis of our review of our assets, as of March 31, 2007, we had classified $445,000 of our assets as substandard, no assets were classified as doubtful or loss and $4.5 million were classified as special mention.  The total amount classified, or special mention, of $4.9 million represented 4.65% of equity and 0.48% of total assets as of March 31, 2007. With the exception of these classified and special mention loans, management is not aware of any loans as of March 31, 2007, where the known credit problems of the borrower would cause us to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms.

          The aggregate amounts of our classified and special mention, assets at the dates indicated (as determined by management), were as follows:

	At March 31, 2007	At December 31,

		2006	2005

	(In Thousands)
Classified Assets:
Loss	$—	$—	$—
Doubtful	—	—	—
Substandard	445	448	458
Special mention	4,500	4,500	4,500

Total	$4,945	$4,948	$4,958

          Allowance for Loan Losses.  Management recognizes that loan losses may occur over the life of a loan and that the allowance for loan losses must be maintained at a level necessary to absorb specific losses on impaired loans and probable losses inherent in the loan portfolio.   Our Asset Liability Management Committee assesses the allowance for loan losses on a quarterly basis.  The committee analyzes several different factors, including delinquency, charge-off rates and the changing risk profile of our loan portfolio, as well as local economic conditions such as unemployment rates, bankruptcies and vacancy rates of business and residential properties.

          We believe that the accounting estimate related to the allowance for loan losses is a critical accounting estimate because it is highly susceptible to change from period to period requiring management to make assumptions about probable losses inherent in the loan portfolio; and the impact of a sudden large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings.

          Our methodology for analyzing the allowance for loan losses consists of two components: formula and specific allowances.  The formula allowance is determined by applying an estimated loss percentage to various groups of loans.  The loss percentages are generally based on various historical measures such as the amount and type of classified loans, past due ratios and loss experience, which could affect the collectibility of the respective loan types.

          The specific allowance component is created when management believes that the collectibility of a specific large loan, such as a real estate, multi-family or commercial real estate loan, has been impaired and a loss is probable.

          The allowance is increased by the provision for loan losses, which is charged against current period earnings and decreased by the amount of actual loan charge-offs, net of recoveries.

          The provision for loan losses was $600,000 and $160,000 for the three months ended March 31, 2007 and 2006, respectively.   We increased the provision as a result of our increasing construction/land development loans and the incremental risks associated with the increased lending activities not previously included in our analysis.  The allowance for loan losses was $2.6 million or 0.32% of total loans at March 31, 2007 as compared to $1.8 million, or 0.29% of total loans outstanding at March 31, 2006. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.  Management will continue to review the adequacy of the allowance for loan losses and make adjustments to the provision for loan losses based on loan growth, economic conditions, charge-offs and portfolio composition.  For the years ended December 31, 2006 and 2005 the provision for loan losses was $320,000 and $137,000, respectively.

          A loan is considered impaired when, based on current information and events, it is probable we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrowers, including length of the delay, the reasons for the delay, the borrower’s prior payment record and the amounts of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and construction/land development loans by the fair value of the collateral.

          We separately identify individual loans for impairment purposes.  The remaining groups of smaller balance homogeneous loans are collectively evaluated for impairment.

          As of March 31, 2007, December 31, 2006 and 2005, we had no loans considered as impaired.

          The following table summarizes the distribution of the allowance for loan losses by loan category.

	At March 31, 2007			At December 31,

				2006			2005

	Loan Balance	Amount by Loan Category	Percent of Loans in Loan Category to total Loans	Loan Balance	Amount by Loan Category	Percent of Loans in Loan Category to total Loans	Loan Balance	Amount by Loan Category	Percent of Loans in Loan Category to total Loans

				(Dollars in Thousands)
Real estate:
One- to four- family residential	$377,554	$355	47.00%	$373,192	$302	48.86%	$266,081	$259	43.18%
Multi-family residential	81,993	155	10.21	79,701	38	10.44	68,267	30	11.08
Commercial	164,028	794	20.42	153,924	515	20.15	109,300	405	17.73
Construction/land development	175,468	1,212	21.84	153,401	1,094	20.08	171,246	950	27.79

Total real estate	799,043	2,516	99.47	760,218	1,949	99.53	614,894	1,644	99.78

Consumer:
Home equity	3,782	55	0.47	3,038	22	0.40	915	7	0.15
Savings account	259	—	0.03	296	—	0.04	209	—	0.03
Other	199	—	0.03	203	—	0.03	217	—	0.04

Total consumer	4,240	55	0.53	3,537	22	0.47	1,341	7	0.22

Unallocated	—	—	—	—	—	—	—	—	—

Total	$803,283	$2,571	100.00%	$763,755	$1,971	100.00%	$616,235	$1,651	100.00%

	At December 31,

	2004			2003			2002

	Loan Balance	Amount by Loan Category	Percent of Loans in Loan Category to total Loans	Loan Balance	Amount by Loan Category	Percent of Loans in Loan Category to total Loans	Loan Balance	Amount by Loan Category	Percent of Loans in Loan Category to total Loans

	(Dollars in Thousands)
Real estate:
One- to four- family residential	$231,553	$325	56.87%	$216,259	$317	60.81%	$205,983	$299	64.36%
Multi-family residential	61,913	131	15.20	55,472	28	15.60	44,068	22	13.77
Commercial	86,558	403	21.66	68,300	238	19.20	61,488	274	19.21
Construction/land development	25,265	134	6.20	13,880	411	3.90	7,743	93	2.42

Total real estate	405,289	993	99.53	353,911	994	99.51	319,282	688	99.76

Consumer:
Home equity	932	2	0.23	1,074	1	0.30	225	2	0.07
Savings account	553	—	0.14	326	—	0.09	435	—	0.14
Other	419	—	0.10	353	—	0.10	94	—	0.03

Total consumer	1,904	2	0.47	1,753	1	0.49	754	2	0.24

Unallocated	—	—	—	—	—	—	—	—	—

Total	$407,193	$995	100.00%	$355,664	$995	100.00%	$320,036	$690	100.00%

          Management believes that it uses the best information available to determine the allowance for loan losses.  However, unforeseen market conditions could result in adjustments to the allowance for loan losses and net income could be significantly affected, if circumstances differ substantially from the assumptions used in determining the allowance.

          The following table sets forth an analysis of our allowance for loan losses at the dates and for the periods indicated.

	Three Months Ended March 31		Year Ended December 31,

	2007	2006	2006	2005	2004	2003	2002

			(Dollars in Thousands)
Allowance at beginning of period	$1,971	$1,651	$1,651	$995	$995	$690	$635
Provision for loan losses	600	160	320	137	—	305	59
Total recoveries	—	—	—	—	—	—	—
Charge-offs:
One-to-four family	—	—	—	—	—	—	4
Consumer	—	—	—	27	—	—	—

Total charge-offs	—	—	—	27	—	—	4

Net charge-offs	—	—	—	27	—	—	4

Acquisition of Executive House	—	—	—	546	—	—	—

Balance at end of period	$2,571	$1,811	$1,971	$1,651	$995	$995	$690

Allowance for loan losses as a percentage of total loans outstanding at the end of the period	0.32%	0.29%	0.26%	0.27%	0.24%	0.28%	0.22%
Net charge-offs to average loans receivable, net	—	—	—	0.01	—	—	—
Allowance for loan losses as a percentage of nonperforming loans at end of period	914.95%	1692.52%	1279.87%	550.33%	375.47%	146.32%	97.87%

Investment Activities

          General.  Under Washington law, savings banks are permitted to invest in various types of liquid assets, including U.S.  Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, banker’s acceptances, repurchase agreements, federal funds, commercial paper, investment grade corporate debt securities, and obligations of states and their political sub-divisions.

          The investment committee, consisting of the Chief Executive Officer and Controller of First Savings Bank have the authority and responsibility to administer our investment policy, monitor portfolio strategies, and recommend appropriate changes to policy and strategies to the board.  On a monthly basis, our management reports to the board a summary of investment holdings with respective market values, and all purchases and sales of investment securities.  The Chief Executive Officer has the primary responsibility for the management of the investment portfolio.  The Chief Executive Officer considers various factors when making decisions, including the marketability, maturity and tax consequences of proposed investments.  The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

          The general objectives of the investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.

          At March 31, 2007, our investment portfolios consisted principally of mortgage-backed securities, U.S. Government Agency obligations, municipal bonds and mutual funds consisting of mortgage-backed securities.  From time to time, investment levels may increase or decrease depending upon yields available on investment opportunities and management’s projected demand for funds for loan originations, deposits and other activities.

          Mortgage-Backed Securities.  The mortgage-backed securities in our portfolios were comprised of Freddie Mac, Fannie Mae, and Ginnie Mae mortgage-backed securities.  The mortgage-backed securities held in the available for sale category had a weighted average yield of 4.28% at March 31, 2007, while the mortgage-backed securities in the held to maturity portfolio had a weighted average yield of 3.74%.

          U.S. Government Agency Obligations.  At March 31, 2007, the portfolios had a weighted-average-yield of 5.25% and 4.27%, in the available for sale and held to maturity categories, respectively.

          Municipal Bonds.  The tax-exempt and taxable municipal bond portfolios were comprised of general obligation bonds (i.e., backed by the general credit of the issuer) and revenue bonds (i.e., backed by revenues from the specific project being financed) issued by various municipal corporations.   All bonds are rate “A” or better and are from issuers located within the State of Washington. The weighted average yield on the tax exempt bonds (on a tax equivalent basis) was 6.20% at March 31, 2007, while the weighted average yield on the taxable municipal bonds was 4.55% for the same period.

          Federal Home Loan Bank Stock.  As a member of the Federal Home Loan Bank of Seattle, we are required to own capital stock in the Federal Home Loan Bank of Seattle.  The amount of stock we hold is based on guidelines specified by the Federal Home Loan Bank of Seattle.  The redemption of any excess stock we hold is at the discretion of the Federal Home Loan Bank of Seattle.  The carrying value of Federal Home Loan Bank stock totaled $4.7 million and had a weighted-average-yield of 0.43% at March 31, 2007.

          The following table sets forth the composition of our investment securities portfolios at the dates indicated.  The amortized cost of the available for sale investments is their net book value before the mark-to-market fair value adjustment.

	At March 31, 2007		At December 31,

			2006		2005		2004

	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(Dollars in Thousands)
Available for sale:
U.S. Government agencies	$2,012	$2,005	$2,016	$2,009	$—	$—	$—	$—
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	43,678	42,577	45,815	44,505	$57,206	$55,624	$83,265	$83,123
Federal National Mortgage Association	80,654	78,667	85,195	82,775	106,616	103,735	150,480	150,318
Government National Mortgage Association	13,193	13,041	14,315	14,091	19,846	19,497	26,936	26,804
Mutual funds	5,891	5,749	5,819	5,671	5,559	5,423	5,374	5,309
Other securities	—	—	—	—	—	—	3	3

Total available for sale	$145,428	$142,039	$153,160	$149,051	$189,227	$184,279	$266,058	$265,557

Held to maturity:
U.S. Government agencies	$3,439	$3,405	$3,443	$3,402	$3,026	$2,982	$1,103	$1,076
Tax-exempt municipal bonds	78,567	79,771	78,598	79,661	80,195	82,440	83,779	85,570
Taxable municipal bonds	1,674	1,663	1,677	1,660	1,174	1,152	1,185	1,218
Mortgage-backed securities:
Federal National Mortgage Association	3,001	2,922	3,067	3,000	2,268	2,189	2,445	2,421
Other securities	1	1	1	1	—	—	—	—

Total held to maturity	$86,682	$87,762	$86,786	$87,724	$86,663	$88,763	$88,512	$90,285

          The table below sets forth information regarding the carrying value, weighted average yields and maturities or call dates of First Savings Bank’s investment portfolio at March 31, 2007.  Federal Home Loan Bank stock has no stated maturity and is included in the total column only.

	At March 31, 2007 Amount Due or Repricing within:

	One Year or Less		Over One to Five Years		Over Five to Ten Years

	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield

	(Dollars in Thousands)
Available for sale:
U.S. Government agencies	$—	—%	$—	—%	$2,006	5.25%
Mortgage-backed securities	—	—	93	5.52	44,197	4.25
Mutual funds	5,749	5.16	—	—	—	—

Total available for sale	$5,749	5.16%	$93	5.52%	$46,203	4.29%

Held to maturity:
U.S. Government agencies	$—	—%	$1,967	4.57%	$1,472	3.86%
Tax-exempt municipal bonds (1)	625	7.34	7,957	5.66	17,623	6.05
Taxable municipal bonds	—	—	1,019	3.87	—	—
Mortgage-backed securities	—	—	2,036	3.25	965	4.77
Other securities	1	—	—	—	—	—

Total held to maturity	$626	7.34%	$12,979	4.98%	$20,060	5.83%

Federal Home Loan Bank stock	$—	—%	$—	—%	$—	—%

	At March 31, 2007 Amount Due or Repricing within:

	Over Ten Years		Totals

	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield

	(Dollars in Thousands)
Available for sale:
U.S. Government agencies	$—	—%	$2,006	5.25%
Mortgage-backed securities	89,994	4.30	134,284	4.28
Mutual funds	—	—	5,749	5.16

Total available for sale	$89,994	4.30%	$142,039	4.33%

Held to maturity:
U.S. Government agencies	$—	—%	$3,439	4.27%
Tax-exempt municipal bonds (1)	52,362	6.32	78,567	6.20
Taxable municipal bonds	655	5.61	1,674	4.55
Mortgage-backed securities	—	—	3,001	3.74
Other securities	—	—	1	—

Total held to maturity	$53,017	6.31%	$86,682	6.01%

Federal Home Loan Bank stock	$—	—%	$4,671	0.43%

(1)	Yields on tax exempt obligations are computed on a tax equivalent basis.

Deposit Activities and Other Sources of Funds

          General.  Deposits and loan repayments are the major sources of our funds for lending and other investment purposes.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions.  Borrowings from the Federal Home Loan Bank of Seattle are used to supplement the availability of funds from other sources and also as a source of term funds to assist in the management of interest rate risk.

          Our deposit composition reflects a mixture with certificates of deposit accounting for approximately one-half of the total deposits and interest and non-interest-bearing checking, savings and money market accounts comprising the balance of total deposits.  We rely on marketing activities, convenience, customer service and the availability of a broad range of deposit products and services to attract and retain customer deposits.

          Deposits.  Substantially all of our depositors are residents of Washington State.  Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including checking accounts, money market deposit accounts, savings accounts and certificates of deposit with a variety of rates.  Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.  In determining the terms of our deposit accounts, we consider the development of long term profitable customer relationships, current market interest rates, current maturity structure and deposit mix,  our customer preferences and the profitability of acquiring customer deposits compared to alternative sources.

          At March 31, 2007, we had $325.9 million of jumbo ($100,000 or more) certificates of deposit of which $59.7 million were public funds, which represent 42.81% and 7.84%, respectively, of total deposits at March 31, 2007.  First Savings Bank had no brokered deposits at March 31, 2007.

          In the unlikely event we are liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to First Financial Northwest, as the sole shareholder of First Savings Bank.

          Deposit Activities.  The following table sets forth our total deposit activities for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,

	2007	2006	2006	2005	2004

	(In Thousands)
Beginning balance	$750,710	$689,502	$689,502	$666,271	$634,973
Net deposits before interest credited	2,240	25,828	31,789	1,625	13,783
Interest credited	8,285	6,504	29,419	21,606	17,515

Net increase in deposits	10,525	32,332	61,208	23,231	31,298

Ending balance	$761,235	$721,834	$750,710	$689,502	$666,271

          The following table sets forth information concerning our time deposits and other deposits at March 31, 2007.

Weighted Average Interest Rate	Term	Category	Amount	Minimum Balance	Percentage of Total Deposits

			(In Thousands)
—%	N/A	Noninterest-bearing demand accounts	$4,666	N/A	0.62%
0.65	N/A	NOW accounts	10,450	N/A	1.37
1.75	N/A	Passbook savings accounts	14,020	N/A	1.84
4.46	N/A	Money market accounts	205,097		26.94
		Time deposit certificates
3.73	3 month		599	$1,000
4.93	6 month		6,024	1,000
4.05	9 month		244	1,000
5.05	Variable 12 month		401	1,000
5.20	12 month		232,984	1,000
4.48	18 month		17,051	1,000
4.34	24 month		28,650	1,000
4.63	30 month		100,220	1,000
4.40	36 month		8,038	1,000
4.87	48 month		126,779	1,000
4.28	60 month		6,012	1,000

		Total Certificates	527,002		69.23

		TOTAL	$761,235		100.00%

          Time Deposit Certificates.  The following table sets forth the amount and maturities of time deposit certificates at March 31, 2007.

	Amount Due

	Within 1 Year	After 1 Year Through 2 Years	After 2 Years Through 3 Years	After 3 Years Through 4 Years	Beyond 4 Years	Total

	(In Thousands)
2.01 - 3.00%	$126	$—	$—	$—	$—	$126
3.01 - 4.00%	26,336	2,229	1,366	—	—	29,931
4.01 - 5.00%	115,848	44,374	23,030	7,938	219	191,409
5.01 - 6.00%	245,360	14,042	17,702	27,916	516	305,536

Total	$387,670	$60,645	$42,098	$35,854	$735	$527,002

          The following table indicates the amount of our jumbo certificates of deposit by time remaining until maturity as of March 31, 2007.  Jumbo certificates of deposit are certificates in amounts of $100,000 or more.

Maturity Period	Time Deposit Certificates

(In Thousands)
Three months or less	$63,718
Over three through six months	77,222
Over six through twelve months	95,132
Over twelve months	89,842

Total	$325,914

          Deposit Flow.  The following table sets forth the balances of deposits in the various types of accounts we offered  at the dates indicated.

	At March 31, 2007		At December 31,

			2006		2005		2004

	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in Thousands)
Noninterest-bearing accounts	$4,666	0.62%	$3,737	0.50%	$1,204	0.17%	$1,536	0.23%
NOW accounts	10,450	1.37	10,104	1.34	13,140	1.91	12,208	1.83
Passbook savings accounts	14,020	1.84	14,280	1.90	19,157	2.78	27,735	4.16
Money market accounts	205,097	26.94	198,178	26.40	179,488	26.03	188,251	28.26
Time deposit certificates:
1.01 - 2.00%	—	—	—	—	735	0.11	28,421	4.27
2.01 - 3.00%	126	0.02	2,446	0.33	26,701	3.87	112,782	16.93
3.01 - 4.00%	29,931	3.93	46,760	6.23	203,438	29.51	164,825	24.73
4.01 - 5.00%	191,409	25.14	219,413	29.23	227,660	33.01	106,684	16.01
5.01 - 6.00%	305,536	40.14	255,792	34.07	16,526	2.40	21,695	3.26
6.01 - 7.00%	—	—	—	—	1,453	0.21	2,134	0.32

Total time deposit certificates	527,002	69.23	524,411	69.86	476,513	69.11	436,541	65.52

Total	$761,235	100.00%	$750,710	100.00%	$689,502	100.00%	$666,271	100.0%

          Borrowings.  Customer deposits are the primary source of funds for our lending and investment activities.  We do, however, use advances from the Federal Home Loan Bank of Seattle to supplement our supply of lendable funds to meet short-term deposit withdrawal requirements and also to provide longer term funding to better match the duration of selected loan and investment maturities.

          As one of our capital management strategies, we have used advances from the Federal Home Loan Bank of Seattle to fund loan originations in order to increase our net interest income.  Depending upon the retail banking activity and the availability of excess post conversion capital that may be provided to us, we will consider and undertake additional leverage strategies within applicable regulatory requirements or restrictions.  Such borrowings would be expected to primarily consist of Federal Home Loan Bank of Seattle advances.

          As a member of the Federal Home Loan Bank of Seattle, we are required to own capital stock in the Federal Home Loan Bank of Seattle and are authorized to apply for advances on the security of that stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met.  Advances are individually made under various terms pursuant to several different credit programs, each with its own interest rate and range of maturities.  Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.  We maintain a committed credit facility with the Federal Home Loan Bank of Seattle that provides for immediately available advances up to an aggregate of 35% of the prior quarter’s total assets of First Savings Bank, or $349.2 million.  At March 31, 2007, outstanding advances to First Savings Bank from the Federal Home Loan Bank of Seattle totaled $150.0 million.

          The following table sets forth information regarding Federal Home Loan Bank of Seattle advances by us at the end of and during the periods indicated.  The table includes both long- and short-term borrowings.

	Three Months Ended March 31,		Year Ended December 31,

	2007	2006	2006	2005	2004

	(Dollars in Thousands)
Maximum amount of borrowing outstanding at any month end:
Federal Home Loan Bank advances	$158,000	$90,000	$147,000	$90,000	$17,000
Approximate average borrowing outstanding:
Federal Home Loan Bank advances	$152,231	$90,018	$119,966	$12,616	$8,154
Approximate weighted average rate paid on:
Federal Home Loan Bank advances	5.43%	4.59%	5.22%	4.53%	5.27%

	At March 31, 2007	At December 31,

		2006	2005	2004

	(Dollars in Thousands)
Balance outstanding at end of period:
Federal Home Loan Bank advances	$150,000	$147,000	$90,000	$17,000
Weighted average rate paid on:
Federal Home Loan Bank advances	5.58%	5.52%	4.29%	4.63%

Subsidiaries and Other Activities

          First Financial of Renton.  First Financial of Renton has two wholly-owned subsidiaries, First Savings Bank, and First Financial Diversified, which it received as a dividend from First Savings Bank in 2002.  Upon completion of the conversion and reorganization, First Financial Diversified will become a subsidiary of First Financial Northwest.  First Financial Diversified primarily provides escrow services to First Savings Bank, other major area lenders and some private individuals.  First Financial Diversified also offers limited consumer loans to First Savings Bank’s customers, which consist of short-term unsecured loans, second mortgages and, to a lesser extent, home equity loans.  At March 31, 2007, First Financial Diversified represented less than one percent of First Savings Bank’s loan portfolio.

          At March 31, 2007, First Financial Northwest’s equity investment in First Financial Diversified was $4.4 million.

          First Savings Bank.  First Savings Bank has one wholly-owned subsidiary, Executive House, whose primary function is to provide mortgage banking services to First Savings Bank’s customers.  Executive House was acquired by First Savings Bank on December 30, 2005 for the purpose of preserving a business relationship of over 30 years.  Executive House is a mortgage banking company with a staff of 13 that primarily originates  construction/land development loans.  Prior to its acquisition in 2005, Executive House represented approximately $218.1 million and $58.7 million, or 71% and 47% of First Savings Bank’s loan production volume during the years ended December 31, 2005 and 2004, respectively, and serviced approximately $351.4 million and $188.8 million , or 57% and 46% of First Savings Bank’s loan portfolio at December 31, 2005 and 2004, respectively. At March 31, 2007, Executive House represented approximately $67.8 million, or 79% of First Savings Bank’s loan production volume and was servicing approximately $216.7 million, or 39% of First Savings Bank’s loan portfolio.

          At March 31, 2007, First Savings Bank’s equity investment in Executive House was $16.2 million.

Competition

          We face intense competition in originating loans and in attracting deposits within our targeted geographic market.  We compete by consistently delivering high-quality, personal service to our customers that result in a high level of customer satisfaction.

           With our one office in King County, and none outside of this county, we currently rank eighth in terms of deposits with a deposit market share of 1.54% , among the 59 federally insured depository institutions in King County, our primary market.  Our key competitors are Banner Bank, Columbia State Bank, First Mutual Bank, Frontier Bank, US Bank and Washington Mutual.  These competitors control approximately 34.5% of the King County deposit market with deposits of $16.4 billion, of the $47.3 billion total deposits in King County as of June 30, 2006.  Outside of our stated key competitors, there is one competitor that has over 32.0% control of the King County deposit market and has 96 offices in King County and 5,685 offices outside King County.  In addition, of our key and non-key competitors, five have over 77.0% control of the deposits in King County. Aside from these traditional competitors, credit unions, insurance companies and brokerage firms are an increasingly competing challenge for consumer deposit relationships.

           Our competition for loans comes principally from large federally chartered banks which have over 77.0% of the deposit market share in King County, along with mortgage bankers, commercial banks, thrift institutions, credit unions and finance companies.  Several other financial institutions, including those previously mentioned, have greater resources than we do and compete with us for banking business in our targeted market area.  These national institutions have far more resources than we do and as a result are able to offer a broader range of services such as trust departments, business lending, merchange banking and enhanced retail services. Among the advantages of some of these institutions are their ability to make larger loans, finance extensive advertising campaigns, access lower costs funding sources and allocate their investment assets to regions of highest yield and demand.  The challenges posed by such large competitors may impact our ability to originate loans, secure low cost deposits and establish product pricing levels that support our net interest margin goals, which may limit our future growth and earnings prospects.

Charitable Foundation

          General.  In furtherance of our commitment to the communities we serve, we have voluntarily established a charitable foundation in connection with our conversion from the mutual to stock form of organization.  The plan of conversion provides that the foundation will be established as a non-stock corporation and will be funded with an initial contribution of stock equal to 8.0% of the shares of common stock to be sold in the offering.  The form of funding shall be 100% common stock, with the value of the contribution being $16.9 million based on the maximum of the offering range.  The contribution of common stock to the foundation will be dilutive to the interests of shareholders.  First Financial Northwest has no plans to provide additional funding beyond this initial contribution over the next three years.  The contribution of common stock to the foundation will not be included in determining whether the minimum number of shares of common stock (13,600,000) has been sold in order to complete the offering.

          Purpose of the Foundation.  The purpose of the First Financial Northwest Foundation is to provide funding to support charitable causes and community development activities in the communities we serve.  The First Financial Northwest Foundation is being formed as a complement to our existing community activities.  We currently contribute funds to support local community activities and actively encourage our employees to volunteer their time, raise funds and contribute their personal funds to a wide range of local and national charitable organizations, including the United Way, the American Cancer Society, the Heart Association, Habitat for Humanity, local schools, and other community-oriented organizations.  The foundation is completely dedicated to community activities and the promotion of charitable causes, and may be able to support these activities in ways that are not currently available to us.

          We believe the establishment of a charitable foundation is consistent with our long-term commitment to community service.  The board of directors further believes that the funding of the foundation with common stock of First Financial Northwest is a means of enabling the communities served by us to share in the growth and success of First Financial Northwest long after completion of the conversion.  The foundation will accomplish that goal by providing for continued ties between the foundation and First Savings Bank, thereby forming a partnership with our community.  The establishment of the foundation will also enable First Financial Northwest and First Savings Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds.

          Structure of the First Financial Northwest Foundation.  The foundation has been incorporated under Washington law as a non-stock corporation. Its initial board of directors will consist of persons who are directors or employees of First Savings Bank, as well as one independent director.  Directors of the foundation who are affiliated with First Savings Bank are not expected to be paid additional compensation for their service on the foundation’s board.  The articles of incorporation of the foundation will provide that the corporation is organized exclusively for charitable purposes, including development in the local community, as set forth in Section 501(c)(3) of the Internal Revenue Code.  The foundation’s articles of incorporation or bylaws also provide that no part of its earnings will inure to the benefit of, or be distributable to, its directors, officers or members.

          The authority for the affairs of the foundation will be vested in its board of directors.  The directors of the foundation are responsible for establishing the foundation’s policies with respect to grants or donations by the foundation, consistent with the purpose for which the foundation was established.  Although no formal policy governing the foundation grants exists at this time, the foundation’s board of directors will adopt such a policy prior to receiving the contribution.  As directors of a not-for-profit corporation, directors of the foundation are at all times be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purpose for which the foundation was established.  The directors of the foundation are also responsible for directing the foundation’s activities, including the management of the common stock of First Financial Northwest.  The board of directors of the foundation will appoint such officers as may be necessary to manage its operation.  The foundation may use employees of First Savings Bank as its volunteer support staff.

          The foundation has committed to the Office of Thrift Supervision that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of First Financial Northwest’s common stock on all proposals considered by shareholders of First Financial Northwest.

          As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation is required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets.  One of the conditions imposed on the gift of common stock by First Financial Northwest is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5% of the average market value of the assets held by the foundation.  This condition includes an exception where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer-term reduction of the value of the foundation’s assets and as such would jeopardize its capacity to carry out its charitable purposes.

          Upon completion of the conversion and the contribution of shares to the foundation, First Financial Northwest would have 14,688,000, 17,280,000 and 19,872,000 shares issued and outstanding at the minimum, midpoint and maximum of the estimated valuation range.  Because First Financial Northwest will have an increased number of shares outstanding, the voting and ownership interests of purchasers of common stock in the offering will be diluted by 7.4% at the minimum and maximum of the offering, respectively, as compared to their interests in First Financial Northwest if the foundation was not established.  For additional discussion of the dilutive effect, see “Pro Forma Data.”  If the foundation was not established and funded as part of the conversion, RP Financial estimates that the pro forma valuation of First Financial Northwest would be greater; and as a result, a greater number of shares of common stock would be issued in the offering.  At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of First Financial Northwest is $146.9 million, $172.8 million, and $198.7 million with the foundation, as compared with  $157.3 million,  $185.0 million, and  $212.8 million , respectively, without the foundation.  See “Comparison of Valuation and Pro Forma Information With and Without Charitable Foundation.”

          Regulatory Conditions Imposed on the First Financial Northwest Foundation.  The Office of Thrift Supervision imposes numerous requirements on the establishment and operation of a charitable foundation. As a result, the First Financial Northwest Foundation is subject to these requirements, including but not limited to the following:

(a)	examination by the Office of Thrift Supervision, at the foundation’s expense, and compliance with supervisory directives imposed by the Office of Thrift Supervision;

(b)	the foundation must furnish a copy of its IRS annual report to the Office of Thrift Supervision;

(c)

as long as the foundation controls shares of First Financial Northwest, those shares must be voted in the same ratio as all other shares are voted on each proposal considered by the shareholders, subject to certain exceptions;

(d)	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy; and

(e)	the foundation must not engage in self-dealing, and must comply with all laws necessary to maintain the foundation’s tax-exempt status.

Natural Disasters

          King, Pierce and Snohomish counties, where substantially all of the real and personal properties securing our loans are located, is an earthquake-prone region.  We have not suffered any losses in the last five years from earthquake damage to collateral secured loans, which include the February 2001 major earthquake in the region.  Although we have experienced no losses related to earthquakes, a major earthquake could result in material loss to us in two primary ways.  If an earthquake damages real or personal properties collateralizing outstanding loans to the point of insurable loss, material loss would be suffered to the extent that the properties are uninsured or inadequately insured.  A substantial number of our borrowers do not have insurance which provides for coverage as a result of losses from earthquakes.  In addition, if the collateralized properties are only damaged and not destroyed to the point of total insurable loss, borrowers may suffer sustained job interruptions or job loss, which may materially impair their ability to meet the terms of their loan obligations.  While risk of credit loss can be insured against by, for example, job interruption insurance or “umbrella” insurance policies, such forms of insurance often are beyond the financial means of many individuals.  Accordingly, for most individuals, sustained job interruption or job loss would likely result in financial hardship that could lead to delinquency in their financial obligations or even bankruptcy.  Accordingly, no assurances can be given that a major earthquake in our primary market area will not result in material losses to us.

Employees

          At March 31, 2007, we had 69 full-time employees and no part-time employees.  Our employees are not represented by any collective bargaining group.  We consider our employee relations to be good.

Properties

          At March 31, 2007, we had one full service office, which we own.  In October 2004, we began the renovation and expansion of our existing office with the construction of a new two-story office building on property adjacent to our existing office. The new building has approximately 49,500 square feet, including 47 underground garage parking spaces, and is located on 2nd Street South between Wells Avenue and Williams Avenue in downtown Renton, Washington.  This unique setting allows us to house each of our operations in adjoining offices, but with different addresses.  The first phase of construction was completed in September 2005 and it is the site of First Financial Holdings, MHC’s, First Financial Northwest’s and First Savings Bank’s offices at 201 Wells Avenue South.  This location is also the site for the operations of First Financial Northwest’s subsidiary, First Financial Diversified, at the address of 208 Williams Avenue South.  The final phase of construction, which included the renovation of our existing office, was completed in March 2006 and has approximately 6,400 square feet, plus 11 parking spaces.  Beginning in January 2007, this space housed the operations of First Savings Bank’s subsidiary, Executive House, at 207 Wells Avenue South.  The total investment for the renovation of our existing office, land purchases, construction of the new office building and equipment was approximately $14.1 million.

Legal Proceedings

          First Financial Holdings, MHC and its subsidiary from time to time are involved in various claims and legal actions arising in the ordinary course of business.  There are currently no matters that in the opinion of management, would have material adverse effect on our consolidated financial position, results of operation, or liquidity.

MANAGEMENT

Management Structure

          The board of directors of First Financial Northwest consists of the same individuals who currently serve as directors of First Savings Bank and First Financial Holdings, MHC.  The composition of our board of directors and the board of First Savings Bank will remain unchanged following the conversion and reorganization.  In addition, following the conversion and reorganization each of the executive officers of First Financial Northwest will continue to serve as an executive officer of First Savings Bank.

          Currently, First Savings Bank compensates all of the executive officers and directors.  First Financial of Renton and First Financial Holdings, MHC do not separately compensate the executive officers or pay directors’ fees.  First Financial of Renton reimburses First Savings Bank on a quarterly basis for the time that executive officers of First Savings Bank spend on holding company matters.  First Financial Holdings, MHC does not reimburse First Savings Bank as it does not engage in any significant activity.  Following the conversion, we intend to continue these practices unless First Financial Northwest begins engaging in significant business apart from being the holding company of First Savings Bank, in which case, First Financial Northwest may begin compensating its officers and directors separately.

Our Directors

          The directors of First Financial Northwest serve for three-year staggered terms so that only one-third of the directors are elected at each annual meeting of shareholders.  The board of directors is divided into three classes.  The initial term of each of the classes expire at the annual meeting of shareholders in the years identified in the table below.  Currently, the directors of First Financial of Renton are elected annually by First Financial Holdings, MHC and the directors of First Savings Bank are elected annually by First Financial of Renton, as First Savings Bank’s sole shareholder.  Following the conversion and reorganization, First Financial of Renton and First Financial Holdings, MHC will cease to exist and the directors of First Financial Northwest will be elected annually by its shareholders.  However, First Financial Northwest will elect the directors of First Savings Bank, as its sole shareholder.

          The table below sets forth certain information, as of March 31, 2007, regarding the members of the boards of directors, including the term of office for each board member.

Name	Age	Positions Held	Director Since	Current Term of Office Expires

Victor Karpiak	52	President, Chief Executive Officer, Chief Financial Officer and Director	1998	2010
Harry A. Blencoe	83	Director	1959	2009
Joann E. Lee	52	Director	2005	2008
Gary F. Kohlwes	71	Director; Secretary of First Savings Bank	1977	2008
Robert L. Anderson	74	Director	1980	2010
Gerald Edlund	70	Director; Secretary of First Financial Holdings, MHC	1985	2009
Robert W. McLendon	83	Director; Secretary of First Financial of Renton	1986	2010
Gary F. Faull	62	Director	1999	2009

The Business Background of Our Directors

          The business experience of each director for at least the past five years is set forth below.

          Victor Karpiak is Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank.  Prior to his appointment as President of First Savings Bank in 1999, he served as Executive Vice President and Chief Financial Officer.  Mr. Karpiak has served as President and Chief Financial Officer of First Financial Holdings, MHC and First Financial of Renton since they were established in 2002.  In January 2005, he was appointed Chairman of the Board and Chief Executive Officer of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank.  He has been with First Savings Bank for 30 years.  Mr. Karpiak is a director of the Renton Community Foundation, a director and past Chairman of the Greater Renton Chamber of Commerce, a director and Resource Development Chairman of Renton River Days, a director and Secretary of the Senior Housing Assistance Group, a member of the Renton Rotary Club, and a member and past President of the Kiwanis Club of Renton.

          Harry A. Blencoe is retired after serving as President of First Savings Bank from 1961 until 1999 and as Chairman of the Board and Chief Executive Officer from 1961 until 2005.  Prior to his retirement, Mr. Blencoe also served as Chairman of the Board and Chief Executive Officer of First Financial Holdings, MHC and First Financial of Renton since they were established in 2002.  He has been associated with First Savings Bank for 57 years.  Mr. Blencoe is a past director of the Renton Community Foundation, and a past president and current member of the Renton Rotary Club and the Mayor’s CEO Committee.

          Joann E. Lee is a certified public accountant and has been the owner of Joann Lee & Associates, CPAs since 2002.  Prior to that, Ms. Lee had an eight year career with the independent public accounting firm of RSM McGladrey and served as the Director of the Small Business Division, Puget Sound Region.  Ms. Lee is a past president and current member of the Renton Rotary Club, a current member of the Renton YMCA and the Renton Communities in Schools, and a director of the Renton Technical College Foundation and the Greater Renton Chamber of Commerce.

          Gary F. Kohlwes has served as Secretary and Treasurer of First Savings Bank since 1977.  He has been the owner/operator of a commercial fishing business in Naknek, Alaska since 1963.  Dr. Kohlwes retired in 1997 after 40 years in education with the last 24 years as Superintendent of Public School for the Renton School District. Dr. Kohlwes is a past president and a current member of the Renton Rotary Club, past President and director of the Renton Community Foundation and an elected Commissioner of Valley Medical Center.

          Robert L. Anderson is a retired attorney.  Prior to his retirement in 1992, Mr. Anderson was a partner in the law firm of Anderson & Jackson & Stephens, Attorneys.  Mr. Anderson is a director of the Ocean Shores Library Board, a member of the Ocean Shore Kiwanis and a member of the Associated Arts of Ocean Shores.

          Gerald Edlund has served as the Secretary of First Financial Holdings, MHC since it was established in 2002.  He has been President of Edlund Associates, Inc., a landscape architect firm, since 1980.  Mr. Edlund is a member of the New Horizon School Board, a past president and current member of the Renton Rotary Club and a member of the Allied Arts City of Renton.

          Robert W. McLendon has served as the Secretary of First Financial Northwest since it was established in 2002.  He is President of McLendon Hardware, Inc., a retail and wholesale hardware business.  Mr. McLendon is a member of the VFW, the American Legion and the University of Washington Alumni.

          Gary F. Faull is an attorney and has been self-employed since 1974 in the law firm of Gary F. Faull Law Offices.  Mr. Faull is a member of the Renton Rotary Club and a director of the Renton Community Foundation.

Directors’ Compensation

          The following table shows the compensation paid to our non-employee directors for the year ended December 31, 2006.  Directors who are employees of First Savings Bank are not compensated for their services as directors; accordingly compensation information for Victor Karpiak, who is our President and Chief Executive Officer, is included in the section entitled “Executive Compensation.”  We have not established any stock benefit plans and do not offer any non-equity incentive compensation; therefore, these columns have been omitted from the table.

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Harry A. Blencoe	27,000	—	53,725(	1)	80,725
Joann E. Lee	25,125	—	—		25,125
Gary F. Kohlwes	24,750	—	—		24,750
Robert L. Anderson	24,000	—	—		24,000
Gerald Edlund	24,750	—	53,808(	2)	78,558
Robert W. McLendon	27,375	—	—		27,375
Gary F. Faull	25,125	—	—		25,125

(1)	Reflects compensation received pursuant to Director Blencoe’s supplemental retirement agreement.
(2)

Director Edlund is a principal in Edlund Associates, Inc., a landscape architect firm; represents indirect compensation received through his firm, which consists of $12,890 pursuant to a landscape maintenance contract and $40,918 in connection with our recent redevelopment of our banking office.

          Non-employee directors of First Savings Bank receive a semi-annual retainer of $6,000, a fee of $750 for each board meeting attended and a fee of $375 per committee meeting attended.

          First Savings Bank’s Compensation Committee recommends to the board of directors the amount of fees paid for service on the board.  The committee did not recommend any changes in board fees during the fiscal year ended December 31, 2006. For 2007, the committee recommended increasing the directors’ fees to a $7,500 semi-annual retainer, and increasing the fee to $850 for each board meeting attended, while the fee per committee meeting remained at $375.  These recommendations were approved by the board of directors of both First Financial Northwest and First Savings Bank.

          Director Blencoe is the former Chief Executive Officer of First Financial of Renton and First Savings Bank.  In 1991, First Savings Bank entered into an Executive Supplemental Retirement Plan Participation Agreement with him, which would provide certain benefits upon his normal retirement, early retirement or death prior to retirement.  Director Blencoe retired effective as of December 31, 2004, which constituted normal retirement under the agreement.  The agreement provides him with a monthly payment of $4,477 for a total of 180 months.  As of December 31, 2006, payments will continue for 156 months, or 13 years.  In the event of Director Blencoe’s death before all payments are made, First Savings Bank will continue making the payments to his designated beneficiary until a total of 180 payments have been made.

Meetings and Committees of the Board of Directors

          In connection with the completion of the conversion and reorganization, First Financial Northwest will establish a nominating and corporate governance committee, a compensation committee and an audit committee.  All of the members of these committees will be independent directors as defined in the listing standards of The Nasdaq Stock Market.  We plan to have written charters for each committee available on our website at www.fsbrenton.com.

          The following is a summary of the current committees of the boards of directors of First Financial Holdings, MHC, First Financial Northwest and First Savings Bank.

          First Financial Holdings, MHC.  The board of directors meets on a semi-annual basis and met twice during the year ended December 31, 2006.  First Financial Holdings, MHC currently has standing Executive and Nominating Committees.  No director attended fewer than 75% of the total meetings of the board of directors and committees on which he or she served during this period.

          The Executive Committee consists of Director Karpiak (Chairman) and any two non-employee directors.  The Executive Committee meets on an as needed basis and is empowered to act on behalf of the full board.  This committee did not meet during the year ended December 31, 2006.

          The full board of directors acts as the Nominating Committee and is responsible for the annual selection of nominees for election as directors.  The board met once in its capacity as the Nominating Committee during the year ended December 31, 2006.

          First Financial of Renton.  Our board of directors meets quarterly.  During the year ended December 31, 2006, the board of directors held four meetings.  No director attended fewer than 75% of the total meetings of the board of directors and committees on which he or she served during this period.  We currently have standing Executive and Nominating Committees.

          The Executive Committee consists of Director Karpiak (Chairman) and any two non-employee directors.  The Executive Committee meets on an as needed basis and is empowered to act on behalf of the full board.  This committee did not meet during the year ended December 31, 2006.

          The full board of directors acts as the Nominating Committee and is responsible for the annual election of nominees for election as directors.  The board met once in its capacity as the Nominating Committee during the year ended December 31, 2006.

          First Savings Bank.  The board of directors of First Savings Bank meets at least monthly.  During the year ended December 31, 2006, the board of directors held 14 meetings.  No director attended fewer than 75% of the total meetings of the board of directors and committees on which he or she served during this period.  First Savings Bank currently has standing Executive, Loan, Audit, Compensation and Nominating Committees.

          The Executive Committee consists of Director Karpiak (Chairman) and any two non-employee directors.  The Executive Committee meets quarterly and as needed, and is empowered to act on behalf of the full board.  The Executive Committee also serves as a loan committee for loan requests between $1.5 million and $3.0 million.  This committee met 14 times during the year ended December 31, 2006.

          The Loan Committee consists of the Chief Lending Officer, Robert H. Gagnier (Chairman), Victor Karpiak, Mark D. Fehr, Assistant Vice President-Loan Originations, and Lam Kikuchi, Loan Officer.  The Loan Committee meets quarterly and as needed to monitor loan, investment and funding activities, and to establish, review and revise loan and investment policies and practices.  This committee met 52 times during the year ended December 31, 2006.

          The Audit Committee consists of Directors Dr. Gary F. Kohlwes (Chairman), Harry A. Blencoe, Robert W. McLendon, Robert L. Anderson, Gerald Edlund, Gary F. Faull and Joann E. Lee.  The Audit Committee meets on an as needed basis.  The Audit Committee evaluates the effectiveness of First Savings Bank’s internal controls for safeguarding its assets and ensuring the integrity of financial reporting.  The committee hires the independent auditor and reviews the audit report prepared by the independent auditor.  This committee met nine times during the year ended December 31, 2006.

          The Compensation Committee consists of Directors Harry A. Blencoe (Chairman), Dr. Gary F. Kohlwes, Robert W. McLendon, Robert L. Anderson, Gerald Edlund, Gary F. Faull and Joann E. Lee.  This committee meets on an as needed basis, and provides general oversight regarding the personnel, compensation and benefits matters of First Savings Bank.  The Compensation Committee met once during the year ended December 31, 2006.

          The full board of directors acts as the Nominating Committee and is responsible for the annual selection of nominees for election as directors.  The board met once in its capacity as the Nominating Committee during the year ended December 31, 2006.

Corporate Governance Policies and Procedures

          First Savings Bank has adopted a Code of Conduct and Ethics Policy for Employees, Officers and Directors.  Following the conversion and reorganization, First Financial Northwest will adopt a corporate governance policy and a code of business conduct and ethics.  The corporate governance policy is expected to cover such matters as the following:

•	the duties and responsibilities of each director;
•	the composition, responsibilities and operation of the board of directors;
•	the establishment and operation of board committees, including audit, nominating and compensation committees;
•	succession planning;
•	convening executive sessions of independent directors;
•	the board of directors’ interaction with management and third parties; and
•	the evaluation of the performance of the board of directors and the Chief Executive Officer.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct in every respect.

          We currently do not have any shareholders.  Following the conversion and reorganization, First Financial Northwest will establish a process for shareholders to communicate with the board of directors.  A policy regarding board member attendance at annual meetings of shareholders will also be established.

Executive Officers Who Are Not Directors

          The current executive officers of First Financial of Renton consist of the same individuals who are executive officers of First Savings Bank and First Financial Holdings, MHC.  Each executive officer of First Savings Bank will retain his office following the conversion.  The business experience for at least the past five years for the executive officers who do not serve as directors of First Financial of Renton, First Savings Bank or First Financial Holdings, MHC is set forth below.

          John P. Mills, age 65, is President of Executive House, Inc., a subsidiary of First Savings Bank.  Mr. Mills has held his current position at Executive House, Inc. since December 2005, when Executive House was acquired by First Savings Bank.  Prior to that, Mr. Mills had served as a principal of Executive House, Inc. for 28 years.

          David G. Kroeger, age 62, has been Executive Vice President of Executive House, Inc. since February 2006.  Prior to that, Mr. Kroeger was Director of the Division of Banks of the Washington State Department of Financial Institutions from 1999 until 2006.  Prior to that, Mr. Kroeger held a number of senior positions at the Federal Deposit Insurance Corporation.  Mr. Kroeger also serves on the board of directors of Bank of Fairfield, Fairfield, Washington.

          Robert H. Gagnier, age 60, is Senior Vice President of First Financial Northwest and First Financial Holdings, MHC, and Senior Vice President and Chief Lending Officer of First Savings Bank.  Mr. Gagnier has held his current position at First Financial of Renton and First Financial Holdings, MHC since 2002, and at First Savings Bank since 2001.  Prior to serving in his current position, Mr. Gagnier had served as Vice President, Loan Officer and Compliance Officer of First Savings Bank since 1986.

          Roger Elmore is Vice President and Senior Operation Officer of First Savings Bank, a position he has held since 2004.  Prior to that, Mr. Elmore was Vice President-Risk Operations Division Manager at Washington Mutual Bank from 1993 until 2004.

Compensation Discussion and Analysis

          In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions.  Following this discussion, in the section entitled “Executive Compensation,” we provide a series of tables containing specific information about the compensation earned or paid in 2006 to the following officers, who are known as our named executive officers:

Victor Karpiak, Chairman, President and Chief Executive Officer
John P. Mills, President of Executive House, Inc.
David G. Kroeger, Executive Vice President of Executive House, Inc.
Robert H. Gagnier, Senior Vice President and Chief Lending Officer
Roger Elmore, Vice President and Senior Operations Officer

          All compensation matters concerning our executive and non-executive officers are made at the sole discretion of the Compensation Committee which is comprised of the entire Board of Directors.  Compensation determinations are made based on the Compensation Committee’s independent review of management recommendations and peer group surveys, for both base salary and total compensation.  The peer group data is derived from the Northwest Financial Industry Survey prepared by Milliman, Inc., a global firm of consultants and actuaries serving the full spectrum of business, governmental and financial organizations since 1947, and in association with the Washington Financial League, the Washington Bankers Association and the Oregon Bankers Association.  Mr. Karpiak’s role is limited to providing information regarding the executive and non-executive officers to the Compensation Committee, other than himself, which includes salary and bonus histories for the past three years, performance highlights, level of responsibility, and compensation recommendations for each officer. Mr. Karpiak does not provide any recommendation with respect to his individual compensation.  Salary levels are provided as a specific dollar amount and are based on a range between the 50th and 75th percentile of the peer group data provided by the above-reference survey(s) relative to the officer’s responsibilities and professional development.  Following the presentation of this information, an Executive Session of the Compensation Committee is held without the presence of management where the compensation of each executive and non-executive officer is discussed and determined.  Mr. Karpiak’s recommendations are considered by the Compensation Committee, however, the Compensation Committee makes the final decision and may adjust the compensation levels for certain officers based on corporate position emphasis, retention issues and management development. The Compensation Committee of the Board of Directors relies heavily on Mr. Karpiak’s recommendations.  Given the independence of the data Mr. Karpiak utilizes to base his recommendations on, his recommendations have very rarely been modified by the Compensation Committee.

          In connection with the conversion and reorganization, the board of directors has adopted our employee stock ownership plan which intends to purchase 8% of the amount of stock sold in the offering.  We also intend to offer a stock option plan and a restricted stock plan, subject to shareholder approval at a meeting within one year following completion of the conversion and reorganization.  Although we have not identified the amount or the individuals that shall receive stock option grants and restricted stock awards, we expect that these stock-based plans will help us to attract and retain employees consistent with our growth plans.  We expect that these proposed stock-based benefit plans will play a significant role in our future compensation considerations, particularly for our named executive officers.  See “– Benefits to be Considered Following Completion of the Conversion and Reorganization.”

          The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

          Compensation Philosophy and Objectives.  Our overall goal in compensating executive officers is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that short-term incentive compensation paid to executive officers should be directly aligned with our performance and that compensation should be structured to ensure achievement of financial and operational goals along with other factors that impact corporate value.  Our long-term incentive is in the form of a supplemental retirement plan, which is tied to longevity.

          Our compensation decisions with respect to executive officer salaries and incentive compensation are influenced by (1) the executive’s level of responsibility and function within the organization, (2) the overall performance and profitability of First Savings Bank and (3) our assessment of the competitive marketplace, including other peer companies.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary and annual incentive compensation.

          Compensation Program Elements.  The compensation program for executive officers consists of the elements described below.

Pay Element	What It Rewards	Purpose

Base Salary	Core competence in the executive’s role relative to skills, experience and contributions to First Financial Holdings, MHC, First Financial Northwest and First Savings Bank	Provide fixed compensation based on competitive market price

Annual Incentive Compensation	Contributions toward First Savings Bank’s achievement of specified pre-tax profit	Provides annual performance based cash incentive compensation

Retirement Benefits	Executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax-qualified and nonqualified retirement plans

The Chief Executive Officer and Chief Lending Officer have supplemental retirement agreements, which entitles each officer additional retirement benefits subject to meeting certain minimum age and service requirements

Provides a long-term incentive for the retention of key officers

Additional Benefits and Perquisites	Executives participate in employee benefit plans generally available to our employees, including medical insurance	These benefits are a part of our broad-based total compensation program

	The Chief Executive Officer and the Executive Vice President of Executive House receive a car allowance	Assists in executive responsiveness for community based travel requirements

	The President of Executive House receives unlimited use of a company car	Provides for client relationships and property inspections

          The Compensation Committee of First Savings Bank has the responsibility for establishing and reviewing our compensation philosophy and objectives.  In this role, the committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive.  Although First Savings Bank became a stock savings bank as a result of the mutual holding company reorganization in 2002, compensation paid to employees, officers and directors of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank has consisted primarily of cash compensation, salary and bonuses, and retirement benefits.

          Pay Philosophy and Competitive Standing.  In general, we seek to provide competitive pay by targeting a range between the 50th and 75th percentiles relative to a peer group for total compensation opportunities, including salaries and incentive compensation.  To achieve the percentile positioning for the total cash compensation component and yet maintain an effective efficiency ratio and excellent asset quality, we emphasis the fixed salary pay with less opportunity for performance-based bonuses.

          With the assistance of Milliman, Inc., we receive and analyze competitive market data contained in the Northwest Financial Industry Salary Survey every year. The data is independently collected by Milliman and represents approximately 119 Northwest financial institutions ranging in asset size from $21 million to $6.1 billion.  The data is then grouped by collective asset sizes with the information adequately reflecting the complexities and compensation levels of peer group institutions.  We compare compensation paid to our named executive officers with compensation paid to executive officers in comparable positions at similar size institutions.

          Base Salary.  Mr. Karpiak make initial recommendations to the Compensation Committee that are based on the peer group data contained in the survey prepared by Milliman.  Given the independence of the data Mr. Karpiak utilizes to base his recommendations on, his recommendations have very rarely been modified by the Compensation Committee. For 2007, the Compensation Committee determined the base salaries of Messrs. Karpiak,  Mills, Kroeger, Gagnier and Elmore and submitted these determinations to the full board of directors for review.  Mr. Karpiak, the only named executive officer who is also a member of the board, did not participate in discussions regarding his own compensation.  In setting base salary, the Compensation Committee used the information provided by Milliman, and also considered each executive’s experience and tenure, our overall annual budget for merit increases, the executive’s individual performance and changes in responsibility.  The determination of the named executive officers base salary is a subjective determination with no specific criteria considered and, consequently, no particular weight is given to any single factor.  The 2007 base salaries for Messrs Karpiak, Mills, Kroeger, Gagnier and Elmore are $250,000, $225,000, $168,000, $135,000 and $115,000, respectively, reflecting increases of 28.2%, 0%, 5.0%, 12.5% and 9.52%, respectively from 2006 salaries.  The Compensation Committee believes that the base salaries paid to each member of the senior management team is commensurate with the individual’s duties, performance and range for the industry compared with financial institutions of similar size within First Savings Bank’s region.  Salary levels are reviewed annually and base salary is not targeted at any particular percent of total compensation.

          Annual Incentive Compensation.  Mr. Karpiak make initial recommendations to the Compensation Committee that are based on the peer group data contained in the survey prepared by Milliman.  Given the independence of the data Mr. Karpiak utilizes to base his recommendations on, his recommendations have very rarely been modified by the Compensation Committee. Our Annual Incentive Plan provides our executive officers and staff with an opportunity to earn annual cash bonuses based on our corporate performance as measured by our earnings, asset and loan growth.  The annual cash bonuses are determined at the discretion of the Compensation Committee based on the individual’s performance with percentages and dollar amounts set without guarantee or commitment.  The determination of the individual’s performance is a subjective determination using various measures, including but not limited to leadership, personal efforts, and corporate commitment. Annual bonuses for the named executive officers are determined by the Compensation Committee  from a bonus pool for all employees that, for fiscal 2006, represented 5.7% of pre-tax income.  The committee determines the aggregate amount from that pool that is paid to the name executive officers based on their base salary.  As part of their determination, the Compensation Committee considered the external compensation surveys described above and determined that the aggregate and individual cash bonus amounts were commensurate with the performance of First Savings Bank and the named executive officers during the year.  The cash bonuses paid for 2006 were 8.04% of total compensation as compared to 9.40% of total compensation  in 2005.

          Retirement Benefits.  First Savings Bank maintains the First Savings Bank Profit Sharing 401(k) (the “401(k) plan”) Savings  for the benefit of all of its eligible employees, including the named executive officers.  The 401(k) plan is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.  Employees of First Savings Bank who have completed one year of service and who have attained age 18 are eligible to participate in the 401(k) plan.  Generally, participants direct the investment of the plan assets.

          For 2007, participants may contribute up to $15,500 of their annual compensation through a pre-tax salary reduction election.  Participants 50 years of age or more may elect to make an additional $5,000 pre-tax salary reduction election.  First Savings Bank matches the first 6% of a participant’s pre-tax salary reduction contribution at the rate of 100%.  To be eligible for a matching contribution, the participant must be actively employed on the pay period for which the match is allocated.  Participants are at all times 100% vested in their salary reduction contributions; however, their related matching contributions are subject to a vesting period.

          For the fiscal year ended December 31, 2006, First Savings Bank incurred a matching contribution-related expense of $118,000 in connection with the 401(k) plan.  For the 401(k) plan’s fiscal year ended December 31, 2006, employees contributed $174,000 to the 401(k) plan.

          First Savings Bank also maintains executive supplemental retirement agreements, in which Messrs. Karpiak and Gagnier participate.  The agreements are intended to provide supplemental benefits upon the executive’s normal retirement, early retirement or death prior to retirement.  The agreements provide a $25,000 annual base benefit.  The annual base benefit increases at a rate of 4 percent for each year of participation.   Benefits generally commence upon the later of the participant’s retirement or attainment of age 65, which is the normal retirement date.  If the executive retires between age 55 and 65, he may be able to elect to have an actuarially reduced benefit that commences prior to age 65, to the extent permitted under the federal tax laws governing nonqualified deferred compensation plans.  There is no benefit for retirement before age 55.  The annual benefit is paid in monthly installments over 15 years.  In the event of an executive’s death prior to retirement but while still employed by First Savings Bank, the executive’s designated beneficiary would receive a benefit equal to the normal retirement benefit, up to a maximum of $200,000.

          Additional Benefits and Perquisites.  At First Savings Bank, an important part of our total compensation plan is the employee benefits program.  We offer a comprehensive and flexible benefits plan on a non-discriminatory basis to support the basic health, welfare and retirement needs of all of our employees, including our named executive officers.  The primary elements of the benefits plan include medical/dental/vision plans, paid time off for vacation and illness (including vacation leave not taken), tuition reimbursement, bereavement leave, and training.  We also offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance.  We provide medical coverage at no cost to employees, with the employee being responsible for a portion of the dependent’s premium.  Our Chief Executive Officer and the Executive Vice President of Executive House receive an automobile allowance, and the President of Executive House has use of a company car.  The Compensation Committee believes these benefits are appropriate and assist the officers in fulfilling their employment obligations.

          Additional Considerations.  Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially.

          The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers.  However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to First Savings Bank with the benefit/value to the employee.

          Role of Executive Officers in Determining Compensation.  Our Chief Executive Officer recommends to the Compensation Committee base salary and actual bonus payouts for our named executive officers and all other officers (other than himself).  Mr. Karpiak makes these recommendations to the committee based on data and analysis provided by Milliman in association with the Washington Financial League, the Washington Bankers Association and the Oregon Bankers Association, and qualitative judgments regarding individual performance.  Mr. Karpiak is not involved with any aspect of determining his own compensation as that function is performed by the Compensation Committee utilizing independent data contained in Northwest Financial Industry Salary Survey prepared by Milliman, Inc. in association with the Washington Financial League, the Washington Bankers Association and the Oregon Bankers Association.

          The compensation paid to Mr. Karpiak is determined by the Compensation Committee based upon a review of First Savings Bank’s performance in comparison to the peer group included in the Northwest Financial Industry Salary Survey prepared by Milliman, Inc.  The final compensation level is based on the peer group analysis contained in the survey and consideration is also given to First Savings Bank’s asset size, balance sheet complexity, corporate direction and management structure.   No particular weight is given to any of these factors by the Compensation Committee and the final compensation level is based on a subjective determination by the Compensation Committee.

Executive Compensation

          Summary Compensation Table.  The following table shows information regarding 2006 compensation for our named executive officers.  We have not established any stock benefit plans and do not offer any equity incentive compensation; therefore, these columns have been omitted from the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Victor Karpiak	2006	195,000	80,000	70,000	29,136	374,136
President, Chief Executive Officer, Chief Financial Officer and Director

John P. Mills	2006	225,000	—	—	7,500	232,500
President
Executive House, Inc.

David G. Kroeger	2006	160,000	40,000	—	14,159	214,159
Executive Vice President
Executive House, Inc.

Robert H. Gagnier	2006	120,000	30,000	51,000	15,645	216,645
Senior Vice President and Chief Lending Officer

Roger Elmore	2006	105,000	25,000	3,000	17,099	150,099
Vice President and Senior Operations Officer

(1)	Reflects the value of cash incentive bonuses paid out under our Annual Incentive Plan.
(2)	Reflects the increase during 2006 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and with respect to Mr. Karpiak and Mr. Gagnier, our Supplemental Retirement Plan.
(3)

Includes employer matching contributions made to the 401(k) in the amounts of $11,384, $0, $5,769, $7,062 and $6,179 for Messrs. Karpiak, Mills, Kroeger, Gagnier and Elmore, respectively; paid medical premiums of $11,753, $0, $3,390, $8,583 and $10,920 for Messrs. Karpiak, Mills, Kroeger, Gagnier and Elmore, respectively; and for Mr. Karpiak and Mr. Kroeger, a car allowance if $6,000 and $5,000, respectively.  The named executive officers did not receive other personal benefits or perquisites.

          Employment Agreement for Chief Executive Officer.  In connection with the conversion and reorganization, First Financial Northwest and First Savings Bank intend to enter into a three-year employment agreement with Victor Karpiak.  Under the employment agreement, the initial base salary level for Mr. Karpiak will be $250,000, which amount will be paid by First Savings Bank and may be increased at the discretion of the board of directors or an authorized committee of the board.  On each anniversary of the initial date of the employment agreement, the term of the agreement will be extended for an additional year unless notice is given by the board of directors to Mr. Karpiak at least 90 days prior to the anniversary date.  The agreement may be terminated by First Savings Bank for cause, by Mr. Karpiak if he is assigned duties inconsistent with his initial position, duties, responsibilities, or upon the occurrence of certain events.  In the event that Mr. Karpiak’s employment is terminated without cause or upon Mr. Karpiak’s voluntary termination following the occurrence of an event described in the preceding sentence, First Savings Bank would be required to honor the terms of the agreement through the expiration of the current term, including payment of the then current cash compensation and continuation of employee benefits.

          The employment agreement will also provide for a severance payment and other benefits if Mr. Karpiak is involuntarily terminated because of a change in control of First Financial Northwest and First Savings Bank.  The agreement authorizes severance payments on a similar basis if Mr. Karpiak voluntarily terminates his employment during the 12 months following a change in control because he is assigned duties inconsistent with his position, duties, responsibilities immediately prior to such change in control.  The agreement will define the term “change in control” as having occurred when, among other things: (1) a person other than First Financial Northwest purchases shares of First Financial Northwest’s common stock under a tender or exchange offer for the shares; (2) any person, as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, is or becomes the beneficial owner of securities of First Financial Northwest representing 25% or more of the combined voting power of First Financial Northwest’s then outstanding securities; (3) a majority of the membership of the board of directors changes as the result of a contested election; or (4) shareholders of First Financial Northwest approve a merger, consolidation, sale or disposition of all or substantially all of First Financial Northwest’s assets, or a plan of partial or complete liquidation.

          In the event of a change in control, the employment agreement provides that the value of the maximum benefit be distributed in the form of a lump sum cash payment equal to 2.99 times Mr. Karpiak’s base amount, and continued coverage under First Financial Northwest’s and First Savings Bank’s health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times Mr. Karpiak’s base amount.  Assuming that a change in control had occurred at March 31, 2007 and that Mr. Karpiak elected to receive a lump sum cash payment, he would be entitled to a payment of approximately $560,000.  Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are conditioned upon a change in control.  Individuals are subject to a 20% excise tax on the amount of such excess parachute payments.  If excess parachute payments are made, First Financial Northwest and First Savings Bank would not be entitled to deduct the amount of such excess payments.  The employment agreement will provide that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

          Severance Agreements for Executive Officer.  In connection with the conversion and reorganization, First Savings Bank intends to enter into a three-year change in control severance agreements with Roger Elmore.  On each anniversary of the initial date of the severance agreement, the term of the agreement may be extended for an additional year at the discretion of the board or an authorized committee of the board.  The agreement may be terminated by First Savings Bank at any time, by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations in connection with a change in control of First Financial Northwest or First Savings Bank.  The severance agreement will define the term “change in control” in the same manner as Mr. Karpiak’s employment agreement.

          The severance agreement would provide for a severance payment and other benefits if the executive is involuntarily terminated because of a change in control of First Financial Northwest and First Savings Bank.  The agreement will authorize severance payments on a similar basis where the executive voluntarily terminates employment following a change in control because of being assigned duties inconsistent with the executive’s position, duties, responsibilities and status immediately prior to such change in control.

          The severance agreement will provide that the value of the maximum benefit be distributed  in the form of a lump sum cash payment equal to 2.99 times the executive’s base amount, and continued coverage under First Financial Northwest’s and First Savings Bank’s health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times the executive’s base amount.  Assuming that a change in control had occurred at March 31, 2007 and that Mr. Elmore elected to receive a lump sum cash payment, he would be entitled to a payment of approximately $327,000, subject to reduction pursuant to Section 280G of the Internal Revenue Code to avoid excess parachute payments.

          Employee Severance Compensation Plan.  In connection with the reorganization and stock offering, First Savings Bank’s board of directors intends to establish the First Savings Bank Northwest Employee Severance Compensation Plan which will provide eligible employees with severance pay benefits in the event of a change in control of First Savings Bank or First Financial Northwest following the stock offering.  The severance plan will define the term “change in control” in the same manner as Mr. Karpiak’s employment agreement.

          Management personnel with employment agreements or severance agreements will not be eligible to participate in the severance plan.  Generally, employees will be eligible to participate in the severance plan if they have completed at least one year of service with First Savings Bank.  Employees will be credited with service prior to adoption of the plan.  The severance plan will vest in each participant a contractual right to the benefits the participant is entitled to thereunder.  Under the plan, in the event of a change in control of First Savings Bank or First Financial Northwest, eligible employees who are terminated or who terminate their employment within one year for reasons specified under the severance plan will be entitled to receive a severance payment.  If a participant whose employment has terminated has completed at least one year of service, the participant will be entitled to a cash severance payment equal to three months for service of one to two years, six months for service of two to three years, and six months plus one month for each year of continuous employment over three years up to a maximum of one and one-half times the participant’s annual compensation.  A participant who is an assistant vice president of First Savings Bank prior to the change in control will receive a minimum payment equal to one-half of the participant’s annual compensation.  Individuals who are vice presidents and above of First Savings Bank prior to the change in control will receive a minimum payment equal to the participant’s annual compensation.  These payments may tend to discourage takeover attempts by increasing costs to be incurred by First Savings Bank in the event of a takeover.  If the provisions of the severance plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $1.4 million.  It is management’s belief, however, that substantially all of First Savings Bank’s employees would be retained in their current positions in the event of a change in control, and that any amount payable under the severance plan would be considerably less than the total amount that could possibly be paid under the severance plan.

          Pension Benefits.  The following table provides information regarding participation in plans that provide specified retirement payments and benefits to the named executive offers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Victor Karpiak	Pension Plan	25.833	346,000	—
	Supplemental Retirement Agreement	15.000	373,139	—
John P. Mills	Pension Plan	—	—	—
	Supplemental Retirement Agreement	—	—	—
David G. Kroeger	Pension Plan	0.000	—	—
	Supplemental Retirement Agreement	—	—	—
Robert H. Gagnier	Pension Plan	19.833	257,000	—
	Supplemental Retirement Agreement	15.000	418,249	—
Roger Elmore	Pension Plan	1.167	4,000	—
	Supplemental Retirement Agreement	—	—	—

(1)

For the Pension Plan, reflects years vested; Mr. Mills is not eligible for participation and Mr. Kroeger is not yet vested.  For the supplemental retirement agreement, reflects period since participation; Messrs. Mills, Kroeger and Elmore do not participate.

(2)

Pension Plan accumulated benefits are based on the present value of accumulated future payments over an anticipated post retirement life of 20 years using a 5.0% discount rate.  Supplemental retirement agreement accumulated benefits reflect the present value of 180 future annual payments at normal retirement using a 5.75% discount rate.

          First Savings Bank is a participant in a multiple-employer sponsored plan (the “Pension Plan”), which provides a benefit upon retirement to eligible employees of First Savings Bank.  In general, all employees except those under specific agreement, who meet the minimum requirements of one year of service, attainment of age 21 and complete 1,000 hours of service in the 12 consecutive months following enrollment are eligible to participate.  Upon completion of five years of employment with First Savings Bank, the employee is 100% vested.  There is no provision for partial vesting.  The service amounts shown in the table above represent actual years of service with First Savings Bank.  No additional years of credited service have been granted to any named executive officer under the Pension Plan.

          Several forms of benefit payments are available under the Pension Plan.  The Pension Plan offers a life annuity option, a 100% joint and survivor option with a ten-year certain feature, a 50% joint and survivor benefit option and a customized option.  The benefit option must be elected by the participant before benefit payments begin.  Benefits are based upon 2% times the number of years of service with First Savings Bank times the average of the participant’s salary during the five years he or she was most highly compensated.  Salary is defined as base rate of pay and does not include overtime, bonuses and other compensation.  A participant’s full benefit under the Pension Plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the Pension Plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced 3.0% for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2006, Messrs. Karpiak and Gagnier were eligible for early retirement benefits.

          The executive supplemental retirement agreement provides benefits in addition to those provided by the Pension Plan.  Benefits are calculated using a fixed annual base amount of $25,000 plus a 4.0% annual compounding rate from date of joining the agreement to retirement.  Upon retirement, the compounded amount in effect represents the annual benefit payable.  Benefit payments are paid monthly using the compounded amount in effect at retirement and are paid over a fixed 15-year period.  A participant’s full benefit under the agreement is payable at age 65 which is considered normal retirement.

          Early retirement benefit payments are available under the agreement to participants upon attainment of age 55 at a reduced level based on a specific formula.  The actuarially reduced equivalent amount would begin at the early retirement date and continue for a period of 180 months.  The actuarial reduction is computed by multiplying the amount payable at normal retirement by a fraction of which the numerator is the number of full years served since participation in this plan and the denominator is the number of full years served since participation in the agreement until age 65 which is considered normal retirement.  The ability to elect an early retirement benefit may be limited by federal tax law governing nonqualified deferred compensation plans.  As of December 31, 2006, Mr. Gagnier was eligible for early retirement benefits under the agreement.  There is a pre-retirement death benefit to the participant’s estate in the amount of $200,000.

          Benefits earned under the agreements are paid from First Savings Bank assets.  It is management’s intent to informally fund those payments with its bank-owned whole life insurance policies.  The aggregate death benefit coverage from these policies is $2.8 million.  First Savings Bank is the beneficiary of these policies, and no participants will derive any personal benefits as a result of these policies.

Benefits to Be Considered Following Completion of the Conversion and Reorganization

          We intend to adopt and request shareholder approval of one or more stock-based incentive plans, including a stock option plan and a stock recognition and retention plan, no earlier than six months after the completion of the conversion.  The stock option plan and stock recognition and retention plan may be established as separate plans or as part of a single plan.

          Employee Stock Ownership Plan.  The board of directors has authorized the adoption by First Savings Bank of an employee stock ownership plan for its eligible employees, subject to the completion of the conversion.   The employee stock ownership plan will satisfy the requirements for an employee stock ownership plan under the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974.  Employees of First Savings Bank who have been credited with at least 1,000 hours of service during a designated 12-month period and who have attained age 18 will be eligible to participate in the employee stock ownership plan.

          It is intended that the employee stock ownership plan will purchase 8.0% of the shares sold in the offering.  This would range between 1,088,000 shares, assuming 13,600,000 shares are sold in the offering and 1,472,000 shares, assuming 19,872,000 shares are sold in the offering.  We anticipate that the employee stock ownership plan will borrow funds from First Financial Northwest to purchase the shares.  This loan will equal 100% of the aggregate purchase price of the common stock purchased by the employee stock ownership plan.  The employee stock ownership plan will repay the loan principally from the cash contributions from First Savings Bank and from dividends payable on the common stock held by the plan over the anticipated 15-year term of the loan.  The interest rate for the plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the conversion or some other reasonable rate.  See “Pro Forma Data.”  To the extent that the employee stock ownership plan is unable to acquire 8.0% of the common stock sold in the offering, it is anticipated that it may acquire the shares following the conversion through open market purchases. Any purchases of First Financial Northwest’s common stock by the employee stock ownership plan in the open market must be approved by the Office of Thrift Supervision.

          In any plan year, First Savings Bank may make additional discretionary contributions to the employee stock ownership plan for the benefit of participants.  These contributions may be used to acquire shares of common stock through the purchase of outstanding shares in the market, from individual shareholders, or from shares which constitute authorized but unissued shares or shares held in trust by First Financial Northwest.  Several factors will affect the timing, amount and manner of any such discretionary contributions, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

          The shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account, and released for allocation among eligible participants as the loan is repaid.  Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each eligible participant’s proportional share of total compensation.  Forfeitures will be reallocated among the remaining plan participants.

          Participants will vest in their employee stock ownership plan account at the rate of 20% per year, beginning upon the completion of one year of service, with full vesting occurring after five years of service.  Employees will be  credited for service prior to adoption of the employee stock ownership plan.  A participant is fully vested at normal retirement (which is the attainment of age 65), in the event of death or disability while actively employed, or upon termination of the employee stock ownership plan.  Benefits are distributable upon a participants’ normal retirement, death, disability or termination of employment.  Contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

          The board of directors will select a trustee for the employee stock ownership plan.  The trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of plan participants and unallocated shares must be voted in the same ratio on any matter as those shares for which instructions are given.  The trustee will vote the allocated shares for which no instructions are received as directed by the plan administrator.

          Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants’ accounts.  See “Pro Forma Data.”

          Stock Option Plan.  We intend to adopt a stock option plan for our directors, officers and employees after the conversion and offering, subject to shareholder approval.  Federal regulations prohibit us from implementing this plan until six months after the conversion and offering.

          Our proposed stock option plan will authorize a committee of non-employee directors or the full board of directors, to grant options to purchase up to 10% of the shares issued in the conversion.  The stock option plan will have a term of ten years.  The committee or the board will decide which directors, officers and employees will receive options and the terms of those options.  Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than ten years.  In addition, executive officers and directors would be required to exercise or forfeit their options if First Savings Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

          If we implement a stock option plan before the first anniversary of the conversion, current regulations will require that:

•	the total number of options available for grant to non-employee directors be limited to 30% of the options authorized under the plan;

•	the number of options that may be granted to any one non-employee director be limited to 5% of the options authorized under the plan;

•	the number of options that may be granted to any officer or employee be limited to 25% of the options authorized for the plan;

•	the options may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plan; and

•	accelerated vesting not be permitted except for death, disability or upon a change in control of First Savings Bank or First Financial Northwest.

          We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

          Restricted Stock Plan.  We also expect to implement a restricted stock plan for our directors, officers and employees after the conversion and offering.  Federal regulations prohibit us from implementing this plan until six months after the conversion and offering.  We expect the recognition plan will be implemented within the first 12 months after the conversion and offering. Federal regulations require that the plan be approved by a majority of the outstanding shares of common stock of First Financial Northwest.

          Our proposed restricted stock plan will authorize a committee of non-employee directors or the full board of directors to make restricted stock awards of up to 4% of the shares issued in the offering.  The committee of the board will decide which directors, officers and employees will receive restricted stock and the terms of those awards.  First Financial Northwest may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.  If we implement a restricted stock plan before the first anniversary of the conversion and offering, current regulations will require that:

•	the total number of shares that are awarded to non-employee directors be limited to 30% of the shares authorized under the plan;

•	the number of shares that are awarded to any one non-employee director be limited to 5% of the shares authorized under the plan;

•	the number of shares that are awarded to any officer or employee be limited to 25% of the shares authorized under the plan;

•	the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plan; and

•	accelerated vesting not be permitted except for death, disability or upon a change in control of First Savings Bank or First Financial Northwest.

          Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested.  Awards would not be vested unless the specified employment restrictions are met.  However, pending vesting, the award recipient may have voting and dividend rights.  Executive officers and directors would be required to forfeit the unvested portion of their restricted stock if First Savings Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

Compensation Committee Report

          The Compensation Committee of First Savings Bank’s board of directors has submitted the following report for inclusion in this prospectus:

          We have reviewed and discussed the Compensation Discussion and Analysis contained in this prospectus with management.  Based on the committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this prospectus.

          The foregoing report is provided by the following directors, who constitute the Committee:

                    The Compensation Committee:

Harry A. Blencoe (Chairman)	Dr. Gary F. Kohlwes
Robert W. McLendon	Robert L. Anderson
Gerald Edlund	Gary F. Faull
Joann E. Lee

Compensation Committee Interlocks and Insider Participation

          Except for Mr. Harry A. Blencoe, who is the former Chief Executive Officer of First Savings Bank and retired effective December 31, 2004, none of the members of the Compensation Committee has served as an officer or employee of First Savings Bank or had any relationships otherwise requiring disclosure.

Transactions with Related Persons

          First Savings Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

          All loans made to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of First Savings Bank.  Loans and available lines of credit to all directors and executive officers and their associates totaled approximately $1.0 million at March 31, 2007, which was 0.94% of our equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at March 31, 2007.  Total deposits of directors and executive officers were approximately $7.9 million at March 31, 2007.

          We recognize that transactions between First Savings Bank and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than the best interest of First Savings Bank.  Therefore as a general matter and in accordance with our Code of Conduct and Ethics Policy for Employees, Officers and Directors, it is our preference to avoid such transactions.  Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of First Savings Bank.  Accordingly, First Savings Bank has adopted an informal policy which requires its Compensation Committee to review and, if appropriate, to approve or ratify any such transaction.  In the event that a member of the committee is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process.  Pursuant to the policy, the committee will review any transaction in which First Savings Bank is or will be a participant and the amount involved exceeds $120,000, and in which any of the directors or executive officers had, has or will have a direct or indirect material interest.  After its review, the committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of First Savings Bank, as the committee determines in good faith.

          Director Edlund is a principal in the firm Edlund Associates, Inc. which is a landscape architecture company with design/building services.  His company has a landscape maintenance contract with First Savings Bank under which they were paid $12,890 in 2006.  In addition, his firm was the landscape contractor during our recent redevelopment of our banking office and was paid an additional amount of $40,918 in 2006.

          The former principal of Executive House, John P. Mills, leased the Executive House office to First Savings Bank at a rate of $2,000 per month from January 2006 until December 31, 2006 at which time Executive House relocated to a site owned by First Savings Bank.  First Savings paid fees of $24,000 to Mr. Mills for the lease of the Executive House office during the fiscal year ended December 31, 2006.

HOW WE ARE REGULATED

          The following is a brief description of certain laws and regulations which are applicable to First Financial Northwest and First Savings Bank.  The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere in this prospectus, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.  We believe, however, that we have included all descriptions of laws and regulations applicable to First Financial Northwest and First Savings Bank that an investor needs to consider in making an investment decision.  Legislation is introduced from time to time in the United States Congress that may affect the operations of First Financial Northwest and First Savings Bank.  In addition, the regulations governing us may be amended from time to time by the respective regulators.  Any such legislation or regulatory changes in the future could adversely affect us.  We cannot predict whether any such changes may occur.

          First Financial of Renton and First Financial Holdings, MHC are registered as bank holding companies with a financial holding company election under the Bank Holding Company Act and are subject to regulation and supervision by the Federal Reserve Board and the Washington Department of Financial Institutions.  First Financial of Renton and First Financial Holdings, MHC are each also required to file annually a report of operations with, and are subject to examination by, the Federal Reserve Board and the Washington Department of Financial Institutions.  This regulation and oversight is generally intended to ensure that First Financial of Renton and First Financial Holdings, MHC limit their activities to those allowed by law and that they operate in a safe and sound manner without endangering the financial health of First Savings Bank.

          As part of the conversion and reorganization, First Savings Bank is electing, pursuant to Section 10(l) of the Home Owners’ Loan Act, as amended, to be treated as a savings association.  As a result, First Financial Northwest will be a registered savings and loan holding company subject to regulation of the Office of Thrift Supervision.  First Savings Bank will continue to be regulated by the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation.

Regulation of First Financial of Renton and First Financial Holdings, MHC

          Bank Holding Company Act Activities and Other Limitations.  Under the Bank Holding Company Act, First Financial of Renton and First Financial Holdings, MHC must obtain the prior approval of the Federal Reserve Board before they may acquire control of another bank or bank holding company, merge or consolidate with another bank holding company, acquire all or substantially all of the assets of another bank or bank holding company, or acquire direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, First Financial of Renton and First Financial Holdings, MHC would directly or indirectly own or control more than 5% of such shares.

          Federal statutes impose restrictions on the ability of a bank holding company and its nonbank subsidiaries to obtain extensions of credit from the subsidiary bank, on the subsidiary bank’s investments in the stock or securities of the holding company, and on the subsidiary bank’s taking of the holding company’s stock or securities as collateral for loans to any borrower.  A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services by the subsidiary bank.

          A bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner.  In addition, it is the policy of the Federal Reserve Board that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks.  A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations, or both.

          Non-Banking Activities.  The business activities of First Financial of Renton and First Financial Holdings, MHC, as bank holding companies, are restricted by the Bank Holding Company Act.  Under the Bank Holding Company Act and the Federal Reserve Board’s bank holding company regulations, bank holding companies may only engage in, or acquire or control voting securities or assets of a company engaged in:

•	banking or managing or controlling banks and other subsidiaries authorized under the Bank Holding Company Act; and

•	any Bank Holding Company Act activity the Federal Reserve Board has determined to be so closely related that it is incidental to banking or managing or controlling banks.

          The Federal Reserve Board has by regulation determined that certain activities are closely related to banking including: operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services.  As financial holding companies, First Financial of Renton and First Financial Holdings, MHC, however, also may engage in certain other activities as described below.

          Financial Modernization.  The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 permits greater affiliation among banks, securities firms, insurance companies and other companies under a new type of financial services company known as a “financial holding company.”  A financial holding company essentially is a bank holding company with significantly expanded powers.  Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including: securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities.  The Gramm-Leach-Bliley Act also permits the Federal Reserve Board and the Department of the Treasury to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities.  A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a “satisfactory” Community Reinvestment Act rating.  A financial holding company must provide notice to the Federal Reserve Board within 30 days after commencing activities previously determined by statute or by the Federal Reserve Board and Department of the Treasury to be permissible.

          Regulatory Capital Requirements.  The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act.  The Federal Reserve Board’s capital adequacy guidelines for First Financial of Renton, on a consolidated basis, are similar to those imposed on First Savings Bank by the Federal Deposit Insurance Corporation.  See “– Regulation and Supervision of First Savings Bank – Capital Requirements."  At March 31, 2007, First Financial of Renton met all applicable regulatory capital requirements.

          Restrictions on Dividends.  First Financial of Renton’s ability to declare and pay dividends may depend in part on dividends received from First Savings Bank.  The Revised Code of Washington regulates the distribution of dividends by savings banks and states, in part, that dividends may be declared and paid out of accumulated net earnings, provided that the bank continues to meet its surplus requirements.  In addition, dividends may not be declared or paid if First Savings Bank is in default in payment of any assessment due the Federal Deposit Insurance Corporation.

          A Federal Reserve Board policy statement on the payment of cash dividends states that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition.  The Federal Reserve Board also has indicated

that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.

Regulation and Supervision of First Savings Bank

          General.  As a state-chartered savings bank, First Savings Bank is subject to applicable provisions of Washington law and regulations of the Washington Department of Financial Institutions.  State law and regulations govern First Savings Bank’s ability to take deposits and pay interest, to make loans on or invest in residential and other real estate, to make consumer loans, to invest in securities, to offer various banking services to its customers, and to establish branch offices.  Under state law, savings banks in Washington also generally have all of the powers that federal savings banks have under federal laws and regulations.  First Savings Bank is subject to periodic examination and reporting requirements by and of the Washington Department of Financial Institutions.

          Insurance of Accounts and Regulation by the FDIC.  First Savings Bank is a member of the Deposit Insurance Fund, or DIF, which is administered by the Federal Deposit Insurance Corporation.  The Federal Deposit Insurance Corporation insures deposits up to the applicable limits and this insurance is backed by the full faith and credit of the United States government.  As insurer, the Federal Deposit Insurance Corporation imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by institutions insured by the Federal Deposit Insurance Corporation.  It also may prohibit any institution insured by the Federal Deposit Insurance Corporation from engaging in any activity determined by regulation or order to pose a serious risk to the  institution.  The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions and may terminate the deposit insurance if it determines that an institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

          Under regulations effective January 1, 2007, the Federal Deposit Insurance Corporation adopted a new risk-based premium system that provides for quarterly assessments based on an insured institution’s ranking in one of four risk categories based upon supervisory and capital evaluations.  Well-capitalized institutions (generally those with capital adequacy, asset quality, management, earnings and liquidity, or “CAMELS” composite ratings of 1 or 2) are grouped in Risk Category I and assessed for deposit insurance at an annual rate of between five and seven basis points.  The assessment rate for an individual institution is determined according to a formula based on a weighted average of the institution’s individual CAMEL component ratings plus either five financial ratios or, in the case of an institution with assets of $10.0 billion or more, the average ratings of its long-term debt.  Institutions in Risk Categories II, III and IV are assessed at annual rates of 10, 28 and 43 basis points, respectively.

          Deposit Insurance Fund-insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s.  For the semi-annual period ended December 31, 2006, the Financing Corporation assessment equaled 1.25 basis points for each $100 in domestic deposits.  These assessments, which may be revised based upon the level of DIF deposits, will continue until the bonds mature in the years 2017 through 2019.

          The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including First Savings Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation.  It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.  If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation.  Management is aware of no existing circumstances which would result in termination of First Savings Bank’s deposit insurance.

          Capital Requirements.  Federally insured savings institutions, such as First Savings Bank, are required to maintain a minimum level of regulatory capital.  Federal Deposit Insurance Corporation regulations recognize two types, or tiers, of capital: core (“Tier 1”) capital and supplementary (“Tier 2”) capital.  Tier 1 capital generally includes common shareholders’ equity and noncumulative perpetual preferred stock, less most intangible assets.  Tier 2 capital, which is limited to 100 percent of Tier 1 capital, includes such items as qualifying general loan loss reserves, cumulative perpetual preferred stock, mandatory convertible debt, term subordinated debt and limited life preferred stock; however, the amount of term subordinated debt and intermediate term preferred stock (original maturity of at least five years but less than 20 years) that may be included in Tier 2 capital is limited to 50 percent of Tier 1 capital.

          The Federal Deposit Insurance Corporation currently measures an institution’s capital using a leverage limit together with certain risk-based ratios.  The Federal Deposit Insurance Corporation’s minimum leverage capital requirement specifies a minimum ratio of Tier 1 capital to average total assets.  Most banks are required to maintain a minimum leverage ratio of at least 4% to 5% of total assets.  At March 31, 2007, First Savings Bank had a Tier 1 leverage capital ratio of 8.52%.  The Federal Deposit Insurance Corporation retains the right to require a particular institution to maintain a higher capital level based on its particular risk profile.

          Federal Deposit Insurance Corporation regulations also establish a measure of capital adequacy based on ratios of qualifying capital to risk-weighted assets.  Assets are placed in one of four categories and given a percentage weight based on the relative risk of that category.  In addition, certain off-balance-sheet items are converted to balance-sheet credit equivalent amounts, and each amount is then assigned to one of the four categories.  Under the guidelines, the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8%, and the ratio of Tier 1 capital to risk-weighted assets must be at least 4%.  In evaluating the adequacy of a bank’s capital, the Federal Deposit Insurance Corporation may also consider other factors that may affect the bank’s financial condition, such as interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, concentration of credit risk, risks arising from nontraditional activities, loan and investment quality, the effectiveness of loan and investment policies, and management’s ability to monitor and control financial operating risks.

          The Washington Department of Financial Institutions requires that net worth equal at least 5% of total assets.  At March 31, 2007, First Savings Bank had Tier 1 risk-based capital of 13.91%.  For a complete description of First Savings Bank’s required and actual capital levels on March 31, 2007, see “First Savings Bank Exceeds All Regulatory Capital Requirements.”

          First Savings Bank’s management believes that, under the current regulations, First Savings Bank will continue to meet its minimum capital requirements in the foreseeable future.  However, events beyond the control of First Savings Bank, such as a downturn in the economy in areas where it has most of its loans, could adversely affect future earnings and, consequently, the ability of First Savings Bank to meet its capital requirements.

          Standards for Safety and Soundness.  The federal banking regulatory agencies have prescribed, by regulation, guidelines for all insured depository institutions relating to: internal controls, information systems and internal audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; asset quality; earnings and compensation, fees and benefits.  The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  If the Federal Deposit Insurance Corporation determines that First Savings Bank fails to meet any standard prescribed by the guidelines, it may require First Savings Bank to submit an acceptable plan to achieve compliance with the standard.

          Activities and Investments of Insured State-Chartered Financial Institutions.  Federal law generally limits the activities and equity investments of Federal Deposit Insurance Corporation-insured, state-chartered banks to those that are permissible for national banks.  An insured state bank is not prohibited from, among other things, (1) acquiring or retaining a majority interest in a subsidiary, (2) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets, (3) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions, and (4) acquiring or retaining the voting shares of a depository institution if certain requirements are met.

          Washington State recently enacted a new law regarding financial institution parity.  Primarily, the law affords Washington-chartered commercial banks the same powers as Washington-chartered savings banks.  In order for a bank to exercise these powers, it must provide 30 days notice to the Director of Financial Institutions and the Director must authorize the requested activity.  In addition, the law provides that Washington-chartered commercial banks may exercise any of the powers that the Federal Reserve has determined to be closely related to the business of banking and the powers of national banks, subject to the approval of the Director in certain situations.  The law also provides that Washington-chartered savings banks may exercise any of the powers of Washington-chartered commercial banks, national banks and federally-chartered savings banks, subject to the approval of the Director in certain situations.  Finally, the law provides additional flexibility for Washington-chartered commercial and savings banks with respect to interest rates on loans and other extensions of credit.  Specifically, they may charge the maximum interest rate allowable for loans and other extensions of credit by federally-chartered financial institutions to Washington residents.

          Environmental Issues Associated With Real Estate Lending.  The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) is a federal statute that generally imposes strict liability on, all prior and present “owners and operators” of sites containing hazardous waste.  However, Congress asked to protect secured creditors by providing that the term “owner and operator” excludes a person whose ownership is limited to protecting its security interest in the site.  Since the enactment of the CERCLA, this “secured creditor exemption” has been the subject of judicial interpretations which have left open the possibility that lenders could be liable for cleanup costs on contaminated property that they hold as collateral for a loan.

          To the extent that legal uncertainty exists in this area, all creditors, including First Savings Bank, that have made loans secured by properties with potential hazardous waste contamination (such as petroleum contamination) could be subject to liability for cleanup costs, which costs often substantially exceed the value of the collateral property.

          Federal Reserve System.  The Federal Reserve Board requires that all depository institutions maintain reserves on transaction accounts or non-personal time deposits.  These reserves may be in the form of cash or non-interest-bearing deposits with the regional Federal Reserve Bank.  Negotiable order of withdrawal (NOW) accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to the reserve requirements, as are any non-personal time deposits at a savings bank.  As of March 31, 2007, First Savings Bank’s deposit with the Federal Reserve Bank and vault cash exceeded its reserve requirements.

          Affiliate Transactions.  Federal laws strictly limit the ability of banks to engage in certain transactions with their affiliates, including their bank holding companies.  Transactions deemed to be a “covered transaction” under Section 23A of the Federal Reserve Act and between a subsidiary bank and its parent company or the nonbank subsidiaries of the bank holding company are limited to 10% of the bank subsidiary’s capital and surplus and, with respect to the parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary’s capital and surplus.  Further, covered transactions that are loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts.  Federal law also requires that covered transactions and certain other transactions listed in Section 23B of the Federal Reserve Act between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

          Community Reinvestment Act.  Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency to assess a bank’s record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods.  The regulatory agency’s assessment of the bank’s record is made available to the public.  Further, an assessment is required of any bank which has applied to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.  First Savings Bank received a “satisfactory” rating during its most recent examination.

          Dividends.  Dividends from First Savings Bank constitute the major source of funds for dividends which may be paid by First Financial Northwest to shareholders after the conversion and reorganization.  The amount of dividends payable by First Savings Bank to First Financial Northwest depends upon First Savings Bank’s earnings and capital position, and is limited by federal and state laws.  According to Washington law, First Savings Bank may not declare or pay a cash dividend on its capital stock if it would cause its net worth to be reduced below (1) the amount required for liquidation accounts or (2) the net worth requirements, if any, imposed by the Director of the Washington Department of Financial Institutions.  Dividends on First Savings Bank’s capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of First Savings Bank, without the approval of the Director of the Washington Department of Financial Institutions.

          The amount of dividends actually paid during any one period will be strongly affected by First Savings Bank’s policy of maintaining a strong capital position.  Federal law further provides that no insured depository institution may pay a cash dividend if it would cause the institution to be “undercapitalized,” as defined in the prompt corrective action regulations.  Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments are deemed to constitute an unsafe and unsound practice.

          Privacy Standards.  The Gramm-Leach-Bliley Act modernized the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers.  First Savings Bank is subject to Federal Deposit Insurance Corporation regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act.  These regulations require First Savings Bank to disclose its privacy policy, including identifying with whom it shares “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter.

          Anti-Money Laundering and Customer Identification.  Congress enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) on October 26, 2001 in response to the terrorist events of September 11, 2001.  The USA Patriot Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements.  In March 2006, Congress re-enacted certain expiring provisions of the USA Patriot Act.

Regulation and Supervision of First Financial Northwest

          General.  Upon consummation of the reorganization, First Financial Northwest will be subject to regulation as a savings and loan holding company under the Home Owners’ Loan Act, as amended, instead of being subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 because First Savings Bank is making an election under Section 10(l) of the Home Owners’ Loan Act to be treated as a “savings association” for purposes of Section 10 of the Home Owners’ Loan Act.  As a result, First Financial Northwest will register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements relating to savings and loan holding companies.  First Financial Northwest will also be required to file certain reports with, and otherwise comply with the rules and regulations of the Securities and Exchange Commission.  As a subsidiary of a savings and loan holding company, First Savings Bank will be subject to certain restrictions in its dealings with First Financial Northwest and affiliates thereof.

          First Financial Northwest will be a nondiversified unitary savings and loan holding company within the meaning of federal law.  Generally, companies that become savings and loan holding companies following the May 4, 1999 grandfather date in the Gramm-Leach-Bliley Act of 1999 may engage only in the activities permitted for financial institution holding companies under the law for multiple savings and loan holding companies.

          Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below.  First Savings Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to First Financial Northwest.  In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the Office of Thrift Supervision has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

          Acquisition of Control.  Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association.  An acquisition of control can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision.  Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquiror and the anti-trust effects of the acquisition.  Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

          Qualified Thrift Lender Test.  Under Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings association can comply with the Qualified Thrift Lender test by either meeting the Qualified Thrift Lender test set forth in the Home Owners’ Loan Act and implementing regulations or qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986.  A savings bank subsidiary of a savings and loan holding company that does not comply with the Qualified Thrift Lender test must comply with the following restrictions on its operations:

•	the institution may not engage in any new activity or make any new investment, directly or indirectly, unless the activity or investment is permissible for a national bank;

•	the branching powers of the institution are restricted to those of a national bank; and

•	payment of dividends by the institution are subject to the rules regarding payment of dividends by a national bank.

Upon the expiration of three years from the date the institution ceases to meet the Qualified Thrift Lender test, it must cease any activity and not retain any investment not permissible for a national bank (subject to safety and soundness considerations).

          As of March 31, 2007, First Savings Bank maintained 87.41% of its portfolio assets in qualified thrift investments and, therefore, met the Qualified Thrift Lender test.

          Limitations on Transactions with Affiliates.  Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act.  An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution.  In a mutual holding company context, the mutual holding company and mid-tier holding company of a savings institution (such as First Financial of Renton) and any companies which are controlled by such holding companies are affiliates of the savings institution.  Generally, Section 23A limits the extent to which the savings institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus.  Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings institution as those provided to a non-affiliate.  The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions.  Section 23B transactions also include the provision of services and the sale of assets by a savings institution to an affiliate.  In addition to the restrictions imposed by Sections 23A and 23B, Section 11 of the Home Owners’ Loan Act prohibits a savings institution from (1) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies or (2) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

          In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal shareholders.  Under Section 22(h), loans to a director, executive officer or greater than 10% shareholder of a savings institution, and certain affiliated interests, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution’s loans to one borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus).  Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (1) is widely available to employees of the institution and (2) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests, over other employees of the savings institution.  Section 22(h) also requires prior board approval for certain loans.  In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution’s unimpaired capital and surplus.  Furthermore, Section 22(g) places additional restrictions on loans to executive officers.  At December 31, 2006, First Savings Bank was in compliance with these restrictions.

          Restrictions on Acquisitions.  Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the Office of Thrift Supervision, (1) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (2) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary.  Except with the prior approval of the Director, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company’s stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

          The Director of the Office of Thrift Supervision may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (1) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (2) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (3) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

          Federal Securities Laws.  Upon completion of the offering, First Financial Northwest’s common stock will be registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended.  We will be subject to information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

          Sarbanes-Oxley Act of 2002.  Following completion of the conversion, First Financial Northwest, as a public company, will be subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing.  The Sarbanes-Oxley Act of 2002 was signed into law by President Bush on July 30, 2002 in response to public concerns regarding corporate accountability in connection with several accounting scandals.  The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

          The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General.

TAXATION

Federal Taxation

          General.  First Financial Holdings, MHC, First Financial Northwest and First Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to First Financial Holdings, MHC, First Financial Northwest or First Savings Bank.  The income tax returns of  First Financial Holdings, MHC, First Financial Northwest and First Savings Bank have not been audited in the past seven years.

          First Financial Northwest anticipates that it will file a consolidated federal income tax return with First Savings Bank commencing with the first taxable year after completion of the conversion.  Accordingly, it is anticipated that any cash distributions made by First Financial Northwest to its shareholders would be considered to be taxable dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

          Method of Accounting.  For federal income tax purposes, First Financial Holdings, MHC currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31 for filing its federal income tax return.

          Minimum Tax.  The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income.  The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount.  Net operating losses can offset no more than 90% of alternative minimum taxable income.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  First Savings Bank has not been subject to the alternative minimum tax, nor does it have any such amounts available as credits for carryover.

          Net Operating Loss Carryovers.  A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years.  This provision applies to losses incurred in taxable years beginning after August 6, 1997.  At March 31, 2007, First Savings Bank had no net operating loss carryforwards for federal income tax purposes.

          Corporate Dividends-Received Deduction.  First Financial Northwest may eliminate from its income dividends received from First Savings Bank as a wholly-owned subsidiary of First Financial Northwest if it elects to file a consolidated return with First Savings Bank.  The corporate dividends-received deduction is 100%, or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend.  Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

The First Financial Northwest Foundation

          Tax Considerations.  First Financial Northwest has been advised by its outside tax advisors that an organization created and operated for charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and that this type of an organization would likely be classified as a private foundation as determined in Section 501 of the Internal Revenue Code.  The foundation will submit a request to the Internal Revenue Service to be recognized as an exempt organization.  As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the

Internal Revenue Service approves the application, the effective date of the foundation’s status as a Section 501(c)(3) organization will be retroactive to the date of its organization.  First Financial Northwest’s outside tax advisor, however, has not rendered any advice on the regulatory condition to the contribution to require that all shares of common stock of First Financial Northwest held by the foundation must be voted in the same ratio as all other outstanding shares of common stock of First Financial Northwest, on all proposals considered by shareholders of First Financial Northwest.  In the event that First Financial Northwest or the foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax under Section 4941 of the Internal Revenue Code, it is expected that the Office of Thrift Spervision would waive such voting restriction upon submission of a legal opinion(s) by First Financial Northwest or the foundation satisfactory to them.  See “Business of First Savings Bank – Charitable Foundation – Regulatory Conditions Imposed on the First Financial Northwest Foundation.”

          Under Washington law, First Financial Northwest is authorized by statute to make charitable contributions and by law has recognized the benefits of such contributions to a Washington corporation.  In this regard, Washington law provides that a charitable gift must be within reasonable limits to be valid.

          Under the Internal Revenue Code, First Financial Northwest is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income of the consolidated group of corporations (with certain modifications) for that year.  Charitable contributions made by First Financial Northwest in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations.  First Financial Northwest believes that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the conversion.  In making this determination, First Financial Northwest considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the stock offering.  Based on this consideration, First Financial Northwest believes that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given First Financial Northwest’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of the foundation to the communities served by First Financial Northwest.  In this regard, assuming the sale of shares at the maximum of the estimated offering range, First Financial Northwest would have pro forma shareholders’ equity of $ 269.5 million or 25.8 % of pro forma consolidated assets.  See “Capitalization,” “First Savings Bank Exceeds All Regulatory Capital Requirements,” “Pro Forma Data” and “Comparison of Valuation and Pro Forma Information With and Without Charitable Foundation.”

          First Financial Northwest anticipates receiving an opinion of its outside tax advisors, Silver, Freedman & Taff, L.L.P., that the contribution of its own stock to the foundation should not constitute an act of self-dealing.  However, any opinion received from outside tax advisors is not binding on the Internal Revenue Service or the State of Washington Department of Revenue.  First Financial Northwest should also be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation may be required to pay to First Financial Northwest for such stock, subject to the annual deduction limitation described above.  First Financial Northwest, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations.  First Financial Northwest’s outside tax advisors, however, have not rendered advice as to fair market value for purposes of determining the amount of the tax deduction.  Assuming the close of the offering at the maximum of the estimated price range, First Financial Northwest estimates that all or a substantial portion of the contribution should be deductible over the six-year period.  First Financial Northwest may make further contributions to the foundation following the initial contribution.  In addition, First Financial Northwest and First Savings Bank may also continue to make charitable contributions to other qualifying organizations.  Any of these future contributions would be based on an assessment of the financial condition of First Financial Northwest at that time, the interests of shareholders and depositors of First Financial Northwest and First Savings Bank, and the financial condition and operations of the foundation.

          Although First Financial Northwest expects to receive an opinion of its outside tax advisors that it will more likely than not be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal

Revenue Service will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed.  In either case, First Financial Northwest’s contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes the determination.

          As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation.  However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%.  The foundation will be required to make an annual filing with the Internal Revenue Service.  The foundation also will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of the public notice.  The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.  Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investment and distributions for charitable purposes.

Washington Taxation

          First Savings Bank is subject to a business and occupation tax imposed under Washington law at the rate of 1.5% of gross receipts.  Interest received on loans secured by mortgages or deeds of trust on residential properties and certain investment securities are exempt from this tax.

THE CONVERSION AND STOCK OFFERING

          The boards of directors of First Financial Holdings, MHC, First Financial of Renton, First Financial Northwest and First Savings Bank have adopted the plan of conversion and reorganization, and an application for approval of the plan has been filed with the Office of Thrift Supervision and the Washington Department of Financial Institutions.  The Office of Thrift Supervision has approved our application with the condition that the plan of conversion and reorganization is approved by our members and that certain other conditions imposed are satisfied.  The Office of Thrift Supervision’s approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization.  We also must receive approval from the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation to consummate the conversion.

General

          On November 15, 2006, we adopted, and on April 18, 2007, July 18, 2007 and July 31, 2007, we amended, a plan of conversion and reorganization, pursuant to which we will convert from the mutual holding company form of ownership to the stock form of ownership and we will sell shares of common stock to the public in our offering.  On October 1, 2002, First Savings Bank reorganized into the mutual holding company form of organization by converting from a Washington-chartered mutual savings bank to a Washington-chartered stock savings bank and becoming the wholly-owned subsidiary of First Financial of Renton.  At the same time, First Financial of Renton became the wholly-owned subsidiary of First Financial Holdings, MHC.

          The plan of conversion and reorganization will result in the elimination of the mutual holding company, the creation of a new stock form holding company, First Financial Northwest, which will own all of the outstanding shares of First Savings Bank, and the issuance and sale of shares in First Financial Northwest to depositors of First Savings Bank and others in the offering.  The conversion and reorganization will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•

First Savings Bank will elect to be treated as a savings association pursuant to Section 10(1) of the Home Owners’ Loan Act and First Financial Holdings MHC and First Financial of Renton will convert to a Federal mutual holding company and Federal mid-tier holding company, respectively, pursuant to interim mergers;

•

the resulting Federal mid-tier holding company will convert to a federal interim stock savings institution and simultaneously merge with and into First Savings Bank with First Savings Bank being the survivor and the resulting Federal mutual holding company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into First Savings Bank, pursuant to which the mutual holding company will cease to exist and the shares of First Financial of Renton common stock held by the mutual holding company will be canceled; and

•	an interim savings association will be formed as a wholly owned subsidiary of the newly formed Washington corporation, First Financial Northwest, and then will merge with and into First Savings Bank.

          As a result of the above transactions, First Savings Bank will become a wholly-owned subsidiary of the new holding company, First Financial Northwest.

          When the conversion and reorganization are completed, all of the capital stock of First Savings Bank will be owned by First Financial Northwest and all of the outstanding common stock of First Financial Northwest will be owned by public shareholders.  Under the plan, First Financial Northwest common stock is being offered to our eligible depositors, the employee stock ownership plan, other depositors, and then to the public.  The conversion will be accounted for at historical cost in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

          We intend to contribute 50% of the net proceeds of the offering to First Savings Bank and lend our employee stock ownership plan cash to enable the plan to buy up to 8% of the shares sold in the offering.  We will retain the balance of the net proceeds.  We also intend to establish our charitable foundation.  The conversion will be completed only upon completion of the sale of at least 13,600,000 shares of our common stock offered pursuant to the plan of conversion and reorganization.

          The shares of First Financial Northwest common stock are first being offered in a subscription offering to holders of subscription rights.  To the extent shares of common stock remain available after the subscription offering, shares may be offered in a direct community offering on a best efforts basis through Keefe, Bruyette & Woods in such a manner as to promote a wide distribution of the shares.  Shares not subscribed for in the subscription offering and direct community offering may be offered for sale on a best efforts basis in a syndicated community offering conducted by Keefe, Bruyette & Woods.  We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the direct community offering and the syndicated community offering.  See “– Direct Community Offering” and “– Syndicated Community Offering.”

          Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the plan of conversion and reorganization.  See “– Limitations on Stock Purchases.”

          We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of First Financial Northwest.  All shares of common stock to be sold in the offering will be sold at $10.00 per share.  No commission will be charged to purchasers.  The independent valuation will be updated and the final number of the shares of our common stock to be issued in the offering will be determined at the completion of the offering.  See “– How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering.”

          The completion of the offering is subject to market conditions and other factors beyond our control.  No assurance can be given as to the length of time following approval of the plan of conversion and reorganization by our members that will be required to complete the sale of shares.  If we experience delays, significant changes may occur in the estimated offering range with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares.  If the conversion is terminated, we will charge all related expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

          The following is a brief summary of the conversion and is qualified in its entirety by reference to the applicable provision of the plan of conversion and reorganization.  A copy of the plan of conversion and reorganization is available for inspection at First Savings Bank, at the Office of Thrift Supervision and at the Washington Department of Financial Institutions, Division of Banks, Department of Financial Institutions.  The plan of conversion and reorganization is also filed as an exhibit to the application to convert from mutual to stock form of which this prospectus is a part, copes of which may be obtained from the Office of Thrift Supervision.  See “Where You Can Find More Information.”

Our Reasons for the Conversion

          Because it is a mutual holding company, First Financial Holdings, MHC has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital.  First Financial of Renton may issue shares but only to a limited extent, as First Financial Holdings, MHC must own a majority of its shares of common stock.  This conversion is another step in our strategic plan to increase our capital and expand our operations.

          Upon completion of the conversion, we will no longer be in the mutual holding company form of organization and First Savings Bank will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions.  The ability to raise new equity capital through the issuance and sale of capital stock of First Financial Northwest will allow First Savings Bank the flexibility to increase its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the board of directors.  It will also support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require.  The ability to attract new capital also will help better address the needs of the communities we serve and enhance our ability to make acquisitions or expand into new businesses.  The acquisition alternatives available to First Financial Holdings, MHC are limited as a mutual holding company.  However, after the conversion, we will have increased ability to merge with other institutions.  Finally, the ability to issue capital stock will enable us to establish stock compensation plans for directors, officers and employees, giving them equity interests in First Financial Northwest and greater incentive to improve its performance.  For a description of the stock compensation plans which will be adopted by us in connection with the conversion, see “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization."

          The disadvantages of the offering considered are the additional expense and effort of operating as a public company, and the fact that operating in the stock holding company form of organization could subject First Financial Northwest to contests for corporate control, including the possibility that a director could be elected that advocates  the  particular  position of the group which elected him or her,  rather than positions  that are in the best  interests of the First Savings Bank of Renton and all shareholders.

          After considering the advantages and disadvantages of the conversion, as well as applicable fiduciary duties and alternative transactions, including remaining as a mutual holding company or conducting a minority stock offering of shares from the mutual holding company structure, the boards of directors of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank approved the conversion as being in the best interests of our companies and equitable to the members of First Financial Holdings, MHC.

Effects of the Conversion

          General.  The conversion will have no effect on First Savings Bank’s present business of accepting deposits and investing its funds in loans and other investments permitted by law.  Following completion of the conversion, First Savings Bank will continue to be subject to regulation by the Washington Department of Financial Institutions, and its accounts will continue to be insured by the Federal Deposit Insurance Corporation, up to applicable limits, without interruption.  After the conversion, First Savings Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

          Deposits and Loans.  Each holder of a deposit account in First Savings Bank at the time of the conversion will continue as an account holder in First Savings Bank after the conversion, and the conversion will not affect the deposit balance, interest rate or other terms of the depositor’s accounts.  Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion.  Depositors in First Savings Bank will continue to hold their existing certificates, passbooks and other evidence of their accounts.  The conversion will not affect the loan terms of any borrower from First Savings Bank.  The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the conversion.  See “– Voting Rights” and “– Depositors’ Rights if We Liquidate” below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of First Savings Bank.

          Continuity.  The board of directors presently serving First Savings Bank will serve as the board of directors of First Savings Bank after the conversion.  The board of directors of First Financial Northwest consists of the same individuals who serve as directors of First Savings Bank.  After the conversion, the voting shareholders of First Financial Northwest will elect approximately one-third of its directors annually.  All current officers of First Savings Bank will retain their positions with First Savings Bank after the conversion.

          Voting Rights.  Presently, all depositors are members of, and have voting rights in, First Financial Holdings, MHC as to all matters requiring membership action.  Upon completion of the conversion, First Financial Holdings, MHC will cease to exist and depositors will no longer have voting rights unless they are shareholders of First Financial Northwest.  After the conversion, voting rights in First Financial Northwest will be vested exclusively in the shareholders of First Financial Northwest.  Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of First Financial Northwest.  After completion of the conversion, voting rights in First Savings Bank will be vested exclusively in its sole shareholder, First Financial Northwest.

          Depositors’ Rights if We Liquidate.  We have no plans to liquidate.  However, if there should ever be a complete liquidation of First Savings Bank, either before or after conversion, deposit account holders would receive the protection of insurance by the Federal Deposit Insurance Corporation up to applicable limits.  In addition, liquidation rights before and after the conversion would be as follows:

Liquidation Rights Presently.  Each depositor in First Savings Bank has both a deposit account in First Savings Bank and a pro rata ownership interest in the net worth of First Financial Holdings, MHC based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account.  This interest may only be realized in the event of a complete liquidation of First Financial Holdings, MHC and First Savings Bank.

Any depositor who opens a deposit account obtains a pro rata ownership interest in First Financial Holdings, MHC without any additional payment beyond the amount of the deposit.  A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of First Financial Holdings, MHC, which is lost to the extent that the balance in the account is reduced or closed.  Consequently, depositors in First Savings Bank normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the First Financial Holdings, MHC and First Savings Bank are liquidated.  If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of First Financial Holdings, MHC and First Savings Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

Liquidation Rights After the Conversion.  In the unlikely event that First Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the liquidation account (described below) to depositors as of June 30, 2005 and June 30, 2007 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to First Financial Northwest, as the holder of First Savings Bank’s capital stock.

First Savings Bank will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the prospectus.  The liquidation account will be a memorandum account on the records of First Savings Bank and there will be no segregation of assets of First Savings Bank related to it.

The liquidation account will be maintained subsequent to the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their deposit accounts in First Savings Bank.  Each eligible account holder and supplemental eligible account holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the liquidation account balance called a subaccount.

The initial subaccount balance for a deposit account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s qualifying deposit in the deposit account and the denominator is the total amount of the qualifying deposits of all such holders.  The initial subaccount balance will not be increased, and it will be subject to downward adjustment as provided below.

If the balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any December 31 subsequent to [the effective date of the conversion] is less than the lesser of (1) the balance in the deposit account at the close of business on any other December 31 subsequent to June 30, 2005 or June 30, 2007, as applicable, or (2) the amount of the qualifying deposit in the deposit account on June 30, 2005 or June 30, 2007, as applicable, then the subaccount balance for the deposit account will be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the deposit balance.  In the event of a downward adjustment, the subaccount balance will not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related deposit account.  If any such deposit account is closed, the related subaccount balance will be reduced to zero.

In the event of a complete liquidation of First Savings Bank (and only in that event), each eligible account holder and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for the deposit account(s) then held by the holder before any liquidation distribution may be made to shareholders.  No merger, consolidation, bulk purchase of assets with assumptions of deposit accounts and other liabilities or similar transactions with another federally-insured institution in which First Savings Bank is not the surviving institution will be considered to be a complete liquidation.  In any such transaction, the liquidation account will be assumed by the surviving institution.

          Tax Effects of the Conversion.  We have received an opinion from our special counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C. that the conversion will constitute a tax free reorganization under the Internal Revenue Code and that no gain or loss will be recognized for federal income tax purposes by First Savings Bank or First Financial Northwest as a result of the completion of the conversion.  However, this opinion is not binding on the Internal Revenue Service or the State of Washington Department of Revenue.

          If the liquidation rights in First Savings Bank or subscription rights to purchase First Financial Northwest common stock have a market value when received, or in the case of subscription rights, when exercised, then depositors receiving or exercising these rights may have a taxable gain.  Any gain will be limited to the fair market value of these rights.

          Liquidation rights are the proportionate interest of certain depositors of First Savings Bank in the special liquidation account to be established by First Financial Northwest under the plan of conversion and reorganization.

  See “– Depositors’ Rights if We Liquidate.”  Special counsel has concluded that the liquidation rights will have nominal, if any, fair market value.

          The subscription rights are the preferential rights of eligible subscribers to purchase shares of First Financial Northwest common stock in the conversion.  See “– Subscription Offering and Subscription Rights.”  Because the subscription rights are acquired without cost, are not transferable, last for only a short time period and give the recipients a right to purchase stock in the conversion only at fair market value, special counsel believes these rights do not have any taxable value when they are granted or exercised.  Special counsel’s opinion states that it is not aware of the Internal Revenue Service claiming in any similar conversion transaction that liquidation rights or subscription rights have any market value.  Because there are no judicial opinions or official Internal Revenue Service positions on this issue, however, special counsel’s opinion relating to liquidation rights and subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues.  Special counsel’s conclusion is supported by a letter from RP Financial, LC. which states that the subscription rights do not have any value when they are distributed or exercised.

          If the Internal Revenue Service disagrees and says the subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised.  This income may be capital gain or ordinary income, and First Financial Northwest and First Savings Bank could recognize gain on the distribution of these rights.  Eligible subscribers are encouraged to consult with their own tax advisor regarding their own circumstances and any tax consequences if subscription rights are deemed to have value.

          Special counsel has also concluded that there are no other material federal income tax consequences in connection with the conversion.

          The opinion of special counsel makes certain assumptions consisting solely of  factual matters that would be contained in a representation letter of First Savings Bank to the Internal Revenue Service if it were seeking a private letter ruling relating to the federal income tax consequences of the conversion.  Special counsel’s opinion is based on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change.  Any change may be made with retroactive effect.  Unlike private letter rulings received from the Internal Revenue Service, special counsel’s opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to the positions reflected in special counsel’s opinion, or that special counsel’s opinion will be upheld by the courts if challenged by the Internal Revenue Service.

          First Savings Bank has also obtained an opinion from Blado Kiger, P.S., Tacoma, Washington that the income tax effects of the conversion under Washington tax laws will be substantially the same as the federal income tax consequences described above.

How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering

          The plan of conversion and reorganization requires that the purchase price of the common stock must be based on the appraised pro forma market value of First Financial Northwest and First Savings Bank, as determined on the basis of an independent valuation.  We have retained RP Financial, LC., a financial services industry consulting firm with over 20 years of experience in valuing financial institutions for mutual to stock conversions, to make this valuation.  We have no prior relationship with RP Financial, LC.  For its services in making this appraisal, RP Financial, LC.’s fees and out-of-pocket expenses are estimated to be $110,000.  We have agreed to indemnify RP Financial, LC. and any employees of RP Financial, LC. who act for or on behalf of RP Financial, LC. in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement, untrue statement of a material fact or omission to state a material fact in the information we supply to RP Financial, LC., unless RP Financial, LC. is determined to be negligent or otherwise at fault.

          The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC, subject to valuation adjustments applied by RP Financial, LC to account for differences between First Financial Northwest and the peer group. RP Financial, LC placed the greatest emphasis on the price-to-core earnings and price-to-tangible book value approaches in estimating pro forma market value.

          The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in this prospectus, including the consolidated financial statements of First Financial Holdings, MHC. RP Financial, LC also considered the following factors, among others:

•	the present results and financial condition of First Savings Bank, and the projected results and financial condition of First Financial Northwest, a Washington corporation;

•	the economic and demographic conditions in First Savings Bank’s existing market area;

•	certain historical, financial and other information relating to First Savings Bank;

•

a comparative evaluation of the operating and financial characteristics of First Savings Bank with (the peer group companies, which are headquartered in the states of Washington (four companies), California (one company), Illinois (one company), Massachusetts (two companies), and Pennsylvania (one company);]

•	the impact of the conversion and the offering on First Financial Northwest’s shareholders’ equity and earnings potential;

•	the proposed dividend policy of First Financial Northwest; and

•

the trading market for the trading market for the securities of the peer group institutions and general conditions in the stock market for the peer group institutions and all publicly traded thrift institutions.

          Included in RP Financial, LC’s independent valuation were certain assumptions as to the pro forma earnings of First Financial Northwest after the conversion and reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, the repayment of Federal Home Loan Bank advances by First Savings Bank, and purchases in the open market of 4% of the common stock issued in the offering by the restricted stock plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

          The independent valuation states that as of July 26 , 2007, the estimated pro forma market value of First Financial Northwest (inclusive of shares issued to the First Financial Northwest Foundation) ranged from $ 146.9 million to $ 198.7 million, with a midpoint of $ 172.8 million. The Board of Directors of First Financial Northwest decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate pro forma market value of First Financial Northwest (excluding the First Financial Northwest Foundation shares) divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 13,600,000 shares, the midpoint of the offering range will be 16,000,000 shares and the maximum of the offering range will be 18,400,000 shares, or 21,160,000 if the maximum amount is adjusted because of demand for shares or changes in market and financial conditions.

          The following table presents a summary of selected pricing ratios for The following table presents a summary of selected pricing ratios for the companies comprising the peer group used by RP Financial in its independent appraisal report dated July 26, 2007 and the pro forma pricing ratios for us, as calculated in the table on page 19 in the section of this prospectus entitled “Pro Forma Data.” Compared to the median pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of  20.4% on a price-to-earnings basis and discounts of  40.3% on a price-to-book value basis and 53.0% on a price-to-tangible book value basis. The estimated appraised value and the resulting premiums and discounts took into consideration the potential financial impact of the conversion and offering and RP Financial’s analysis of the results of operations and financial condition of First Financial Northwest compared to the peer group.

	Price-to-earnings multiple(1)	Price-to- book value ratio	Price-to-tangible book value ratio

First Financial Northwest
Minimum of offering range	14.71x	64.81%	69.16%
Midpoint of offering range	16.67x	69.69%	73.91%
Maximum of offering range	17.86x	73.75%	77.82%
Maximum of offering range, as adjusted	20.83x	77.70%	81.63%

Valuation of peer group
companies using stock market prices as of July 26, 2007(2)
Average	22.97x	120.72%	152.74%
Median	20.93x	116.73%	57.24%

(1)	Reflects our pro forma price-to-earnings multiples based on unaudited pro forma net income for the three months ended March 31, 2007, annualized basis.

(2)

Reflects earnings for the most recent 12-month period for which data were publicly available (March 31, 2007 for all peer group members, except for one copy whose data was for the 12 months ended December 31, 2006).

          The Board of Directors of First Financial Northwest reviewed the independent valuation and, in particular, considered the following:

•	First Savings Bank’s financial condition and results of operations;

•	comparison of financial performance ratios of First Savings Bank to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

          All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the  assumptions used by RP Financial, LC in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of First Financial Northwest or First Savings Bank or market conditions generally.

          The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC independently value our assets or liabilities. The independent valuation considers First Savings Bank as a going concern and should not be considered as an indication of the liquidation value of First Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

          Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $ 228.5 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 21,160,000 shares, in addition to the 1,692,800 shares to be issued to the First Financial Northwest Foundation to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

          If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $ 228.5 million and a corresponding increase in the offering range to more than 21,160,000 shares, or a decrease in the minimum of the valuation range to less than $ 146.9 million and a corresponding decrease in the offering range to fewer than 13,600,000 shares, then, with regulatory approval, we may terminate the offering and promptly return, with interest at First Savings Bank’s passbook savings rate, all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and the stock offering. Alternatively, we may establish a new offering range and extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering.  In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to confirm, change or cancel their stock orders for a specified resolicitation period. If a subscriber does not respond, we will cancel the stock order and return funds, as described above. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days.

          An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and First Financial Northwest’s pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and First Financial Northwest’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

          Copies of the appraisal report of RP Financial, LC., including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the office of First Savings Bank and as specified under “Where You Can Find More Information.”  In addition, the appraisal report is an exhibit to the registration statement of which this prospectus is a part.  The registration statement is available on the SEC’s website (http://www.sec.gov).

Subscription Offering and Subscription Rights

          Under the plan of conversion and reorganization, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

•	depositors of First Savings Bank with account balances of at least $50.00 as of the close of business on June 30, 2005 (“Eligible Account Holders”);

•	the proposed employee stock ownership plan (“Tax-Qualified Employee Stock Benefit Plans”);

•	depositors of First Savings Bank with account balances of at least $50.00 as of the close of business on June 30, 2007 (“Supplemental Eligible Account Holders”); and

•

depositors of First Savings Bank, as of the close of business on July 31 , 2007, other than Eligible Account Holders or Supplemental Eligible Account Holders and borrowers as of July 31 , 2007 (“Other Members”).

          All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and reorganization and as described below under “– Limitations on Stock Purchases.”

          Preference Category No. 1: Eligible Account Holders.  Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$250,000 or 25,000 shares of common stock;

(2)	one-tenth of one percent of the total offering of shares of common stock; or

(3)

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in First Savings Bank in each case on the close of business on June 30, 2005 (the “Eligibility Record Date”), subject to the overall purchase limitations.

See “– Limitations on Stock Purchases.”

          If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder’s subscription would be 10% of the shares remaining available, up to the amount subscribed for.

          To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all accounts in which he or she has an ownership interest.  Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  The subscription rights of Eligible Account Holders who are also directors or officers of First Savings Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 2005.

Preference Category No. 2: Tax-Qualified Employee Stock Benefit Plans.  The plan of conversion and reorganization provides that  each Tax-Qualified Employee Stock Benefit Plan, including the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to  10% of the common stock sold in the offering, provided that individually or in the aggregate these plans (other than that portion of these plans which is self-directed) shall not purchase more than 10% of the shares of common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated valuation range.  The proposed employee stock ownership plan intends to purchase 8.0% of the shares of common stock  sold in the offering, or 1,088,000 shares and 1,472,000 shares based on the minimum and maximum of the estimated offering range, respectively.  Subscriptions by the Tax-Qualified Employee Stock Benefit Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of First Savings Bank’s directors, officers, employees or associates thereof.  Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to  Preference Category No. 1; provided, however, that notwithstanding any other provisions of the plan of conversion and reorganization to the contrary, the Tax-Qualified Employee Stock Benefit Plans shall have a first priority subscription right to the extent that the total number of shares of common stock sold in the stock offering exceeds the maximum of the estimated offering.  If the total number of shares offered in the stock offering is increased to an amount greater than then number of shares representing the maximum of the estimated valuation range to be sold to the public, each Tax-Qualified Employee Stock Benefit Plan will have a priority right to purchase up to 8% of the shares exceeding the maximum of the estimated offering range, up to an aggregate of 10% of the common stock sold in the conversion.  If the employee stock ownership plan’s subscription is not filled in its entirety, the plan may, with the approval of the Office of Thrift Supervision, purchase shares in the open market.  See “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization – Employee Stock Ownership Plan.”

          Preference Category No. 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefore, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$250,000 or 25,000 shares of common stock;

(2)	one-tenth of one percent of the total offering of shares of common stock; or

(3)

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in First Savings

Bank in each case on the close of business on June 30, 2007 (the “Supplemental Eligibility Record Date”), subject to the overall purchase limitations.

See “– Limitations on Stock Purchases.”

          If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to the lesser of the number of shares subscribed for or 100 shares.  Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

          Preference Category No. 4: Other Members.  To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefore, fourth priority, nontransferable subscription rights to subscribe for shares of First Financial Northwest common stock, up to the greater of:

(1)	$250,000 or 25,000 shares of common stock; or

(2)	one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations.

See “– Limitations on Stock Purchases.”

          In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the subscribing Other Members pro rata on the basis of the amounts of their respective subscriptions.

          Expiration Date for the Subscription Offering.  The subscription offering will expire at 12:00 Noon, Washington time, on ________ __, 2007, unless extended for the full 45 day period and may be extended an additional 45 days to ________ __, 2007 without the approval of the Office of Thrift Supervision.  Any further extensions of the subscription offering must be approved by the Office of Thrift Supervision.  The subscription offering may not be extended beyond _________ __, 2009.  Subscription rights which have not been exercised prior to _________ __, 2007 (unless extended) will become void.

          First Financial Northwest and First Savings Bank will not execute orders until at least the minimum number of shares of common stock, 13,600,000 shares, have been subscribed for or otherwise sold.  If all shares have not been subscribed for or sold by ________ __, 2007, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to First Savings Bank pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled.  If an extension beyond ________ __, 2007 is granted, First Financial Northwest and First Savings Bank will notify subscribers of the extension of time and of any rights of subscribers to confirm, modify or rescind their subscriptions.  This is commonly referred to as a “resolicitation offering.”

          In a resolicitation offering, First Financial Northwest would mail you a supplement to this prospectus if you subscribed for stock to let you confirm, modify or cancel your subscription.  If you fail to respond to the resolicitation offering, it would be as if you had canceled your order and all subscription funds, together with accrued interest, would be returned to you.  If you authorized payment by withdrawal of funds on deposit at First Savings

Bank, that authorization would terminate.  If you affirmatively confirm your subscription order during the resolicitation offering, First Financial Northwest and First Savings Bank would continue to hold your subscription funds until the end of the resolicitation offering.  Your resolicitation order would be irrevocable without the consent of First Financial Northwest and First Savings Bank until the conversion is completed or terminated.

Direct Community Offering

          To the extent that shares remain available for purchase after satisfaction of all subscription rights discussed above, we anticipate offering shares pursuant to the plan of conversion and reorganization to members of the general public who receive a prospectus, with a preference given to natural persons residing in King County.  These natural persons are referred to as preferred subscribers.  We may limit total subscriptions in the direct community offering to ensure that the number of shares available for the syndicated community offering may be up to a specified percentage of the number of shares of common stock.  Finally, we may reserve shares offered in the direct community offering for sales to institutional investors.  The opportunity to subscribe for shares of common stock in any direct community offering will be subject to our right, in our sole discretion, to accept or reject any such orders either at the time of receipt of an order or as soon as practicable following _________ __, 2007.  The direct community offering, if any, will begin at the same time as, during or promptly after the subscription offering and will not be for more than 45 days after the end of the subscription offering.

          The price at which common stock is sold in the direct community offering will be the same price at which shares are offered and sold in the subscription offering.  No person, by himself or herself, or with an associate or group of persons acting in concert, may purchase more than $500,000 of common stock in the direct community offering, subject to the maximum purchase limitations.  See “– Limitations on Stock Purchases.”  In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, on a pro rata basis to such person based on the amount of their respective subscriptions.

Syndicated Community Offering

          As a final step in the conversion, the plan of conversion and reorganization provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Keefe, Bruyette & Woods as agent of First Financial Northwest.  We call this the syndicated community offering.  We expect that the syndicated community offering will begin as soon as practicable after termination of the subscription offering and the direct community offering, if any.  We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering.  Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in any syndicated community offering.

          The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering.  No person, acting alone, or with an associate or group of persons acting in concert, may purchase more than $500,000 of common stock in the syndicated community offering, subject to the maximum purchase limitations.  See “– Limitations on Stock Purchases.”

          Keefe, Bruyette & Woods may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no such agreements currently exist.  No orders may be placed or filled by or for a selected dealer during the subscription offering.  After the close of the subscription offering, Keefe, Bruyette & Woods will instruct selected dealers as to the number of shares to be allocated to each dealer.  Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers.  During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders as of a certain order date for the purchase of shares of First Financial Northwest common stock.  When, and if, Keefe, Bruyette & Woods and First Savings Bank

believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the conversion, Keefe, Bruyette & Woods will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers.  The dealers will send confirmations of the orders to their customers on the next business day after the order date.  The dealers will debit the accounts of their customers on the settlement date, which will be three business days from the order date.  Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date.  On the settlement date, the dealers will deposit funds to the account established by First Savings Bank for each dealer.  Each customer’s funds forwarded to First Savings Bank, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations.  After payment has been received by First Savings Bank from the dealers, funds will earn

          The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by First Savings Bank with the approval of the Office of Thrift Supervision, but in no event later than ________ __, 2007.  The syndicated community offering may not be extended past _________ __, 2009.  See “– How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering” above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons Who Are Not Permitted to Participate in the Stock Offering

          We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion and reorganization reside.  However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization who reside in such state is small;

•

the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us or our officers, directors or employees, under the laws of such state to register as a broker, dealer, salesperson or selling agent or to register or otherwise qualify the securities of First Financial Northwest for sale in such state; or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us or our officers, directors or employees as brokers, dealers or salespersons.

Limitations on Stock Purchases

          The plan of conversion and reorganization includes the following limitations on the number of shares of First Financial Northwest common stock which may be purchased in the conversion:

(1)	No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

(2)	Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

	(a)	$250,000 or 25,000 shares of common stock;

	(b)	one-tenth of one percent of the total offering of shares of common stock; or

(c)

15 times the product (rounded down to the next whole number) obtained by multiplying  the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in First Savings Bank in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

(3)

The Tax-Qualified Employee Stock Benefit Plans, including the employee stock ownership plan, may purchase in the aggregate up to 10.0% of the shares of common stock issued in the conversion, and including any additional shares issued in the event of an increase in the estimated offering range; at this time the employee stock ownership plan intends to purchase only 8.0% of such shares;

(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

	(a)	$250,000 or 25,000 shares of common stock;

	(b)	one-tenth of one percent of the total offering of shares of common stock; or

(c)

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in First Savings Bank in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

(5)	Each Other Member may subscribe for and purchase in the subscription offering up to the greater of:

	(a)	$250,000 or 25,000 shares of common stock; or

	(b)	one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

(6)

Persons purchasing shares of common stock in the direct community offering or syndicated community offering may purchase in the direct community offering or syndicated community offering up to $250,000 or 25,000 shares of common stock, subject to the overall limitation in clause (7) below; and

(7)

Except for the Tax-Qualified Employee Stock Benefit Plans, and the Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, as a result of (2)(c) and (4)(c) above the maximum number of shares of First

Financial Northwest common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $500,000 or 50,000 shares of common stock.

          Subject to any required Office of Thrift Supervision or other regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of First Financial Holdings, MHC, the boards of directors of First Financial Northwest and First Savings Bank may, in their sole discretion, increase the maximum individual amount permitted to be subscribed for with OTS approval to provide that any person, group of associated persons, or persons otherwise acting in concert subscribing for five percent, may purchase between five and ten percent as long as the aggregate amount that the subscribers purchase does not exceed 10 percent of the total stock offering.

Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

          The term “associate” when used to indicate a relationship with any person means:

•

any corporation or organization (other than First Savings Bank, First Financial of Renton, First Financial Holdings, MHC or a majority-owned subsidiary of any of them) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

•

any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of First Savings Bank, First Financial of Renton, First Financial Holdings, MHC or any subsidiary of First Savings Bank, First Financial of Renton, First Financial Holdings, MHC; and

•	any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified Employee Plans shall not be deemed to be an associate of any director or officer of First Savings Bank, First Financial of Renton, First Financial Holdings, MHC.  When used to refer to a person other than an officer or director of First Savings Bank, the board of directors of First Savings Bank or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

          The term “acting in concert” means knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any arrangement.  A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Stock Benefit Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated.  The determination of whether a group is acting in concert shall be made solely by the board of directors of First Savings Bank or officers delegated by the board of directors and may be based on any evidence upon which the board or delegatee chooses to rely.

Marketing Arrangements

          We have retained Keefe, Bruyette & Woods to consult with and to advise First Savings Bank, and to assist First Financial Northwest, on a best efforts basis, in the distribution of the shares of common stock in the subscription offering and direct community offering.  The services that Keefe, Bruyette & Woods will provide include:

•	training the employees of First Savings Bank who will perform certain ministerial functions in the offering regarding the mechanics and regulatory requirements of the stock offering process;

•	managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

•	preparing marketing materials; and

•	assisting in the solicitation of proxies from First Savings Bank’s members for use at the special meeting.

          For its services, Keefe, Bruyette & Woods will receive a management fee of $50,000 and a success fee of 1.0% of the aggregate purchase price, less any shares of common stock sold to our directors, officers and employees (or members of their immediate family) and the Tax-Qualified Employee Stock Benefit Plans.  If selected dealers are used to assist in the sale of shares of First Financial Northwest common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by the dealers.  We have agreed to indemnify Keefe, Bruyette & Woods against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods may be required to make in connection with any such claims or liabilities.  In addition, Keefe, Bruyette & Woods will be reimbursed for the fees of its legal counsel in an amount not to exceed $45,000 and other reimbursable out-of-pocket expenses not to exceed $40,000.

          Sales of shares of First Financial Northwest common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods or by the broker-dealers managed by Keefe, Bruyette & Woods.  Keefe, Bruyette & Woods has undertaken that the shares of First Financial Northwest common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met.  A stock information center will be established at First Savings Bank’s corporate office located at 208 Williams Avenue South in Renton, Washington.  First Financial Northwest will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of First Financial Northwest common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of First Financial Northwest common stock in those states where the law permits.  No officer, director or employee of First Financial Northwest or First Savings Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

Procedure for Purchasing Shares in the Subscription Offering

          To ensure that each purchaser receives a prospectus at least 48 hours before _______ __, 2007, the subscription expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date.  Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8.  Order forms will only be distributed with a prospectus.

          To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at First Savings Bank must be received by First Savings Bank by 12:00 Noon, Washington time, on _______ __, 2007, unless extended.  In addition, First Financial Northwest and First Savings Bank will require a prospective purchaser to execute a certification in the form required by the Office of Thrift Supervision.  Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted.  In addition, First Savings Bank will not accept orders submitted on photocopied or facsimiled order forms nor order forms without an executed certification.  First Savings Bank has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so.  Once received, an executed order form may not be modified, amended or rescinded without the consent of First Savings Bank, unless the conversion has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

          In order to ensure that Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, June 30, 2005, or the Supplemental Eligibility Record Date, June 30, 2007, and depositors and borrowers as of the close of business on the Voting Record Date, July 31 , 2007, must list all accounts on the stock order form giving all names in each account and the account numbers.

          Payment for subscriptions may be made:

•	by check or money order;

•	by authorization of withdrawal from deposit accounts maintained with First Savings Bank (including a certificate of deposit); or

•	in cash, if delivered in person to the full-service banking office of First Savings Bank, although we request that you exchange cash for a check with any of our tellers.

No wire transfers will be accepted.  Funds received before the completion of the conversion will be held in a segregated account at the First Savings Bank or, at our discretion, at an independent insured depository institution.  Interest will be paid on payments made by cash, check or money order at our then-current passbook rate from the date payment is received until completion of the conversion.  If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of First Financial Northwest’s common stock has been sold or the plan of conversion and reorganization is terminated, whichever is earlier.  If a subscriber authorizes First Savings Bank to withdraw the amount of the purchase price from his or her deposit account, First Savings Bank will do so as of the effective date of the conversion.  First Savings Bank will waive any applicable penalties for early withdrawal from certificate accounts.

          If any amount of a subscription order is unfilled, First Savings Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the conversion.  If the conversion is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at First Savings Bank.

          If any Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the syndicated community offering if shares remain to be sold in such offering.  If, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified Employee Stock Benefit Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

          You may subscribe for shares of common stock using funds in your Individual Retirement Account at First Savings Bank or elsewhere.  However, common stock must be held in a self-directed retirement account.  First Savings Bank’s IRAs are not self-directed, so they cannot be invested in common stock.  If you wish to use some or all of the funds in your First Savings Bank IRA, the applicable funds must be transferred to a self-directed account reinvested by an independent trustee, such as a brokerage firm.  If you do not have such an account, you will need to establish one before placing your stock order.  An annual administrative fee may be payable to the independent trustee.  Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using you IRA or other retirement account that you may have.  Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and possible limitations imposed by the institution where the funds are held.

          The records of First Savings Bank will control all matters related to the existence of subscription rights and/or one’s ability to purchase shares of common stock in the subscription offering.

          Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the plan of conversion and reorganization.  Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order form will be final.  If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account from which you wanted funds withdrawn.

Restrictions on Transfer of Subscription Rights and Shares

          No person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise.  These rights may be exercised only by the person to whom they are granted and only for that person’s account.  Each person exercising subscription rights will be required to certify that the person is purchasing shares solely for the person’s own account and that such person has no agreement or understanding regarding the sale or transfer of such shares.  Regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion.

          First Savings Bank will refer to the Office of Thrift Supervision any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

Issuance of First Financial Northwest’s Common Stock

          Certificates representing shares of common stock issued in the conversion will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the conversion.  Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law.  Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Required Approvals

          In order to complete the conversion, we will need to receive the approval of the Office of Thrift Supervision, the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation.  We also will need to have our members approve the plan of conversion and reorganization at a special meeting of members, which will be called for that purpose.

          First Financial Northwest may be required to make certain filings with state securities regulatory authorities in connection with the issuance of First Financial Northwest common stock in the offerings.

Restrictions on Purchase or Transfer of Shares After the Conversion

          All shares of common stock purchased in connection with the conversion by a director or an executive officer of First Financial Northwest and First Savings Bank will be subject to a restriction that the shares not be sold for a period of one year following the conversion except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision.  Each certificate for restricted shares will bear a legend giving notice of this restriction, and instructions will be issued to the effect that any transfer within the first year of any certificate or record ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

          Purchases of common stock of First Financial Northwest by directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision.  This restriction does not apply, however, to negotiated transactions involving more than 1% of First Financial Northwest’s outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

          For information regarding the proposed purchases of common stock by officers and directors of First Savings Bank and First Financial Northwest, see “Proposed Purchases by Management.”  Any purchases made by the officers and directors of First Savings Bank and First Financial Northwest are intended for investment purposes only, and not for resale, including any purchases made for the purpose of meeting the minimum of the offering range.

          Pursuant to regulations of the Office of Thrift Supervision, First Financial Northwest may not, for a period of one year following completion of this offering, repurchase shares of the common stock except on a pro rata basis, pursuant to an offer approved by the Office of Thrift Supervision and made to all shareholders, or through open market purchases of up to five percent of the outstanding stock where extraordinary circumstances exist.

RESTRICTIONS ON ACQUISITION
OF FIRST FINANCIAL NORTHWEST AND FIRST SAVINGS BANK

          The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire First Financial Northwest, First Savings Bank or their respective capital stock are summarized below.  Also discussed are certain provisions in First Financial Northwest’s articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire it.  These provisions include a prohibition on any holder of common stock voting more than 10% of the outstanding common stock.

Change of Control Regulations

          The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice.  The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision.  Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision.  Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution.  Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock,  or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

          The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

          These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

          For a period of three years following completion of the conversion, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of First Financial Northwest or First Savings Bank without the Office of Thrift Supervision’s prior written approval.

Anti-takeover Provisions in First Financial Northwest’s Articles of Incorporation and Bylaws

          The articles of incorporation and bylaws of First Financial Northwest contain certain provisions that are intended to encourage a potential acquiror to negotiate any proposed acquisition of First Financial Northwest directly with its board of directors.  An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense.  Accordingly, the board of directors believes it is in the best interests of First Financial Northwest and its shareholders to encourage potential acquirors to negotiate directly with management.  The board of directors believes that the provisions in the articles of incorporation and bylaws will encourage negotiations and discourage hostile takeover attempts.  The board also believes that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of First Financial Northwest and that otherwise is in the best interests of all shareholders.  However, these provisions may have the effect of discouraging offers to purchase First Financial Northwest or its securities that are not approved by the board of directors but which certain of First Financial Northwest’s shareholders may deem to be in their best interests or pursuant to which shareholders would receive a substantial premium for their shares over then current market prices.  As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.  These provisions will also render the removal of the current board of directors and management more difficult.  The boards of directors of First Savings Bank and First Financial Northwest believe these provisions are in the best interests of the shareholders because they will assist First Financial Northwest’s board of directors in managing the affairs of First Financial Northwest in the manner they believe to be in the best interests of shareholders generally and because a company’s board of directors is often best able in terms of knowledge regarding the company’s business and prospects, as well as resources, to negotiate the best transaction for its shareholders as a whole.

          The following description of certain of the provisions of the articles of incorporation and bylaws of First Financial Northwest is necessarily general and reference should be made in each instance to such articles of incorporation and bylaws.  See “Where You Can Find More Information” regarding how to obtain a copy of these documents.

          Board of Directors.  The articles of incorporation provide that the number of directors shall not be less than five nor more than 15.  The initial number of directors is eight, but this number may be changed by resolution of the board of directors.  The board of directors is divided into three groups, with each group containing one-third of the total number of directors, or as near as may be.  This may make it more difficult for a person seeking to acquire control of First Financial Northwest to gain majority representation on the board of directors in a relatively short period of time.  First Financial Northwest believes this is important in ensuring continuity in the composition and policies of the board of directors.

          Cumulative Voting.  The articles of incorporation specifically do not permit cumulative voting for the election of directors.  Cumulative voting in election of directors entitles a shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among such number of nominees as the shareholder chooses.  The absence of cumulative voting for directors limits the ability of a minority shareholder to elect directors.  Because the holder of less than a majority of First Financial Northwest’s shares cannot be assured representation on the board of directors, the absence of cumulative voting may discourage accumulations of First Financial Northwest’s shares or proxy contests that would result in changes in First Financial Northwest’s management.  The board of directors believes that elimination of cumulative voting will help to assure continuity and stability of management and policies; directors should be elected by a majority of the shareholders to represent the interests of the shareholders as a whole rather than be the special representatives of particular minority interests; and efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of First Financial Northwest.

          Special Meetings.  The articles of incorporation of First Financial Northwest provide that special meetings of shareholders of First Financial Northwest may be called only by the president or by a majority of the board of directors.  If a special meeting is not called, shareholder proposals cannot be presented to the shareholders for action until the next annual meeting.  Shareholders are not permitted to call special meetings.

          Authorized Capital Stock.  The articles of incorporation of First Financial Northwest authorize the issuance of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock.  The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Financial Northwest’s board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options.  However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of First Financial Northwest.  The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.  First Financial Northwest’s board of directors currently has no plan to issue additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

          Director Nominations.  The articles of incorporation of First Financial Northwest require a shareholder who intends to nominate a candidate for election to the board of directors at a shareholders’ meeting to give written notice to the secretary of First Financial Northwest at least 30 days (but not more than 60 days) in advance of the date of the meeting at which such nominations will be made.  The nomination notice is also required to include specified information concerning the nominee and the proposing shareholder.  The board of directors of First Financial Northwest believes that it is in the best interests of First Financial Northwest and its shareholders to provide sufficient time for the board of directors to study all nominations and to determine whether to recommend to the shareholders that any such nominees be considered.

          Supermajority Voting Provisions.  First Financial Northwest’s articles of incorporation require the affirmative vote of 80% of the outstanding shares entitled to vote to approve a merger, consolidation or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least two-thirds of the number of the continuing directors (as defined in the articles of incorporation) on First Financial Northwest’s board of directors.  “Continuing directors” generally includes all members of the board of directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of First Financial Northwest.  This provision could tend to make the acquisition of First Financial Northwest more difficult to accomplish without the cooperation or favorable recommendation of First Financial Northwest’s board of directors.

          Amendment of Articles of Incorporation and Bylaws.  First Financial Northwest’s articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of its common stock, except that the provisions of the articles of incorporation governing the duration of the corporation, the purpose and powers of the corporation, authorized capital stock, denial of preemptive rights, the number and staggered terms of directors, removal of directors, shareholder nominations and proposals, approval of certain business combinations, the evaluation of certain business combinations, limitation of directors’ liability, indemnification of officers and directors, calling of special meetings of shareholders, the authority to repurchase shares and the manner of amending the bylaws and articles of incorporation may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of First Financial Northwest.  This provision is intended to prevent the holders of a lesser percentage of the outstanding stock of First Financial Northwest from circumventing any of the foregoing provisions by amending the articles of incorporation to delete or modify one of such provisions.

          First Financial Northwest’s bylaws may only be amended by a majority vote of the board of directors of First Financial Northwest or by the holders of at least 80% of the outstanding stock by First Financial Northwest.

          Purpose and Takeover Defensive Effects of First Financial Northwest’s Articles of Incorporation and Bylaws.  The board of directors believes that the provisions described above are prudent and will reduce First Financial Northwest’s vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by the board.  These provisions will also assist in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion.  The board of directors believes these provisions are in the best interest of First Savings Bank, and First Financial Northwest and its shareholders.  In the judgment of the board of directors, First Financial Northwest’s board will be in the best position to determine the true value of First Financial Northwest and to negotiate more effectively for what may be in the best interests of its shareholders.  Accordingly, the board of directors believes that it is in the best interest of First Financial Northwest and its shareholders to encourage potential acquirors to negotiate directly with the board of directors of First Financial Northwest and that these provisions will encourage such negotiations and discourage hostile takeover attempts.  It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of First Financial Northwest and that is in the best interest of all shareholders.

          Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common.  Takeover attempts that have not been negotiated with and approved by the board of directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available.  A transaction that is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of First Financial Northwest for its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of First Financial Northwest’s assets.

          An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense.  Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, these offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.  The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive First Financial Northwest’s remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than 300, thereby allowing for deregistration.

          Despite the belief of First Savings Bank and First Financial Northwest as to the benefits to shareholders of these provisions of First Financial Northwest’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by First Financial Northwest’s board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices.  As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.  Such provisions will also render the removal of First Financial Northwest’s board of directors and of management more difficult.  The board of directors of First Savings Bank and First Financial Northwest, however, have concluded that the potential benefits outweigh the possible disadvantages.

          Following the conversion, pursuant to applicable law and, if required, following the approval by shareholders, First Financial Northwest may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of its equity securities that would be permitted for a Washington business corporation.

          The cumulative effect of the restriction on acquisition of First Financial Northwest contained in the articles of incorporation and bylaws of First Financial Northwest and in Federal and Washington law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of First Financial Northwest may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Benefit Plans

          In addition to the provisions of First Financial Northwest’s articles of incorporation and bylaws described above, benefit plans of First Financial Northwest and First Savings Bank intended to be adopted after completion of this offering contain provisions which also may discourage hostile takeover attempts which the board of directors of First Savings Bank might conclude are not in the best interests of First Financial Northwest, First Financial Northwest and First Savings Bank or First Financial Northwest’s shareholders.  For a description of the benefit plans and the provisions of these plans relating to changes in control of First Financial Northwest or First Savings Bank, see “Management – Benefits to Be Considered Following Completion of the Conversion and Reorganization.”

DESCRIPTION OF CAPITAL STOCK OF
FIRST FINANCIAL NORTHWEST

General

          First Financial Northwest is authorized to issue 90,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock having a par value of $0.01 per share.  First Financial Northwest currently expects to issue up to 19,872,000 shares of common stock (including shares contributed to the First Financial Northwest Foundation), subject to adjustment up to 22,852,800 shares (including shares contributed to the First Financial Northwest Foundation), and no shares of preferred stock in the conversion.  Each share of First Financial Northwest’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.  Upon payment of the purchase price for the common stock, in accordance with the plan of conversion and reorganization, all such stock will be duly authorized, fully paid and nonassessable.

          The common stock of First Financial Northwest represents nonwithdrawable capital.  The common stock is not a savings or deposit account and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

          Common Stock Dividends.  First Financial Northwest can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors.  The payment of dividends by First Financial Northwest is subject to limitations which are imposed by law and applicable regulation.  See “Our Policy Regarding Dividends” and “How We Are Regulated.”  The holders of common stock of First Financial Northwest will be entitled to receive and share equally in the dividends declared by the board of directors of First Financial Northwest out of funds legally available therefore.  If First Financial Northwest issues preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

          Stock Repurchases.  Federal Reserve regulations place certain limitations on the repurchase of First Financial Northwest’s capital stock.  See “How We Intend to Use the Proceeds From this Offering.”

          Voting Rights.  Upon conversion, the holders of common stock of First Financial Northwest will possess exclusive voting rights in First Financial Northwest.  They will elect First Financial Northwest’s board of directors and act on such other matters as are required to be presented to them under Washington law or as are otherwise presented to them by the board of directors.  Except as discussed in “Restrictions on Acquisition of First Financial Northwest and First Savings Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  If First Financial Northwest issues preferred stock, holders of the preferred stock may also possess voting rights.  Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon.  See “Restrictions on Acquisition of First Financial Northwest and First Savings Bank.”

          As a state-chartered stock savings bank that is the subsidiary of a holding company, voting rights are vested exclusively in the owners of the shares of capital stock of First Savings Bank, all of which will be owned by First Financial Northwest, and voted at the direction of First Financial Northwest’s board of directors.  Consequently, the holders of the common stock will not have direct control of First Savings Bank.

          Liquidation.  In the event of any liquidation, dissolution or winding up of First Savings Bank, First Financial Northwest, as holder of First Savings Bank’s capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of First Savings Bank available for distribution.  In the event of liquidation, dissolution or winding up of First Financial Northwest, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Financial Northwest available for distribution.  If  preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

          Preemptive Rights.  Holders of the common stock of First Financial Northwest will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

          None of the shares of  First Financial Northwest’s authorized preferred stock will be issued in the conversion and there are no current plans to issue the preferred stock.  Preferred stock may be issued with such designations, powers, preferences and rights as the board of directors may determine.  The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

          Acquisitions of First Financial Northwest are restricted by provisions in its articles of incorporation and bylaws and by the rules and regulations of various regulatory agencies.  See “How We Are Regulated – Regulation and Supervision of First Financial Northwest” and “Restrictions on Acquisition of First Financial Northwest and First Savings Bank.”

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for First Financial Northwest common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

          The consolidated financial statements of First Financial Holdings, MHC and Subsidiary as of December 31, 2006 and  2005 and for each of the three years in the three-year period ended December 31, 2006 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          RP Financial, LC. has consented to the publication herein of the summary of its report to First Savings Bank setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its letter with respect to subscription rights.

LEGAL AND TAX OPINIONS

          The legality of the common stock has been passed upon for First Savings Bank by Breyer & Associates PC, McLean, Virginia, special counsel to First Savings Bank and First Financial Northwest.  The federal income tax consequences of the conversion have been passed upon for First Savings Bank by Silver, Freedman and Taff, L.L.P., Washington D.C.  The Washington income tax consequences of the conversion have been passed upon for First Savings Bank by Blado Kiger, P.S., Tacoma, Washington.  Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Elias, Matz, Tiernan & Herrick, LLP, Washington, D.C.

WHERE YOU CAN FIND MORE INFORMATION

          First Financial Northwest has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement.  This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including First Financial Northwest.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document.  We believe, however, that we have included the material information an investor needs to consider in making an investment decision.  First Savings Bank also maintains a website (http://www.fsbrenton.com), which contains various information about First Savings Bank.  In addition, First Savings Bank files quarterly call reports with the Federal Deposit Insurance Corporation, which are available at the Federal Deposit Insurance Corporation’s website (http://www.fdic.gov).

          First Savings Bank has filed with the Office of Thrift Supervision an Application for Conversion, which includes proxy materials for the special meeting of members and certain other information.  This prospectus omits certain information contained in the Application for Approval of Conversion.  The Application for Approval of Conversion, including the proxy materials, exhibits and certain other information, may be inspected, without charge, at the office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and the office of Regional Director of the Office of Thrift Supervision at the West Regional office of the Office of Thrift Supervision, Pacific Plaza, 2001 Junipero Serra Boulevard, Suite 650, Daly City, California 94014.  You may also inspect the Application, without charge, at the office of the Washington Department of Financial Institutions, Division of Banks, Department of Financial Institutions, 150 Israel Road SW, Tumwater, Washington 98501.  A copy of the Application for Approval of Conversion has also been filed with the Federal Deposit Insurance Corporation.

          In connection with the conversion, First Financial Northwest has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, First Financial Northwest and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion and reorganization, First Financial Northwest has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

          A copy of the plan of conversion and reorganization, the articles of incorporation and bylaws of First Financial Northwest and First Savings Bank are available without charge from First Savings Bank.  Requests for such information should be directed to: Victor Karpiak, First Savings Bank, 201 Wells Avenue South, Renton, Washington 98055.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006 and 2005	F-3

Consolidated Statements of Income for the Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-4

Consolidated Statements of Equity and Comprehensive Income for the Three Months Ended March 31, 2007 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-6

Notes to Consolidated Financial Statements	F-8

     All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

     The financial statements of First Financial Northwest, Inc. have been omitted because First Financial Northwest, Inc. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

Report of Independent Registered Public Accounting Firm

The Board of Directors
First Financial Holdings, MHC:

We have audited the accompanying consolidated balance sheets of First Financial Holdings, MHC and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Financial Holdings, MHC and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Seattle, Washington
March 23, 2007, except as to footnote 18 which is as of April 18, 2007

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Consolidated Balance Sheets

	March 31, 2007	December 31

		2006	2005

	(Unaudited)
Assets
Cash on hand and in banks	$4,552,143	12,134,435	4,568,691
Interest-bearing deposits	4,217,253	7,238,244	12,304,422
Federal funds sold	8,190,000	7,290,000	9,310,000
Mortgage servicing rights	1,451,304	1,559,787	3,000,000
Investment securities available for sale	142,039,215	149,051,378	184,278,833
Investment securities held to maturity (fair value of $87,762,302, $87,724,489 and $88,762,833)	86,682,071	86,786,509	86,663,220
Loans receivable, net	733,592,099	700,328,491	540,695,203
Premises and equipment, net	13,806,171	13,736,902	13,782,610
Federal Home Loan Bank stock, at cost	4,670,600	4,670,600	4,670,600
Accrued interest receivable	5,519,695	4,710,316	4,418,046
Prepaid expenses and other assets	2,575,426	2,362,562	2,204,556
Federal income tax receivable	—	635,459	—
Deferred tax assets, net	385,026	—	—
Goodwill	14,205,854	14,205,854	13,753,736

Total assets	$1,021,886,857	1,004,710,537	879,649,917

Liabilities and Equity
Liabilities:
Deposits	$761,234,733	750,710,022	689,502,432
Accrued interest payable	103,906	176,430	124,830
Advances from Federal Home Loan Bank	150,000,000	147,000,000	90,000,000
Advance payments by borrowers for taxes and insurance	1,958,890	1,105,141	667,477
Other liabilities	1,716,277	1,621,453	2,022,018
Federal income tax payable	598,278	—	527,372
Deferred tax liabilities, net	—	55,979	452,807

Total liabilities	915,612,084	900,669,025	783,296,936

Equity:
Retained earnings	108,511,614	106,753,209	99,665,445
Accumulated other comprehensive income, net of tax:
Unrealized loss on investment securities available for sale, net of tax	(2,236,841)	(2,711,697)	(3,312,464)

Total equity	106,274,773	104,041,512	96,352,981

Total liabilities and equity	$1,021,886,857	1,004,710,537	879,649,917

See accompanying notes to consolidated financial statements.

FIRST FINANCIAL HOLDINGS, MHC
 AND SUBSIDIARY

Consolidated Statements of Income

	Three months ended March 31		Years ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
Interest income:
Interest and fees on loans	$12,698,877	10,045,206	43,415,984	26,074,730	22,464,557
Interest on federal funds sold	105,174	85,873	361,501	237,160	61,731
Investment securities available for sale	1,603,841	1,877,803	7,233,791	9,568,068	10,243,403
Investment securities held to maturity	73,329	53,217	225,144	119,695	74,119
Tax-exempt investment securities held to maturity	882,025	893,527	3,593,630	3,720,126	3,204,040
Interest bearing deposits with banks	106,267	193,437	425,644	546,063	284,696
Dividends on Federal Home Loan Bank stock	4,671	—	4,670	19,059	130,936

Total interest income	15,474,184	13,149,063	55,260,364	40,284,901	36,463,482

Interest expense:
Interest expense on deposits	8,708,112	6,887,434	30,981,676	23,096,611	18,904,807
Interest expense on Federal Home Loan Bank advances	2,065,694	1,033,054	6,266,356	571,774	429,961

Total interest expense	10,773,806	7,920,488	37,248,032	23,668,385	19,334,768

Net interest income	4,700,378	5,228,575	18,012,332	16,616,516	17,128,714
Provision for loan losses	600,000	160,000	320,000	137,228	—

Net interest income after provision for loan losses	4,100,378	5,068,575	17,692,332	16,479,288	17,128,714

Noninterest income (expense):
Net gain (loss) on sale of investment securities available for sale	—	—	(2,748)	(84,781)	55,935
Other	30,537	(37,127)	(89,159)	439,065	344,047

Total noninterest income (expense)	30,537	(37,127)	(91,907)	354,284	399,982

Noninterest expense:
Salaries and employee benefits	972,236	834,727	5,330,429	2,877,432	2,486,705
Occupancy and equipment	248,411	291,645	1,092,415	472,251	193,048
Other general and administrative	603,754	630,897	1,961,053	1,388,337	1,102,088

Total noninterest expense	1,824,401	1,757,269	8,383,897	4,738,020	3,781,841

Income before federal income taxes	2,306,514	3,274,179	9,216,528	12,095,552	13,746,855
Federal income tax expense	548,109	988,900	2,128,764	3,021,092	3,692,027

Net income	$1,758,405	2,285,279	7,087,764	9,074,460	10,054,828

See accompanying notes to consolidated financial statements.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Consolidated Statements of Equity and Comprehensive Income

	Retained earnings	Accumulated other comprehensive loss, net	Total

Balances at December 31, 2003	$80,536,157	919,530	81,455,687
Comprehensive income:
Net income	10,054,828	—	10,054,828
Other comprehensive loss, net of tax:
Increase in unrealized losses on securities, net of tax of $677,903	—	(1,272,290)	(1,272,290)

Total other comprehensive loss			(1,272,290)

Total comprehensive income			8,782,538

Balances at December 31, 2004	90,590,985	(352,760)	90,238,225
Comprehensive income:
Net income	9,074,460	—	9,074,460
Other comprehensive loss, net of tax:
Increase in unrealized losses on securities, net of tax of $1,534,484	—	(2,959,704)	(2,959,704)

Total other comprehensive loss	—	—	(2,959,704)

Total comprehensive income			6,114,756

Balances at December 31, 2005	99,665,445	(3,312,464)	96,352,981
Comprehensive income:
Net income	7,087,764	—	7,087,764
Other comprehensive gain, net of tax:
Decrease in unrealized losses on securities, net of tax of $239,089	—	600,767	600,767

Total other comprehensive gain	—	—	600,767

Total comprehensive income			7,688,531

Balances at December 31, 2006	106,753,209	(2,711,697)	104,041,512
Comprehensive income:
Net income (Unaudited)	1,758,405		1,758,405
Other comprehensive gain, net of tax:
Decrease in unrealized losses on securities, net of tax of $244,623 (Unaudited)		474,856	474,856

Total other comprehensive gain (Unaudited)			474,856

Total comprehensive income (Unaudited)			2,233,261

Balances at March 31, 2007 (Unaudited)	$108,511,614	(2,236,841)	106,274,773

See accompanying notes to consolidated financial statements.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Three months ended March 31		Years ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
Cash flows from operating activities:
Net income	$1,758,405	2,285,279	7,087,764	9,074,460	10,054,828
Adjustments to reconcile net income to net cash provided by operating activities, net of effect of acquisition:
Provision for loan losses	600,000	160,000	320,000	137,228	—
Depreciation and amortization of premises and equipment	179,524	214,915	748,775	215,657	84,813
Amortization of mortgage servicing rights	108,483	188,796	755,185	—	—
Loss from disposal of premises and equipment	—	4,563	44,394	32,324	—
Net amortization of premiums and discounts on investment securities	274,973	365,495	1,325,205	2,220,222	2,979,147
Net realized loss (gain) on investment securities available for sale	—	—	2,748	84,782	(55,935)
Mutual funds dividends	(72,340)	(56,819)	(259,385)	(185,685)	(158,880)
Federal Home Loan Bank stock dividends	—	—	—	(19,000)	(130,800)
Deferred federal income taxes	(685,628)	—	(403,007)	—	29,194
Cash provided by (used in) changes in operating assets and liabilities:
Net (increase) decrease in other assets	(212,864)	108,636	(158,006)	(99,362)	(373,487)
Net (increase) decrease in accrued interest receivable	(809,379)	(922,116)	(292,270)	(294,711)	(179,166)
Net increase (decrease) in accrued interest payable	(72,524)	(27,109)	51,600	—	—
Net increase in advance payments	853,749	503,044	437,664	108,704	46,642
Net increase (decrease) increase in other liabilities	94,824	(534,718)	(400,565)	875,432	149,217
Net (increase) decrease in federal income taxes payable and receivable	1,233,737	382,198	(1,162,831)	296,092	(437,167)

Net cash provided by operating activities	3,250,960	2,672,164	8,097,271	12,446,143	12,008,406

Cash flows from investing activities, net of affect of acquisition:
Proceeds from sales of investment securities available for sale	—	—	3,505,323	21,557,403	27,502,778
Proceeds from principal repayments on mortgage-backed securities available for sale	7,579,079	9,388,219	37,581,787	63,017,127	80,510,227
Proceeds from principal repayments on mortgage-backed securities and related securities held to maturity	54,368	34,594	141,928	132,716	31,811
Proceeds from maturities of investment securities held to maturity	—	70,000	1,495,000	3,470,000	2,135,000
Purchases of investment securities available for sale		(2,027,340)	(5,921,046)	(9,666,972)	(86,764,354)
Purchases of investment securities held to maturity	—	—	(1,927,538)	(1,950,900)	(29,865,161)
Origination and purchases of loans receivable, net of principal repayments	(33,863,608)	(44,841,476)	(159,953,288)	(158,417,467)	(40,182,430)
Purchases of premises and equipment	(248,793)	(496,841)	(747,461)	(9,562,932)	(2,204,606)
Cash paid for acquisition, net of cash acquired	—	—	—	(14,423,046)	—

Net cash used in investing activities	(26,478,954)	(37,872,844)	(125,825,295)	(105,844,071)	(48,836,735)

Balance, carried forward	(23,227,994)	(35,200,680)	(117,728,024)	(93,397,928)	(36,828,329)

Continued

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Consolidated Statements of Cash Flows, continued

	Three months ended March 31		Years ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
Balance, brought forward	$(23,227,994)	(35,200,680)	(117,728,024)	(93,397,928)	(36,828,329)
Cash flows from financing activities:
Advances from Federal Home Loan Bank	17,000,000	—	72,000,000	80,000,000	10,000,000
Repayments of advances from Federal Home Loan Bank	(14,000,000)	—	(15,000,000)	(7,000,000)	—
Net increase in deposits	10,524,711	32,331,873	61,207,590	23,261,676	31,293,560

Net cash provided by financing activities	13,524,711	32,331,873	118,207,590	96,261,676	41,293,560

Net increase in cash	(9,703,283)	(2,868,807)	479,566	2,863,748	4,465,231
Cash and cash equivalents at beginning of year	26,662,679	26,183,113	26,183,113	23,319,365	18,854,134

Cash and cash equivalents at end of year	$16,959,396	23,314,306	26,662,679	26,183,113	23,319,365

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$10,846,330	7,947,597	37,196,432	23,637,953	19,339,180
Federal income taxes	—	75,000	3,695,237	2,725,000	4,100,000

See accompanying notes to consolidated financial statements.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

Summary of Significant Accounting Policies

(a)	Description of Business and Principles of Consolidation

First Financial Holdings, MHC and Subsidiary (the Company) is a mutual holding company incorporated in the State of Washington in June 2002. The Company is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiary First Financial of Renton, Inc. a mid tier bank holding company.

First Financial of Renton, Inc. is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiaries:

First Savings Bank of Renton (FSBR or the Bank) is a Washington State chartered savings bank whose deposits are insured by the Federal Deposit Insurance Fund (FDIC). It conducts business from its main office location in Renton which consists of attracting deposits from the general public and originating primarily single family mortgage loans for its own portfolio.

Executive House Inc (EH) is a Washington State chartered mortgage banking company and is a wholly owned subsidiary of FSBR since being acquired in December 2005. It conducts business from its main office in Renton which consists of originating construction and land development loans for its portfolio and other commercial real estate loans for investor purposes.

First Financial Diversified (FFD) is a Washington State chartered multipurpose company with primary emphasis on escrow and mortgage broker activities. It conducts its business from its main office in Renton which consists of closing real estate transactions for the bank and its subsidiary and for the general public. Additional activities include mortgage broker services and some specialty lending for its own portfolio.

(b)	Basis of Presentation

The accounting and reporting policies of the Company conform to the generally accepted accounting principles of the United States (GAAP). In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of income and expense during the reporting period. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Actual results could differ from these estimates.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company balances and transactions among the Company and its subsidiary have been eliminated in consolidation.

Certain amounts in the consolidated financial statements for prior years have been reclassified to conform to the current consolidated financial statement presentation.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(c)	Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of March 31, 2007, the consolidated statements of net income, equity and comprehensive income, and cash flows for the three months ended March 31, 2007 and 2006 are unaudited.  These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.  In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and includes all normal recurring adjustments necessary for the fair presentation of the Company’s statement of financial position as of March 31, 2007 and their results of operations and their cash flows for the three months ended March 31, 2007 and 2006.  The results for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ended December 31, 2007.

(d)	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and in banks, interest-bearing deposits, and federal funds sold.

The Company is required to maintain an average reserve balance with the Federal Reserve Bank in the form of cash. For the three months ended March 31, 2007 and 2006, and years ended December 31, 2006 and 2005, the Company maintained adequate levels of cash to meet the Federal Reserve Bank requirement.

(e)	Investment Securities

The Company identifies investment securities as held to maturity or available for sale at the time of acquisition. Investment securities are classified as held to maturity when the Company has the ability and positive intent to hold them to maturity. Investment securities are classified as available for sale when the Company intends to use them for future liquidity requirements by selling prior to maturity.

Investment securities held to maturity consist primarily of bank qualified tax exempt bonds with some Community Reinvestment Act (CRA) supported mortgage backed investments. They are recorded at cost and adjusted for amortization of premiums or accretion of discounts using the interest method. Investment securities available for sale consist primarily of mortgage backed securities (MBS) and are carried at fair value. Unrealized gains and losses on investment securities available for sale are excluded from earnings and are reported in other comprehensive income net of applicable taxes. Realized gains and losses on sale are computed on the specific identification method.

The estimated fair value of investment securities is based on quoted market value prices for investment securities traded in the public marketplace. Certain investment securities are mortgage-backed securities and represent participation interest in pools of first mortgage loans originated and serviced by the issuers of investment securities.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

Premiums and discounts are amortized using the level yield method over the remaining period to contractual maturity, adjusted for anticipated prepayments. To the extent the estimated lives of such investment securities change as a result of changes in prepayment rates, the adjustment is also included in net investment income.

A below cost decline in the market value of any available for sale or held to maturity investment security that is deemed to be other than temporary results in a reduction in the carrying amount to that of fair value. A charge to earnings and an establishment of a new cost basis for the investment security is made. Unrealized investment securities losses are evaluated at least quarterly to determine whether such declines should be considered “other than temporary” and therefore be subject to immediate loss recognition in income. Although these evaluations involve significant judgment, an unrealized loss in the fair value of a debt security is generally deemed to be temporary when the fair value of the investment security is below the carrying value primarily due to changes in interest rates, there has not been significant deterioration in the financial condition of the issuer, and the Company has the intent and ability to hold the investment security for a sufficient time to recover the carrying value. An unrealized loss in the value of an equity investment security is generally considered temporary when the fair value of the investment security is below the carrying value primarily due to current market conditions and not deterioration in the financial condition of the issuer, and the Company has the intent and ability to hold the investment security for a sufficient time to recover the carrying value. Other factors that may be considered in determining whether a decline in the value of either a debt or an equity security is “other than temporary” include ratings by recognized rating agencies, and extent and duration of unrealized loss position.

(f)	Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is recorded at cost, is redeemable at par value and can be pledged as collateral for FHLB advances.

(g)	Loans Receivable and Loans Held for Sale

Loans are recorded at their outstanding principal balance adjusted for charge-offs, the allowance for loan losses and net deferred fees or costs. Interest on loans is calculated using the simple interest method based on the month end balance of the principal amount outstanding and is credited to income as earned.

The accrual of interest on mortgage loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in the process of collection. Consumer and other loans are typically managed in the same manner. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is doubtful.

All interest accrued but not collected on loans that are placed on non-accrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

contractually due are brought current or within 60 days of due date and future payments are reasonably assured.

Mortgage loans held for sale are carried at the lower of amortized cost or market value determined on an aggregate basis. At origination or anytime management determines the loan will not be held to maturity, the loan is classified as held for sale. Factors that management utilize to determine if a loan will not be held to maturity are: liquidity needs, economic forecasts and the loan type. At March 31, 2007 and December 31, 2006 and 2005, there were no loans classified as held for sale.

(h)	Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, historical loss considerations, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions or changes to the credit quality of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to make adjustments to the allowance based on their judgments about information available to them at the time of their examinations.

(i)	Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrowers, including length of the delay, the reasons for the delay, the borrower’s prior payment record and the amounts of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by the fair value of the collateral.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

We separately identify individual loans for impairment purposes. The remaining groups of smaller balance homogeneous loans are collectively evaluated for impairment.

As of March 31, 2007, December 31, 2006 and 2005, the Company had no loans considered as impaired.

(j)	Loan Fees

Loan origination fees and certain origination costs are deferred and amortized as an adjustment of the yields of the loans over their contractual lives, adjusted for prepayment of the loans, using the effective interest method. In the event loans are sold, the deferred net loan origination fees or costs are recognized as a component of the gains or losses on the sales of loans.

(k)	Mortgage Banking Operations

The Company through its subsidiary Executive House Inc. sells mortgage loans on a servicing retained basis at par. Income from mortgage loans brokered to other lenders is recognized into income on date funding is received and assignment made.

Commitments to sell mortgage loans are made primarily during the period between the taking of the loan application, and approval by investor Bank. The timing of fulfilling these sale commitments is dependent upon processing, borrower acceptance and closing of the loan. Most of these sale commitments are made on a best-efforts basis whereby the subsidiary is only obligated to sell the mortgage if the mortgage loan is approved by investor Bank and closed by the subsidiary. As a result, management believes that market risk is minimal.

Loan servicing income is recorded when earned. Loan servicing costs are charged to expense as incurred.

(l)	Mortgage Servicing Rights

Mortgage servicing rights (MSR) are recorded as separate assets through the purchase of the rights or origination of mortgage loans that are sold with servicing rights retained. The Company records originated MSR based on quoted market prices, other observable market data, or on the estimated discounted cash flows if observed market prices are not available.

Mortgage servicing rights are amortized in proportion to, and over, the estimated period the net servicing income will be collected. The carrying value of MSR is evaluated annually in relation to estimated future cash flows to be received, and such carrying value is adjusted for indicated impairments based on management’s best estimate of the remaining cash flows. In addition, the Company annually obtains third-party appraisals of the estimated fair value of the MSR portfolio. When estimating the cash flows and fair value using a discounted cash flow model, key assumptions included are prepayment and discount rates, estimated costs of servicing, other income, and other expenses. For purposes of measuring impairment, the Company has stratified its MSR based on the type and interest rate of the underlying loans.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(m)	Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation and amortization for buildings and building improvements is 15 to 40 years; and for furniture, fixtures and equipment is 3 to 7 years. The Company reviews buildings, improvements and equipment for impairment whenever events or changes in the circumstances indicate that the undiscounted cash flows for the property are less than its carrying value. If identified, an impairment loss is recognized through a charge to earnings based on the fair value of the property.

(n)	Goodwill

Goodwill represents the costs in excess of net assets acquired arising from the purchase of Executive House, Inc. Goodwill is not amortized, but is reviewed for impairment and written down and charged to income during the periods in which the recorded value is more than its implied value. The Company evaluates any potential impairment of goodwill on an annual basis at the Executive House level. The Company has evaluated goodwill and concluded there is no goodwill impairment for the years ended December 31, 2006 or 2005.  There were no triggering events during the three months ended March 31, 2007 or 2006 which would indicate an additional impairment analysis was necessary.

(o)	Federal Income Taxes

The Company files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

(p)	Recently Issued Accounting Pronouncements

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of March 31, 2007 and January 1, 2007, we had an insignificant amount of unrecognized tax benefits. Our policy is to recognize interest and penalties on unrecognized tax benefits in Federal income tax expense in the Consolidated Statements of Income. The amount of interest and penalties for the three months ended March 31, 2007 was immaterial. The tax years subject to examination by the taxing authorities are the year end December 31, 2006, 2005, 2004 and 2003.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

On February 15, 2007, the Financial Accounting Standards Board issued Statements of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.  Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. This statement further establishes certain additional disclosure requirements.  This statement is effective for the Company’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted.  Management is currently evaluating the impact and timing of the adoption of this statement of the Company’s financial condition and results of operations.

On September 15, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. This statement defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This statement is effective for the Company’s financial statements issued for the year beginning on January 1, 2008, with earlier adoption permitted. Management is currently evaluating the impact and timing of the adoption of this statement on the Company’s financial condition and results of operations.

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No.108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current year Financial Statements. This bulletin expresses the Securities and Exchange Commission’s staff’s views regarding the process of quantifying the financial statement misstatements. The bulletin states that in evaluating the materiality of financial statement misstatements, a company must quantify the impact of correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. This bulletin is effective for the year ended December 31, 2006. The application of this bulletin did not have an impact on Company’s financial condition and results of operations.

On March 17, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, which permits, but does not require, an entity to account for one or more classes or servicing rights (i.e. mortgage servicing rights) at fair value, with the changes in fair value recorded in the consolidated statement of income. Company elected to early adoption of the statement and to account for consumer-related mortgage servicing rights using the amortized cost method on January 1, 2006. The adoption of this statement did not have a material impact on Company’s financial condition and results of operations.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(2)	Investment Securities Available for Sale

Investment securities available for sale are summarized as follows:

	March 31, 2007 (Unaudited)

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Mortgage-backed and related securities:
FNMA certificates	$80,653,825	50,658	2,037,823	78,666,660
FHLMC certificates	43,677,928	20,602	1,121,839	42,576,691
GNMA certificates	13,193,102	5,329	157,462	13,040,969
U.S. Government agencies	2,012,185	—	6,565	2,005,620
Mutual funds (1)	5,891,329	—	142,054	5,749,275

	$145,428,369	76,589	3,465,743	142,039,215

	December 31, 2006

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Mortgage-backed and related securities:
FNMA certificates	$85,194,789	29,748	2,449,864	82,774,673
FHLMC certificates	45,815,572	13,961	1,324,732	44,504,801
GNMA certificates	14,314,925	118	223,586	14,091,457
U.S. Government agencies	2,015,737	—	6,357	2,009,380
Mutual funds (1)	5,818,987	—	147,920	5,671,067

	$153,160,010	43,827	4,152,459	149,051,378

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

	December 31, 2005

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Mortgage-backed and related securities:
FNMA certificates	$106,615,835	10,720	2,891,190	103,735,365
FHLMC certificates	57,205,765	11,991	1,594,310	55,623,446
GNMA certificates	19,846,119	828	349,874	19,497,073
Mutual funds (1)	5,559,602	—	136,653	5,422,949

	$189,227,321	23,539	4,972,027	184,278,833

(1) The fund invests primarily in private label securities backed by or representing an interest in mortgages or domestic residential housing or manufactured housing with additional investments in U.S. Government or agency securities.

The amortized cost and estimated fair value of investment and mortgage-backed and related securities available for sale at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value

Due within one year	$5,818,987	5,671,067
Due after one year through five years	98,553	98,685
Due after five years through 10 years	47,403,135	46,014,067
Due after ten years	99,839,335	97,267,559

	$153,160,010	149,051,378

Incorporated within the above maturity schedule are mortgage-backed securities which are allocated using the contractual maturity as a basis.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

Proceeds from sale of investment securities available for sale during the three months ended March 31, 2007 and 2006 and years ended December 31, 2006, 2005, and 2004 were $0, $0 and $3,505,323, $21,557,403, and $27,502,778, respectively. Gross gains of $0, $0, $0, $25,864, and $160,986 and gross losses of $0, $0, $2,748, $110,646, and $105,051 were realized on those sales during the three months ended March 31, 2007 and 2006 and years ended December 31, 2006, 2005, and 2004, respectively. The reclassification adjustment for realized gains (losses) included in other comprehensive loss for the three months ended March 31, 2006 and 2007 and years ended December 31, 2006, 2005, and 2004 was $0, $0, $1,814, $55,956, and $(36,917), respectively, net of tax of $0, $0, $934, $28,826, and $19,018, respectively.

(3)	Investment Securities Held to Maturity

The amortized cost and estimated fair value of investment securities held to maturity are as follows:

	March 31, 2007 (Unaudited)

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Tax-exempt municipal bonds	$78,566,760	1,436,148	231,709	79,771,199
Taxable muncipal bonds	1,674,449	4,215	15,288	1,663,376
U.S. Government agencies	3,439,061	4,410	38,310	3,405,161
Mortgage-backed and related securities:
FNMA certificates	3,001,278	—	79,235	2,922,043
Other investments	523	—	—	523

	$86,682,071	1,444,773	364,542	87,762,302

	December 31, 2006

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Tax-exempt municipal bonds	$78,597,964	1,386,024	322,710	79,661,278
Taxable muncipal bonds	1,677,749	4,052	20,655	1,661,146
U.S. Government agencies	3,443,119	4,333	45,731	3,401,721
Mortgage-backed and related securities:
FNMA certificates	3,067,154	—	67,333	2,999,821
Other investments	523	—	—	523

	$86,786,509	1,394,409	456,429	87,724,489

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

	December 31, 2005

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Tax-exempt municipal bonds	$80,195,222	2,539,052	293,926	82,440,348
Taxable muncipal bonds	1,174,292	—	22,397	1,151,895
U.S. Government agencies	3,026,198	—	44,047	2,982,151
Mortgage-backed and related securities:
FNMA certificates	2,267,508	—	79,069	2,188,439

	$86,663,220	2,539,052	439,439	88,762,833

The amortized cost and fair value of investment securities held to maturity at December 31, 2006, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value

Due within one year	$625,523	627,969
Due after one year through five years	12,924,583	12,854,000
Due after five years through 10 years	20,191,657	20,388,520
Due after ten years	53,044,746	53,854,000

	$86,786,509	87,724,489

There were no sales of investment securities held to maturity during the three months ended March 31, 2007 and 2006 and years ended December 31, 2006, 2005, and 2004.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(4)	Other than Temporary Impairment of Investment Securities

The following table summarizes the aggregate fair value and gross unrealized loss by length of time those investment securities have been continuously in an unrealized loss position:

	March 31, 2007 (Unaudited)

	Less than 12 months		12 months or longer		Total

	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss

FNMA certificates	$942,579	(22,972)	76,312,467	(2,094,085)	77,255,046	(2,117,057)
FHLMC certificates	—	—	39,658,398	(1,121,838)	39,658,398	(1,121,838)
GNMA certificates	—	—	11,609,274	(157,462)	11,609,274	(157,462)
Mutual funds	—	—	5,749,275	(142,054)	5,749,275	(142,054)
Other	—	—	2,005,620	(6,565)	2,005,620	(6,565)
Municipal bonds	4,822,506	(15,382)	12,148,579	(231,616)	16,971,085	(246,998)
U.S. Government agencies	—	—	2,968,440	(38,311)	2,968,440	(38,311)

	$5,765,085	(38,354)	150,452,053	(3,791,931)	156,217,138	(3,830,285)

	December 31, 2006

	Less than 12 months		12 months or longer		Total

	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss

FNMA certificates	$6,338,952	(213,274)	74,740,428	(2,303,923)	81,079,380	(2,517,197)
FHLMC certificates	4,358,875	(129,524)	37,909,898	(1,195,208)	42,268,773	(1,324,732)
GNMA certificates	5,732,759	(93,562)	8,145,652	(130,024)	13,878,411	(223,586)
Mutual funds	—	—	5,671,067	(147,920)	5,671,067	(147,920)
Other	2,009,380	(6,356)	—	—	2,009,380	(6,356)
Municipal bonds	8,251,180	(56,642)	12,292,096	(286,723)	20,543,276	(343,365)
U.S. Government agencies	—	—	2,965,000	(45,732)	2,965,000	(45,732)

	$26,691,146	(499,358)	141,724,141	(4,109,530)	168,415,287	(4,608,888)

	December 31, 2005

	Less than 12 months		12 months or longer		Total

	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss

FNMA certificates	$40,326,790	(767,399)	64,194,079	(2,202,859)	104,520,869	(2,970,258)
FHLMC certificates	11,826,104	(189,007)	41,895,419	(1,405,303)	53,721,523	(1,594,310)
GNMA certificates	17,661,217	(327,422)	1,622,940	(22,452)	19,284,157	(349,874)
Mutual funds	—	—	5,422,950	(136,653)	5,422,950	(136,653)
Municipal bonds	7,824,837	(110,495)	6,490,413	(205,828)	14,315,250	(316,323)
U.S. Government agencies	1,950,900	(290)	1,031,250	(43,757)	2,982,150	(44,047)

	$79,589,848	(1,394,613)	120,657,051	(4,016,852)	200,246,899	(5,411,465)

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

Temporarily impaired investment securities are a result of market value changes and are expected to regain the lost value with market shifts; other-than-temporarily impaired investment securities can result from events such as a significant adverse change in the regulatory, economic or technological environment of the issuer; an adverse change in the general market condition of the geographical area or industry in which the issuer operates; a significant deterioration in the earning performance, credit rating or asset quality of the issuer, which would lead management to believe the security is other than temporarily impaired. The Company had no investment securities at March 31, 2007, December 31, 2006 and 2005 with other-than-temporary impairments.

Certain investment securities shown above currently have fair values less than amortized cost and therefore contain unrealized losses. The Company has evaluated these investment securities and has determined that the decline in value is temporary. For fixed income investment securities, the unrealized loss is related to the change in market interest rates since purchase. The decline in value is not related to any company or industry specific event. The Company anticipates full recovery of amortized cost with respect to these investment securities at maturity or sooner in the event of a more favorable market interest rate environment and has the ability and the intent to hold these investment securities until recovery. Given that the mutual fund invests primarily in mortgage-related investments with interest rate adjustment features and the rise in short-term rates, the Company does not believe the unrealized loss on the mutual fund is other than temporary and has the intent and ability to hold this investment until recovery.

(5)	Loans Receivable

Loans receivable consist of the following:

	March 31, 2007	December 31,

		2006	2005

	(Unaudited)
One to four family residential	$377,553,658	373,191,449	266,080,975
Multi-family residential	81,993,151	79,701,401	68,266,966
Commercial real estate	164,028,351	153,923,787	109,300,028
Construction and land development	175,467,984	153,401,248	171,245,742
Home equity	3,782,338	3,038,356	915,706
Savings account loans	259,381	296,005	208,935
Other loans	198,477	203,171	216,811

	803,283,340	763,755,417	616,235,163
Less:
Loans in process	64,203,666	58,730,996	71,531,733
Deferred loan fees	2,916,278	2,724,633	2,356,930
Allowance for loan losses	2,571,297	1,971,297	1,651,297

	$733,592,099	700,328,491	540,695,203

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

The Company originates both adjustable and fixed interest rate loans. At March 31, 2007, and December 31, 2006 and 2005, the composition of loans receivable was as follows:

March 31, 2007 (Unaudited)

Fixed rate		Adjustable rate

Term to maturity	Book value	Term to rate adjustment	Book value

Within one year	$23,623,956	Within one year	$189,310,493
After 1 year through 3 years	11,514,880	After 1 year through 3 years	897,600
After 3 years through 5 years	28,911,628	After 3 years through 5 years	29,872
After 5 years through 10 years	354,192,662	After 5 years through 10 years	4,994,989
Beyond 10 years	188,791,073	Beyond 10 years	1,016,187

	$607,034,199		$196,249,141

December 31, 2006

Fixed rate		Adjustable rate

Term to maturity	Book value	Term to rate adjustment	Book value

Within one year	$17,741,651	Within one year	$147,388,987
After 1 year through 3 years	15,033,127	After 1 year through 3 years	3,187,200
After 3 years through 5 years	28,510,193	After 3 years through 5 years	—
After 5 years through 10 years	346,424,927	After 5 years through 10 years	3,176,790
Beyond 10 years	202,292,542	Beyond 10 years	—

	$610,002,440		$153,752,977

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

December 31, 2005

Fixed rate		Adjustable rate

Term to maturity	Book value	Term to rate adjustment	Book value

Within one year	$127,146,124	Within one year	$57,581,639
After 1 year through 3 years	15,798,254	After 1 year through 3 years	34,951
After 3 years through 5 years	16,368,470	After 3 years through 5 years	—
After 5 years through 10 years	230,314,291	After 5 years through 10 years	3,374,069
Beyond 10 years	165,613,510	Beyond 10 years	—

	$555,240,649		$60,990,659

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to either the national average mortgage contract interest rate for major lenders on the purchase of previously occupied homes or the monthly weighted average cost of funds for twelfth district savings institutions, both as published by the FHLB of Seattle. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

The activity in the allowance for loan losses is summarized as follows:

	Three months ended March 31		Year ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
Balance at beginning of period	$1,971,297	1,651,297	1,651,297	995,000	995,000
Acquisition of Executive House	—	—	—	546,297	—
Charge off	—	—	—	(27,228)	—
Provision for losses on loans	600,000	160,000	320,000	137,228	—

Balance at end of period	$2,571,297	1,811,297	1,971,297	1,651,297	995,000

Non-accrual loans were $281,428, $153,954 and $299,585 at March 31, 2007, December 31, 2006, and December 31, 2005, respectively.

(a)	Commitments and Guarantees

Commitments to extend credit are agreements to lend to customers in accordance with predetermined contractual provisions. These commitments are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future credit exposure or cash requirements, in that commitments can expire without being drawn upon. Unfunded commitments to extend credit totaled $53,370,934 at March 31, 2007 and $28,811,950 at December 31, 2006. Fixed rate commitments

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

totaled $21,334,934 (interest rates from 5.88% to 7.25%) and $12,276,750 (interest rates from 6.00% to 8.75%) at March 31, 2007 and December 31, 2006, respectively.

Prior to being acquired, Executive House sold loans without recourse that may have to be subsequently repurchased due to defects in the origination process of the loan. The Company typically guarantees to cover investor losses should origination defects occur. The defects are categorized as willful misstatement and fraud. When a loan sold to an investor without recourse fails to perform, the investor will typically review the loan file to determine whether defects in the origination process occurred. If an origination defect is identified, the Company is required to either repurchase the loan or indemnify the investor for losses sustained if the investor has sold the property. If there are no defects found in the origination process, the Company has no commitment to repurchase the loan. The Company had loan sales of $4,245,000 for the year ended December 31, 2006, and no loan sales for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2005 and 2004. As of March 31, 2007 and 2006 and December 31, 2006, 2005 and 2004 the total principal balance of loans serviced for others, without recourse under these guarantees totaled $52,123,778, $70,789,391, $49,717,218, $60,809,510 and $215,604, respectively. The Company had no reserves as of March 31, 2007 or December 31, 2006 to cover its loss exposure to loans sold without recourse. Management considers the loss potential to be not probable and not estimatable as the sold loans are well seasoned and continue to perform in accordance with their contractual agreements. Neither the Company nor Executive House has had to repurchase or reimburse loan payments based on these guarantees for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004, respectively. The Company has not sold any loans with recourse.

(6)	Mortgage Servicing Rights

	March 31, 2007	December 31

		2006	2005 (1)

	(Unaudited)
Beginning balance	$1,559,787	3,000,000	—
Acquisition of Executive House and Adjustment	—	(685,028)	3,000,000
Amortization	(108,483)	(755,185)	—

Ending Balance	$1,451,304	1,559,787	3,000,000

Fair value (2)	$ N/A	$2,095,090	3,000,000

(1) See footnote 17 for the purchase price adjustment to the December 31, 2005 carrying value and fair value of the acquired mortgage servicing rights.
(2) The fair value is only determined on an annual basis and is not available at an interim date.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

For the mortgage servicing rights acquired with the acquisition of Executive House on December 30, 2005, we used the following assumptions to determine the fair value.

	Mortgage Servicing Rights

	2006	2005

		(1)
Prepayment speed assumption (PSA)	$240%
Life in years	2.9
Discount rate	10.00%

(1) Included in the original purchase price allocation of the Company’s acquisition of Executive House was an estimate of the fair market value of the mortgage servicing rights acquired. As described in footnote 17, upon completion of the final valuation the carrying value and fair market value of the acquired mortgage servicing rights was adjusted. The assumptions used for the December 31, 2005 adjusted fair market value were the same as those listed above for the December 31, 2006 value.

At December 31, 2006, the expected weighted average life of the Company’s mortgage servicing rights was 2.9 years. Projected amortization expense for the gross carrying value of mortgage servicing rights at December 31, 2006, is estimated to be as follows:

2007	$433,932
2008	337,909
2009	257,199
2010	190,761
2011	134,746
2012	205,240

$1,559,787

There were no loans held for sale at March 31, 2007, December 31, 2006 and 2005, respectively.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(7)	Accrued Interest Receivable

Accrued interest receivable consists of the following:

		December 31
	March 31, 2007
		2006	2005

	(Unaudited)
Loans receivable	$3,711,856	3,435,698	3,017,909
Investment securities	1,215,683	651,063	590,276
Mortgage-backed and related securities	592,156	623,555	809,861

	$5,519,695	4,710,316	4,418,046

(8)	Premises and Equipment

Premises and equipment consists of the following:

	March 31, 2007	December 31

		2006	2005

	(Unaudited)
Land	$1,913,554	1,913,554	1,849,250
Buildings and improvements	10,858,974	10,456,900	9,171,640
Construction in progress	—	171,721	1,740,096
Furniture, fixtures, and equipment	2,754,753	2,756,313	1,804,022

	15,527,281	15,298,488	14,565,008
Less accumulated depreciation and amortization	(1,721,110)	(1,561,586)	(782,398)

	$13,806,171	13,736,902	13,782,610

(9)	Federal Home Loan Bank Stock and Advances

The Federal Home Loan Bank of Seattle (FHLB) functions as a central reserve bank providing credit for member financial institutions. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s equity or on the FHLB’s assessment of the institution’s creditworthiness. At March 31, 2007, December 31, 2006 and 2005, our bank maintained credit facilities with the Federal Home Loan Bank of Seattle for $349,179,600,  $337,679,650 and $156,155,000 with an outstanding balance of $150,000,000, $147,000,000 and $90,000,000 respectively.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

During its corporate restructure the Federal Home Loan Bank of Seattle created an excess stock pool which reflects stock held by member institutions but unused to support their borrowings or other activities. This excess stock can then be drawn upon by member institutions to support short term borrowings without purchasing additional stock.

At March 31, 2007 and December 31, 2006, the FHLB advances consist of a $10,000,000 fixed rate note bearing interest at 4.04% due on November 19, 2009 and $140,000,000 and $137,000,000 in an adjustable rate note due on December 20, 2007. At December 31, 2005, the FHLB advances consisted of a $10,000,000 fixed rate note bearing interest at 4.04% due on November 19, 2009 and $80,000,000 in an adjustable rate note due by December 20, 2006. The principal amount of securities of $106,336,877, $112,139,119 and $124,264,202 were pledged, as securities for the notes at March 31, 2007, December 31, 2006 and 2005, respectively, and are in the custody of FHLB.

As of March 31, 2007 and December 31, 2006 and 2005, the Company was required to maintain $5,950,000, $5,830,000 and $4,393,800, respectively, of $100 par value Federal Home Loan Bank stock. The Company maintained $4,670,600 in FHLB stock at March 31, 2007 and December 31, 2006 and 2005 relying on the excess stock pool to support its cash management advance (CMA).

(10)	Borrowings

The Company maintains a line of credit for $10,000,000 with Pacific Coast Bankers Bank (PCBB), which is renewed annually and currently matures in June 2007. As of March 31, 2007, December 31, 2006, and December 31, 2005 there was no balance outstanding on this line of credit. This is a federal funds facility which requires ongoing reporting of the Banks condition and performance. Usage is limited to thirty consecutive days without guarantee of availability. Pricing is one percent above PCBB’s gross rate which is based on a straight average rate of all federal funds sold daily. The facility renews annually in June.

(11)	Deposits

Deposits consist of the following:

	March 31, 2007	December 31,

		2006	2005

	(Unaudited)
Noninterest-bearing accounts	$4,665,911	3,737,500	1,203,881
NOW accounts	10,449,453	10,103,751	13,140,184
Passbook savings accounts	14,020,264	14,279,813	19,157,004
Money market accounts	205,097,194	198,178,080	179,488,390
Time deposit certificates	527,001,911	524,410,878	476,512,973

	$761,234,733	750,710,022	689,502,432

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

At December 31, 2006, scheduled maturities of time deposit certificates were as follows:

2007	$377,829,633
2008	64,957,795
2009	48,677,734
2010	32,363,001
2011	582,715

$524,410,878

Deposits at March 31, 2007 and December 31, 2006 and 2005, include public funds of $59,701,305 and $62,722,279 and $65,931,360, respectively. Investment securities with a market value of $10,656,499 and $10,656,499 and $10,485,076 were pledged as collateral on these deposits at March 31, 2007 and December 31, 2006 and 2005, respectively, which exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

Time deposit certificates of $100,000 or more included in deposits at March 31, 2007 and December 31, 2006 and 2005, are $325,914,479, $325,169,179 and $301,142,035, respectively. Interest expense on certificates of $100,000 or more totaled $4,038,320 and $3,172,087, and $15,822,239, $12,334,749, and $9,969,157 for the three months ended March 31, 2007 and 2006 and years ended December 31, 2006 and 2005 and 2004, respectively. Deposit balances greater than $100,000, except for certain individual retirement accounts, are not insured by the Federal Deposit Insurance Corporation.

Interest expense on deposits for the three months ended March 31, 2007 and 2006 and years ended December 31, 2006, 2005, and 2004 is as follows:

	Three months ended March 31		Years ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
NOW accounts	$16,457	19,628	79,303	85,402	72,717
Passbook savings accounts	60,754	80,433	283,795	414,048	486,657
Money market accounts	2,227,556	1,871,709	8,367,158	5,030,659	3,724,219
Time deposit certificates	6,403,345	4,915,664	22,251,420	17,566,502	14,621,214

	$8,708,112	6,887,434	30,981,676	23,096,611	18,904,807

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(12)	Federal Taxes on Income

The components of income tax (benefit) expense for the three months ended March 31, 2007 and 2006, and years ended December 31, 2006, 2005, and 2004 are as follows:

	Three months ended March 31		Years ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
Current tax expense	$1,233,737	1,016,414	2,531,771	3,021,092	3,662,833
Deferred tax (benefit) expense	(685,628)	(27,514)	(403,007)	—	29,194

	$548,109	988,900	2,128,764	3,021,092	3,692,027

A reconciliation of the tax provision based on the statutory corporate rate of 34% on pretax income and the provision for taxes as shown in the accompanying consolidated statements of income for the three months ended March 31, 2007 and 2006, and years ended December 31, 2006, 2005, and 2004 is as follows:

	Three months ended March 31,		Years ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
Income tax expense at statutory rate	$784,215	1,113,221	3,133,619	4,112,488	4,673,931
Income tax effect of:
Tax exempt interest, net	(299,888)	(303,799)	(1,001,907)	(1,264,843)	(1,089,374)
Other, net	63,782	179,478	(2,948)	173,447	107,470

Total income tax expense	$548,109	988,900	2,128,764	3,021,092	3,692,027

Effective income tax rate	23.76%	30.21%	23.09%	24.98%	26.86%

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

At March 31, 2007, December 31, 2006 and 2005, the net deferred tax asset (liability), included in the accompanying consolidated balance sheets, consisted of the following:

	March 31 2007	December 31

		2006	2005

	(Unaudited)
Deferred tax assets:
Capital loss carryforward	$3,815	3,815	33,640
Net unrealized loss on investment securities available for sale	1,152,312	1,396,935	1,636,024
Allowance for loan losses	874,241	670,241	561,441
Deferred compensation	496,616	496,616	370,613

Total deferred tax assets	2,526,984	2,567,607	2,601,718

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	1,245,726	1,245,726	1,245,726
Loan origination fees and costs	130,851	538,353	564,968
Mortgage servicing rights	493,442	530,327	1,020,000
Other, net	271,939	309,180	223,831

Total deferred tax liabilities	2,141,958	2,623,586	3,054,525

Deferred tax assets (liabilities), net	$385,026	(55,979)	(452,807)

A valuation allowance for deferred tax assets was not considered necessary at March 31, 2007 and December 31, 2006 and 2005. Management believes it is more likely then not that the Company will fully realize its total deferred income tax assets at December 31, 2006 based upon its total deferred income tax liabilities, taxes previously paid, and its current and expected future levels of taxable income.

The Company has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At March 31, 2007, December 31, 2006 and 2005, the Company had a taxable temporary difference of approximately $4.5 million that arose before 1988 (base-year amount). In accordance with SFAS No. 109, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.

(13)	Employee Benefit Plans

	(a)	Pension Plans

The Company participates in a multiemployer noncontributory defined benefit pension plan covering substantially all employees after one year of continuous employment. Pension benefits vest over a period of five years of credited services. Total pension expense for the three months ended March 31, 2007 and 2006 and years ended December 31, 2006, 2005, and 2004 were $119,395 and

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

$88,556 and $416,871, $422,822, and $370,344, respectively. The Company’s policy is to fund pension costs as accrued.

The Company also has postemployment agreements with certain key officers to provide supplemental retirement benefits. For the three months ended March 31, 2007 and 2006 and years ended December 31, 2006, 2005, and 2004, the plan premium cost to the Company was $0 and $0, and $63,262, $60,161, and $64,938, respectively. Additionally, the Company recorded $17,180 and $0 of deferred compensation as of March 31, 2007 and 2006, respectively and $311,755 of deferred compensation as of December 31, 2006.

	(b)	Savings Plans

In January 1995, the Company implemented a savings plan under Section 401(k) of the Internal Revenue Code, covering substantially all employees after 90 days of continuous employment. Under the plan, employee contributions are fully matched up to 6% by the Company. Such matching becomes vested over a period of five years of credited service. Employees may make investments in various stock, money market, or fixed income plans. The Company contributed $29,784 and $23,292 and $118,055, $80,449, and $72,222 to the plan for the three months ended March 31, 2007 and 2006 and years ended December 31, 2006, 2005, and 2004, respectively.

(14)	Regulatory Capital Requirements

The Company is a bank holding company under the supervision of the Federal Reserve Bank. Bank holding companies are subjected to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. First Savings Bank of Renton is a federally insured institution and thereby is subject to the capital requirements established by the Federal Deposit Insurance Corporation (FDIC). The Federal Reserve requirements generally parallel the FDIC requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.

Pursuant to minimum capital requirements of the FDIC, First Savings Bank of Renton is required to maintain a leverage ratio (capital to assets ratio) of 3% and risk-based capital ratios of Tier 1 capital and total capital (to total risk-weighted assets) of 4% and 8% respectively. As of March 31, 2007 and December 31, 2006 and 2005, First Savings Bank of Renton was classified as a “well capitalized” institution under the criteria established by the FDIC Act. There are no conditions or events since that notification that management believes have changed the Bank’s classification as a well capitalized institution.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

The Company’s and the Bank’s actual capital amounts (in thousands) and ratios are presented in the following table:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

March 31, 2007:
The Company Consolidated (First Financial Holdings, MHC):
Total capital (to risk weighted assets) (unaudited)	$96,589	15.57%	$49,624	8.00%	$62,030	10.00%
Core (Tier I) capital (to risk weighted assets) (unaudited)	94,018	15.16	24,812	4.00	37,218	6.00
Core (Tier I) capital (to adjusted total assets) (unaudited)	94,018	9.35	40,236	4.00	50,296	5.00
First Savings Bank of Renton:
Total capital (to risk weighted assets) (unaudited)	87,614	14.32%	48,933	8.00%	61,166	10.00%
Core (Tier I) capital (to risk weighted assets) (unaudited)	85,073	13.91	24,466	4.00	36,700	6.00
Core (Tier I) capital (to adjusted total assets) (unaudited)	85,073	8.52	39,962	4.00	49,953	5.00
December 31, 2006:
The Company Consolidated (First Financial Holdings, MHC):
Total capital (to risk weighted assets)	$94,264	15.90%	$47,430	8.00%	$59,288	10.00%
Core (Tier I) capital (to risk weighted assets)	92,293	15.57	23,715	4.00	35,573	6.00
Core (Tier I) capital (to adjusted total assets)	92,293	9.52	38,796	4.00	48,495	5.00
First Savings Bank of Renton:
Total capital (to risk weighted assets)	85,385	14.56%	46,924	8.00%	58,656	10.00%
Core (Tier I) capital (to risk weighted assets)	83,444	14.23	23,462	4.00	35,193	6.00
Core (Tier I) capital (to adjusted total assets)	83,444	8.61	38,753	4.00	48,442	5.00
December 31, 2005:
The Company Consolidated (First Financial Holdings, MHC):
Total capital (to risk weighted assets)	$87,125	17.63%	$39,544	8.00%	$49,431	10.00%
Core (Tier I) capital (to risk weighted assets)	85,474	17.29	19,772	4.00	29,658	6.00
Core (Tier I) capital (to adjusted total assets)	85,474	10.60	32,243	4.00	40,304	5.00
First Savings Bank of Renton:
Total capital (to risk weighted assets)	78,533	16.03%	39,187	8.00%	48,983	10.00%
Core (Tier I) capital (to risk weighted assets)	76,892	15.70	19,593	4.00	29,390	6.00
Core (Tier I) capital (to adjusted total assets)	76,892	9.70	31,704	4.00	39,630	5.00

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

The following is a reconciliation of First Saving Bank of Rentons total equity (in thousands) from GAAP to regulatory capital amounts under FDIC regulations at March 31, 2007, December 31, 2006 and December 31, 2005.

	March 31, 2007	December 31,

		2006	2005

	(Unaudited)
First Savings Bank of Renton equity	$97,329	95,192	87,770
Mortgage servicing assets	(145)	(156)	(300)
Goodwill	(14,206)	(14,206)	(13,754)
Net unrealized losses on available-for-sale securities	2,237	2,712	3,313
Net unrealized losses on available-for-sale equity securities	(142)	(98)	(137)

Tier 1 capital	85,073	83,444	76,892
Allowance for loan losses	2,541	1,941	1,641

Total risk-based capital	$87,614	85,385	78,533

Banking regulations generally restrict a depository institution from maturing any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the previous table) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and Tier 1 capital to average assets (as defined). Management believes, as of March 31, 2007 and December 31, 2006, that the Company meets all capital adequacy requirements to which it is subject.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(15)	Fair Value of Financial Instruments

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The estimated fair value of financial instruments is as follows:

	March 31, 2007		December 31, 2006		December 31, 2005

	Carrying value	Estimated fair value	Carrying value	Estimated fair value	Carrying value	Estimated fair value

	(Unaudited)
Assets:
Cash on hand and in banks	$4,552,143	4,552,143	12,134,435	12,134,435	4,568,691	4,568,691
Interest-bearing deposits	4,217,253	4,217,253	7,238,244	7,238,244	1,304,422	12,304,422
Federal funds sold	8,190,000	8,190,000	7,290,000	7,290,000	9,310,000	9,310,000
Investment securities available for sale	142,039,215	142,039,215	149,051,378	149,051,378	184,278,833	184,278,833
Investment securities held to maturity	86,682,071	87,762,302	86,785,986	87,724,489	86,663,220	88,762,833
Loans receivable, net	733,592,099	723,826,000	700,328,491	692,598,347	540,695,203	540,324,894
Mortgage service rights	1,451,304	1,451,304	1,559,787	2,095,090	3,000,000	2,314,972
Federal Home Loan Bank stock	4,670,600	4,670,600	4,670,600	4,670,600	4,670,600	4,670,600
Accrued interest receivable	5,519,695	5,519,695	4,710,316	4,710,316	4,418,046	4,418,046
Liabilities:
Deposits	234,232,822	234,232,822	226,299,144	226,299,144	213,114,289	213,114,289
Accrued interest payable	103,906	103,906	176,430	176,430	124,830	124,830
Time deposit certificates	527,001,911	528,815,000	524,410,878	526,983,820	476,512,973	478,085,022
Advances from Federal Home Loan Bank	150,000,000	150,000,000	147,000,000	147,000,000	90,000,000	90,000,000

Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments.

•

Financial instruments with book value equal to fair value:  The fair value of financial instruments that are short-term or reprice frequently and that have little or no risk are considered to have a fair value equal to book value.

•

Investment securities: The fair value of all investment securities excluding FHLB stock was based upon quoted market prices. FHLB stock is not publicly traded, however it may be redeemed on a dollar-for-dollar basis, for any amount the Company is not required to hold. The fair value is therefore equal to the book value.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

•

Loans receivable: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of the performing loans that do not reprice frequently is estimated using discounted cash flow analysis, using interest rates currently being offered or interest rates that would be offered for loans with similar terms to borrowers of similar credit quality.

•

Liabilities: The fair value of deposits with no stated maturity, such as passbook, NOW, and money market accounts, is equal to the amount payable on demand. The fair value of time deposit certificates is based on the discounted value of contractual cash flows. The fair value of the FHLB advances approximates book value as the interest rate is comparable to interest rates currently available for similar debt instruments at March 31, 2007 and December 31, 2006 and 2005.

•

Mortgage servicing rights: The estimated fair value of MSR is based on the estimated discounted cash flows to be received less estimated costs of servicing and credit losses, over the estimated lives of the underlying loans.  When estimating the cash flows and fair value using a discounted cash flow model, key assumptions included are prepayment and discount rates, estimated costs of servicing, other income and other expenses.

•

Off balance sheet commitments: No fair value adjustment is necessary for commitments made to extend credit, which represents commitments for loan originations or for outstanding commitments to purchase loans. These commitments are at variable rates, are for loans with terms of less then one year and have interest rates which approximate prevailing market rates, or are set at the time of loan closing.

Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business. The fair value has not been estimated for assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not financial instruments include premises, equipment, real estate held for sale, accrued interest receivable, and deferred taxes payable.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(16)	Parent Company Only

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First Financial Holdings, MHC.

Condensed Balance Sheets

	March 31, 2007	December 31

		2006	2005

	(Unaudited)
Assets
Cash and cash equivalents	$108,058	106,828	103,843
Investment in First Financial of Renton, Inc.	106,167,060	103,934,579	96,249,138

Total assets	$106,275,118	104,041,407	96,352,981

Liabilities and Equity
Liabilities:
Other liabilities	$345	(105)	—
Equity:
Retained earnings	106,274,773	104,041,512	96,352,981

Total liabilities and equity	$106,275,118	104,041,407	96,352,981

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

Condensed Statements of Income

	Three months ended March 31		Years ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
Operating income:
Interest income:
Interest-bearing deposit with First Savings Bank of Renton	$1,230	1,024	4,794	2,940	2,055

Total operating income	1,230	1,024	4,794	2,940	2,055

Operating expenses:
Other expenses	—	—	59	59	59

Total operating expenses	—	—	59	59	59

Income before income taxes and equity in undistributed earnings of subsidiaries	1,230	1,024	4,735	2,881	1,996
Income taxes	450	250	1,645	1,100	1,700

Income before equity in undistributed earnings of subsidiaries	780	774	3,090	1,781	296
Equity in undistributed earnings of First Financial of Renton, Inc.	1,757,624	2,284,506	7,084,674	9,072,679	10,054,532

Net income	$1,758,404	2,285,280	7,087,764	9,074,460	10,054,828

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

Condensed Statements of Cash Flows

	Three months ended March 31		Years ended December 31

	2007	2006	2006	2005	2004

	(Unaudited)
Cash flows from operating activities:
Net income	$1,758,404	2,285,280	7,087,764	9,074,460	10,054,828
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed earnings of First Financial of Renton, Inc.	(1,757,624)	(2,284,506)	(7,084,674)	(9,072,679)	(10,054,532)
Changes in other liabilities	450	250	(105)	—	—

Net cash from operating	1,230	1,024	2,985	1,781	296
Net change in cash and equivalents	1,230	1,024	2,985	1,781	296
Cash and cash equivalents at beginning of year	106,828	103,843	103,843	102,062	101,766

Cash and cash equivalents at end of year	$108,058	104,867	106,828	103,843	102,062

(17)	Acquisition

On November 16, 2005, the Bank entered into a purchase agreement, effective December 30, 2005, with Executive House. Executive House is a mortgage banking and loan servicing company that focuses primarily on construction and land development loans and has been in existence for thirty years. During those years, the Bank has bought loans from Executive House in the normal course of business purchasing approximately 47.50% and 38.27% of its total loan originations in the years ended December 31, 2005 and 2004, respectively. Executive House retained the servicing rights to those purchased loans. The Bank wanted to expand its construction/land development and commercial loan portfolios and purchased Executive House to maintain its source for these types of loans. Executive House is primarily focused on merchant builders and developers with proven track records. The acquisition gives the Bank access to many customer relationships and servicing rights on loans previously purchased from Executive House.

In the acquisition, the Company acquired all outstanding stock and all of the operating assets and employees of Executive House. The initial aggregate purchase price was $15,220,000. The acquired assets and liabilities were recorded on the Company’s books at their respective fair values as of the date of Acquisition. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities acquired, was initially established at $13,753,736.

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

The loans receivable net, consisted of substantially all construction/land development type loans and, the related allowance for loan losses on these loans of $546,000 was also transferred to the Company at the time of the acquisition. There were no specifically identifiable impaired loans in the Executive House portfolio at the date of the acquisition.

Included in the original purchase price allocation was an estimate for the value of the mortgage servicing asset of $3,000,000 which was adjusted to $2,314,972 after a third party valuation was obtained. The impact of that adjustment reduced the deferred tax liability by $232,909 for the tax effect and increased goodwill.

The following table summarizes the value of assets acquired and liabilities assumed in the Acquisition of Executive House, Inc.:

	December 31, 2006

	As adjusted	As originally recorded

Assets:
Cash and cash equivalents	$796,954	796,954
Accrued interest	775,738	775,738
Loans receivable, net	70,268,704	70,268,704
Mortgage servicing rights	2,314,972	3,000,000
Goodwill	14,205,854	13,753,736
Other assets	25,871	25,871

Total assets	88,388,093	88,621,003

Liabilities:
Bank line of credit	71,242,190	71,242,190
Interest payable	739,272	739,272
Accrued expenses and other liabilities	585,282	585,282
Deferred tax liabilities, net	601,349	834,259

Total liabilities	73,168,093	73,401,003

	$15,220,000	15,220,000

FIRST FINANCIAL HOLDINGS, MHC
AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

(Information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 is unaudited)

(18)	Plan of Reorganization

On November 15, 2006 and subsequently amended on April 18, 2007 the Board of Directors of First Financial Holdings, MHC approved a plan of conversion and reorganization under which the First Financial Holdings, MHC would convert from a mutual holding company to a stock holding company.  The conversion to a stock holding company is subject to approval of the depositors and borrowers of First Savings Bank, the Office of Thrift Supervision (OTS) and the Washington Department of Financial Institutions and includes the filing of a registration statement with the Securities and Exchange Commission.  If such approvals are obtained, First Financial Holdings, MHC and First Financial of Renton, Inc. will cease to exist as separate legal entities and a stock holding company, First Financial Northwest, Inc. (of which First Savings Bank of Renton and First Financial Diversified will become wholly-owned subsidiaries) will issue and sell shares of capital stock to eligible depositors and borrowers of the First Savings Bank of Renton and the public.

The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering.  In the event the conversion and offering is not completed, any deferred costs will be charged to operations.  Through March 31, 2007, First Financial Holdings, MHC had incurred approximately $442,224 (unaudited) in conversion costs which are included in other assets.

As part of the conversion and reorganization, First Savings Bank of Renton is electing to be treated as a savings association.  As a result, First Financial Northwest, Inc. will be subject to the regulations of the OTS.  First Savings Bank of Renton will continue to be regulated by the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions.

Additionally, in accordance with OTS regulations, at the time the of conversion from a mutual holding company to a stock holding company, First Savings Bank of Renton will substantially restrict retained earnings by establishing a liquidation account.  The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Bank after the conversion.  The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits.  Subsequent increases will not restore an eligible account holder’s interest in the liquidation account.  In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held.  The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

The Board of Directors also approved the establishment of a charitable foundation which will be funded with authorized but unissued shares equal to 8% of the common stock outstanding after the offering and the establishment of an employee stock ownership plan.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by First Financial Northwest, Inc., First Savings Bank or Keefe, Bruyette & Woods.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of First Financial Northwest, Inc. or First Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

TABLE OF CONTENTS

Page

Summary	i
Risk Factors	1
Selected Financial and Other Data
First Financial Northwest
First Savings Bank
How We Intend to Use the Proceeds From this Offering
Our Policy Regarding Dividends
Market for the Common Stock
Capitalization
First Savings Bank Exceeds All Regulatory Capital Requirements
Pro Forma Data
Comparison of Valuation and Pro Forma Information With and Without Charitable Foundation
Proposed Purchases by Management
Recent Developments
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business of First Financial Northwest
Business of First Savings Bank
Management
How We Are Regulated
Taxation
The Conversion and Stock Offering
Restrictions on Acquisition of First Financial Northwest and First Savings Bank
Description of Capital Stock of First Financial Northwest
Transfer Agent and Registrar
Experts
Legal and Tax Opinions
Where You Can Find More Information
Index to Consolidated Financial Statements	F-1

          Dealer Prospectus Delivery Obligation

          Until the later of _________ __, 2007 or 25 days after the commencement of the syndicated community offering, if any, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

UP TO

18,400,000 SHARES

FIRST FINANCIAL
NORTHWEST, INC.
(Holding Company for
First Savings Bank)

COMMON STOCK

PROSPECTUS

KEEFE, BRUYETTE & WOODS

___________ __, 2007

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Legal fees and expenses	$225,000
Securities marketing legal fees	50,000
EDGAR, copying, printing, postage and mailing	100,000
Appraisal preparation fees and expenses	110,000
Business plan preparation fees and expenses	32,500
Accounting fees and expenses	487,000
Accounting consulting fees	130,000
Securities marketing fees and expenses	1,551,326
Data processing fees and expenses	35,000
SEC registration fee	26,918
Blue Sky filing fees and expenses	10,000
Office of Thrift Supervision filing fee	17,000
NASDAQ listing fee	125,000
Stock transfer agent and regular fees and expenses	50,000
Other expenses - NASD filing fee, certificate printing, telephone/stock center	82,692

Total	$3,032,436

Item 14.	Indemnification of Directors and Officers

     In accordance with the Washington Business Corporation Act (“WBCA”), R.C.W. § 23B.08.570, Article XIV of First Financial Northwest’s Articles of Incorporation provides as follows:

     Indemnification.  The corporation shall indemnify and advance expenses to its directors, officers, agents and employees as follows:

          A.          Directors and Officers.  In all circumstances and to the full extent permitted by the WBCA, the corporation shall indemnify any person who is or was a director, officer or agent of the corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the corporation), by reason of the fact that he is or was an agent of the corporation, against expenses, judgments, fines, and amounts paid in settlement and incurred by him in connection with such action, suit or proceeding.  However, such indemnity shall not apply to: (a) acts or omissions of the director or officer finally adjudged to violate law; (b) conduct of the director or officer finally adjudged to violate RCW Chapter 23B.08.310 (relating to unlawful distributions by the corporation), or (c) any transaction with respect to which it was finally adjudged that such director and officer personally received a benefit in money, property, or services to which the director was not legally entitled.  The corporation shall advance expenses incurred in a proceeding for such persons pursuant to the terms set forth in a separate directors’ resolution or contract.

          B.          Implementation.  The board of directors may take such action as is necessary to carry out these indemnification and expense advancement provisions.  It is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions, contracts or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions.  Such bylaws, resolutions, contracts, or further arrangements shall include, but not be limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

          C.          Survival of Indemnification Rights.  No amendment or repeal of this Article XIV shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

          D.          Service for Other Entities.  The indemnification and advancement of expenses provided under this Article XIV shall apply to directors, officers, employees, or agents of the corporation for both (a) service in such capacities for the corporation, and (b) service at the corporation ‘s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.  A person is considered to be serving an employee benefit plan at the corporation’s request if such person’s duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan.

          E.          Insurance.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability under the provisions of this bylaw and the WBCA.

          F.          Other Rights.  The indemnification provided by this section shall not be deemed exclusive of any other right to which those indemnified may be entitled under any other bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such an office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.  Notwithstanding any other provisions contained herein, these Articles of Incorporation are subject to the requirements and limitations set forth in state and federal laws, rules, regulations, or orders regarding indemnification and prepayment of legal expenses, including Section 18(k) of the Federal Deposit Insurance Act and Part 359 of the Federal Deposit Insurance Corporation’s Rules and Regulations or any successor regulations thereto.

Item 15.	Recent Sales of Unregistered Securities

     Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

     The financial statements and exhibits filed as part of this registration statement are as follows:

(a) Exhibits

1.1	Engagement Letter between First Financial Holdings, MHC and Keefe, Bruyette & Woods, Inc.(a)

1.2	Form of proposed Agency Agreement among First Financial Northwest, Inc., and First Savings Bank Northwest and Keefe, Bruyette & Woods, Inc. (a)

2	Amended Plan of Conversion and Reorganization of First Financial Holdings, MHC, First Financial of Renton, Inc. and First Savings Bank of Renton

3.1	Articles of Incorporation of First Financial Northwest, Inc.(a)

3.2	Bylaws of First Financial Northwest, Inc. (a)

4	Form of Certificate for Common Stock(a)

5	Opinion of Breyer & Associates PC regarding legality of securities registered(a)

8.1	Federal Tax Opinion of Silver Freedman & Taff, L.L.P.(a)

8.2	State Tax Opinion of Blado Kiger, P.S.(a)

8.3	Opinion of RP Financial, LC. as to the value of subscription rights(a)

10.1	Form of Employment Agreement for President and Chief Executive Officer(a)

10.2	Form of Change in Control Severance Agreement for Executive Officers(a)

10.3	Form of First Savings Bank Northwest Employee Severance Compensation Plan(a)

10.4	Form of Supplemental Executive Retirement Agreement entered into by First Savings Bank with Victor Karpiak, Harry A. Blencoe and Robert H. Gangier(a)

10.5	Form of Financial Institutions Retirement Fund(a)

10.6	Form of 401(k) Retirement Plan(a)

21	Subsidiaries of the Registrant(a)

23.1	Consent of KPMG LLP

23.2	Consent of Breyer & Associates PC (contained in opinion included as Exhibit 5)(a)

23.3	Consent of Silver Freedman & Taff, L.L.P. as to its Federal Tax Opinion (contained in opinion included as Exhibit 8.1)(a)

23.4	Consent of Blado Kiger, P.S. as to its State Tax Opinion (contained in opinion included as Exhibit 8.2)(a)

23.5	Consent of RP Financial, LC.(a)

24	Power of Attorney (contained in signature page to the registration statement)(a)

99.1	Order and Certification Form (a)

99.2	Solicitation and Marketing Materials (a)

99.3	Engagement Letter between First Financial Holdings, MHC, First Financial of Renton, Inc. and First Savings Bank of Renton and RP Financial, LC.(a)

99.4	Engagement Letter between First Financial Holdings, MHC, First Financial of Renton, Inc. and First Savings Bank of Renton and Feldman Financial Advisors, Inc.(a)

99.5	Updated Appraisal Report of RP Financial, LC. (b)

(a)	Previously filed.
(b)	Excludes certain tabular and statistical information pursuant to a hardship exemption request made under Rule 202 of Regulation S-T.

          (b) Financial Statement Schedules

FIRST FINANCIAL HOLDINGS, MHC

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006 and 2005	F-3

Consolidated Statements of Income for the Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-4

Consolidated Statements of Equity and Comprehensive Income for the Three Months Ended March 31, 2007 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-6

Notes to Consolidated Financial Statements	F-8

All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

     The financial statements of First Financial Northwest, Inc. have been omitted because First Financial Northwest, Inc. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

Item 17.	Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Renton, State of Washington on August 6, 2007.

FIRST FINANCIAL NORTHWEST, INC.

By:	/s/Victor Karpiak

Victor Karpiak
Chairman of the Board, President and
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Victor Karpiak	Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	August 7 , 2007

Victor Karpiak

/s/Harry A. Blencoe*	Director	August 7 , 2007

Harry A. Blencoe

/s/Joann E. Lee*	Director	August 7 , 2007

Joann E. Lee

/s/Gary F. Kohlwes*	Director	August 7 , 2007

Gary F. Kohlwes

/s/Robert L. Anderson*	Director	August 7 , 2007

Robert L. Anderson

/s/Gerald Edlund*	Director	August 7 , 2007

Gerald Edlund

/s/Robert W. McLendon*	Director	August 7 , 2007

Robert W. McLendon

/s/Gary F. Faull*	Director	August 7 , 2007

Gary F. Faull

*	By power of attorney dated June 6, 2007.